Exhibit 99.2

SOLICITATION VERSION

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

)
In re:	)	Chapter 11
)
EDISON MISSION ENERGY, et al.,(1))		Case No. 12-49219 (JPC)
)
Debtors.	)	Jointly Administered
)

SECOND AMENDED DISCLOSURE STATEMENT FOR THE
DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION

James H.M. Sprayregen, P.C.		David A. Agay
David R. Seligman, P.C.		Joshua Gadharf
Sarah H. Seewer		McDONALD HOPKINS LLC
Brad Weiland		300 North LaSalle
KIRKLAND & ELLIS LLP		Suite 2100
300 North LaSalle		Chicago, Illinois 60654
Chicago, Illinois 60654		Telephone:	(312) 280-0111
Telephone:	(312) 862-2000	Facsimile:	(312) 280-8232
Facsimile:	(312) 862-2200
- and -

Counsel to Debtor Camino Energy Company and Conflicts
Counsel to the other Debtors and Debtors in Possession
Joshua A. Sussberg (admitted pro hac vice)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900

Counsel to the Debtors and Debtors in Possession
other than Camino Energy Company

Dated: December 18, 2013

(1)         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include:  Edison Mission Energy (1807); Camino Energy Company (2601); Chestnut Ridge Energy Company (6590); Edison Mission Finance Co. (9202); Edison Mission Energy Fuel Services, LLC (4630); Edison Mission Fuel Resources, Inc. (3014); Edison Mission Fuel Transportation, Inc. (3012); Edison Mission Holdings Co. (6940); Edison Mission Midwest Holdings Co. (6553); EME Homer City Generation L.P. (6938); Homer City Property Holdings, Inc. (1685); Midwest Finance Corp. (9350); Midwest Generation EME, LLC (1760); Midwest Generation, LLC (8558); Midwest Generation Procurement Services, LLC (2634); Midwest Peaker Holdings, Inc. (5282); Mission Energy Westside, Inc. (0657); San Joaquin Energy Company (1346); Southern Sierra Energy Company (6754); and Western Sierra Energy Company (1447).  The location of parent Debtor Edison Mission Energy’s corporate headquarters and the Debtors’ service address is:  3 MacArthur Place, Suite 100, Santa Ana, California 92707.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS AND INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE DEBTORS’ JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE.  BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, A GROUP OF EME UNSECURED NOTEHOLDERS HOLDING MORE THAN 74 PERCENT OF THE APPROXIMATELY $3.7 BILLION IN UNSECURED NOTES, THE POJO PARTIES, AND NRG, AND ALL SUCH PARTIES URGE HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.  FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES.  ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES.  FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED.  THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THIS DISCLOSURE STATEMENT WAS NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.  IN CONNECTION WITH THE NRG TRANSACTION CONTEMPLATED UNDER THE PLAN, THE DEBTORS HAVE FILED APPLICATIONS WITH THE DEPARTMENT OF JUSTICE, PURSUANT TO THE HART-SCOTT-RODINO ACT, AND THE FEDERAL ENERGY REGULATORY COMMISSION SEEKING APPROVAL OF THE TRANSACTION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES.  WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS.  THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER.  THE DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED.  ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.  HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED.  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT.  THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

TABLE OF CONTENTS

			Page

I.	INTRODUCTION		1

II.	OVERVIEW OF THE PLAN		1

III.	IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT		2

	A.	Key Terms Used in this Disclosure Statement	2
	B.	Additional Important Information	3

IV.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN		3

	A.	What is chapter 11?	3
	B.	Why are the Debtors sending me this Disclosure Statement?	4
	C.	Am I entitled to vote on the Plan?	4
	D.	What will I receive from the Debtors if the Plan is consummated?	6
	E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?	10
	F.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	10
	G.	What are the sources of cash and other consideration required to fund the Plan?	11
	H.	Who is the Purchaser?	11
	I.	Will the final amount of Allowed General Unsecured Claims affect my recovery under the Plan?	11
	J.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	11
	K.	What is the deadline to vote on the Plan?	12
	L.	How do I vote for or against the Plan?	12
	M.	Why is the Bankruptcy Court holding a Confirmation Hearing, and when is the Confirmation Hearing set to occur?	12
	N.	What is the purpose of the Confirmation Hearing?	12
	O.	What is the effect of the Plan on the Debtors’ ongoing business?	13
	P.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	13
	Q.	Do the Debtors recommend voting in favor of the Plan?	13
	R.	Who Supports the Plan?	13
	S.	Has Any Party Raised an Objection with Respect to the EIX Injunction?	14
	T.	Has Any Party Raised an Objection with Respect to Treatment of EME Interests?	14

V.	BACKGROUND TO THESE CHAPTER 11 CASES		14

	A.	The Debtors’ Business and Industry	15
	B.	Regulatory Matters	20
	C.	Environmental Matters and Regulations	22
	D.	The Debtors’ Capital Structure and Prepetition Indebtedness	28
	E.	Tax Sharing Agreements	31

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		32

	A.	Macroeconomic Pressures Coincide with Debt Obligations	32
	B.	Prepetition Reorganization Efforts	32

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VII.	ADMINISTRATION OF THE CHAPTER 11 CASES		33

	A.	First Day Motions and Certain Related Relief	33
	B.	Employee Incentive/Retention Plans	37
	C.	Pension Plans	39

VIII.	SIGNIFICANT EVENTS OF THE CHAPTER 11 CASES		40

	A.	EIX Investigation	40
	B.	Discussions Regarding Powerton and Joliet Stations	42
	C.	Chevron Dispute	44
	D.	Homer City	44
	E.	Exclusivity	46
	F.	Sale Process and Stand Alone Plan	46
	G.	NRG Transaction and Plan Sponsor Agreement	47
	H.	Continuation of Intercompany Arrangements and Shared Services	48

IX.	RISK FACTORS		49

	A.	Certain Bankruptcy Law Considerations	49
	B.	Risk Factors that May Affect the Value of Securities to be Issued Under the Plan	52
	C.	Disclosure Statement Disclaimer	53
	D.	Liquidation Under Chapter 7	55
	E.	Potential Plan Objections from EIX	55

X.	SOLICITATION AND VOTING PROCEDURES		56

	A.	Holders of Claims Entitled to Vote on the Plan	56
	B.	Voting Record Date	56
	C.	Voting on the Plan	57
	D.	Ballots Not Counted	57

XI.	CONFIRMATION OF THE PLAN		57

	A.	Requirements for Confirmation of the Plan	57
	B.	Best Interests of Creditors/Liquidation Analysis	58
	C.	Feasibility	58
	D.	Acceptance by Impaired Classes	58
	E.	Confirmation without Acceptance by All Impaired Classes	59

XII.	CERTAIN SECURITIES LAW MATTERS		59

	A.	New Equity	59
	B.	Issuance of New Interests Under the Plan; Resale of New Interests	59

XIII.	CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN		61

	A.	Certain United States Income Tax Consequences to the Debtors	62
	B.	Certain United States Income Tax Consequences to Holders of Claims	68

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EXHIBITS

EXHIBIT A	Joint Plan of Reorganization

EXHIBIT B	Executed Purchase Agreement

EXHIBIT C	Signed Disclosure Statement Order

EXHIBIT D	Consolidated Financial Statements

EXHIBIT E	Liquidation Analysis

EXHIBIT F	Creditors’ Committee Letter of Support

iii

I.                                        INTRODUCTION

Edison Mission Energy (“EME”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code to Holders of Claims against and Interests in the Debtors in connection with the solicitation of acceptances with respect to the Debtors’ Amended Joint Chapter 11 Plan of Reorganization (the “Plan”), dated December 3, 2013.(1)  A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.  The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS BELIEVE THAT THE COMPROMISE CONTEMPLATED UNDER THE PLAN IS FAIR AND EQUITABLE, MAXIMIZES THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDES THE BEST RECOVERY TO CLAIM HOLDERS.  AT THIS TIME, THE DEBTORS AND THE CONSENTING PARTIES BELIEVE THIS IS THE BEST AVAILABLE ALTERNATIVE FOR COMPLETING THESE CHAPTER 11 CASES.  THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.                                   OVERVIEW OF THE PLAN

The Plan provides for a sale (the “NRG Transaction”) of substantially all of EME’s assets, including its direct and indirect equity interests in the Debtor Subsidiaries and the Non-Debtor Subsidiaries (other than any Homer City Debtor and any subsidiary of any Homer City Debtor), to NRG Energy Holdings Inc. (“Purchaser” or “NRG”), a subsidiary of NRG Energy, Inc. (“Parent,” together with Purchaser, the “Purchaser Parties”), a Fortune 500 company and the largest competitive power generation company in the U.S., with approximately 47,000 MW of fossil, nuclear, solar, and wind generation capacity.  In exchange for this transfer, Purchaser will provide EME’s estate with the Sale Proceeds of $2,635 million (comprised of $2,285 million payable in cash and $350 million payable in Parent Common Stock) to be distributed by the Debtors in accordance with the Plan and assume certain liabilities of the Debtors, including the leveraged leases for Debtor Midwest Generation, LLC’s Powerton and Joliet facilities.  The Debtors, the Purchaser Parties, the Committee, the Supporting Noteholders, and the PoJo Parties entered into the Plan Sponsor Agreement, which was approved by the Bankruptcy Court on October 24, 2013, to implement the NRG Transaction pursuant to the Plan.

More specifically, the Plan, which will effectuate the NRG Transaction, contemplates the following distributions to Holders of Claims and Interests, among other recoveries:

•               Holders of Allowed Other Priority Claims against EME and Allowed Other Priority Claims against Debtor Subsidiaries shall receive payment in full, in Cash;

•               Holders of Allowed Secured Claims against EME, Allowed Secured Claims against Debtor Subsidiaries, and Allowed Secured Claims against Homer City Debtors shall receive (a) payment in full, in Cash, or (b) such other treatment such that the Holder shall be rendered Unimpaired;

•               Holders of Allowed General Unsecured Claims against Debtor Subsidiaries shall receive payment of principal in full in Cash;

•               Holders of Allowed General Unsecured Claims against EME (Assumed Liabilities) shall receive payment in full in Cash from the Purchaser pursuant to the terms of the Purchase Agreement;

•               Holders of Allowed General Unsecured Claims against EME (Not Assumed Liabilities) and Allowed Joint-Liability General Unsecured Claims shall receive (a) a Pro Rata distribution of the Net Sale Proceeds, and (b) a Pro Rata distribution of the New Interests; and

(1)         Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan.  In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

•               Holders of Allowed Claims against the Homer City Debtors shall be paid in absolute priority from the Homer City Wind Down Proceeds for the applicable Homer City Debtor.

The Plan contemplates that, as a general matter, Holders of Intercompany Claims against EME, Intercompany Claims against Subsidiary Debtors, Subordinated Claims against EME, Subordinated Claims against Subsidiary Debtors, and Subordinated Claims against Homer City Debtors shall receive no distribution on account of their Claims.  The Plan also contemplates that, as a general matter, Intercompany Interests in Subsidiary Debtors will be reinstated on the Effective Date, and EME Interests and Interests in Homer City Debtors will be cancelled on the Effective Date, subject to certain exceptions contained in the Plan.  However, EME Interests may remain outstanding following the Effective Date, as Reorganized EME reasonably determines, in consultation with the Committee and the Supporting Noteholders, in order to preserve EME’s tax attributes and maximize the value of the Estates.

As provided by Article IV.A of the Plan, the Debtors may undertake certain Restructuring Transactions to implement the Plan.  Nevertheless, the Debtors do not intend to transfer substantial operating assets among the Debtor Subsidiaries prior to the Effective Date.  For the avoidance of doubt, nothing herein shall limit the respective rights and authority of the Purchaser Parties, Reorganized EME, the Post-Effective-Date Debtor Subsidiaries, or the Post-Effective-Date Homer City Debtors to sell, transfer, or otherwise convey assets among themselves or to any third party, in any case subject to applicable law.

III.                              IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

A.                                    Key Terms Used in this Disclosure Statement

The following are some of the defined terms used in this Disclosure Statement.  This is not an exhaustive list of defined terms in the Plan or this Disclosure Statement, but is provided for ease of reference only.  Please refer to the Plan for additional defined terms.

References to the “Bankruptcy Court” are to the United States Bankruptcy Court for the Northern District of Illinois Eastern Division having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Northern District of Illinois Eastern Division.

References to the “Bankruptcy Rules” mean the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

References to the “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for all of the Debtors in the Bankruptcy Court under case number 12-49219 (JPC).

References to a “Claim” are to any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

References to the “Confirmation Hearing” are to the hearing held by the Bankruptcy Court on confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

References to the “Confirmation Date” are to the date upon which the Bankruptcy Court enters the Confirmation Order on the Docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

References to “Interests” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

References to “Person” means to a person, as the term is defined in section 101(41) of the Bankruptcy Code.

References to the “Plan” are to the Debtors’ Amended Joint Chapter 11 Plan of Reorganization dated December 3, 2013, a copy of which is attached as Exhibit A hereto and incorporated herein by reference.

References to the “Plan Supplement” are to the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed 10 days prior to the Voting Deadline, as amended, supplemented, or modified from time to time in accordance with the terms of the Plan, the Purchase Agreement, the Plan Sponsor Agreement, the Bankruptcy Code, and the Bankruptcy Rules.  Except as specifically provided otherwise in the Plan, each document, schedule, and exhibit included in the Plan Supplement shall be reasonably acceptable to the Purchaser Parties, the Committee, the Supporting Noteholders, and (solely with respect to any document, schedule, or exhibit that affects the rights of the PoJo Parties) the PoJo Parties.

B.                                    Additional Important Information

The confirmation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan.  There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied for the Plan to go effective will be satisfied (or waived).

You are encouraged to read this Disclosure Statement in its entirety, the Plan and the section entitled “Risk Factors” before submitting your ballot to vote on the Plan.

The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee by the Bankruptcy Court of the accuracy or completeness of the information contained herein or an endorsement by the Bankruptcy Court of the merits of the Plan.

Summaries of the Plan and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan.  The summaries of the financial information and the documents annexed to this Disclosure Statement or otherwise incorporated herein by reference are qualified in their entirety by reference to those documents.  The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date.  Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.

The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to, and Confirmation of, the Plan and may not be relied on for any other purpose.  In the event of any inconsistency between the Disclosure Statement and the Plan, the relevant provisions of the Plan will govern.

IV.                               QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.                                    What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a plan is the principal objective of a chapter 11 case.  A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court.  Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.                                    Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan.  Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan.  The Plan contemplates a sale of EME’s assets to the Purchaser, and this Disclosure Statement is being submitted to provide information about this transaction and related information concerning the Debtors, all in accordance with the requirements of the Bankruptcy Code.

C.                                    Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold (if any).  Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.”  Each Class’s respective voting status is set forth below.

1.                                      Summary of Classification for EME

The classification of Claims against and Interests in EME pursuant to the Plan is set forth below.  The classification of Claims and Interests set forth herein shall apply only to Claims against and Interests in EME.

Class	Claims and Interests	Status	Voting Rights
A1	Other Priority Claims against EME	Unimpaired	Not Entitled to Vote (Presumed to Accept)
A2	Secured Claims against EME	Unimpaired	Not Entitled to Vote (Presumed to Accept)
A3	General Unsecured Claims against EME (Assumed Liabilities)	Impaired	Entitled to Vote
A4	General Unsecured Claims against EME (Not Assumed Liabilities)	Impaired	Entitled to Vote
A5	Joint-Liability General Unsecured Claims against EME	Impaired	Entitled to Vote
A6	Intercompany Claims against EME	Impaired	Not Entitled to Vote (Deemed to Reject)
A7	Subordinated Claims against EME	Impaired	Not Entitled to Vote (Deemed to Reject)
A8	EME Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

2.                                      Summary of Classification for Debtor Subsidiaries

The classification of Claims against and Interests in the Debtor Subsidiaries pursuant to the Plan is set forth below.  The classification of Claims and Interests set forth herein shall apply only to Claims against and Interests in the Debtor Subsidiaries.

Class	Claims and Interests	Status	Voting Rights
B1	Other Priority Claims against Debtor Subsidiaries	Unimpaired	Not Entitled to Vote (Presumed to Accept)
B2	Secured Claims against Debtor Subsidiaries	Unimpaired	Not Entitled to Vote (Presumed to Accept)
B3	General Unsecured Claims against Debtor Subsidiaries	Impaired	Entitled to Vote
B4	Intercompany Claims against Debtor Subsidiaries	Impaired	Not Entitled to Vote (Deemed to Reject)
B5	Subordinated Claims against Debtor Subsidiaries	Impaired	Not Entitled to Vote (Deemed to Reject)
B6	Intercompany Interests in Debtor Subsidiaries	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3.                                      Summary of Classification for Homer City Debtors

The classification of Claims against and Interests in the Homer City Debtors pursuant to the Plan is set forth below.  The classification of Claims and Interests set forth herein shall apply only to Claims against and Interests in the Homer City Debtors.

Class	Claims and Interests	Status	Voting Rights
C1	Other Priority Claims against Homer City Debtors	Unimpaired	Not Entitled to Vote (Presumed to Accept)
C2	Secured Claims against Homer City Debtors	Unimpaired	Not Entitled to Vote (Presumed to Accept)
C3	General Unsecured Claims against Homer City Debtors	Impaired	Entitled to Vote
C4	Intercompany Claims against Homer City Debtors	Impaired	Entitled to Vote
C5	Subordinated Claims against Homer City Debtors	Impaired	Not Entitled to Vote (Deemed to Reject)
C6	Intercompany Interests in Homer City Debtors	Impaired	Entitled to Vote

D.                                    What will I receive from the Debtors if the Plan is consummated?

The following table provides a summary of the anticipated recovery to Holders of Allowed Claims and Interests under the Plan.  Any estimates of Claims in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court.  Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

Class	Claim/Interest	Estimated Amount of Allowed Claims (in thousands)(1)		Anticipated Recovery for Holders of Allowed Claims(2)
A1	Other Priority Claims against EME	$0		100%
A2	Secured Claims against EME	$1		100%
A3	General Unsecured Claims against EME (Assumed Liabilities)	$22,764		100%
A4	General Unsecured Claims against EME (Not Assumed Liabilities)	$3,864,430	(3)	57.9%(5) – 100%(6)
		—
		$4,266,187	(4)
A5	Joint-Liability General Unsecured Claims against EME(7)	$0		57.9%(9) – 100%(10)
		—
		$78,874	(8)
A6	Intercompany Claims against EME	$2,238,832	(11)	0%
A7	Subordinated Claims against EME	$0	(12)	0%
A8	EME Interests	n/a		0%
B1	Other Priority Claims against Debtor Subsidiaries	$0		100%
B2	Secured Claims against Debtor Subsidiaries	$0		100%
B3	General Unsecured Claims against Debtor Subsidiaries	$541,852	(13)	100%
		—
		$677,755	(14)
B4	Intercompany Claims against Debtor Subsidiaries	$24,780		0%
B5	Subordinated Claims against Debtor Subsidiaries	$0	(15)	0%
B6	Intercompany Interests in Debtor Subsidiaries	n/a		100%
C1	Other Priority Claims against Homer City Debtors	$0		100%
C2	Secured Claims against Homer City Debtors	$0		100%
C3	General Unsecured Claims against Homer City Debtors	$6,734	(16)	0% – 1%
		—
		$10,773	(17)

Class	Claim/Interest	Estimated Amount of Allowed Claims (in thousands)(1)		Anticipated Recovery for Holders of Allowed Claims(2)
C4	Intercompany Claims against Homer City Debtors	$577,598	(18)	0% – 1%
C5	Subordinated Claims against Homer City Debtors	$0	(19)	0%
C6	Intercompany Interests in Homer City Debtors	n/a		0%

Notes to Table of Anticipated Recoveries to Holders of Allowed Claims and Interests:

(1)             All estimates of Allowed Claims set forth in this table are subject to material revision, and the Debtors reserve all rights to object to the allowance of Claims or Interest, including Claims and Interests set forth in this table.  The estimated amount of Allowed Claims in any Class may depend on the amount of Claims asserted by EIX that are ultimately Allowed.  Specifically, EIX has asserted Claims on account of, among other things, shared services provided to the Debtors (including on account of certain employee benefits) and Claims arising under or related to various tax sharing agreements.

(2)              This table and the estimated recoveries for Holders of Allowed Claims set forth herein assume an Effective Date of March 31, 2014, and purchase price adjustments consistent with the Debtors’ currently projected consolidated Cash balances and debt balances.  Certain components used to calculate the adjusted purchase price may not be otherwise publicly available, including Cash at the Debtors’ joint ventures, Cash at the Non-Core Assets (as defined in the Purchase Agreement), and the Debtors’ debt amortization schedule.  The Debtors’ books and records indicate that, as of September 30, 2013, there was approximately $129 million of Cash at the Debtors’ joint ventures (reflecting the Debtors’ ownership percentages of unconsolidated, joint-venture projects) and approximately $18 million of Cash at the Non-Core Assets.  The following sets forth the Debtors’ estimated debt schedule:

($ in millions)	30-Sep-13	31-Oct-13	30-Nov-13	31-Dec-13	31-Jan-14	28-Feb-14	31-Mar-14	30-Apr-14	31-May-14	30-Jun-14

EME Consolidated debt	$1,523	$1,516	$1,513	$1,496	$1,496	$1,496	$1,482	$1,482	$1,478	$1,462
Core and Included Assets	1,248	1,248	1,245	1,226	1,226	1,226	1,209	1,209	1,206	1,191
Non-Core and Excluded Assets	274	268	268	270	270	270	273	273	273	271

NRG has previously disclosed its estimate that, pursuant to the Purchase Agreement, the purchase price will be adjusted upward by approximately $306 million.  See NRG Energy Inc., Free Writing Prospectus (FWP), at 18 (Nov. 13, 2013).

The projected final adjusted purchase price used to calculate the estimated recoveries set forth herein reflects projected Professional fees paid through the assumed Effective Date of March 31, 2014.  The estimated recoveries for Holders of Allowed Claims set forth herein may be materially affected by the amount of certain Administrative Claims (including Claims for certain Professional fees) ultimately Allowed as well as other payments or reserves made under the Plan in connection with the Effective Date (including any amounts set forth in the Wind Down Budget, which are not reflected in this estimate), all of which will be paid from the Sale Proceeds and may vary materially from the Debtors’ estimates.

(3)             The low estimate of Allowed Claims in Class A4 includes $3,853,570,146 in EME Senior Note Claims (including principal plus accrued interest and fees as of the Petition Date) and approximately $10,860,000 in aggregate other Claims (including Claims on account of executive deferred compensation and the executive retirement plan for former Debtor employees) and assumes that all Claims asserted against EME by EIX are disallowed.

(4)            The high estimate of Allowed Claims in Class A4 assumes that all Claims asserted against EME by EIX in liquidated or discernible amounts, including approximately $269,000,000 (as set forth in Proof of Claim No. 1479 filed by EIX against EME) on account of the ongoing audit of Edison Mission Energy Taupo Ltd., approximately $123,500,000 on account of certain tax assignment agreements, and approximately $20,117,000 for Claims on account of certain non-qualified benefit plans, are Allowed in full.  This estimated amount of Allowed Claims in Class A4 does not include any Claims with respect to retiree medical benefits and/or certain other post employment health and welfare (and non-qualified retirement) benefits.  The Debtors believe that any such benefits included in the Compensation and Benefits Programs are unvested.  The amount of Class A4 Claims ultimately Allowed may include, among other Claims, additional Claims asserted by EIX in contingent or unliquidated amounts.

(5)             The low estimate of the anticipated recovery for Holders of Allowed Class A4 Claims assumes the high estimates of Allowed Claims in Class A4 and Allowed Claims in Class A5 and assumes no recovery on account of the EIX Litigation Claims.  This estimate also assumes a value of $350 million for the component of the Sale Proceeds payable in Parent common stock, without regard to market fluctuation of the share price.  This estimate is subject to a number of factors, including, among other things, the final adjusted purchase price under the Purchase Agreement.  The projected final adjusted purchase price used to calculate the estimated recoveries set forth herein reflects projected Professional fees paid through the assumed Effective Date of March 31, 2014.  The estimated recoveries for Holders of Allowed Class A4 Claims set forth herein may be materially affected by the amount of certain Administrative Claims (including Claims for certain Professional fees) ultimately Allowed as well as other payments or reserves made under the Plan in connection with the Effective Date (including any amounts set forth in the Wind Down Budget, which are not reflected in this estimate), all of which will be paid from the Sale Proceeds and may vary materially from the Debtors’ estimates.

(6)              The high estimate of the anticipated recovery for Holders of Allowed Class A4 Claims assumes that EME successfully prosecutes or resolves and collects on all of the EIX Litigation Claims in amounts sufficient to pay all unsecured creditors of EME in full.  This estimate also assumes a value of $350 million for the component of the Sale Proceeds payable in Parent common stock, without regard to market fluctuation of the share price.  This estimate is subject to a number of factors, including, among other things, the final adjusted purchase price under the Purchase Agreement.

The Debtors estimate that if (a) all Claims asserted by EIX and certain Debtor Subsidiary Illinois sales and use tax Claims are disallowed in their entirety and (b) EME receives no recovery on account of the EIX Litigation Claims, Holders of Allowed Claims in Class A4 would receive a recovery of approximately 68.6 percent.

(7)             The estimated amount of Allowed Claims in Class A5 and estimated recoveries on account of such Claims are subject to a number of factors, including, among other things, (a) the final adjusted purchase price under the Purchase Agreement and (b) the amount of Claims asserted by EIX that are ultimately Allowed.  Specifically, EIX sponsors the EMEHC Bargaining Unit Plan and Midwest Gen Bargaining Unit Plan for employees of EMEHC and MWG, respectively, which plans are regulated by the Pension Benefit Guaranty Corporation (the “PBGC”) and are subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).  The PBGC may assert that EME and each member of its controlled group (including EIX and each of the other Debtors) are, among other things, jointly and severally liable to the PBGC on account of liabilities associated with EMEHC’s transfer of the Homer City Generating Station to an affiliate of General Electric Capital Corporation in December 2012, which transfer, the PBGC may assert, resulted in the deemed termination of all EMEHC Employees subject to the EMEHC Plan for purposes of section 4062(e) of ERISA.  In addition, as a result of the proposed transfer of EME’s existing indirect Interests in MWG to NRG in connection with the NRG Transaction, it is possible that the PBGC may assert that all MWG Employees subject to the Midwest Gen Bargaining Unit Plan will be deemed terminated as of the NRG Transaction closing date under section 4062(e) of ERISA.  The estimated amount of Allowed Class A5 Claims assumes that all obligations (under ERISA or otherwise) with respect to any of the benefit plans of the Debtors’ controlled group (described in this paragraph or otherwise) will be satisfied in full by EIX, which has joint and several liability for such Claims.

Further, the estimated amount of Allowed Claims in Class A5 assumes that any obligations of the EIX consolidated tax group (or any members thereof, including the Debtors) on account of, among other things, Claims of the Internal Revenue Service and the California Franchise Tax Board, asserted against the Debtors in the aggregate amount of approximately $1.3 billion and approximately $12 million, respectively, will be satisfied in full by EIX in the ordinary course.

(8)             The high estimate of Allowed Claims in Class A5 assumes that Claims asserted by EIX are Allowed in the following approximate amounts:  (a) $27,764,000 for Claims on account of the Southern California Edison Company Retirement Plan; and (b) $51,110,000 for Claims on account of certain post-employment benefits other than pension.  These amounts reflect actuarial estimates based on information available as of December 31, 2012, and remain subject to change.  The amount of Class A5 Claims ultimately Allowed may include, among other Claims, additional Claims asserted by EIX in contingent or unliquidated amounts.

(9)             The low estimate of the anticipated recovery for Holders of Allowed Class A5 Claims assumes the high estimates of Allowed Claims in Class A4 and Allowed Claims in Class A5 and assumes no recovery on account of the EIX Litigation Claims.  This estimate also assumes a value of $350 million for the component of the Sale Proceeds payable in Parent common stock, without regard to market fluctuation of the share price.  This estimate is subject to a number of factors, including, among other things, the final adjusted purchase price under the Purchase Agreement.

(10)       The high estimate of the anticipated recovery for Holders of Allowed Class A5 Claims assumes that EME successfully prosecutes or resolves and collects on all of the EIX Litigation Claims in amounts sufficient to pay all creditors of EME in full.  This estimate also assumes a value of $350 million for the component of the Sale Proceeds payable in Parent common stock, without regard to market fluctuation of the share price.  This estimate is subject to a number of factors, including, among other things, the final adjusted purchase price under the Purchase Agreement.

The Debtors estimate that if (a) all Claims asserted by EIX and certain Illinois sales and use tax Claims against EME are disallowed in their entirety and (b) EME receives no recovery on account of the EIX Litigation Claims, Holders of Allowed Claims in Class A5 would receive a recovery of approximately 68.6 percent.

(11)      The estimate of Allowed Claims in Class A6 includes $1,368,779,149 in Intercompany Note Claims and approximately $870,052,406 in other Intercompany Claims.

(12)      The estimated amount of Allowed Claims in Class A7 is currently zero.  The amount of Allowed Claims in Class A7 may change to the extent that any Allowed Claims against EME are subject to subordination in accordance with applicable law.

(13)      The low estimate of Allowed Claims in Class B3 includes approximately $31,953,000 in Claims that are not Assumed Liabilities and approximately $509,899,402 in Claims that are Assumed Liabilities.

(14)      The high estimate of Allowed Claims in Class B3 assumes, among other things, that Claims asserted by EIX that are not Assumed Liabilities are Allowed in the following approximate amounts:  (a) $40,172,000 for Claims on account of the Midwest Gen Represented Plan; and (b) $48,000,000 for Claims on account of certain post-employment benefits other than pension.  These amounts reflect actuarial estimates based on information available as of December 31, 2012, and remain subject to change.  The amount of Class B3 Claims ultimately Allowed may include, among other Claims, additional Claims asserted by EIX in contingent or unliquidated amounts.

(15)      The estimated amount of Allowed Claims in Class B5 is currently zero.  The amount of Allowed Claims in Class B5 may change to the extent that any Allowed Claims against EME are subject to subordination in accordance with applicable law.

(16)      The low estimate of Allowed Claims in Class C3 includes $6,734,030 in Claims asserted against EMEHC by Homer City Generation L.P. in connection with the December 2012 closing of the Homer City Generating Station lease transfer transaction.

(17)      The high estimate of Allowed Claims in Class C3 includes approximately $4,039,000 on account of Claims asserted by EIX on account of the EMEHC Bargaining Unit Plan.  These amounts reflect actuarial estimates based on information available as of December 31, 2012 and remain subject to change.  The amount of Class C3 Claims ultimately Allowed may include, among other Claims, additional Claims asserted by EIX in contingent or unliquidated amounts.

(18)      The Debtors estimate that Intercompany Claims against the Homer City Debtors will be allowed in the amount of approximately $578 million.  This estimate includes:  (a) approximately $491,916,000 in Intercompany Claims on account of principal obligations under the subordinated revolving loan agreement between EME Homer City Generation L.P., as borrower, and Edison Mission Finance Co., as lender (the “EMEHC Intercompany Loan”); (b) approximately $85,517,000 of interest payable under the EMEHC Intercompany Loan; (c) approximately $135,000 owed to non-Debtor affiliate Edison Mission Operation & Maintenance, Inc. and approximately $31,000 owed to EME on account of intercompany services and other arrangements.  See, e.g., EME Homer City Generation L.P., Annual Report 45 (Form 10-K) (Mar. 28, 2012) (describing the EMEHC Intercompany Loan); EME Homer City Generation L.P., Current Report, Exhibit 10.1 (Form 8-K) (Dec. 12, 2003) (same).

(19)      The estimated amount of Allowed Claims in Class C5 is currently zero.  The amount of Allowed Claims in Class C5 may change to the extent that any Allowed Claims against EME are subject to subordination in accordance with applicable law.

E.                                    What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article II of the Plan.  Administrative Claims will be satisfied as set forth in Article II of the Plan, and Priority Tax Claims will be satisfied as set forth in Article II of the Plan.

F.                                     If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court.  Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective.  Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as practicable thereafter, as specified in the Plan.  See “Confirmation of the Plan,” which begins on page 57, for a discussion of the conditions to Consummation of the Plan.

G.                                   What are the sources of cash and other consideration required to fund the Plan?

The Plan will be funded by the following sources of cash and consideration:  (1) payment of the Sale Proceeds by the Purchaser; (2) issuance and distribution of New Interests of EME; (3) payments by the Purchaser made on account of Assumed Liabilities of the Purchaser; and (4) payment by the Purchaser of the Proposed Cure Payments.  In addition, General Unsecured Claims against Subsidiary Debtors that are Assumed Liabilities under the Purchase Agreement will be paid directly by the Purchaser.

H.                                   Who is the Purchaser?

The Purchaser under the Plan is NRG Energy Holdings Inc.  NRG Energy Holdings Inc. is a subsidiary of NRG Energy, Inc., a Fortune 500 company and the largest competitive power generation company in the U.S. with approximately 47,000 MW of fossil, nuclear, solar, and wind generation capacity.

I.                                        Will the final amount of Allowed General Unsecured Claims affect my recovery under the Plan?

Class A4 (General Unsecured Claims against EME (Not Assumed Liabilities)), Class A5 Joint-Liability General Unsecured Claims against EME, Class C3 (General Unsecured Claims against Homer City Debtors), and Class C4 (Intercompany Claims against Homer City Debtors) will be paid on a Pro Rata basis out of the Net Sale Proceeds and New Interests (in the case of Class A4 and A5) or out of the Homer City Wind Down Proceeds (in the case of Class C3 and C4).  As such, an increase in the amount of Allowed Claims for each of these Classes will result in a decrease in individual distributions on account of Claims in these Classes.

J.                                      Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan provides for releases and exculpation of the Debtors, the Purchaser Parties, and other parties in interest as set forth in Article VIII of the Plan.  In addition to the releases in favor of the Released Parties, there is a limited release and injunction of certain Excluded Liabilities that may otherwise be asserted against the Purchaser Parties and the Acquired Companies.  These Excluded Liabilities, which may include, among other things, certain Claims of governmental units, will be paid or treated pursuant to the Plan.

Under the Plan and the Purchase Agreement, (i) Excluded Liabilities of Debtor Subsidiaries shall be permanently released and enjoined, and Claims for such Excluded Liabilities shall be classified and, if Allowed, paid or treated pursuant to the terms of the Plan and (ii) Excluded Liabilities of Non-Debtor Subsidiaries of EME shall be permanently released and enjoined.

EIX has stated that it will object to approval of the releases of Causes of Action under the Plan, including the release of Non-Debtor Subsidiaries of EME, the release of Debtor Subsidiaries with respect to joint and several liability claims, the release of directors and officers of the Debtors serving after the Petition Date, the release of Intercompany Claims by the Homer City Debtors, and the release of Noteholders.

EIX intends to take discovery regarding the releases, including regarding the Causes of Action that are being released under the Plan, the basis on which they are being released, the value being received or given for the release, and the arm’s length negotiation, if any, for the release of Causes of Action under the Plan.  EIX also intends to take discovery regarding the classification and treatment of its claims against EME and EME’s subsidiaries.  The Debtors, the Committee, and the Supporting Noteholders reserve all of their rights in connection with any discovery requests.

The Debtors, the Committee, and the Supporting Noteholders disagree entirely with the foregoing arguments and assertions and will address such arguments and assertions in connection with Confirmation of the Plan.

EIX, the Debtors, the Committee, and the Supporting Noteholders reserve all of their respective rights in all respects.

The California Department of Water Resources (the “CDWR”) believes that it may assert claims against certain Non-Debtor Subsidiaries that are Acquired Companies under the Purchase Agreement.   The extent to which the claims asserted by the CDWR against  certain Non-Debtor Subsidiaries that are Acquired Companies constitute Excluded Liabilities is subject to ongoing discussions between the parties.  For the avoidance of doubt, and notwithstanding any other provision in the Disclosure Statement, any obligation of a Non-Debtor Subsidiary to the CDWR that is not an Excluded Liability is preserved and shall not be discharged, enjoined, or released under the Plan.  The Debtors, the Purchaser Parties, and the CDWR will use commercially reasonable efforts to inform the CDWR whether the Claim asserted by the CDWR against EME (as well as such Claim, were it asserted against a Non-Debtor Subsidiary) is an Excluded Liability prior to the deadline to object to Confirmation.  The Debtors, Reorganized EME, the Post-Effective-Date Debtors, the Acquired Companies, the Purchaser Parties, and the CDWR reserve all rights with respect to any such claims and the characterization thereof under the Purchase Agreement and the Plan.

K.                                   What is the deadline to vote on the Plan?

The Voting Deadline is January 29, 2014, at 5:00 p.m. (prevailing Central Time).

L.                                    How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Plan.  For your vote to be counted, your ballot must be completed and signed so that it is actually received by January 29, at 5:00 p.m. (prevailing Central Time) at the following address:  Edison Mission Energy Claims Processing, c/o GCG, Inc., 5151 Blazer Parkway, Suite A, Dublin, Ohio 43017.  See Article X of this Disclosure Statement, which begins on page 56.

M.                                 Why is the Bankruptcy Court holding a Confirmation Hearing, and when is the Confirmation Hearing set to occur?

Section 1128 of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to confirmation of the Plan.

The Bankruptcy Court has scheduled the Confirmation Hearing for February [17], 2014, at [10:30 a.m.] (prevailing Central Time).  The Confirmation Hearing may be adjourned from time to time without further notice.

Objections to Confirmation of the Plan must be filed and served on the Debtors, and certain other parties, by no later than January 29, 2014, at 5:00 p.m. (prevailing Central Time) in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement and the Disclosure Statement Order attached hereto as Exhibit C and incorporated herein by reference.

The Debtors will publish the notice of the Confirmation Hearing, which will contain the deadline for objections to the Plan and the date and time of the Confirmation Hearing, in the national edition of The New York Times to provide notification to those persons who may not receive notice by mail.  The Debtors may also publish the notice of the Confirmation Hearing in such trade or other publications as the Debtors may choose.

N.                                    What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

O.                                   What is the effect of the Plan on the Debtors’ ongoing business?

Upon consummation of the Plan, substantially all of the assets of EME, including EME’s ownership interests in the Debtor Subsidiaries and Non-Debtor Subsidiaries, will be transferred to the Purchaser as going concerns.  The Plan does not provide for a shut down or decommissioning of any of the Debtors’ facilities.

P.                                     Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ notice, claims and solicitation agent, Garden City Group, Inc.:

By regular mail at:
Edison Mission Energy, et al.
c/o GCG
PO Box 9942
Dublin, OH 43017-5942

By hand delivery or overnight mail at:
Edison Mission Energy, et al.
c/o GCG
5151 Blazer Parkway, Suite A
Dublin, Ohio 43017

By electronic mail at:
edisonmissioninfo@gcginc.com

By telephone at:
(866) 241-6491 (U.S. and Canada)
(202) 470-4956 (International)

By facsimile at:
(866) 697-5553

Copies of the Plan, this Disclosure Statement and any other publicly filed documents in these Chapter 11 Cases are available upon written request to the Debtors’ counsel at the address above or by downloading the exhibits and documents from the website of the Debtors’ notice, claims and solicitation agent at www.edisonmissionrestructuring.com (free of charge) or the Bankruptcy Court’s website at www.ilnb.uscourts.gov (for a fee).

Q.                                   Do the Debtors recommend voting in favor of the Plan?

Yes.  The Debtors believe the Plan provides for a larger distribution to the Debtors’ creditors than would otherwise result from any other available alternative.  The Debtors believe the Plan, which contemplates a sale of the Debtors’ operating businesses to the Purchaser Parties, is in the best interest of all Holders of Claims, and that other alternatives fail to realize or recognize the value inherent under the Plan.

R.                                    Who Supports the Plan?

The Plan is supported by the Debtors, the Committee, the Supporting Noteholders, and the PoJo Parties, all as set forth in the Plan Sponsor Agreement.

S.                                      Has Any Party Raised an Objection with Respect to the EIX Injunction?

EIX has stated in its Disclosure Statement Objection [Docket No. 1663] that it will oppose the “EIX Injunction” contained in Article VIII.G of the Plan.  As to procedure, EIX alleges that EME must seek the Tax Injunction by way of a separate adversary proceeding and the District Court, not the Bankruptcy Court, which at first instance has the constitutional power to decide whether to impose the EIX Injunction.  EIX has alleged that it will seek to withdraw the reference from the Bankruptcy Court with respect to all aspects of any EIX Injunction proceeding, and that it may also seek withdrawal of the reference as to the entire Confirmation Hearing, if EME refuses to commence a separate adversary proceeding with respect to the EIX Injunction.  As to the substantive legal merits of any EIX Injunction, EIX has alleged that, among other reasons, EME lacks a sufficient property interest in the tax attributes to justify the EIX Injunction, EME is liquidating and cannot utilize the tax attributes even if it has a sufficient property interest in them, and EME has an adequate remedy at law and therefore injunctive relief is inappropriate.  EIX has also alleged that the EIX Injunction as referenced is too broad, an improper and impossible burden on EIX and its regulated subsidiary, Southern California Edison, and that its imposition would require the violation of numerous regulatory, fiduciary, and other legal obligations.

EIX intends to take discovery regarding the proposed EIX Injunction, in connection with Plan Confirmation, including regarding any projections of the present value of the tax attributes identified in this Disclosure Statement, the ability of Reorganized EME to generate taxable income after the Effective Date of the Plan, the ability of Reorganized EME to use the tax attributes to offset any future income, and the applicability of any limitations on the use of tax attributes under Sections 382 or 383 of the Internal Revenue Code and any exceptions thereto.

The Debtors, the Committee, and the Supporting Noteholders disagree entirely with the foregoing argument and will address such arguments in connection with Confirmation of the Plan.

EIX, the Debtors, the Committee, and the Supporting Noteholders reserve all of their respective rights in all respects.

T.                                    Has Any Party Raised an Objection with Respect to Treatment of EME Interests?

EIX has indicated in its Disclosure Statement Objection that it intends to object to the treatment of EME Interests in Class A8 of the Plan at Plan Confirmation, if the Plan is not amended to provide that the existing Holder of EME Interests control Reorganized EME and receive any and all property of Reorganized EME once all Holders of Allowed Claims against EME receive distributions equal to 100% of their Allowed Claims under the Plan.  EIX has alleged that in the absence of this amendment, the Plan cannot be confirmed under the best interests test under 11 U.S.C. § 1129(a)(7), which requires that each class of claims or interests will receive or retain under the Plan property that is not less than would be received under a liquidation under chapter 7 of the Bankruptcy Code, or under the fair and equitable requirements of 11 U.S.C. § 1129(b), which prevents creditors from receiving more than 100 percent on their claims.  These objections have been reserved.

In addition, EIX intends to take discovery regarding the projected value of Reorganized EME in connection with Plan Confirmation.  The Debtors, the Committee, and the Supporting Noteholders reserve all of their rights in connection therewith.

The Debtors, the Committee, and the Supporting Noteholders disagree entirely with the foregoing arguments and assertions and will address such arguments and assertions in connection with Confirmation of the Plan.

EIX, the Debtors, the Committee, and the Supporting Noteholders reserve all of their respective rights in all respects.

V.                                    BACKGROUND TO THESE CHAPTER 11 CASES

Below is a summary of the Debtors’ businesses and operations.  For additional details concerning the Debtors and the background to these Chapter 11 Cases, readers are referred to the Declaration of Maria Rigatti, Senior Vice President and Chief Financial Officer of Edison Mission Energy, in Support of Chapter 11 Petitions and First Day Motions [Docket No. 6].

A.                                    The Debtors’ Business and Industry

1.                                      The Company

The Debtors are indirect subsidiaries and affiliates of non-Debtor Edison International (“EIX”), a holding company of businesses comprised of two principal divisions of subsidiaries—one composed of regulated businesses and the other composed of unregulated businesses.  EIX subsidiary Southern California Edison (“SCE”) and its subsidiaries own and operate regulated utility assets.  EME and its subsidiaries own and operate certain unregulated coal, wind, and gas power generating assets.

The Debtors and their Non-Debtor Subsidiaries and affiliates are engaged in the business of developing, acquiring, owning or leasing, operating and selling energy and capacity from independent power production facilities.  Additionally, the Debtors and their Non-Debtor Subsidiaries and affiliates (a) sell energy and capacity under contracts to specific purchasers, or on a merchant basis in the marketplace and into wholesale markets, and (b) through their Non-Debtor Subsidiary, Edison Mission Marketing & Trading, Inc. (“EMMT”), engage in hedging and energy trading activities in power markets, and provide scheduling and other services.

EME’s subsidiaries or affiliates typically have been formed to own full or partial interests in one or more power generation facilities and ancillary facilities, with each plant or group of related plants being individually referred to by EME as a “project.”  EME’s operating projects primarily consist of coal- and gas-fired generating facilities and wind energy facilities.  EME’s subsidiaries and affiliates own or lease interests in 42 operating projects with an aggregate net physical capacity of 9,358 megawatts (“MW”) of which EME’s pro rata share was 7,935 MW.

Debtor Midwest Generation, LLC (“MWG”), an indirect wholly owned subsidiary of EME, was formed in 1999 for the purpose of owning or leasing, making improvements to, and operating and selling the capacity and energy of, the power generation assets purchased from Commonwealth Edison Company (“Commonwealth Edison”).  EME’s coal-fired facilities are primarily owned or leased and operated by MWG.  As of December 31, 2012, MWG operated power plants capable of producing 4,619 MW in Illinois (the “MWG plants”):

•                  the Powerton, Joliet, Will County and Waukegan coal-fired generating plants consisting of 4,314 MW; and

•                  the Fisk and Waukegan on-site, oil-fired generating peaker plants consisting of 305 MW.

MWG leases the Powerton Station and Units 7 and 8 of the Joliet Station from third-party lessors pursuant to a sale-leaseback transaction completed in August 2000 (the “Powerton and Joliet Sale Leaseback”).  MWG’s obligations under these leases are guaranteed by EME.  In connection with the Powerton and Joliet Sale Leaseback, MWG facilitated the issuance of lessor debt of $1.147 billion in the form of pass-through certificates.  MWG is a party to a contract with EMMT under which EMMT, as an agent for MWG, sells energy and capacity from the MWG plants into the wholesale market, engages in hedging activities, and provides scheduling and other services.  EMMT has the ability to enter into fuel hedging arrangements on MWG’s behalf.

2.                                      Electric Power Industry

EME’s and MWG’s businesses are both impacted by changes in the United States electric power industry. The electric power industry, including companies engaged in providing generation, transmission, distribution and retail sales and service of electric power, has undergone significant deregulation over the last three decades, which has led to increased competition, especially in the generation sector.

In areas where independent system operators (“ISOs”) and regional transmission organizations (“RTOs”) have been formed, market participants have open access to transmission service typically at a system-wide rate.  ISOs and RTOs may also operate real-time and day-ahead energy and ancillary service markets, which are governed by tariffs and market rules approved by the Federal Energy Regulatory Commission (“FERC”). The development of such organized markets into which independent power producers are able to sell has reduced these producers’ dependence on bilateral contracts with electric utilities. In addition, capacity markets in various regional wholesale power markets compensate supply resources for the capability to supply electricity when needed and demand resources for the electricity they avoid using.

a.                                      Seasonality

Due to fluctuations in electric demand resulting from warm weather during the summer and cold weather during the winter, electric revenues from MWG’s coal-fired plants normally vary substantially on a seasonal basis. In addition, maintenance outages generally are scheduled during periods of lower projected electric demand in the spring and fall, further reducing generation and increasing major maintenance costs, which are recorded as expenses when incurred. Accordingly, MWG’s income is seasonal and has significant quarterly variability. Seasonal fluctuations may also be affected by changes in market prices.

EME’s third quarter equity in income from its unconsolidated energy projects is normally higher than equity in income related to other quarters of the year due to seasonal fluctuations and higher energy contract prices during the summer months.

b.                                      Competition

Recent developments in drilling for natural gas in shale formations have dramatically reduced natural gas prices, which in turn have created downward pressure on power prices.  As a result, the MWG plants are now facing increased competition from natural gas-fueled power generation facilities.

State and local environmental regulations, particularly those that impose stringent state-specific emission limits, could put the MWG plants at a disadvantage compared with competing power plants operating in nearby states which are subject to less stringent state emission limits or to federal emission limits alone. The Combined Pollutant Standard (“CPS”) puts the MWG plants at a disadvantage compared with competing plants not subject to similar regulations, and federal air quality regulations, such as the Mercury and Air Toxics Standards (“MATS”) rule, put the MWG plants at a disadvantage compared to plants utilizing other fuels.  Potential future climate change regulations could also put the MWG plants at a disadvantage compared to power plants utilizing other fuels as well as utilities that may be able to recover climate change compliance costs through rate-based mechanisms. The ability of the MWG plants to compete could also be affected by future environmental regulations and by governmental and regulatory activities designed to support the construction and operation of power generation facilities fueled by renewable energy sources.

EME’s and MWG’s businesses are subject to competition from energy marketers, public utilities, government-owned power agencies, industrial companies, financial institutions, and other independent power producers. These companies may have competitive advantages as a result of scale, the location of their generation facilities or other factors. Some of EME’s and MWG’s competitors have a lower cost of capital and, in the case of utilities, may be able to recover fixed costs through rate-based mechanisms, allowing them to build, buy, and upgrade generation facilities without relying exclusively on market clearing prices to recover their investments.

3.                                      Products

EME operates in one line of business, independent power production, with all its continuing operations located in the United States, except Doga Enerji, which is located in the Republic of Turkey. Operating revenues are primarily derived from the generation and sale of energy and capacity from coal-fired, natural gas-fired, and wind power plants and energy trading.  MWG also generates operating revenue from oil-fired generating peakers.

4.                                      Merchant Power Plants

A description of EME’s larger power plants and major investments in energy projects is set forth below. In addition to the facilities and power plants that EME owns, EME uses the term “its” in regard to facilities and power plants that EME or an EME subsidiary operates under sale leaseback arrangements.

a.                                      MWG Plants

MWG and Commonwealth Edison have various reciprocal permanent and temporary easements over MWG’s parcels for the location, use, maintenance, and repair of those facilities and equipment that are used in connection with the operations of MWG and Commonwealth Edison.

i.                                         The Powerton and Joliet Stations

The Powerton Station is a 1,538 MW coal-fired station located in Pekin, Tazewell County, Illinois on a site that is approximately 568 acres in size. The site also includes an approximately 1,440—acre lake. The operating units comprising the Powerton Station are referred to as Units 5 and 6 and began operations in 1972 and 1975, respectively.  The Joliet Station is located in Joliet, Will County, Illinois, approximately 40 miles southwest of Chicago on a site that is approximately 467 acres in size. The operating units comprising the Joliet Station are referred to as Units 6, 7, and 8. The operation of Units 6, 7, and 8 began in 1959, 1965, and 1966, respectively.  Joliet Unit 6 is a 290 MW coal-fired unit located adjacent to, but across the Des Plaines River from, Joliet Units 7 and 8. Joliet Units 7 and 8 are coal-fired and have a combined capacity of 1,036 MW.

In conjunction with the Powerton and Joliet Sale Leaseback, MWG leased substantially all the property on which the generating units are located to the owner trusts under site leases, and the owner trusts in turn subleased their undivided ground interest in the property back to MWG under site subleases.

ii.                                     The Waukegan Station

The Waukegan Station is a 689 MW coal-fired power plant located in Waukegan, Lake County, Illinois, on Lake Michigan. The Waukegan Station occupies approximately 194 acres, inclusive of the switchyard. The operating units comprising the Waukegan Station are referred to as Units 7 and 8 and began operations in 1958 and 1962, respectively.

iii.                                 The Will County Station

The Will County Station is a 761 MW coal-fired power plant located in Romeoville, Will County, Illinois. The Will County Station is located on approximately 215 acres, inclusive of the switchyard. The operating units comprising the Will County Station are referred to as Units 3 and 4 and began operations between 1955 and 1963.

iv.                                   The Former Fisk and Crawford Stations

The Fisk Generating Station (“Fisk”) and the Crawford Generating Station (“Crawford”), located in Chicago, Cook County, Illinois, began operations in 1903 and 1927, respectively.  In September 2012, facing increased expenses from complying with environmental regulations, macroeconomic pressures, and certain opposition to the continued operation of the facilities, MWG permanently shut down the Fisk and Crawford facilities.  The facilities are no longer operational.  The Debtors may pursue a sale of the Fisk property (a 43-acre site), the Crawford property (a 72-acre site), and/or Sampson’s Canal (a canal near Fisk located at 2251 and 2401 South Loomis Street, Chicago, Illinois) outside of the Plan, as permitted by the Purchase Agreement, in each case subject to Bankruptcy Court approval in accordance with section 363(b) of the Bankruptcy Code.  For the avoidance of doubt, the Plan and Disclosure Statement shall not affect any party’s right to object to such sale or seek any related relief from the Bankruptcy Court.  To the extent those properties are not divested, they will remain in MWG’s ownership after the Effective Date.

v.                                       On-Site Peaking Facilities

The on-site peaking units consist of 305 MW at Fisk and Waukegan, which were commissioned in 1968.  The Fisk and Waukegan peaking units burn fuel oil.  Natural gas is used by the Fisk peaking unit for ignition.  The on-site peaking units at Fisk would not be subject to the proposed Crawford and Fisk sale mentioned above.

vi.                                   Fuel Supply

MWG purchases coal primarily from the Southern Powder River Basin of Wyoming.  The total volume of coal consumed annually is largely dependent on the amount of generation.  Excluding consumption from retired units, historical consumption has ranged between 14.5 million to 16.5 million tons.  Coal consumption in the current low natural gas price environment may be lower than the historical range.  Coal is transported under transportation agreements with Union Pacific Railroad and various short-haul carriers.  In late 2011, MWG signed agreements, effective January 1, 2012, to provide such fuel transportation on a long-term basis.  As of December 31, 2012, MWG leased approximately 3,200 railcars to transport the coal from the mines to the generating stations under leases with remaining terms that range from one year to seven years. Pursuant to an order entered in the Chapter 11 Cases, MWG rejected a lease related to 1,275 of these railcars.

vii.                               Emission Allowances for the Coal Plants

Federal regulations require electric generating stations to hold sulfur dioxide (“SO2”) allowances sufficient to cover their annual emissions.  Pursuant to Illinois’ implementation of the Clean Air Interstate Rule (“CAIR”), the MWG plants are required to hold seasonal and annual nitrogen oxide (“NOX”) allowances.  The CAIR remains in effect until a replacement regulation becomes effective.

Cross-State Air Pollution Rule (“CSAPR”), which was invalidated by the District of Columbia Circuit Court of Appeals, like CAIR, is an allowance-based regulation that provides for emissions trading.  If CSAPR were to become effective, the amount of actual SO2 or NOX emissions from plant operations would need to be matched by a sufficient amount of SO2 or NOX allowances that were either allocated or purchased in the open market.  SO2 allowances under the federal Acid Rain Program could not be used to satisfy the requirements under CSAPR.  MWG believes its current environmental remediation plan, developed to comply with the CPS, along with the allowances allocated to it under the CAIR, will be sufficient to comply with the requirements of either the CAIR or CSAPR, as applicable.

b.                                      Natural Gas

i.                                         Sunrise Project

EME owns a 50 percent interest in Sunrise Power Company, LLC, which owns a 586 MW natural gas-fired combined cycle facility in Kern County, California (“Sunrise”).  The power purchase agreement at Sunrise expired on June 30, 2012, and the project operates on a merchant basis selling into the California ISO market until a new power purchase agreement is executed.  Dispatch will depend on market conditions, and Sunrise may run less than it has in the past.  Historically, Sunrise has operated more during the summer due to higher demand driven by warmer weather, and during summer 2013, Sunrise had resource adequacy contracts for capacity with PG&E and SDG&E.  The profitability of Sunrise as a merchant generator depends on market prices for power and natural gas and future results may differ from historical earnings.

ii.                                     Big Four Projects

EME owns partnership investments in Kern River Cogeneration Company (“Kern River”), Midway-Sunset Cogeneration Company (“Midway-Sunset”), Sycamore Cogeneration Company (“Sycamore”) and Watson Cogeneration Company (“Watson” and, together with Kern River, Midway-Sunset and Sycamore, the “Big 4 Projects”).

a.                                      Kern River

Kern River sells electricity to SCE under a transition power purchase agreement and has entered into a long-term power purchase agreement with PG&E.  Kern River sells steam to Chevron North America Exploration and Production Company, a division of Chevron U.S.A., Inc. (“Chevron”), pursuant to a cogeneration partnership agreement (the “Kern River Agreement”).  Chevron has objected to the Debtors’ motion to assume the Kern River Agreement and has filed a complaint against the Debtors seeking to lift the automatic stay and terminate the Kern River Agreement.  This litigation, as described in more detail in Article VIII.C below, remains pending.

b.                                      Midway-Sunset

Midway-Sunset sells electricity to PG&E under a power purchase agreement that expires in 2016.  Midway-Sunset also sells electricity and steam to Aera Energy LLC under agreements that expire concurrently with the PG&E power purchase agreement.

c.                                       Sycamore

Sycamore sells electricity to SCE under a transition power purchase agreement and has entered into a long-term power purchase agreement with SCE.  Sycamore sells steam to Chevron North America Exploration and Production Company, a division of Chevron U.S.A., Inc., under an agreement that expires in 2020 (the “Sycamore Agreement”).  Chevron has objected to the Debtors’ motion to assume the Sycamore Agreement and has filed a complaint against the Debtors seeking to lift the automatic stay and terminate the Sycamore Agreement.  This litigation, as described in more detail in Article VIII.C below, remains pending.

d.                                      Watson

Watson sells electricity to SCE under a transition power purchase agreement.  Watson currently sells power and steam to BP West Coast Products LLC under agreements that expire in 2014.

iii.                                 Westside Projects

EME owns 50 percent partnership interests in each of Coalinga Cogeneration Company, Mid-Set Cogeneration Company, Salinas River Cogeneration Company, and Sargent Canyon Cogeneration Company, each of which owns a 38 MW natural gas-fired cogeneration facility located in California (collectively, the “Westside Projects”).  These projects sell electricity to PG&E under power purchase agreements that expire in 2016.  The power purchase agreements became effective in December 2011.

iv.                                   Walnut Creek Project

Walnut Creek is a 479 MW natural gas-fired peaker plant in southern California.  It achieved commercial operation during the second quarter of 2013 and started earning revenues under its 10-year power sales agreement with SCE in June 2013.

c.                                       Coal

EME owns a 50 percent interest in American Bituminous Power Partners, L.P., which owns an 80 MW waste coal facility located in Grant Town, West Virginia (“Ambit”).  Ambit sells electricity to Monongahela Power Company under a power purchase agreement that expires in 2036.  On October, 1, 2013, Ambit made the required annual principal payments to certain bondholders by drawing on its line of credit and was unable to fully reimburse the drawdown, which is a potential event of default.  However, Ambit and various counterparties, including the line of credit issuer, executed an amendment, effective October 1, 2013, to waive any event of default.

5.                                      Doga (International)

EME indirectly owns an 80 percent interest in Doga Enerji, which owns a 180 MW natural gas-fired cogeneration plant near Istanbul in the Republic of Turkey (“Doga”).  Doga sells electricity to the Turkish Electricity Distribution Company under a power purchase agreement that expires in 2019, after which date the facility is to be conveyed to the Turkish Ministry of Energy and Natural Resources.

6.                                      Renewable Energy

a.                                      Wind

EME, through certain other non-Debtor affiliates, also owns or operates 29 wind facilities throughout the United States—in Illinois, Iowa, Minnesota, Nebraska, New Mexico, Oklahoma, Pennsylvania, Texas, Utah, West Virginia, and Wyoming.  Those wind facilities accounted for 22 percent of EME’s total power generating capacity on the Petition Date.  Generation from 428 MW of wind capacity is sold on a merchant basis, while the balance is sold pursuant to privately negotiated long-term power purchase agreements.

b.                                      Biomass

Until January 2013, EME indirectly owned a 38-percent limited partnership interest in Covanta Huntington LP, which owns a 25 MW waste-to-energy facility located near the Town of Huntington, New York.  In October 2012, a Non-Debtor Subsidiary of EME exercised an option to sell all of its interest in the project.  In January 2013, EME received $7.5 million in exchange for its indirect interest in the project.

7.                                      Asset Management and Trading Activities

EME’s power marketing and trading subsidiary, EMMT, manages the energy and capacity of EME’s merchant generating plants and, in addition, trades electric power, natural gas, oil and related commodity, and financial products, including forwards, futures, options, and swaps. EMMT segregates its activities into two categories:

•                  Asset Management.  EMMT engages in the sale of energy and capacity and the purchase and sale of fuels, including natural gas and fuel oil, through intercompany contracts with EME’s subsidiaries that own or lease EME’s facilities.  EME uses derivative instruments to reduce its exposure to market risks that arise from price fluctuations of electricity, capacity, fuel, emission allowances, and transmission rights.  The objective of these activities is to sell the output of the facilities on a forward basis or to hedge the risk of future changes in prices or price differences between different locations.  Hedging activities typically include on-peak and off-peak periods and may include load service requirements contracts with local utilities.  Transactions related to hedging activities are designated separately from EMMT’s trading activities.  Not all contracts entered into by EMMT for hedging purposes qualify as hedges for accounting purposes.  MWG is a party to a contract with EMMT under which EMMT, as an agent for MWG, sells energy and capacity from the MWG plants into the wholesale market, engages in hedging activities, and provides scheduling and other services. EMMT has the ability to enter into fuel hedging arrangements on MWG’s behalf.

•                  Trading.  EMMT seeks to generate trading profits from volatility in the price of electricity, capacity, fuels, and transmission congestion by buying and selling contracts in wholesale markets under guidelines approved by EME’s risk management committee.

8.                                      Employees

As of September 30, 2013, EME’s businesses employed 1,063 people, including employees of MWG.  At that date, MWG employed 661 people (or 588 without including MWG EME employees), approximately 436 of whom were covered by a collective bargaining agreement governing wages, certain benefits, and working conditions. On November 6, 2013, the Bankruptcy Court approved the Debtors’ extension of this collective bargaining agreement and the agreement is now set to expire on December 31, 2014.  MWG also has a separate collective bargaining agreement governing retirement, health care, disability, and insurance benefits that expires on March 31, 2015.

B.                                    Regulatory Matters

EME’s and MWG’s businesses are subject to extensive regulation.  EME’s operating projects, including the MWG plants, are subject to energy, environmental, and other governmental laws and regulations at the federal, state, and local levels in connection with project development, ownership, and operation, and the use of electric energy, capacity and related products, including ancillary services, from the projects. In addition, EME’s and MWG’s businesses are subject to the market rules, procedures, and protocols of the markets in which they participate.

1.                                      Federal Power Act

The FERC has exclusive jurisdiction over the rates, terms and conditions of wholesale sales of electricity and transmission services in interstate commerce, including on-going, as well as initial, rate jurisdiction, but does not exercise jurisdiction over transmission that is “bundled” with retail sales. The FERC also has jurisdiction over the direct and indirect sale or transfer of, and the transfer of control over, certain assets, including wholesale power sales contracts, generator interconnection facilities, and, in some cases, generation facilities, certain issuances of securities and assumptions of liabilities, and some interlocking directorates. Dispositions of EME’s and MWG’s jurisdictional assets and certain types of financing arrangements may require FERC approval.

Each of EME’s domestic generating facilities is either a qualifying facility, as determined by the FERC, or the subsidiary owning the facility is an exempt wholesale generator (an “EWG”).  Certain qualifying facilities are exempt from the ratemaking and several other provisions of the Federal Power Act (the “FPA”).  EME’s other EWGs, except the Goat Wind and Cedro Hill wind projects located in Texas, are subject to the FERC’s ratemaking jurisdiction under the FPA, but have been authorized to sell power at market-based rates, subject to certain limitations, including continuing to lack market power.  In addition, EME’s power marketing subsidiaries, including EMMT, are subject to FERC ratemaking regulation under the FPA and have been authorized by the FERC to make wholesale market sales of power at market-based rates.

If a qualifying facility in which EME has an interest were to lose its qualifying facility status, the project would no longer be entitled to the applicable exemptions from regulation and could become subject to rate regulation by the FERC and state authorities.  If an EWG or qualifying facility in which EME has an interest were to lose its EWG or qualifying facility status, the EWG or qualifying facility, any intermediate holding company, and EME could become subject to FERC regulation under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”).  Loss of qualifying facility or EWG status could also trigger defaults under covenants contained in the project’s power sales agreements and financing agreements.

2.                                      The Dodd-Frank Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides the Commodity Futures Trading Commission and the Securities and Exchange Commission with jurisdiction to regulate financial derivative products, including swaps, options, and other derivative products, collectively referred to herein as “swaps.”

The Dodd-Frank Act subjects swaps to new mandatory clearing and trading requirements, if no exemption applies.  It may also impose capital requirements on non-exempt market participants.  The clearing and trading requirements could result in increased margining requirements which may increase the costs of hedging activity.  EME and MWG, through EMMT, use swaps to hedge commercial risks associated with the generation, purchase, and sale of electricity and fuel to wholesale customers.  In addition, EMMT utilizes swaps as part of its proprietary trading activities.

New rules and regulations on clearing, trading, or other requirements under the Dodd-Frank Act have been enacted and other rules and regulations are under consideration.  The potential impact of those rules and regulations will depend on the content, which remains uncertain.

3.                                      Reliability Standards

The North American Electric Reliability Corporation (the “NERC”) establishes and enforces reliability standards for the bulk power system.  EME and MWG believe they have taken appropriate steps to comply with current applicable NERC reliability standards.

4.                                      Transmission of Wholesale Power

EME’s projects that sell power to wholesale purchasers other than the local utility to which the project may be interconnected require the transmission of electricity over power lines owned by others.  MWG utilizes power lines owned by others for the transmission of electricity.  The prices and other terms and conditions of transmission contracts are regulated by the FERC when the entity providing the transmission service is subject to FERC jurisdiction.

5.                                      PUHCA 2005

PUHCA 2005 applies to holding companies (including their affiliates) that own ten percent or more of the voting securities of “public utility companies,” as defined in PUHCA 2005, and establishes the FERC’s authority to access the books and records of holding companies and their affiliates, and, except for holding companies that own only qualifying facilities, provides for state access to the books and records of holding companies and their affiliates.  PUHCA 2005 does not affect the FERC’s authority to require that jurisdictional rates are just and reasonable, including the ability to deny or approve the pass through of costs charged for inter-affiliate, non-power goods and services.  A holding company that is a holding company solely with respect to one or more qualifying facilities or EWGs is exempt from the FERC’s books and records jurisdiction.  Since EME’s domestic indirectly-owned generating facilities sell power at market-based rates, or are qualifying facilities that do not require market-based rate authorization and are not “service companies” as defined in PUHCA 2005, they are not affected by FERC’s jurisdiction over inter-affiliate sales of non-power goods and services.  Since EME’s domestic indirectly-owned generating facilities are EWGs or qualifying facilities, EME is exempt from FERC’s books and records jurisdiction.

C.                                    Environmental Matters and Regulations

Legislative and regulatory activities by federal, state and local authorities in the United States relating to energy and the environment impose numerous restrictions and requirements with respect to the operation of EME’s existing facilities, including the MWG plants, and affect the timing, cost, location, design, construction, and operation of new facilities by EME’s subsidiaries, as well as the cost of mitigating the environmental impacts of past operations.  In addition, the United States Environmental Protection Agency (the “U.S. EPA”) and others have from time to time sought to involve EME and MWG in litigation related to facilities owned by EME’s subsidiaries.  The EME facilities most affected by stringent environmental requirements are the MWG plants.  The MWG plants are also subject to the jurisdiction of the Illinois Pollution Control Board (the “IPCB”).  Under the Environmental Protection Act, the IPCB decides cases and establishes regulations to restore and protect the environment.  The IPCB serves many functions, including enforcing Illinois environmental law through actions brought either by private citizens or the Illinois Environmental Protection Agency (the “Illinois EPA”).

1.                                      Air Quality

The Clean Air Act (the “CAA”), which regulates air pollutants from mobile and stationary sources, has a significant impact on the operation of the MWG plants.  The CAA requires the U.S. EPA to establish concentration levels in the ambient air for six common air pollutants, or “criteria pollutants,” to protect public health and welfare.  These concentration levels are known as National Ambient Air Quality Standards (the “NAAQS”). The six criteria pollutants are carbon monoxide, lead, NOX, ozone, particulate matter, and SO2.

Federal environmental regulations require states to adopt state implementation plans (“SIPs”) for certain pollutants that detail how the state will attain the standards that are mandated by the relevant law or regulation.  The SIPs must be equal to or more stringent than the federal requirements and must be submitted to the U.S. EPA for approval.  Each state identifies the areas within its boundaries that meet the NAAQS (“attainment areas”) and those that do not (“non-attainment areas”), and must develop a SIP both to bring non-attainment areas into compliance with the NAAQS and to maintain compliant air quality in attainment areas. If the attainment status of areas changes, states may be required to develop new SIPs that address these changes.  Some of EME’s and its subsidiaries’ facilities are located in areas that have not attained NAAQS for ozone (affected by NOX emissions from power plants), SO2, and/or fine particulate matter (affected by SO2 and NOX emissions from power plants)..

On December 11, 2006, MWG entered into an agreement with the Illinois EPA, which was subsequently embodied in an Illinois rule, the CPS, to reduce mercury, NOX and SO2 emissions at the MWG plants.  The CPS requires MWG to achieve air emission reductions for NOX and SO2, and those reductions should contribute to or effect compliance through SIPs with various existing U.S. EPA ambient air quality standards.  It is possible that Illinois may implement other regulations that are more stringent than those required by the CPS.

a.                                      Nitrogen Oxide and Sulfur Dioxide

i.                                         Clean Air Interstate and Cross-State Air Pollution Rules

The CAIR, issued by the U.S. EPA on March 10, 2005, mandated significant reductions in NOX and SO2 emission allowance caps under the CAA in 28 eastern states and the District of Columbia.  In 2008, the United States Court of Appeals for the District of Columbia Circuit initially vacated the CAIR, but later remanded the CAIR to the U.S. EPA for the issuance of a revised rule.  The CAIR remains in effect until a replacement regulation becomes effective.

On July 6, 2011, the U.S. EPA adopted CSAPR. CSAPR contemplated emissions reductions for annual SO2 emissions and annual and ozone season NOX emissions in two phases:  a first phase originally scheduled to be effective January 1, 2012 and, in most states subject to the program (including Illinois); and a second phase effective January 1, 2014 that requires additional reductions in annual SO2 emissions.  CSAPR, like the CAIR, is an allowance-based regulation that provides for emissions trading.

In August 2012, the United States Court of Appeals for the District of Columbia Circuit vacated the CSAPR and directed the U.S. EPA to continue administering the CAIR pending the promulgation of a valid replacement.  The decision will be reviewed by the U.S. Supreme Court during its 2013-2014 term.

ii.                                     Revised NAAQS for SO2

In June 2010, the U.S. EPA finalized the primary NAAQS for SO2 by establishing a new one-hour standard at a level of 75 parts per billion.  In June 2011, the Illinois EPA submitted its initial recommended attainment/non-attainment area designations in connection with the standard.  The Illinois EPA recommended designating parts of Tazewell County (where the Powerton plant is located) and Will and Cook Counties as non-attainment areas with this standard. The recommended designation for parts of Will and Cook Counties included the area where the Will County plant is located, but not the areas where MWG’s other plants in those counties are located.  In 2013, U.S. EPA designated nonattainment areas in Illinois that include the Powerton and Will County plants.

iii.                                 Illinois

All of MWG’s Illinois coal-fired electric generating units are subject to the CPS, but MWG was granted a variance by the IPCB in April 2013 (“2013 Variance”) that modifies certain of the CPS obligations.  Under the CPS and the 2013 Variance, MWG must meet certain emission standards for its Illinois coal units, install specified pollution control technology on certain units by dates certain, and either install control equipment or shut down other units.  The principal emission standards and control technology requirements for NOX and SO2 under the CPS and 2013 Variance are described below.

•                  NOX Emissions. Beginning in 2012 and continuing in each calendar year thereafter, MWG must comply with an annual and seasonal NOX emission rate of no more than 0.11 lbs/million British thermal units (“Btu”).  MWG’s 2012 fleetwide NOX emission rate complied with this regulation.

•                  SO2 Emissions.  Pursuant to the 2013 Variance, MWG must comply with an SO2 emissions cap system-wide (i.e., at Joliet Units 6, 7, & 8; Powerton Units 5 & 6; Waukegan Units  7 & 8; and Will County Units 3 & 4) of 57,000 tons in 2013, 54,000 tons in 2014, 39,000 tons in 2015, and 37,000 tons in 2016.  No other coal-fired units may operate from April 4, 2013 through December 31, 2016.  Additionally, MWG must comply with a system-wide SO2 emissions limit of 0.38 lb/mmBtu from January 1, 2015 through December 31, 2016.  MWG must comply with the CPS overall SO2 annual emission rate of 0.15 lbs/mmBtu in 2017, 0.13 lbs/mmBtu in 2018, and 0.11 lbs/mmBtu in 2019.

•                  Specific Controls.  Under the CPS, MWG must permanently shut down or install flue gas desulfurization (“FGD”) at Joliet Units 6, 7, and 8, Will County Units 3 and 4, and Powerton Unit 5 by December 31, 2018.  The April 2013 Variance requires installation of FGD and ESP upgrades on Powerton Unit 6 by December 31, 2014, FGD and ESP upgrades or a fabric filter at Waukegan Unit 7 by December 31, 2014, and FGD at Waukegan Unit 8 by May 31, 2015 (or a permanent shutdown of that unit).

Testing of dry sorbent injection using Trona on select MWG units has demonstrated significant reductions in SO2 emissions.  Use of dry sorbent injection technology in conjunction with low sulfur coal is expected to require substantially less capital and time to construct than the use of spray dryer absorber technology, but would likely result in higher ongoing operating costs and may consequently impair the competitiveness of MWG’s plants, depending on competitors’ costs.

The Sierra Club has filed a complaint with the IPCB alleging that MWG’s emissions of SO2 between 2010 and 2012 resulted in violations of air pollution control requirements of the Illinois Environmental Protection Act and the Board’s regulations at Joliet, Powerton, Waukegan, and Will County.  See Sierra Club v. Midwest Generation, IPCB Case No. 2013-027.  The Sierra Club seeks civil penalties, a cease and desist order, and limits and reductions of SO2 emissions.  On November 13, 2013, the Sierra Club obtained an order of the Bankruptcy Court granting relief from the automatic stay [Docket No. 1584], allowing it to resume its action for declaratory and injunctive relief but prohibiting it from enforcing, at this time, any monetary penalties that may be awarded.

b.                                      Mercury/Hazardous Air Pollutants

i.                                         Mercury and Air Toxics Standards Rule

In December 2011, the U.S. EPA announced the MATS rule, limiting emissions of hazardous air pollutants (“HAPs”) from coal- and oil-fired electrical generating units.  The rule became effective on April 16, 2012 with a compliance deadline of April 16, 2015 for existing units. In November 2012, the U.S. EPA issued proposed revisions to aspects of the regulation relating to new units.  A number of parties have filed notices of appeal challenging the rule, although the only appeals that are currently moving forward relate to the standards applicable to existing units.  EME and MWG do not expect these standards to require material changes to the approach for compliance with state and federal environmental regulations already contemplated for CPS compliance.

ii.                                     Illinois

The CPS requires that, beginning in calendar year 2015, and continuing thereafter on a rolling 12-month basis, MWG must either achieve an emission standard of 0.008 lbs mercury/gigawatt-hours (“GWh”) gross electrical output or a minimum 90 percent reduction in mercury for each unit (except Unit 3 at the Will County Station, which will be included in calendar year 2016).  In 2012, MWG notified the Illinois EPA that all units except Waukegan Station Unit 7 and Will County Station Unit 3 were in compliance with these requirements.  MWG is required to install cold side electrostatic precipitator or fabric filtration equipment on Waukegan Station Unit 7 by December 31, 2014 and on Will County Station Unit 3 by December 31, 2015 to comply with the CPS.

c.                                       Ozone

National Ambient Air Quality Standards.  In January 2010, the U.S. EPA proposed a revision to the primary and secondary NAAQS for 8-hour ozone that it had finalized in 2008.  The 8-hour ozone standard established in 2008 was 0.075 parts per million. In January 2010, the U.S. EPA proposed establishing a primary 8-hour ozone NAAQS between 0.060 and 0.070 parts per million and a distinct secondary standard to protect sensitive vegetation and ecosystems.  In September 2011, President Obama announced that the proposed revision was being withdrawn. The ozone NAAQS established in 2008 remains in place, but the implementation process must be completed before the 0.075 parts-per-million standard can be enforced.  New primary and secondary ozone standards are expected in 2014.

In June 2012, the U.S. EPA designated the counties in Illinois where MWG’s coal-fired power plants are located as non-attainment areas with the 2008 NAAQS.  Illinois has not yet submitted a SIP outlining how compliance with the 2008 NAAQS will be achieved.

d.                                      Regional Haze

The regional haze rules under the CAA are designed to prevent impairment of visibility in certain federally designated areas.  The goal of the rules is to restore visibility in mandatory federal Class I areas, such as national parks and wilderness areas, to natural background conditions by 2064.  Sources, such as power plants, that are reasonably anticipated to contribute to visibility impairment in Class I areas may be required to install best available retrofit technology (“BART”) or implement other control strategies to meet regional haze control requirements.

In July 2012, the U.S. EPA approved Illinois’ regional haze SIP, which provided that the emission reductions that the MWG plants will be required to make pursuant to the CPS, discussed above in “—Nitrogen Oxide and Sulfur Dioxide—Illinois,” satisfy the BART requirement.

e.                                       New Source Review Requirements

The New Source Review (“NSR”) regulations impose certain requirements on facilities, such as electric generating stations, if modifications are made to air emissions sources at the facility.  Since 1999, the U.S. EPA has pursued a coordinated compliance and enforcement strategy to address NSR compliance issues at the nation’s coal-fired power plants.  The U.S. EPA has filed separate enforcement actions against MWG and Homer City alleging NSR violations.  See United States of America et al. v. Midwest Generation LLC et al., 09-cv-05277 (N.D. Ill.); United States of America et al. v. Homer City Generation, L.P, et al., 2-11-cv-00019 (W.D. Pa.).  The trial court in the Homer City action granted a motion to dismiss the NSR claims asserted against Homer City and that dismissal was affirmed by the Third Circuit.  In December, 2013, the Third Circuit denied petitions for rehearing related to its earlier decision.  The trial court in the Midwest Generation action granted a motion to dismiss all but one of the NSR claims asserted against Midwest Generation.   That decision was affirmed by the Seventh Circuit, which later denied related petitions for rehearing.  Pursuant to the Plan, valid claims (if any) against MWG on account of these enforcement actions will be satisfied in full.  In addition, the Purchaser will assume EME’s liability (if any) on account of the enforcement action against MWG.  All obligations and liabilities related to the Homer City enforcement action are Excluded Liabilities under the Plan.

f.                                        Odors and Particulates

Illinois residents in the vicinity of the Crawford and Fisk Plants have filed putative class action suits against MWG alleging that particulate, odor, and air contaminants from the plants have caused property damage, interference with use and enjoyment of property,  and emotional distress.  They seek compensatory damages and injunctive relief.  See Paraday v. Midwest Generation, LLC, No. 2012-CH-1575 (Cir. Ct. Cook Cnty. Ill.); Bastida v. Midwest Generation, LLC, No. 2012-CH-1576 (Cir. Ct. Cook Cnty. Ill.).

g.                                      Permitting

MWG has challenged the operating permits issued by the Illinois EPA for its plants.  MWG is arguing, among other things, that the operating permits lack statements of basis, are arbitrary and capricious, and unlawfully impose new substantive requirements.  See, e.g., Complaint, Midwest Generation, LLC v. Illinois EPA, PCB 06-060 (Nov. 2, 2005).  These cases are PCB 06-060 (Will County), PCB 06-146 (Waukegan), PCB 06-058 (Joliet), and PCB 06-059 (Powerton).  The permits have been stayed pending the outcome of the appeals.  See, e.g., Order, PCB 06-060 (Feb. 16, 2006).  In the meantime, the plants must continue to operate by the terms and conditions of their prior state operating permits.  Id.

MWG also has challenged a number of construction permits issued by the Illinois EPA, arguing, among other things, that the permits impose conditions that have been appealed in the pending operating permit cases.  See, e.g., Order Granting Stay, Midwest Generation, LLC v. Illinois EPA, PCB 10-98 (June 17, 2010); Order Granting Stay, Midwest Generation, LLC v. Illinois EPA, PCB 06-156 (July 20, 2006).  The challenged conditions of these permits have been stayed as MWG and Illinois EPA negotiate new permit terms.  See PCB 10-98 (Will County permit for installation and operation of 2,000-gallon above-ground gasoline storage tank); PCB 06-156 (Will County permit for construction and operation of wet dust extractor control devices); PCB 08-009 (Will County permit for construction of soda ash handling system); PCB 08-022 (Will County permit for installation of activated carbon injection (“ACI”)); PCB 08-20 (Waukegan permit for installation of ACI); PCB 07-101 (Powerton permit for installation of wet dust extractors).

2.                                      Water Quality

a.                                      Clean Water Act

Regulations under the federal Clean Water Act govern critical operating parameters at generating facilities, such as the temperature of effluent discharges and the location, design, and construction of cooling water intake structures at generating facilities.  In April 2011, the U.S. EPA published a rule proposing standards under the federal Clean Water Act that would affect cooling water intake structures at existing generating facilities.  The standards are intended to protect aquatic organisms by reducing capture in screens attached to cooling water intake structures (“impingement”) and in the water volume brought into the facilities (“entrainment”).  The regulations are expected to be finalized in 2013.  The required measures to comply with the proposed standards regarding entrainment are subject to the discretion of the permitting authority, and EME is unable at this time to assess potential costs of compliance, which could be significant for the MWG plants.

In June 2013, the U.S. EPA proposed changes to the Steam Electric Guideline Regulation which sets discharge limits for various operations which discharge to waters of the United States.  The rule is schedule for issuance by May 2014.

b.                                      Illinois

MWG is a party to an administrative rulemaking proceeding before the IPCB to determine whether more stringent thermal and other water quality standards for the Chicago Area Waterway System and Lower Des Plaines River, which supply cooling water to MWG’s Will County and Joliet Stations, will be implemented.  The proposed thermal water quality standards, if adopted, are expected to affect the manner in which those stations use water for station cooling.  It is not possible to predict the timing for resolution of the proceeding, the final form of the rules, or specifically how it would impact the operation of each affected station; however, unless regulatory relief from the rules’ application to the MWG stations is obtained, significant capital expenditures are likely.

c.                                       Coal Combustion Wastes

U.S. EPA regulations currently classify coal ash and other coal combustion residuals as solid wastes that are exempt from hazardous waste requirements.  This classification enables beneficial uses of coal combustion residuals, such as for cement production and fill materials.  MWG currently provides a portion of its coal combustion residuals for beneficial uses.  In June 2010, the U.S. EPA published proposed regulations relating to coal combustion residuals that could result in more stringent requirements for the management and disposal of such materials.

Environmental groups, including the Environmental Law and Policy Center (“ELPC”), the Sierra Club, Prairie Rivers Network, and Citizens Against Ruining the Environment, have filed a complaint before the IPCB alleging that groundwater pollution has leached from coal-ash ponds at Joliet, Powerton, Waukegan, and Will County.  Sierra Club, et al. v. Midwest Generation, LLC, IPCB Case No. 2013-015.  The plaintiffs allege that coal-ash ponds at those facilities have released contaminants into the groundwater, causing exceedances of state and federal standards for several pollutants including arsenic, boron, and selenium. They seek an order requiring MWG to modify its coal ash disposal practices and remediate groundwater contamination, as well as civil penalties.  On December 11, 2013, ELPC obtained an order of the Bankruptcy Court granting relief from the automatic stay [Docket No. 1652], allowing it to continue its action for declaratory and injunctive relief and prohibiting it from enforcing, at this time, any monetary penalties that may be awarded against MWG or its successor in interest.

3.                                      Climate Change

There have been a number of federal and state legislative and regulatory initiatives to reduce greenhouse gas (“GHG”) emissions.  Any climate change regulation or other legal obligation that would require substantial reductions in GHG emissions or that would impose additional costs or charges for the GHG emissions could significantly increase the cost of generating electricity from fossil fuels, and especially from coal-fired plants, which could adversely affect EME’s and MWG’s businesses.

a.                                      Federal Legislative/Regulatory Developments

In June 2010, the U.S. EPA issued the Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule (the “GHG Tailoring Rule”).  This regulation generally subjects newly constructed sources of GHG emissions and newly modified existing major sources to the Prevention of Significant Deterioration (“PSD”) air permitting program beginning in January 2011 (and later, to the Title V permitting program under the CAA); however, the GHG Tailoring Rule significantly increases the emissions thresholds that apply before facilities are subjected to these programs.  The emissions thresholds for carbon dioxide (“CO2”) equivalents in the final rule vary from 75,000 tons per year to 100,000 tons per year depending on the date and whether the sources are new or modified.

In June 2012, the United States Court of Appeals for the District of Columbia Circuit dismissed the challenge by industry groups and some states to the GHG Tailoring Rule.  In December 2012, petitions for rehearing by the full District of Columbia Circuit filed by states and industry groups were denied.  In July 2012, the U.S. EPA published a final rule maintaining the CO2 equivalent emissions thresholds (for purposes of PSD and Title V permitting) originally established in the GHG Tailoring Rule.

Regulation of GHG emissions pursuant to the PSD program could affect efforts to modify EME’s and MWG’s facilities in the future and could subject new capital projects to additional permitting or emissions control requirements that could delay such projects.  In December 2010, the U.S. EPA announced that it had entered into a settlement with various states and environmental groups to resolve a long-standing dispute over regulation of GHGs from electrical generating units pursuant to the New Source Performance Standards in the CAA and would propose performance standards for emissions from new and modified power plants and emissions guidelines for existing power plants.  In September 2013, the U.S. EPA issued proposed regulations governing GHG emissions from new electric generating stations.  The U.S. EPA intends to issue proposed GHG emission standards for reconstructed and existing electric generating stations in June 2014 and to promulgate such standards in June 2015.  States would be required to submit their implementation plans responding to such guidelines to the U.S. EPA one year after the regulations are promulgated.

Since January 2010, the U.S. EPA’s Final Mandatory Greenhouse Gas Reporting Rule has required all sources within specified categories, including electric generation facilities, to monitor emissions and to submit annual reports to the U.S. EPA by March 31 of each year.  EME’s 2012 GHG emissions were approximately 29 million metric tons.  MWG’s 2012 GHG emissions were approximately 25 million metric tons.

b.                                      Regional Initiatives and State Legislation

Regional initiatives and state legislation may also require reductions of GHG emissions, and it is not yet clear whether or to what extent any federal legislation would preempt them.  If state and/or regional initiatives remain in effect after federal legislation is enacted, generators could be required to satisfy them in addition to federal standards.

EME’s operations in California are subject to two laws governing GHG emissions.  The first law, the California Global Warming Solutions Act of 2006 (“AB 32”), establishes a comprehensive program to reduce GHG emissions.  AB 32 requires the California Air Resources Board (the “CARB”) to develop regulations, effective in 2012, that would reduce California’s GHG emissions to 1990 levels in yearly increments by 2020.  In December 2011, the CARB regulation was officially published, establishing a California cap-and-trade program.  The first compliance period under the regulations is for 2013 GHG emissions.  CARB regulations implementing a cap-and-trade program, and the cap-and-trade program itself, continue to be the subject of litigation.  In December 2011, a federal district court enjoined the Low Carbon Fuel Standard, another AB 32 program regulating the carbon content of transportation fuels, on constitutional commerce clause grounds.

The second law, SB 1368, required the CPUC and the California Energy Commission to adopt GHG emissions performance standards restricting the ability of California investor-owned and publicly owned utilities, respectively, to enter into long-term arrangements for the purchase of electricity.  The standards that have been adopted prohibit these entities from entering into long-term financial commitments with generators that emit more than 1,100 pounds of CO2 per MW-hour (the performance of a combined-cycle gas turbine generator).  EME believes that all of its California facilities meet the SB 1368 standards.

c.                                       Litigation Developments

Litigation alleging that GHG is a public and private nuisance may affect EME and MWG whether or not they are named as defendants.  The law is unsettled on whether or not this litigation presents questions capable of judicial resolution or political questions that should be resolved by the legislative or executive branches.

In April 2013, the United States Court of Appeals for the Fifth Circuit dismissed, as to EME and three wholly owned EME subsidiaries, the plaintiffs’ appeal of the Mississippi federal district court’s dismissal of a lawsuit filed in March 2012 against a large number of defendants (including EME and the three subsidiaries). The plaintiffs had alleged that defendants’ activities resulted in emissions of substantial quantities of GHG that have contributed to climate change and sea level rise, which in turn were alleged to have increased the destructive force of Hurricane Katrina.

D.                                    The Debtors’ Capital Structure and Prepetition Indebtedness

1.                                      Corporate Structure

All of the Debtors are indirect subsidiaries and affiliates of non-Debtor EIX whose shares are publicly traded on the New York Stock Exchange.  Debtor EME is a Delaware corporation that functions as the parent company of its various Debtor and Non-Debtor Subsidiaries and affiliates.

2.                                      Prepetition Indebtedness

The Debtors’ principal prepetition capital structure consisted of (a) approximately $3.7 billion of senior unsecured notes, (b) approximately $345 million of sale-leaseback obligation certificates (the “PoJo Certificates”) related to the Powerton-Joliet leveraged lease transactions, (c) $1.367 billion of intercompany notes issued by EME to MWG, and (d) letter-of-credit facilities for EME and Midwest Generation EME, LLC.  EME’s project-level subsidiaries were also borrowers or issuers under approximately $1.2 billion of funded indebtedness that is nonrecourse to EME as well as certain letter of credit facilities.

As of the Petition Date, the Debtors and EME’s project-level subsidiaries had approximately $5.4 billion in principal of funded debt.

a.                                      Senior Unsecured Notes

As of the Petition Date, EME had outstanding approximately $3.7 billion in principal of senior unsecured notes, comprised of:

•                  $500 million principal amount of 7.50-percent Senior Notes which were due June 15, 2013, with interest payments due semi-annually on June 15 and December 15 (the “2013 Notes”);

•                  $500 million principal amount of 7.75-percent Senior Notes due June 15, 2016, with interest payments due semi-annually on June 15 and December 15 (the “2016 Notes”);

•                  $1.2 billion principal amount of 7.00-percent Senior Notes due May 15, 2017, with interest payments due semi-annually on May 15 and November 15 (the “2017 Notes”);

•                  $800 million principal amount of 7.20-percent Senior Notes due May 15, 2019, with interest payments due May 15 and November 15 (the “2019 Notes”); and

•                  $700 million aggregate principal amount of 7.625-percent Senior Notes due May 15, 2027, with interest payments due May 15 and November 15 (the “2027 Notes,” and, together with the 2013 Notes, the 2016 Notes, the 2017 Notes, and the 2019 Notes, the “EME Senior Notes”).

i.                                         2013 Notes and 2016 Notes

The 2013 Notes and the 2016 Notes were issued under an indenture, dated June 6, 2006, by and between EME and Wells Fargo Bank, National Association, as trustee, as supplemented from time to time thereafter.   The 2013 Notes and the 2016 Notes are unsecured and rank equally with EME’s other unsecured senior indebtedness, including the 2017 Notes, the 2019 Notes and the 2027 Notes.

In addition to the default relating to the filing of the Chapter 11 Cases, on December 17, 2012, EME failed to make semiannual interest payments of an aggregate amount of $38.1 million.   As a result, the holders of 25 percent in aggregate principal amount of either of the 2013 Notes or the 2016 Notes had the right to accelerate their respective obligations under either of the 2013 Notes or the 2016 Notes, subject to the automatic stay under the Bankruptcy Code.

ii.                                     2017 Notes, 2019 Notes, and 2027 Notes

The 2017 Notes, the 2019 Notes, and the 2027 Notes were issued under an indenture, dated May 7, 2007, by and between EME and Wells Fargo Bank, National Association, as trustee, as supplemented from time to time thereafter.  The 2017 Notes, the 2019 Notes, and the 2027 Notes are unsecured and rank equally with EME’s other unsecured senior indebtedness, including the 2013 Notes and the 2016 Notes.  Interest on the 2017 Notes, the 2019 Notes, and the 2027 Notes is payable on May 15 and November 15 of each year.

In addition to the default relating to the filing of the Chapter 11 Cases, on November 15 2012, EME failed to make semiannual interest payments of an aggregate amount of $97.5 million, which were subject to a 30-day grace period.   EME did not make the payment within the grace period.  As a result, the holders of 25 percent in aggregate principal amount of any of the 2017 Notes, the 2019 Notes, or the 2027 Notes had the right to accelerate their respective obligations under any of the 2017 Notes, the 2019 Notes, or the 2027 Notes, subject to the automatic stay under the Bankruptcy Code.

3.                                      Sale-Leaseback Obligation Notes

In connection with the Powerton and Joliet leveraged lease transaction, the owner lessors raised cash to effect the transaction by issuing PoJo Certificates to investor-certificate holders by way of a pass-through trust.  MWG pays rent to the lease indenture trustee, who distributes scheduled SLOB payments to the certificate holders.   EME guarantees these rent payments.

As of July 2, 2012, after which no principal payments were made, approximately $345 million principal of PoJo Certificates were outstanding, approximately $220.26 million related to the Powerton Lease and approximately $124.91 million related to the Joliet lease.  The Powerton Joliet leveraged lease transaction is described in more detail in paragraph Article V.D.6 below.

4.                                      Intercompany Notes

MWG loaned the sale-leaseback proceeds of the Powerton and Joliet Sale Leaseback to EME in exchange for the following intercompany notes in aggregate principal amount of $1.367 billion (the “Intercompany Notes”), which each accrue interest at 8.30 percent:

•                  $581,700,000 of Intercompany Notes due July 2, 2014;

•                  $285,849,200 of Intercompany Notes due January 2, 2015; and

•                  $499,450,800 of Intercompany Notes due January 2, 2016.

EME’s obligations under the Intercompany Notes are general obligations of EME and are pari passu with EME’s other unsecured obligations.

EME funds its payments of principal and interest due under the Intercompany Notes from distributions from its subsidiaries, including MWG, and cash on hand.  EME’s payments under the Intercompany Notes assist MWG in the payment of its lease payments under the Powerton and Joliet Sale Leaseback.  As a result of the Chapter 11 Cases, EME did not make the scheduled principal and interest payment of $61 million due on January 2, 2013.  MWG determined that it was probable a loss would be realized in connection with this intercompany loan.  MWG is unable to determine whether any future payments will be made under this intercompany loan agreement.  As a result, MWG recorded a $1.4 billion charge, equal to the full carrying amount of the loan and accrued interest, during the fourth quarter of 2012.  The Intercompany Notes mature simultaneously with the maturity of the PoJo Certificates under the Powerton Joliet Sale Leaseback.

5.                                      EME and Midwest Generation EME, LLC Letter of Credit Facilities

As of the Petition Date, EME was the account party on a $100 million cash collateralized letter of credit facility provided by DNB Bank ASA, which matures on June 30, 2014.  Approximately $55 million of letters of credit had been issued under this facility, all of which were cash collateralized by EME.

As of the Petition Date, Midwest Generation EME, LLC was the account party on a $2 million cash collateralized letter of credit facility provided by Citibank, N.A., which matures on December 31, 2013.  Approximately $2 million of letters of credit had been issued under this facility.

These letter of credit facilities at EME and Midwest Generation EME, LLC were refinanced after the Petition Date with a $75 million letter credit facility at Edison Mission Wind, which was completed in April 2013 and expires on April 30, 2016.

6.                                      PoJo Leveraged Leases

a.                                      Financing MWG’s Entry into the PoJo Leases and Documents

Effective as of August 17, 2000, MWG entered into the PoJo Leases and Documents, pursuant to which MWG sold its Powerton Generating Station in Pekin, Illinois (“Powerton”) and Units 7 and 8 of its Joliet Generating Station in Joliet, Illinois (collectively, “Joliet” and, collectively with Powerton, the “PoJo Facilities”) to the PoJo Owner Lessors and simultaneously leased the Facilities from the PoJo Owner Lessors.  In connection therewith, the PoJo Owner Lessors purchased the PoJo Facilities from MWG for approximately $1.367 billion in aggregate cash consideration.

To fund the $1.367 billion purchase price for the PoJo Facilities, the PoJo Owner Lessors used $237 million in equity funding from the PoJo Owner Participants and financed the remaining $1.147 billion of the purchase price by issuing two series of PoJo Certificates:  (i) $333.5 million in 8.30 percent Series A Lessor Notes and (ii) $813.5 million in 8.56 percent Series B Lessor Notes.  The Series A Lessor Notes have fully paid and are no longer outstanding.  All of the Series B Lessor Notes were purchased by a Series B Pass Through Trust, which financed the purchase by issuing $813.5 million in 8.56 percent Series B Pass Through Certificates to unrelated third parties (as exchanged for an equal amount of registered certificates (the “Series B Certificates”).  The Series B Certificates are held for the benefit of their respective holders by the Bank of New York Mellon, as Successor Pass Through Trustee (the “PoJo Pass Through Trustee”).  As of the Petition Date, Series B Certificates in the aggregate principal amount of $345 million remained outstanding.

b.                                      Overview of the PoJo Leases and Documents

In connection with MWG’s entry into the PoJo Leases and Documents, MWG simultaneously leased an undivided interest in Powerton and Joliet from the PoJo Owner Lessors pursuant to the applicable Facility Lease Agreements (collectively, the “PoJo Leases”) and leased the facility sites with respect thereto to the respective PoJo Owner Lessors pursuant to certain facility site sublease agreements.  Under the PoJo Leases, lease rent is paid in arrears in semi-annual payments to the PoJo Owner Lessors, which utilize such lease rent to support the principal and interest payments on the PoJo Certificates, which are secured by an assignment of, and first priority security interest in, substantially all of the Owner Lessor’s assets, including the PoJo Leases and the PoJo Facilities.  Approximately $75 million in lease rent became payable on each of January 2, 2013, and July 2, 2013.  Absent early rejection or termination, the Powerton leases expire in 2034 and the Joliet leases expire in 2030.

In addition to MWG’s obligations thereunder, EME is obligated under the PoJo Leases and Documents as follows:

•                  Under certain guarantees executed by EME in favor of the PoJo Owner Lessors and PoJo Owner Participants, EME unconditionally and irrevocably guarantees, as primary obligation and not merely as surety, MWG’s payment of rent under the PoJo Leases and the other PoJo Leases and Documents, respectively.

•                  The PoJo Leases and Documents’ participation agreements require EME, subject to certain conditions, to indemnify the PoJo Owner Lessors, the PoJo Owner Participants, the PoJo Equity Investors, the PoJo Pass Through Trustee, and certain other parties, for certain non-tax claims related to the PoJo Facilities.

•                  Finally, under certain tax indemnity agreements between EME and each of the PoJo Owner Participants, EME, subject to certain terms and conditions, agrees to indemnify each PoJo Owner Participant for the adverse tax consequences resulting from breaches of representations and warranties under the tax indemnity agreement and certain acts or omissions of MWG.

E.                                    Tax Sharing Agreements

The “EIX Group,” consisting of EIX and certain of its subsidiaries, files a consolidated federal income tax return that enables the group to be taxable as a group rather than as separate entities.(2)  Similarly, the EIX Group files unitary and similar state tax returns, including in particular in the state of California.(3)  Several tax sharing agreements (the “Tax Sharing Agreements”) govern the payments by and among EIX and its subsidiaries with respect to tax liabilities and the use of losses and credits (“Tax Attributes”).  For purposes of the Tax Sharing Agreements only, the taxable income and Tax Attributes of each subsidiary are generally calculated independently.  Subsidiaries that generated taxable income are generally required to make payments to EIX either to cover their respective share of the group’s cash tax liability or to the extent other members’ Tax Attributes shelter their net income, as calculated on a standalone basis.  Correspondingly, subsidiaries that generated tax losses are compensated by other members of the group to the extent their Tax Attributes are used to shelter net income of such other members, as calculated on a standalone basis.

Specifically, under the master tax sharing agreement (the “Master Agreement”) between EIX, SCE, and Edison Mission Group, Inc. (EME’s “grandparent,” “EMG”), subject to the SCE Priority described below, EIX makes payments to SCE and EMG in consideration for Tax Attributes attributable to their respective sub-groups if, when, and as such Tax Attributes are used to offset the taxable income of the EIX Group.  SCE and EMG, in turn, make payments to EIX in amounts equal to the assumed tax liability of their respective sub-groups determined on a separate company basis.  The tax sharing payments among EMG and its first tier subsidiaries, including Mission Energy Holding Company (“MEHC”), as well as among MEHC and its first tier subsidiaries, including EME, are governed by separate Tax Sharing Agreements that apply similar principles as the Master Agreement (other than the SCE Priority).

Certain provisions of the Master Agreement purport to give priority to the use of SCE’s current Tax Attributes prior to the use of EMG’s current Tax Attributes and, in certain circumstances, to the carryback and carryforward of SCE’s current net operating losses before the carryback and carryforward of EME’s current net operating losses (the “SCE Priority”) irrespective of the regulatory usage of such losses.  In the case of a carryforward or carryback, the SCE Priority applies only to an actual reduction of the tax liability of the EIX Group.

(2)         Federal income tax law allows a parent corporation to file a consolidated tax return with corporate subsidiaries when the parent owns shares generally representing 80 percent of the vote and 80 percent of the value of all outstanding shares.  Many states follow similar rules providing for consolidated or combined tax returns.

(3)         The state rules may differ from the federal consolidated regime, including in particular in California, but the Tax Sharing Agreements apply both with respect to the federal and state level tax items.

In recent years, EME and its subsidiaries have generated significant Tax Attributes for tax purposes.  However, other members of the EIX Group, in particular SCE and its subsidiaries, that normally generate net taxable income have instead generated net taxable losses and other Tax Attributes.  As a result, EME has not been compensated for a significant portion of the Tax Attributes generated by it and its subsidiaries.  The extent to which EME will be compensated for these Tax Attributes is uncertain.

EME Tax Attributes were used to shelter some but not all of the EIX Group’s taxable income in 2009.  EME received $187 million in tax sharing payments for the use of its 2009 federal Tax Attributes.  In 2010, the EIX Group was in an overall tax loss position.  The 2010 Tax Attributes were carried back to 2008 and 2009 giving rise to a refund, of which EME’s share was approximately $181 million.  In 2011, the EIX Group was again in an overall tax loss position with both SCE and EME having significant Tax Attributes.  The 2011 Tax Attributes were carried back for federal income tax purposes, offsetting all of the remaining 2009 income of the EIX Group and generating a carryforward.  On a standalone basis, SCE’s 2011 carryback was large enough to absorb all of its 2009 standalone income, which was previously offset in part by EME’s 2009 and 2010 Tax Attributes.  EIX asserted a purported right to a payment in alleged reimbursement of the carryback amount that was paid to EME for tax year 2009.  In September of 2012, EME paid that amount to EIX.  As set forth in the Standing Motion, as defined below, this payment is the subject of dispute.(4)

The Debtors have agreed that no later than January 10, 2014, they will provide to EIX (i) written notice of their decision to assume or to reject (in either case, under the Plan) any tax sharing or related agreements between EME and EIX or EME and non-EME subsidiaries of EIX (to the extent such agreements are executory) and to include such agreements on the applicable schedules of Executory Contracts to be assumed or rejected provided by Article V of the Plan, and (ii) a written description of how these agreements will be treated under the Plan.

EIX reserves rights to object to Confirmation of the Plan regarding the treatment of any tax sharing or related agreement with EME, and EIX intends to take discovery regarding the treatment of such agreements under the Plan or their application to Reorganized EME.  The Debtors, the Committee, and the Supporting Noteholders reserve all of their rights in connection therewith.

VI.                              EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.                                    Macroeconomic Pressures Coincide with Debt Obligations

Two major factors contributed to the filing of these Chapter 11 Cases.  First, state and federal regulatory regimes imposed rigorous emissions requirements on coal produced power, requiring the Debtors to make significant capital expenditures on their existing coal plants.  Second, a confluence of economic and technological drivers encouraged increased natural gas production, which resulted in a surplus of cheap natural gas and caused wholesale electricity prices (and EME’s resultant revenues) to plummet.  These two factors—higher capital expenditure requirements and declining revenues—came at precisely the same time as debt interest payments and maturities were coming due.

This unforeseen squeeze on EME’s income stream—combined with principal and interest payments—transformed EME’s once-manageable environmental compliance capital expenditures into a threat to its continued existence.

B.                                    Prepetition Reorganization Efforts

In recognition of EME’s existing and anticipated continued financial distress, EME’s board, management, and professional advisors began exploring various restructuring alternatives with its parent company, EIX, and the Holders of a majority of the EME Senior Notes by outstanding principal amount (the “Noteholder Group”).

(4)         The Debtors’ description of the Tax Sharing Agreements herein is for discussion purposes only, and all rights of the Debtors, the Committee, and the Noteholder Group with respect thereto are specifically reserved.

After approximately six months of vigorous, arm’s-length negotiations that began in June 2012, EME, EIX, and the Noteholder Group reached an agreement on a transaction (the “Prepetition Settlement Transaction”) designed to substantially deleverage EME’s balance sheet.  The parties’ commitment to the Prepetition Settlement Transaction was memorialized in that certain Transaction Support Agreement, dated as of December 16, 2012 (the “Prepetition Transaction Support Agreement”).  The Prepetition Transaction Support Agreement generally provided as follows:

•                  the cancellation of EIX’s equity interests in EME and subsequent turnover of 100 percent of the equity interests in EME to holders of unsecured claims (including the holders of EME’s $3.7 billion senior unsecured notes);

•                  subject to an investigation to be conducted during the first 150 days of the Chapter 11 Cases, the mutual release of claims between EME and EIX and its non-EME subsidiaries;

•                  EIX and certain of its subsidiaries would continue during the Chapter 11 Cases to provide EME and its subsidiaries with shared corporate support services including, among other things, a full suite of insurance and benefits programs, which, if terminated, would have been severely disrupting to the Debtors’ businesses;

•                  the parties would work to document a master restructuring agreement and certain transition and shared services agreements to effectuate EME’s ability to operate as a standalone business; and

•                  subject to diligence with respect to EME’s and EIX’s tax positions, the amendment and assumption of certain of the Tax Sharing Agreements to provide for payments through December 31, 2014.

The Prepetition Transaction Support Agreement contemplated certain key deadlines related to the parties’ efforts to prepare and seek approval of definitive documents in support of the Prepetition Settlement Transaction.  Ultimately, the parties were unable to satisfy these deadlines.  On July 25, 2013, certain noteholder parties thereto terminated the Prepetition Transaction Support Agreement, stating that these deadlines had not been met.

VII.                          ADMINISTRATION OF THE CHAPTER 11 CASES

A.                                    First Day Motions and Certain Related Relief

The Debtors devoted substantial efforts to stabilizing their operations and preserving and restoring their relationships with vendors, customers, employees, landlords and utility providers that had been impacted by the commencement of these Chapter 11 Cases. As a result of these initial efforts, the Debtors minimized the negative impacts resulting from the commencement of these Chapter 11 Cases.

On the Petition Date, in addition to the voluntary petitions for relief Filed by the Debtors under chapter 11 of the Bankruptcy Code, the Debtors also Filed a number of first day motions and applications (collectively, the “First Day Motions”) with the Bankruptcy Court.  Within a few days, the Bankruptcy Court entered several orders to, among other things:  (a) prevent interruptions to the Debtors’ businesses; (b) ease the strain on the Debtors’ relationships with certain essential constituents; and (c) allow the Debtors to retain certain advisors necessary to assist the Debtors with the administration of the Chapter 11 Cases (each, a “First Day Order”).

1.                                      Administrative Motions

To facilitate a smooth and efficient administration of these Chapter 11 Cases, the Bankruptcy Court entered the following procedural orders: (a) approving the notice, case management and administrative procedures to govern these Chapter 11 Cases [Docket No. 128]; (b) authorizing the joint administration of the Debtors’ Chapter 11 Cases [Docket Nos. 115, 154, and 780]; (c) granting the Debtors an extension of time to File their Schedules [Docket No. 127]; (d) approving expedited procedures to reject or assume executory contracts and unexpired leases [Docket No. 323]; and (e) authorizing procedures for de minimis asset sales and the abandonment of de minimis assets [Docket No. 315].

2.                                      Employment and Compensation of Advisors

To assist the Debtors in carrying out their duties as debtors-in-possession and to otherwise represent the Debtors’ interests in the Chapter 11 Cases, the Bankruptcy Court entered Final Orders, authorizing the Debtors to retain and employ the following advisors:  (a) GCG, Inc., as Notice Claims, and Solicitation Agent to the Debtors [Docket No. 126]; (b) Kirkland & Ellis LLP as counsel to the Debtors [Docket No. 321]; (c) McDonald Hopkins LLC as counsel to Debtor Camino Energy Company and as conflicts counsel to the Debtors [Docket No. 328]; (d) McKinsey Recovery & Transformation Services U.S., LLC, as Restructuring Advisor to the Debtors [Docket No. 329]; (e) Perella Weinberg Partners, as Investment Banker and Financial Advisor to the Debtors [Docket No. 524]; and (f) J.P. Morgan Securities LLC, as Financial Co-Advisor to the Debtors [Docket No. 1021].  On January 17, 2013, the Bankruptcy Court entered an order approving procedures for the interim compensation and reimbursement of expenses of Retained Professionals in the Chapter 11 Cases and members of the Committee [Docket No. 331].

3.                                      Stabilizing Operations

Recognizing that any interruption of the Debtors’ business, even for a brief period, would negatively affect customer and supplier relationships, revenues, and profits, the Debtors filed a number of First Day Motions to minimize the adverse effects of the commencement of the Chapter 11 Cases on their ongoing business operations.  Thereafter the Bankruptcy Court entered a number of First Day Orders granting the Debtors authority to, among other things, pay certain prepetition claims and obligations and continue certain existing programs.  Indeed the relief granted by the First Day Orders helped facilitate the Debtors smooth transition into the Chapter 11 Cases, allowed the Debtors to continue their operations without interruption, and prevented a decrease in confidence among suppliers, customers, and creditors as to the likelihood of the Debtors’ successful emergence from the Chapter 11 Cases.

a.                                      Employee Wages and Benefits

The Debtors believed that absent the ability to (a)  pay certain prepetition claims relating to, among other things, wages, salaries, ordinary-course raises, and other pay increases, bonuses and other compensation, payroll services, federal and state withholding taxes and other amounts withheld (including garnishments, Employees’ share of insurance premiums, taxes, and 401(k) contributions), health insurance, retirement health and related benefits, workers’ compensation benefits, vacation time, leaves of absence, life insurance, short- and long-term disability coverage, and all other benefits that the Debtors and their Non-Debtor Subsidiaries have historically provided (collectively, the “Employee Compensation and Benefits”) and (b pay all costs incident to the foregoing, their employees might have suffered undue hardship and sought alternative employment opportunities, perhaps with the Debtors’ competitors.  The loss of valuable employees would have been distracting at a critical time when the Debtors were focused on stabilizing their operations.  Accordingly, the Bankruptcy Court entered orders authorizing the Debtors to pay and continue to pay the Employee Compensation and Benefits and authorizing and directing banks and financial institutions to honor all checks and electronic payment requests made by the Debtors related to the Employee Compensation and Benefits.

b.                                      Cash Management Systems

As part of a smooth transition into these Chapter 11 Cases, the Debtors sought and the Bankruptcy Court entered certain orders authorizing the Debtors to (a) continue using the Debtors’ existing cash management system, (b) maintain existing bank accounts and business forms, (c) continue intercompany transactions, and (d) grant superpriority administrative expense status to postpetition intercompany payments [Docket Nos. 116, 144, 671, & 768].  Further, the Bankruptcy Court deemed the Debtors’ bank accounts debtors-in-possession accounts and authorized the Debtors to maintain and continue using these accounts in the same manner as those employed before the Petition Date without reference to their status as debtors-in-possession.

c.                                       Critical Vendors

The Debtors rely on their vendors to, among other things, (a) assist the Debtors in complying with applicable governmental laws and regulations, (b) supply essential raw materials, specialized replacement parts and supplies, operations consumables, and certain other goods required to operate the Debtors’ generating facilities and ensure continuous business operations, and (c) ensure the wide range of specialized equipment the Debtors utilize for energy production and pollution control operates in an effective, safe, and efficient manner.  While the Debtors rely on over 500 vendors, approximately less than 4 percent of those vendors are critical to the Debtors’ business, and, the disruption of their work would impede the Debtors’ ability to continue operation.  Therefore, the Bankruptcy Court entered a First Day Order authorizing the Debtors to (a) pay prepetition claims of certain critical vendors in the interim amount of $7.0 million and (b)  implement procedures to address any vendors that repudiate or otherwise refuse to honor contractual obligations to the Debtors [Docket No. 118].  The Debtors obtained a Final Order authorizing them to pay their critical vendors in the aggregate amount of $8.2 million on January 17, 2013 [Docket No. 318].  The Debtors believe this critical vendor authority was necessary and served to limit disruptions to the Debtors’ business and operations.

d.                                      Lien Claimants

Before the Petition Date, and in the ordinary course of business, the Debtors contracted with certain domestic common carriers, shippers, truckers, and logistics management companies (the “Shippers”) to ship, transport, and deliver raw materials, parts, and components to the Debtors.  The Debtors use certain raw materials, such as coal, activated carbon, urea, fuel oil, and bulk chemicals, without which the Debtors cannot generate electricity or maintain compliance with environmental regulations.  Additionally, the Debtors’ generating facilities employ sophisticated generating equipment to monitor the facilities, move supplies within the facilities, and produce energy, which all require replacement parts, supplies, calibration devices, and other critical goods to continue operating, and an inability to acquire these parts from the Shippers could have resulted in a slow-down or shut-down of the Debtors operations at various facilities.  Furthermore, the Debtors routinely transact business with a number of third-party contractors, repairmen, and manufacturers who may assert tooling, mechanics’, and other possessory liens against the Debtors’ or their customers’ property (the “Third-Party Contractors,” and together with the Shippers, the “Lien Claimants”) and vendors who can assert liens against the Debtors and their property (such as equipment) if the Debtors failed to pay for the goods delivered or services rendered.  These Third-Party Contractors perform various services for the Debtors, including manufacturing and repair of equipment, and manufacturing component parts necessary for the Debtors’ energy production equipment.  The Debtors were concerned that unless these Lien Claimants were paid outstanding prepetition amounts, many of these Lien Claimants would refuse to perform their ongoing obligations under their existing agreements with the Debtors, including installation, servicing, and warranty obligations, or may refuse to release goods in their possession, which would have had a material adverse effect on the Debtors’ businesses.  The Bankruptcy Court entered a First Day Order [Docket No. 119] and then, on January 17, 2013, a Final Order [Docket No. 310] authorizing, among other things, the Debtors to pay certain prepetition claims of Shippers and other Lien Claimants.

e.                                       Energy Trading

The Debtors’ non-Debtor affiliate EMMT conducts hedging operations for itself and certain of the Debtors and their non-Debtor affiliates.  Specifically, EMMT markets and trades energy, capacity, fossil fuels, emissions allowances, and other energy-related products and derivatives thereof.  EMMT’s trading businesses fall primarily into two categories: (a) sales of the Debtors’ and certain non-Debtor affiliates’ capacity, energy, and related products (either as agent or pursuant to “back-to-back” trades); and (b) market trades for EMMT’s own proprietary trading book.  EMMT also engages in certain purchase and sale transactions for the benefit of MWG and does so by entering into a sale or purchase contract with a third party and then a second sale or purchase contract with MWG on the same commercial terms as the contract with that third party.  Many of EMMT’s hedging and trading agreements contain defaults and/or other provisions that might have enabled its hedging and trading partners (collectively, the “Trading Counterparties”) to terminate the agreements or request additional collateral, and certain of these provisions may have been triggered by the Debtors’ chapter 11 filing.  Despite the Debtors’ prepetition efforts to mitigate the effects of an EME bankruptcy filing, the Debtors were concerned that certain Trading Counterparties would take actions adverse to EMMT and the Debtors as a result of EME’s and MWG’s bankruptcy filings.  Therefore, the Bankruptcy Court entered a First Day Order [Docket No. 121] and then, on January 17, 2013, a Final Order [Docket No. 313] authorizing, among other things, the Debtors to continue operating under their trading contracts, enter into new trading contracts, and pledge collateral as necessary and appropriate under their trading contracts, provided notice was provided to the Committee.

f.                                        Taxes and Fees

The Debtors believed that, in some cases, certain taxing, regulatory, and governmental authorities had the ability to exercise rights and remedies if the Debtors failed to remit certain taxes and fees.  Accordingly, the Debtors sought entry of an order authorizing the Debtors to pay any fees and taxes to avoid harm to the Debtors’ business operations.  On December 18, 2012, the Bankruptcy Court entered a First Day Order authorizing the Debtors to pay taxes and fees [Docket No. 125], and on January 17, 2013, the Bankruptcy Court entered a Final Order authorizing the Debtors to pay taxes and fees [Docket No. 309].

g.                                      Utilities

Section 366 of the Bankruptcy Code protects debtors from utility service cutoffs upon a bankruptcy filing while providing utility companies with adequate assurance that the debtors will pay for postpetition services.  To ensure uninterrupted utility service, the Debtors filed a First Day Motion seeking entry of an order approving procedures for, among other things, determining adequate assurance for utility providers and prohibiting utility providers from altering, refusing or discontinuing services without further order by the Bankruptcy Court [Docket No. 17].  On December 18, 2012, the Bankruptcy Court entered a First Day Order approving the relief requested in this motion [Docket No. 124] and on January 17, 2013, the Bankruptcy Court entered a Final Order approving the relief requested in this motion [Docket No. 311].

h.                                      Claims Trading

As of the Petition Date, the Debtors had Tax Attributes consisting of Net Operating Losses (“NOLs”) of approximately $2.4 billion and tax credits in connection with their renewable energy operations (the “Tax Credits”) of approximately $230 million, all of which may be carried forward to future taxable years.  These Tax Attributes could result in potential future tax savings to the Debtors of approximately $1.2 billion.  As of the Petition Date, it was still too early to determine whether it would be necessary for the Debtors to seek relief requiring any Persons or Entities that have acquired claims to sell-down their claims below an amount that would entitle them to receive more than 4.5 percent of the equity of the reorganized Debtors.  Nevertheless, the Tax Attributes are an extremely valuable asset to the Debtors’ business and the failure to preserve such assets could have caused the Debtors’ estates to suffer a significant tax liability to the detriment of the Debtors’ stakeholders’ interests.  Accordingly, the Debtors sought entry of an order establishing a record date for notice and sell-down procedures for trading in claims against the Debtors’ estates in order to preserve the Debtors’ ability to formulate a plan of reorganization that maximizes the use of the Tax Attributes.  On January 17, 2013, the Bankruptcy Court entered a Final Order establishing a record date for notice and sell down procedures for trading in claims against the Debtors [Docket No. 326].

i.                                         Equity Trading

As described herein, the Tax Attributes could result in potential future tax savings to the Debtors of approximately $1.2 billion.  Equity holders transferring their equity interests prior to the effective date of a chapter 11 plan may trigger an ownership change that could impair the value of these assets.  The Debtors determined that they needed the ability to monitor, and possibly object to, certain changes in ownership of common stock to preserve flexibility in operating their business during the pendency of the Chapter 11 Cases, in crafting a chapter 11 plan and, finally, in maximizing their ability to reduce future federal income taxes by offsetting their post-reorganization income with the Tax Attributes.  Accordingly, the Debtors sought to establish notification and hearing procedures for the transfers of equity interests and declarations of worthlessness with respect to the Debtor EME’s Equity Securities, and thereby protect and preserve the Tax Attributes.  Mission Energy Holding Company, the sole owner of the EME common stock, along with its direct parent, Edison Mission Group, and its indirect parent, EIX, consented to this request subject to certain reservations, and the Bankruptcy Court entered a First Day Order [Docket No. 123] and a Final Order [Docket No. 330] approving this request on December 18, 2012 and January 17, 2013, respectively.

j.                                         Contract Rejection

As part of the Debtors’ pre- and postpetition restructuring efforts, the Debtors evaluated the necessity and cost-efficiency of all of their executory contracts and unexpired leases, and as part of that process, the Debtors determined that certain contracts and related agreements were unnecessary, burdensome, and should be rejected as of the Petition Date.  Specifically, these contracts and agreements related to raw material transportation and supply for Debtor MWG.  Accordingly, on January 17, 2013, the Bankruptcy Court entered a Final Order approving the rejection of these contracts and related agreements effective as of the Petition Date [Docket No. 312].  The Debtors subsequently determined, in their business judgment, to reject certain additional contracts [Docket Nos. 601 and 688].

k.                                      Shared Services

As of the Petition Date, certain of the Debtors and their non-Debtor affiliates received management, administrative, corporate, and support services from non-debtor affiliates and provided such services to non-Debtor affiliates pursuant to certain shared corporate services arrangements and services agreements (collectively, the “Intercompany Arrangements”).  On December 18, 2012, the Bankruptcy Court entered a First Day Order approving the Intercompany Arrangements and granting the Debtors related relief as necessary [Docket No. 120] and on February 5, 2013, the Bankruptcy Court entered a Final Order approving the Intercompany Arrangements and granting the Debtors related relief as necessary [Docket No. 400].  On November 6, 2013, the Bankruptcy Court entered an order authorizing the extension of the Intercompany Arrangements [Docket No. 1563] (the “Intercompany Arrangements Extension Order”).  As a result of the Intercompany Arrangements Extension Order, the Intercompany Arrangements have been extended to the earlier of:  (i) the date the Bankruptcy Court enters an order confirming a chapter 11 plan in EME’s Chapter 11 Cases, and (ii) March 31, 2014.

l.                                         Surety Bonds

To continue certain of their business operations during the reorganization process, the Debtors needed to continue to be able to provide financial assurances to local governments, regulatory agencies, and other third parties to which, in the ordinary course of business, they provided prepetition financial assurances.  Before the Petition Date, the Debtors regularly accomplished this by posting surety bonds on account of:  (a) obligations owed to municipalities; (b) obligations related to environmental regulatory agencies; and (c) obligations relating to obtaining permits or licenses (collectively, the “Surety Bond Program”).  Failure to provide, maintain, or timely replace these surety bonds would prevent the Debtors from undertaking essential functions related to their energy production operations and, consequently, would result in a detrimental effect to the Debtors’ businesses.  Accordingly, the Debtors filed a First Day Motion requesting the Bankruptcy Court approve the Debtors’ existing Surety Bond Program, including the existing cash collateral arrangements with the sureties under the Surety Bond Program, and potentially to provide additional collateral and acquire additional bonding capacity as needed in the ordinary course of their business [Docket No. 24].  On January 17, 2013 the Bankruptcy Court entered a Final Order approving the Surety Bond Program and such other related relief requested by the Debtors [Docket No. 325].

m.                                  Tax Credit Agreements

Before the Petition Date, and in the ordinary course of business, EME made payments to Viento Funding II, Inc. (“Viento II”) and High Lonesome Mesa, LLC (“High Lonesome”) wind companies on account of federal and state renewable energy production tax credits (the “Tax Credits”).  Viento II and High Lonesome are some of the Debtors’ most valuable assets; however, the Chapter 11 Cases constituted an event of default under the Viento II and High Lonesome credit agreements.  Before the Petition Date, the Debtors were able to secure forbearance agreements (the “Forbearance Agreements”) with the respective lenders under the Viento II and High Lonesome credit agreements in order to mitigate the effects of filing these Chapter 11 Cases, and the Debtors filed a First Day Motion seeking Bankruptcy Court approval for the Debtors’ payments to Viento II and High Lonesome on account of the Tax Credits under the Forbearance Agreements [Docket No. 23].  On January 17, 2013, the Bankruptcy Court entered a Final Order approving the Debtors’ payments to Viento II and High Lonesome under the Forbearance Agreements [Docket No. 324].  In July 2013, Viento II successfully refinanced its credit agreement and High Lonesome was granted a permanent waiver of default by its applicable bondholders.

B.                                    Employee Incentive/Retention Plans

During the course of the Chapter 11 Cases, the Debtors developed and implemented certain employee incentive and retention plans.  The terms of these plans were approved by a compensation committee, composed solely of independent directors of the EME Board (the “Compensation Committee”), and the Compensation Committee was assisted by its compensation consultant, Hewitt Associates LLC (d/b/a Aon Hewitt) (“Aon Hewitt”).  A summary of these incentive and retention plans is provided below.

1.                                      2013—2014 Compensation Plan

EME developed five incentive plans and one retention plan for 2013—2014.  The incentive plans largely represent a continuation of the EME’s historical incentive plans subject to certain adjustments to take into account EME’s financial circumstances and the filing of these Chapter 11 Cases.  EME established the retention plan, which EME has not previously offered,(5) to retain certain critical, non-executive, non-insider mid-level employees.  These plans and the number of employees covered as of September 30, 2012, are described in greater detail as follows:

a.                                      The STIP

The short-term incentive plan or “STIP” is available to more than 324 employees of Debtors EME, MWG, and Midwest Generation EME, LLC (“MWG EME”), approximately 49 management employees of non-Debtor Edison Mission Operation & Maintenance, Inc. (“EMOMI”), and approximately 74 non-energy trader employees of non-Debtor EMMT.  The STIP is a performance-based cash incentive program based on the attainment of certain corporate and individual performance targets.  The STIP is also offered to insiders.  The incentive pool for the STIP is accrued through (i) the achievement of six-month target goals for cash flow based on adjusted earnings before interest, taxes, depreciation, amortization, and restructuring and reorganization costs (“EBITDAR”) and (ii) an upward or downward adjustment of up to 10 percent based on the achievement of better than industry-standard worker and facility safety targets.  The STIP includes six-month performance periods to allow for short-term goal-setting by the Compensation Committee.

b.                                      The Union Plan

EME offers its approximately 436 union employees the ability to participate in a short-term, performance-based cash incentive program (the “Union Plan”) based on the attainment of certain corporate performance targets.  The incentive pool for the Union Plan is accrued through the following performance measures:  (i) 50 percent by the achievement of six-month target goals for cash flow based on adjusted EBITDAR; (ii) 50 percent by the achievement of specific reliability measures at the Debtors’ unionized coal facilities; and (iii) an upward or downward adjustment based on the achievement of certain industry-standard worker and facility safety targets.  The Union Plan includes six-month performance periods to allow for short-term goal-setting.

c.                                       The EMOMI Plan

Non-Debtor Subsidiary EMOMI offers approximately 171 of its non-management employees the ability to participate in a short-term, performance-based cash incentive program (the “EMOMI Plan”) based on the attainment of certain corporate and individual performance targets.  The incentive pool for the EMOMI Plan is accumulated through the following three measures of performance:  (i) 50 percent by the achievement of six-month target goals for cash flow based on adjusted EBITDAR; (ii) 50 percent by the achievement of specific EMOMI operating metrics, including the attainment of certain energy availability, corporate safety, and environmental compliance goals; and (iii) an upward or downward adjustment based on the achievement of certain industry-standard worker and facility safety targets.  The EMOMI Plan includes six-month performance periods to allow for short-term goal-setting.

d.                                      The Trader Incentive Plan

Non-Debtor Subsidiary EMMT offers its nine proprietary energy trading employees the ability to participate in a cash-based incentive program (the “Trader Incentive Plan”) based on the attainment of certain corporate and individual performance targets over annual performance periods.  During each annual performance period, EMMT establishes an aggregate incentive pool that is generally based on realized trading revenues net of specified costs, and EMMT’s management recommends a proposed allocation of the incentive pool among participants in the Trader Incentive Plan.  In 2012, the incentive pool was based on 10 percent of EMMT’s gross margin exceeding certain overhead and other expenses.  In 2013, the incentive pool will be based on 12 percent of EMMT’s gross margin exceeding certain overhead and other expenses.

(5)         Although this retention plan is new, EME has in the past offered certain employees “one-off” retention opportunities.

e.                                       The LTIP

EME offers a long-term incentive plan (the “LTIP”) to 46 of its senior managers at the executive level, including insiders.  The LTIP is designed to improve the Company’s long-term stability and profitability by aligning management incentives with the Company’s business objectives, while at the same time providing participants with competitive, market-based compensation.  After consultation with Aon Hewitt, the Compensation Committee approved a shift to cash-based incentives under the 2013—2014 LTIP.  In prior years, EME’s incentive plans were administered and implemented by EIX and compensation under such long-term incentive plans was provided in the form of EIX stock.  EME’s current circumstances and potential separation from EIX made it impractical to continue offering long-term incentives in the form of EIX stock and necessitated the shift to the cash-based LTIP.  The LTIP is designed to be earned over a two-year period, but the program may terminate before two years if the Debtors emerge from chapter 11 before December 31, 2014.  The LTIP is performance-based, with awards linked to three operating and performance metrics:  (i) the enterprise value of EME and MWG, (ii) reliability targets for the Company’s coal, gas, and wind energy projects, and (iii) reduction of (a) EME general and administrative costs and (b) MWG controllable operations and maintenance expenses.

f.                                        The Key Contributor Plan

EME’s management, in consultation with the Compensation Committee, identified 45 employees for inclusion in a retention plan (the “Key Contributor Plan”) from a group of non-executive employees from EME’s internal salary bands H, I, and J who are not (and historically have not been) eligible to participate in EME’s long-term incentive programs.  These key employees provide critical services to EME’s businesses, and their departure would cause serious disruptions to operations and would complicate the Debtors’ restructuring efforts.  EME assigned each key employee a retention amount denominated as a flat dollar value, which EME will distribute in two equal installments over 12 to 24 months after communicating the award to the employee.  EME will only make payments under the Key Contributor Plan to those participants who remain employed by EME or its affiliates in good standing.

2.                                      Exit Plan

As part of the Plan Sponsor Agreement, the parties thereto agreed to support the Debtors’ implementation of an incentive compensation plan related to the Debtors’ pursuit of the NRG Transaction or a superior alternative as permitted under the Plan Sponsor Agreement (the “Exit Plan”).  The Compensation Committee, with the assistance of the Debtors’ legal and compensation advisors, specifically designed the Exit Plan to timely maximize the value, and minimize the costs, of all of the transactions contemplated by the Plan Sponsor Agreement.  The Bankruptcy Court held a preliminary hearing on the Exit Plan on October 24, 2013 and, after a final hearing on November 6, 2013, the Bankruptcy Court entered an order approving the Exit Plan [Docket No. 1561].

The Exit Plan provides incentives for two distinct groups of participants—(a) in “Pool A”, directors, officers, and other executive-level employees, including certain insiders and (b) in “Pool B”, a limited group of up to 20 non-executive, non-insider employees.  The reorganized Debtors will pay awards under the Exit Plan on the Effective Date.  Pool A awards, not to exceed $6.4 million in the aggregate, will be awarded at the discretion of EME’s Compensation Committee based upon a non-exhaustive list of qualitative performance goals set forth in the Exit Plan and without regard to employment status.  Pool B awards, not to exceed $1.1 million in the aggregate, will be awarded based upon the degree of an employee’s criticality and denominated as a percent of annual salary.

C.                                    Pension Plans

EIX sponsors and maintains the Edison International Retirement Plan for Bargaining Unit Employees of Midwest Generation, LLC, amended and restated effective as of January 1, 2008 (the “Midwest Gen Bargaining Unit Plan”), a qualified noncontributory defined benefit pension plan for qualifying union Employees employed by Debtor Midwest Generation, LLC in accordance with the CBA and the Contract Extension.  The Midwest Gen Bargaining Unit Plan is administered by Xerox ACS and Aon Hewitt acts as the actuary.  The Midwest Gen Bargaining Unit Plan is funded by the Debtors pursuant to actuarial calculations and benefits to participants are determined pursuant to the CBA and the Contract Extension.  Based on a Funding Target Shortfall for Valuation Date December 31, 2012 (as set forth in an Aon Hewitt report dated May 1, 2013), the Midwest Gen Bargaining Unit Plan was underfunded by $49.2 million.

In addition, certain of the Debtors’ non-union, non-executive Employees are eligible to participate in the Southern California Edison Company Retirement Plan, amended and restated effective as of January 1, 2011 (the “SCE Retirement Plan”), a qualified noncontributory defined benefit pension plan sponsored and maintained by SCE.  The SCE Retirement Plan is administered by Xerox ACS and Aon Hewitt acts as the actuary.  The SCE Retirement Plan is funded by the Debtors pursuant to the actuarial calculations and benefits to participants are determined pursuant to the plan document.

EIX sponsors and maintains the Edison International Retirement Plan for Bargaining Unit Employees of EME Homer City Generation LP, amended and restatement effective as of January 1, 2008 (the “EMEHC Bargaining Unit Plan”), a qualified noncontributory defined benefit pension plan for qualifying former union Employees of Debtor EME Homer City Generation, LLC in accordance with the CBA.   The EMEHC Bargaining Unit Plan is administered by Xerox ACS and Aon Hewitt acts as the actuary.  The EMEHC Bargaining Unit Plan is funded by the Debtors pursuant to actuarial calculations and benefits to participants are determined pursuant to the CBA.  Based on a Funding Target Shortfall for Valuation Date December 31, 2012 (as set forth in an Aon Hewitt report dated May 1, 2013), the EMEHC Bargaining Unit Plan was underfunded by $6.1 million.

Furthermore, certain of the Debtors’ current and former executive Employees are eligible to participate in a non-qualified noncontributory defined benefit pension plan maintained by EIX and certain non-Debtor subsidiaries of EIX (the “Executive Retirement Plan”).  The Executive Retirement Plan is administered by Xerox ACS and Aon Hewitt acts as the actuary

VIII.                     SIGNIFICANT EVENTS OF THE CHAPTER 11 CASES

A.                                    EIX Investigation

When entering into the Prepetition Transaction Support Agreement, the Debtors did not have sufficient time to conduct the due diligence required to analyze in detail all of the benefits of the Prepetition Transaction Support Agreement (particularly the projected tax benefits) as compared to the value of the release provided in the Prepetition Transaction Support Agreement (particularly any claims and causes of action against EIX).  Pursuant to the terms of the Prepetition Transaction Support Agreement, the Debtors retained the right (in what is known as a “fiduciary out”) to terminate the Prepetition Transaction Support Agreement if EME determined after a thorough investigation that it was not in the Estates’ best interests to proceed with the Prepetition Transaction Support Agreement, particularly with respect to providing a general release of EIX.  In addition, subject to the terms and conditions of the Prepetition Transaction Support Agreement, the Noteholder Group retained the right to terminate the Prepetition Transaction Support Agreement.

Accordingly, the parties to the Prepetition Transaction Support Agreement recognized and understood from the outset that, unless and until the transactions contemplated by the Prepetition Transaction Support Agreement were determined to be in the Debtors’ best interests—after a detailed and thorough factual, financial, and legal investigation—such transactions would not proceed.

On January 2, 2013, the Debtors filed the Debtors’ Motion Pursuant to Federal Rule of Bankruptcy Procedure 2004 for Authorization to (A) Conduct Examination and (B) Issue Subpoenas for Attendance for Examination and Production of Documents [Docket No. 186] (the “Rule 2004 Motion”), seeking authority for an investigation committee comprised solely of independent directors of EME’s board or directors (the “Investigation Committee”) to conduct a Rule 2004 examination of EIX and certain related parties (the “Examinees”) to investigate and conduct diligence with respect to various aspects of the Prepetition Settlement Transaction.  The Rule 2004 examination was essential to enable the Debtors to determine whether to move forward with the Prepetition Settlement Transaction.

On January 9, 2013, EIX filed an objection to the Rule 2004 Motion [Docket No. 214], contending, among other things, that the relief requested failed to safeguard certain of the Examinees’ confidential, proprietary, and other sensitive nonpublic information.  The Committee likewise objected to the Rule 2004 Motion [Docket No. 233], on the grounds that, among other things, the Debtors and the Committee should jointly conduct the Rule 2004 examination. Thereafter, the Debtors, the Committee, and the Examinees negotiated in good faith to resolve the objections.  Those negotiations resulted in a stipulated protective order that established a framework for the Rule 2004 examination.  On January 23, 2013, the Bankruptcy Court entered an order [Docket No. 339] authorizing  EME and the Committee (together, the “Examination Parties”) to jointly conduct a Rule 2004 investigation of the Examinees (the “Rule 2004 Order”) pursuant to a stipulated protective order [Docket No. 340].

As part of that investigation, the Examination Parties served the Examinees with subpoenas for the production of documents in late January 2013.  Specifically, the Examination Parties sought to obtain from the Examinees certain information and diligence, including with respect to intercompany transfers (under the tax sharing agreements or otherwise), potential claims against EIX and other parties to be released under the Prepetition Settlement Transaction, and various shared services and corporate governance matters.  On January 28, 2013, the Debtors, in consultation with the Committee, filed the Debtors’ Motion to Compel Compliance with Examination Pursuant to Federal Rule of Bankruptcy Procedure 2004 [Docket No. 358] (the “January Motion to Compel”).  The parties negotiated a resolution of the January Motion to Compel culminating with the entry of an order on February 12, 2013 [Docket No. 451].

The Examination Parties have conducted the Rule 2004 investigation for many months.  On March 19, 2013, the Examination Parties served the Examinees with supplemental subpoenas.  In response, the Examinees produced over 140,000 documents in response to the subpoenas.  Additionally, the Examination Parties conducted depositions of certain of the Debtors’ former directors.  The Examination Parties have coordinated with each other on the investigation.  Among other things, the Debtors’ and the Committee’s litigation teams have had regular conference calls and have closely consulted with respect to strategy and tactics.  In addition, the Debtors’ and the Committee’s tax teams have had regular conference calls and other discussions.  And, separate and apart from these scheduled meetings, the Debtors, the Committee, the Noteholder Group, and their respective advisors have held numerous meetings and discussions regarding the investigation.

Although the Rule 2004 Order directs EIX to produce all relevant materials, EIX withheld nearly 35,000 documents responsive to the subpoenas—and redacted thousands of others—on the purported basis that the documents are protected by the attorney-client privilege and/or the attorney work product doctrine.  EIX’s counsel also repeatedly instructed its witnesses not to answer questions during depositions on the same privilege and work product grounds.

Consequently, the Debtors and the Committee filed the Joint Motion of Debtors and the Official Committee of Unsecured Creditors to Compel Production of Documents and Information Withheld on Privilege Grounds [Docket No. 1162] on September 5, 2013 (the “September Motion to Compel”).  On September 18, 2013, EIX filed its objection to the September Motion to Compel [Docket No. 1240].  The Examination Parties have conferred with EIX’s counsel though numerous letters and telephone conferences, but notwithstanding the parties’ efforts to resolve their disputes, significant issues remain and the September Motion to Compel is pending before the Bankruptcy Court.

On July 25, 2013, the Noteholder Group terminated the Prepetition Transaction Support Agreement.  On July 31, 2013, the Committee sought authority to prosecute, on behalf of the Debtors’ Estates, certain claims (i.e., the EIX Litigation Claims) against, inter alia, EIX, certain of EIX’s non-Debtor affiliates, and certain of EIX’s directors and officers based on information ascertained during the Rule 2004 investigation [Docket No. 1054] (the “Standing Motion”).  The Debtors objected to the Standing Motion [Docket No. 1090].  At present, the Standing Motion remains pending before the Bankruptcy Court.  EIX denies each and every claim asserted in the Standing Motion and intends to vigorously defend against such claims if a complaint is filed.

The NRG Transaction creates a framework to resolve certain of the issues pertaining to the EIX Investigation.  In accordance with the Plan Sponsor Agreement, the Debtors may not settle or otherwise compromise EIX Litigation Claims unless the following procedure has been completed:

•                  the Debtors shall invite Noteholders to become restricted in order to consider such proposed settlement;

•                  the Debtors shall use reasonable best efforts to agree to a confidentiality agreement with appropriate cleansing mechanisms with counsel to the Supporting Noteholders (which cleansing mechanism shall not result in dissemination of information that might be detrimental to the value of such litigation), such restriction period to last no more than seven (7) calendar days;

•                  the Debtors shall present any such proposed settlement or compromise to restricted Noteholders holding at least twenty-five percent (25%) of the aggregate face amount of the Notes (the “Restricted Noteholder Participants”) with the advisors to the Supporting Noteholders and the Committee (including the Committee members) present in any such presentation and discussion; and

•                  if Noteholders holding more than fifty percent (50%) of the aggregate face amount of the Notes vote to reject such proposed settlement or compromise, then the Debtors shall not proceed with such proposed settlement, but if no such vote against the proposed settlement occurs, then the Debtors may proceed to seek approval of such settlement by appropriate motion, and any party may oppose such motion; provided that, if such approval is sought following the commencement of a solicitation of votes on the Plan, such solicitation shall be supplemented by notice of such proposed settlement, and the relevant objection and voting deadlines shall be extended by the number of days that such supplemental notice follows the start of the initial solicitation.

•                  The Committee, like other parties in interest, retains its rights to object to any proposed settlement or compromise of the EIX Litigation Claims.

In the event that the Debtors do not settle or compromise the EIX Litigation Claims before the Effective Date of the Plan, any and all claims of any of the Debtors or the Non-Debtor Subsidiaries against any of the EIX Litigation Parties shall be preserved and shall vest in Reorganized EME unless such claims or causes of action are specifically resolved or released pursuant to the Plan or other Final Order of the Bankruptcy Court.  But even now, the Debtors continue to work with EIX and other stakeholders towards a mutually agreeable resolution of such disputes.

B.                                    Discussions Regarding Powerton and Joliet Stations

1.                                      Preliminary Restructuring Discussions and Forbearance Agreements

Prior to the commencement of the Chapter 11 Cases, the Debtors did not believe that assumption of the PoJo Leases and Documents—absent a restructuring—was feasible in the face of (a) an operating loss at MWG of $253 million in 2012, (b) scheduled rent payments in excess of $500 million during the remaining terms of the PoJo Leases and Documents, including a payment schedule for January 2, 2013, shortly after the Petition Date, and (c) the obligation to fund substantial capital expenditures at the PoJo Facilities that were necessary to comply with certain environmental regulations.  Pursuant to section 365(d)(4) of the Bankruptcy Code, the initial deadline for the Debtors to assume or reject unexpired leases, such as the PoJo Leases and Documents, was April 16, 2013, which was subsequently extended by order of the Bankruptcy Court to July 1, 2013 for the PoJo Leases and Documents [Docket No. 670].

In the weeks leading up to the Petition Date, MWG and EME engaged in extensive discussions with the PoJo Parties regarding potential restructuring alternatives.  These discussions led to entry into a Bankruptcy Court-approved forbearance agreement with the PoJo Parties pursuant to which MWG agreed to pay approximately $7.1 million in deferred postpetition lease rent in exchange for the commitment of certain PoJo Parties to forbear from exercising remedies against MWG, EME, and certain other PoJo Parties [Docket No. 122].  The initial forbearance agreement was subsequently extended by the Bankruptcy Court through April 5, 2013 [Docket No. 630], clearing the way for EME, MWG, and the PoJo Parties to analyze and engage in discussions of a potential restructuring of the PoJo Leases and Documents.

2.                                      Powerton and Joliet Extension Orders

Following the expiration of the forbearance agreements, EME, MWG, and the PoJo Parties, along with the Committee, continued to engage in complicated restructuring discussions.  Given the size and complexity of the lease structure, the number of parties involved, and the short timeframe before the deadline to assume or reject the PoJo Leases and Documents, EME, MWG, and the PoJo Parties determined that they likely would not reach a final agreement, if at all, before the July 1, 2013 deadline pursuant to section 365(d)(4) of the Bankruptcy Code for MWG to assume the PoJo Leases and Documents.  To avoid assumption or rejection of the PoJo Leases and Documents, which could have impaired stakeholder value, and to enable the parties to continue to engage in restructuring discussions, MWG and EME presented the PoJo Parties with the terms of a proposal pursuant to which MWG and EME were willing to offer consideration to the PoJo Parties in exchange for their agreement to extend the deadline for MWG to assume or reject the PoJo Leases and Documents through September 30, 2013.  Alternatively, absent approval of the extension proposal, MWG requested authority to reject the PoJo Leases and Documents effective as of July 1, 2013.  Following further discussions between the parties, MWG, EME, and the PoJo Parties agreed to extend the deadline for MWG to assume or reject the PoJo Leases and Documents through September 30, 2013, which agreement was approved on June 27, 2013 [Docket No. 943] (the “First PoJo Extension Order”).  The First PoJo Extension Order subsequently was extended through December 31, 2013 [Docket No. 1255] (the “Second PoJo Extension Order” and, collectively with the First PoJo Extension Order, the “PoJo Extension Orders”).  During this time, MWG filed an application with the FERC requesting such FERC approvals as might be deemed necessary for MWG to relinquish possession of and control over the PoJo Facilities and the FERC-jurisdictional facilities associated with them in the event that the PoJo Leases and Documents were rejected.

Following entry of the PoJo Extension Orders, MWG and EME and their respective stakeholders continued to engage in discussions regarding the terms of a potential consensual restructuring of the PoJo Leases and Documents.  On August 9, 2013, MWG delivered a proposal to its various stakeholders with respect to the terms of a consensual restructuring of the Leases.  The parties, however, ultimately did not reach a consensual resolution regarding a restructuring of the PoJo Leases and Documents.

Pursuant to the Court’s order approving the Plan Sponsor Agreement [Docket No. 1424], the time granted to MWG to assume or reject the PoJo Leases and Documents (and the time during which the PoJo Parties will continue to forbear from exercising certain remedies as set forth in the Second PoJo Extension Order) has been further extended on substantially similar terms and conditions as under the Term Sheet attached as Exhibit 1 to the Second PoJo Extension Order, through the earliest of (a) the Effective Date, (b) 14 days after the date of termination of the Plan Sponsor Agreement, and (c) July 31, 2014.

As discussed in greater detail below, the NRG Transaction contemplates that MWG, subject to certain modifications, will assume the PoJo Leases and Documents.  Pursuant to that certain PoJo Term Sheet attached as Exhibit C to the Plan Sponsor Agreement (the “PoJo Term Sheet”), NRG shall make cash investments to MWG (either as equity or on an unsecured and subordinated debt basis (on terms reasonably acceptable to the Owner Lessor and Owner Participant (each as defined in the PoJo Term Sheet))) to pay for certain modifications described in the PoJo Term Sheet, as is necessary to permit MWG to comply with the Facility Lease (as defined in the PoJo Term Sheet); provided, however, that NRG shall not be required to contribute any amounts in excess of $350,000,000 in respect of such investments, in the aggregate, for the Facility (as defined in the PoJo Term Sheet) under the Powerton Participation Agreements (as defined in the PoJo Term Sheet) and the Facility under the Joliet Participation Agreements (as defined in the PoJo Term Sheet); provided, further, that such contribution limitation shall have no impact upon, and shall not reduce, the amount of NRG’s obligations under the NRG Guarantees (as defined in the PoJo Term Sheet).  In addition, on the Effective Date, EME will pay the Agreed PoJo Cure Amount and the PoJo Restructuring Fees in full in Cash.  Accordingly, the NRG Transaction, if approved, would eliminate the need for EME and MWG to engage in further restructuring discussions with their stakeholders regarding the PoJo Leases and Documents or, potentially, to reject the PoJo Leases and Documents and litigate their respective obligations thereunder.

C.                                    Chevron Dispute

On December 26, 2012, Chevron filed an adversary proceeding in the Bankruptcy Court (Case No. 12-01954) against the Debtors for declaratory and injunctive relief and a motion for relief from the automatic stay [Adversary Docket Nos. 1 and 6].

On January 18, 2013, the Bankruptcy Court entered an order denying Chevron’s motion for injunction and relief from the automatic stay [Adversary Docket No. 39].  On February 4, 2013, Chevron filed an appeal from the Bankruptcy Court’s denial of its motion for an injunction and relief from stay in the United States District Court for the Northern District of Illinois (Case No. 13-00848) [Dist. Ct. Docket No. 1].  On February 11, 2013, the Debtors filed a motion to dismiss Chevron’s appeal [Dist. Ct. Docket No. 5].  On September 18, 2013 the District Court granted Debtors’ motion to dismiss appeal of the injunction denial and permitted the appeal of the lift stay denial to proceed [Dist. Ct. Docket No. 50].

On July 7, 2013, Debtors Western Sierra Energy Company and Southern Sierra Energy Company filed a motion with the Bankruptcy Court [Docket No. 1017] seeking to assume the Kern River Agreement and the Sycamore Agreement.  On September 16, 2013, the Bankruptcy Court issued its Memorandum Opinion on Debtors’ Motion to Assume Partnership Agreements [Docket No. 1221] and entered the Interim Order on Debtors’ Motion to Assume Partnership Agreements [Docket No. 1222], finding that there were no non-ipso facto defaults under the Kern River Agreement or the Sycamore Agreement, and further finding that assumption of the agreements is not barred under section 365(c)(1) of the Bankruptcy Code.  However, out of an abundance of caution and in an effort to avoid interfering with the pending appeal on the motion to lift the stay, the Bankruptcy Court did not enter an order approving the Debtors’ assumption of the agreement but, instead, set the matter for status hearing on November 6, 2013.  On September 30, 2013, Chevron sought to consolidate the motion to assume the Kern River Agreement and Sycamore Agreement with the pending appeal on Chevron’s motion to lift the stay [Dist. Ct. Docket No. 54].  On October 2, 2013, the District Court denied Chevron’s request to combine the proceedings pending the Bankruptcy Court’s entry of a final order on the motion to assume [Dist. Ct. Docket No. 58].  On November 6, 2013, the Bankruptcy Court entered a final order granting the Debtors’ motion to assume the Kern River Agreement and the Sycamore Agreement [Docket No. 1564].  On November 12, 2013, Chevron filed a notice of appeal of that final order [Docket No. 1570].

As noted above, certain Debtors and affiliates of Chevron Corp. are parties to various proceedings, which are defined under the Purchase Agreement as the “Chevron Litigation.”  The Purchase Agreement provides that the outcome of the Chevron Litigation (including, but not limited to, any and all litigation and appeals arising in or from Adversary Proceeding No. 12-01954 (JPC) or the Debtors’ Motion to Assume Partnership Agreements Related to Gas Cogeneration Facilities [Docket No. 1017]) shall not affect the closing of the NRG Transaction and Article XII of the Plan further provides that, after the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, Cure Costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease, including any Executory Contract or Unexpired Lease between any Debtor or Non-Debtor Subsidiary and Chevron Corp. or any of its Affiliates.  The Debtors and Chevron Corp. reserve all of their respective claims, interests, rights, privileges, or defenses in connection with the Chevron Litigation.

D.                                    Homer City

On May 2, 2013, EME Homer City Generation L.P. (“EMEHC”), Edison Mission Finance Co. (“Finance”), and Homer City Property Holdings, Inc. (“Property Holdings”) each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court commencing chapter 11 cases (the “Homer City Chapter 11 Cases”).  On May 15, 2013, the Bankruptcy Court (a) entered an order directing joint administration of the Homer City Chapter 11 Cases with the Chapter 11 Cases [Docket No. 771] and (b) entered an order applying certain orders in the Chapter 11 Cases be made applicable to the EMEHC, Finance, and Property Holdings [Docket No. 775].  Debtors Chestnut Ridge Energy Company (“Chestnut”), Mission Energy Westside, Inc. (“Westside”), and Edison Mission Holdings Co., along with EMEHC, Finance, and Property Holdings, are collectively referred to as the “Homer City Debtors” (and each a “Homer City Debtor”).

The Homer City Debtors currently have no operating business and, pursuant to the Plan, will commence a wind down of their Estates.  Below is a summary of the Homer City Debtors’ Organizational Structure and the reasons the Homer City Debtors commenced their respective chapter 11 cases.

1.                                      The Homer City Debtors’ Organizational Structure

EMEHC is a limited partnership formed under the laws of the Commonwealth of Pennsylvania.  Westside is EMEHC’s general partner and as of the Petition Date held a 0.1 percent partnership interest in EMEHC.  As of the Petition Date, Chestnut held a 99.9-percent limited partnership interest in EMEHC.  Property Holdings and Finance are each corporations formed under the laws of the State of California.  Each Homer City Debtor is an indirect wholly-owned subsidiary of Debtor EME.

2.                                      Events Leading to Homer City Bankruptcy

From December 2001 until December 14, 2012, EMEHC leased the Homer City Generating Station in Homer City, Pennsylvania (the “Homer City Facility”) from eight owner lessors (collectively, the “Owner Lessors”) pursuant to a sale-leaseback financing transaction (the “Homer City Sale-Leaseback Transaction”).  In December 2001, EMEHC transferred the assets constituting the Homer City Facility to the Owner Lessors, which, in turn, leased the Homer City Facility back to EMEHC.  EMEHC leased and operated the Homer City Facility until December 14, 2012, when, as discussed in greater detail below, EMEHC transferred the assets related to the Homer City Facility (and specified other assets and liabilities) to an affiliate of General Electric Capital Corporation (“GECC”).(6)

To finance the Homer City Sale-Lease back Transaction, the Owner Lessors issued lessor notes (collectively, the “Lessor Notes”) pursuant to certain lease indentures, which Lessor Notes were held by Homer City Funding, LLC (“Homer City Funding”), a special purpose financing entity (unaffiliated with the Debtors) that, in turn, issued bonds (collectively, the “Homer City Funding Bonds,” the holders of such bonds, the “Homer City Funding Bondholders”) pursuant to an indenture.  Lease payments made by EMEHC serviced principal and interest payments on the Lessor Notes, which payments serviced principal and interest payments on the Homer City Funding Bonds, as well as payments to the Homer City Sale-Lease back Transactions’ equity investors.  As of June 30, 2012, approximately $640 million in aggregate principal amount of Homer City Funding Bonds were outstanding, which bonds were held and traded publicly by a number of different holders.

Facing increased regulatory requirements, EMEHC did not have, and did not expect to generate, sufficient capital to fund installation of flue-gas desulfurization equipment or “scrubbers” necessary to comply with anticipated regulatory deadlines, and the operative documents governing the Homer City Sale-Lease back Transaction limited EMEHC’s ability to incur additional indebtedness.  EMEHC, therefore, sought new equity capital to fund construction of the scrubbers.  EMEHC and GECC, the indirect owner of seven of the eight Owner Lessors, entered into discussions regarding a potential restructuring of the Homer City Facility’s capital structure, including a potential investment in the Homer City Facility for the scrubbers by GECC or an affiliate.  These discussions were productive, and the parties entered into an implementation agreement to facilitate the transition of beneficial ownership of the Homer City Facility to an affiliate of GECC with the consent of Metropolitan Life Insurance Company, the indirect equity owner of the remaining Owner Lessor, pursuant to a master transaction agreement.  The parties subsequently executed a definitive master transaction agreement that contemplated transferring the assets related to the Homer City Facility and specified other assets and liabilities to a GECC affiliate as part of a transaction consummated through a prepackaged bankruptcy of Homer City Funding.  See In re Homer City Funding LLC, No. 12-13024 (Bankr. D. Del).  As of September 30, 2013, EMEHC had approximately $52,000 of cash on hand, whereas, Finance and Property Holdings have no cash on hand and do not maintain bank accounts.(7)

(6)         Through a subordinated revolving intercompany loan, Finance provided financing commitments to EMEHC in connection with its operation of the Homer City Facility.  Property Holdings previously owned certain real property adjacent to the Homer City Facility.  Substantially all of Property Holding’s assets were transferred to an affiliate of GECC.

3.                                      GECC Homer City Adversary Proceeding

On October 29, 2013, Homer City Generation, L.P. (“HCG”), the assignee of the Homer City Facility and a wholly-owned subsidiary of GECC, filed a complaint against Debtor EME Homer City Generation L.P. seeking approximately $6.7 million of excess bond collateral which it alleges is property of HCG and not the Debtors’ estates.  The proceeding is currently pending before the Bankruptcy Court.

E.                                    Exclusivity

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief (which may be extended by the Bankruptcy Court for a period of up to 18 months from the petition date) (the “Exclusive Filing Period”).  If a debtor files a plan within this initial exclusive period, then the debtor has the exclusive right for 180 days from the petition date to solicit acceptances to the plan (which may be extended by the Bankruptcy Court for a period of up to 20 months from the petition date) (the “Exclusive Solicitation Period”). During these exclusive periods, no other party in interest may file a competing plan of reorganization, however, a court may extend these periods upon request of a party in interest and “for cause.”

The Debtors’ initial 120-day Exclusive Filing Period was initially scheduled to expire on April 16, 2013 with the initial 180-day Exclusive Solicitation Period set to expire on June 15, 2013.  On May 15, 2013 the Bankruptcy Court extended the Exclusive Filing Period to November 7, 2013 and the Exclusive Solicitation Period to January 6, 2014 [Docket No. 779].  On October 25, 2013, the Bankruptcy Court further extended the Exclusive Filing Period to the earlier of (a) June 17, 2014, and (b) 30 days after any valid termination of the Plan Sponsor Agreement, and the Exclusive Solicitation Period to the earlier of (x) August 17, 2014, and (y) 30 days after any valid termination of the Plan Sponsor Agreement [Docket No. 1423].

The Debtors filed the Plan and Disclosure Statement within the Exclusive Filing Period.

F.                                     Sale Process and Stand Alone Plan

In an effort to preserve value for the Estates following the termination of the Prepetition Transaction Support Agreement, EME, in consultation with its advisors and other parties in interest, determined to begin a process to explore all potential restructuring options.  To assist in this process, EME retained J.P. Morgan Securities LLC (“J.P. Morgan”) to serve as co-advisor with the Debtors’ existing investment banker, Perella Weinberg Partners, to EME with respect to a potential sale of some or all of EME’s assets and the Debtors officially launched their formal marketing and sale process on August 1, 2013.(8)  J.P. Morgan contacted and provided “teaser” information to 333 potentially interested parties. Seventy-six parties subsequently executed confidentiality agreements, received confidential information memoranda including detailed overviews of the businesses of EME and its Debtor and Non-Debtor Subsidiaries, and were granted access to certain diligence materials.  Of these seventy-six parties, twenty-nine submitted indicative bids on or about the initial bid deadline established by the Debtors as October 10, 2013.  Initial indications of interest included proposals for substantially all of the Debtors’ assets, as well as proposals for certain assets.  J.P. Morgan, the Debtors, and their other advisors have evaluated, and continue to evaluate, each such proposal, and will continue to explore whether higher and better offers exist, as permitted under the Plan Sponsor Agreement.

(7)         Finance and Property Holdings do not have any known material liabilities other than certain contingent, unliquidated, and disputed claims related to a personal injury claim asserted by a personal injury plaintiff against the Homer City Debtors and certain non-Debtor affiliates, which is pending in the United States District Court for the Western District of Pennsylvania.

(8)         See Order Authorizing the Employment and Retention of J.P. Morgan Securities LLC as Financial Co-Advisor for the Debtors and Debtors in Possession [Docket No. 1021].

Contemporaneously with the sale process, the Debtors and their advisors, including McKinsey Recovery & Transformation Services U.S. LLC, worked to develop a proposed standalone restructuring.  The standalone plan development process spanned several months and involved a top-to-bottom analysis of all of EME’s business units and how best to position them to compete in the future in various business combinations.

While both the sale process and the standalone analysis remain ongoing, based on the information available to date, the Debtors believe the Plan Sponsor Agreement with NRG and the transactions contemplated therein provide the maximum value for the Debtors’ estates.

G.                                   NRG Transaction and Plan Sponsor Agreement

In August 2013, NRG and certain noteholders entered into a non-disclosure agreement to discuss a potential transaction involving the Debtors.  The Debtors were not a party to this non-disclosure agreement or a participant in the discussions.  Shortly thereafter, on September 9, 2013, NRG proposed the transaction to the Debtors on an unsolicited basis.  The Debtors and their advisors then, at the direction of EME’s board of directors, analyzed and explored the proposed NRG Transaction to determine if it would maximize the value of the Debtors’ estates.  At the same time, the Debtors considered the current state of their ongoing sale process, valuation considerations, and the ongoing planning around a potential standalone restructuring.

EME’s board of directors ultimately determined and authorized the Debtors and their advisors to move forward in the negotiations with NRG, while at the same time continuing the ongoing sale process.  Thus, the Debtors and their advisors engaged NRG (as well as certain of the Supporting Noteholders, the Committee, the PoJo Parties, and their respective advisors) in several rounds of in-person and telephonic meetings to negotiate the key elements of the transaction and ultimately the necessary documentation.

The Debtors’ ongoing sale process provided for an indicative bid deadline of October 10, 2013. By the bid deadline, the Debtors received numerous bids from interested parties, including some for the sale of substantially all of the Debtors’ assets as well as bids for individual assets.  The Debtors and their advisors evaluated these indicative bids and—after reaching agreement with NRG and the other parties to the Plan Sponsor Agreement on the overall transaction—the Debtors, in consultation and collaboration with their major stakeholders, determined that it was in the best interests of the Debtors’ Estates to proceed with the NRG proposal and enter into the Plan Sponsor Agreement.  Nonetheless, pursuant to the terms of the Purchase Agreement, the Debtors may continue to actively market their assets until December 6, 2013, after which time, the Debtors may only accept a bid that is superior to the NRG Transaction.

On October 18, 2013, the Debtors, NRG, the Committee, the Supporting Noteholders, and the PoJo Parties reached agreement on the terms of the Plan Sponsor Agreement, the Purchase Agreement, the Plan Term Sheet, and the PoJo Term Sheet.

Specifically, the Debtors and the Debtor Subsidiaries, the Purchaser Parties, the PoJo Parties, the Committee, and the Supporting Noteholders entered into the Plan Sponsor Agreement, which calls for the parties to work toward the confirmation and consummation of the Plan, and the Purchase Agreement, whereby EME will transfer its operating businesses to the Purchaser in exchange for the Sale Proceeds.  The Purchase Agreement includes the following principal terms:

•                  a purchase price of $2.635 billion, comprised of $2.285 billion in cash and $350 million in common stock of NRG Energy, Inc. (subject to certain adjustments pursuant to the Purchase Agreement);

•                  Purchaser’s assumption of substantial prepetition Debtor and non-Debtor liabilities, including the PoJo Leases and Documents;

•                  no diligence contingencies;

•                  very limited conditions to closing (e.g., certain government approvals);

•                  “go shop” rights for the Debtors to solicit alternative proposals—and continue their ongoing sale process—through December 6, 2013 (with a fiduciary out thereafter, as further described below);

•                  if the Debtors do not consummate the sale with the Purchaser Parties, payment in certain circumstances of a break-up fee of $65 million plus Purchaser Parties’ reasonable and documented out-of-pocket expenses; and

•                  EME’s retention and control over claims and causes of action against EIX and other related parties.

Without limiting the Debtors’ ability to exercise their fiduciary duties, the Plan Sponsor Agreement secures the commitment of the Purchaser Parties to effectuate the transaction, and each of the Debtors, the Committee, the Supporting Noteholders, and the PoJo Parties to support the proposed NRG sale and seek confirmation of the Plan.

On October 24, 2013, the Bankruptcy Court approved the Debtors’ entry into the Plan Sponsor Agreement and certain bid protections for the Purchaser, including the break-up fee and expense reimbursement referenced above, as well as certain non-solicitation covenants and exclusivity rights in favor of the Purchaser [Docket No. 1424].  As further described in section 4.6 of the Purchase Agreement, after December 6, 2013, the Debtors may not solicit, facilitate, encourage, or otherwise participate in any discussions or negotiations regarding any alternative transaction (except with respect to certain non-core assets).  The Debtors may, however, prior to the entry of the Confirmation Order, terminate the Purchase Agreement in accordance with section 4.6(d) thereof in order to enter into a definitive agreement with respect to a Superior Proposal (as defined in the Purchase Agreement).  Before the Debtors may so terminate the Purchase Agreement, they must give the Purchaser notice of their intention to do so, review with the Purchaser any changes to the Purchase Agreement proposed by the Purchaser, refrain from making any public disclosure regarding the alternative acquisition proposal, and conclude in good faith that the alternative acquisition proposal continues to constitute a Superior Proposal in light of any revisions proposed by the Purchaser, all as further described in section 4.6(d) of the Purchase Agreement.

The Debtors and the Purchaser Parties may amend the terms of the Purchase Agreement to, among other things, add or remove specific assets from the Acquired Assets or Excluded Assets under the terms of the Purchase Agreement.  Any such amendments shall be subject to the terms of the Purchase Agreement and it is Debtors’ position that such amendments shall not constitute material modifications of the Plan.  Other parties in interest, however, have indicated that they believe that it is possible that such an amendment could be a material modification and/or give rise to a right of a party in interest to seek reopening of the period for objecting to the Plan or, if the change was fundamental enough, might even require resolicitation and/or amendment of the Disclosure Statement.  Notice of any such amendments will be filed promptly on the Bankruptcy Court docket upon entry into any such amendments.

H.                                   Continuation of Intercompany Arrangements and Shared Services

As noted above, as of the Petition Date, certain of the Debtors and their non-Debtor affiliates received management, administrative, corporate, and support services from non-Debtor affiliates and provided other such services to non-Debtor affiliates pursuant to certain Intercompany Arrangements.  On February 5, 2013, the Bankruptcy Court entered a Final Order approving the Intercompany Arrangements and granting the Debtors related relief as necessary [Docket No. 400].

In the absence of approval of the settlement contemplated in the Prepetition Transaction Support Agreement, EIX committed to continue to provide Shared Services through December 31, 2013.  On July 25, 2013, the Noteholder Group sent EME and EIX a Notice of Termination of Transaction Support Agreement, which automatically rendered the Prepetition Transaction Support Agreement of no further force and effect [Docket No. 1040].  Following termination of the Prepetition Transaction Support Agreement, EME immediately began planning to transition all Shared Services to EME-administered, standalone health, welfare, retirement, and other benefit plans so that it could be prepared on and after January 1, 2014, to provide substantially similar services for itself and all of its subsidiaries if Shared Services were terminated.

Implementation of standalone programs and payroll functions proved challenging, both from an administrative and expense standpoint.  Moreover, after the October 18, 2013, announcement of the NRG Transaction contemplated by the Plan, it became even more challenging for EME to implement standalone plans, given that potential third-party payroll and benefits administrators realized that these standalone plans could potentially be in place for as few as three months.

In light of the foregoing, EME approached EIX to discuss a potential extension of Shared Services beyond December 31, 2013.  An extension would avoid implementation of mirror plans for a short duration at a likely massive cost to EME’s estate, and at the same time allow EME to better focus its attention on the ongoing sale process and transition-related items with NRG over the next several months (as opposed to continuing a significant internal effort to construct standalone plans ahead of the December 31st termination).  Following arms’-length negotiations, on October 29, 2013, EIX agreed to extend shared services under the Intercompany Arrangements, through and including the earlier of:  (a) the date the Bankruptcy Court enters an order confirming a chapter 11 plan; or (b) March 31, 2014.  On November 6, 2013, the Bankruptcy Court authorized EME to enter into, and perform its obligations under, the extension agreement [Docket No. 1563].

IX.                              RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan.  Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.                                    Certain Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.                                      Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Debtors believe that the classification of the Claims under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims, each encompassing Claims that are substantially similar to the other Claims in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.                                Failure to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan.  In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan.  There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan.

3.                                      The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met.

GECC and HCG have indicated that they believe the Plan may not be confirmed as to the Homer City Debtors because, among other things, the Plan may not be accepted by an impaired class of Claims.  GECC, HCG, the Debtors, the Committee, and the Supporting Noteholders reserve all rights to address this issue and any related arguments or assertions in connection with Confirmation of the Plan.

Parties including the ELPC may object to Confirmation of the Plan on the grounds that the Plan is not feasible because it does not provide for the assumption of environmental liabilities and obligations that are not Claims by the Purchaser or its successor(s) in interest.  The Debtors disagree with the foregoing arguments and will address any such arguments in connection with Confirmation of the Plan.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims would receive with respect to their Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan and the Plan Sponsor Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

4.                                      Nonconsensual Confirmation

In the event that any Impaired Class of Claims or Interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one Impaired Class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.  In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to Accrued Professional Compensation Claims.

5.                                      The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection.  Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.                                      Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

7.                                      Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims.  The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates.  Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement.  Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed.  Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

8.                                      Necessary Governmental Approvals May Not Be Granted

Pursuant to the terms of the Purchase Agreement, consummation of the NRG Transaction depends upon approval of FERC under section 203 of the FPA, approval by the department of Justice under the Hart-Scott-Rodino Act, and all other approvals required by governmental authorities.  Failure by any governmental authority to grant a necessary approval  could prevent consummation of the NRG Transaction and Confirmation of the Plan.

9.                                      Registration Statement for Stock Component of NRG Transaction May Not Be Effective

Pursuant to the terms of the Purchase Agreement, consummation of the NRG Transaction depends on the effectiveness under the Securities Act of a registration statement on Form S-1 registering the offer and sale of the stock component of the Sale Proceeds and its issuance and distribution pursuant to the Plan by NRG.  Failure by the United States Securities and Exchange Commission to declare such registration statement effective, or the existence of actual or threatened legal proceedings that limit or suspend such effectiveness, could prevent consummation of the NRG Transaction and Confirmation of the Plan.

10.                               Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a limited release and injunction of certain Excluded Liabilities that may otherwise be asserted against the Purchaser Parties and the Acquired Companies.  These Excluded Liabilities, which may include, among other things, certain Claims of governmental units, will be paid or treated pursuant to the Plan.  However, all of the releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved.

11.                               Substantive Consolidation May Not Be Approved

The Plan serves as a motion by the Debtors seeking entry of an order substantively consolidating each of the Estates of the Debtor Subsidiaries into a single consolidated Estate and each of the Estates of the Homer City Debtors into a single consolidated Estate, in each case solely for the limited purposes of voting and Confirmation.  For the avoidance of doubt, the Plan shall not serve as a motion by the Debtors seeking entry of an order substantively consolidating the Debtor Subsidiaries or the Homer City Debtors for any other purposes.  Notwithstanding anything in Article IV.R of the Plan, all distributions under the Plan shall be made in accordance with Article IV.C and Article VI of the Plan.  However, the motion for substantive consolidation contained in the Plan is subject to objection by parties in interest and may not be approved.

If the Debtor Subsidiaries’ Estates and the Homer City Debtors’ Estates are substantively consolidated in accordance with the Plan, then, on and after the Effective Date, all assets and liabilities (including Allowed Claims) of the Debtor Subsidiaries and the Homer City Debtors, as applicable, shall be treated as though they were merged into one Estate solely for purposes of voting and Confirmation.  The limited substantive consolidation described herein shall not affect the legal and organizational structure of the Debtor Subsidiaries, the Homer City Debtors, the Post-Effective-Date Debtor Subsidiaries, or the Post-Effective-Date Homer City Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, with respect to Executory Contracts or Unexpired Leases that were assumed or entered into during the Chapter 11 Cases.   Moreover, any alleged defaults under any applicable agreement with the Debtors, the Post-Effective-Date Debtor Subsidiaries, the Post-Effective-Date Homer City Debtors, Reorganized EME, or their respective Affiliates other than EIX arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

If the Debtor Subsidiaries’ Estates and the Homer City Debtors’ Estates are not substantively consolidated in accordance with this Section, then (a) the Plan shall be deemed to constitute a separate sub-plan for each of the Debtor Subsidiaries and the Homer City Debtors, as applicable, and each Class of Claims against or Interests in the Debtor Subsidiaries or the Homer City Debtors shall be deemed to constitute separate sub-Classes of Claims against and Interests in each of the Debtor Subsidiaries or the Homer City Debtors, as applicable, (b) the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each sub-plan, (c) any Claim against any of the Debtor Subsidiaries or the Homer City Debtors shall be treated as a Claim only against the applicable Debtor Subsidiary or Homer City Debtor, as applicable, for purposes of voting and Confirmation, (d) such Claims shall be administered as provided in the Plan, and (e) the Debtors shall not, nor shall they be required to, resolicit votes with respect to the Plan, nor will the failure of the Bankruptcy Court to approve limited substantive consolidation of the Debtor Subsidiaries or the Homer City Debtors alter the distributions set forth in the Plan.

When deciding issues of substantive consolidation in a bankruptcy context, courts in this jurisdiction engage in a fact-intensive evaluation of the relationship of the entities in question. See, e.g., In re Doctors Hosp. of Hyde Park, Inc., 2013 WL 5524696, at *143 (Bankr. N.D. Ill. Oct. 4, 2013); In re Raymond Prof’l Grp., Inc., 438 B.R. 130, 138—39 (Bankr. N.D. Ill. 2010). In deciding the appropriateness of consolidation for purposes of voting and Confirmation, the Bankruptcy Court will consider factors such as:

a.              Whether there is substantial identity of interests among the Debtors;

b.              Whether creditors relied on the separate identities of the Debtors;

c.               Whether consolidation benefits the bankruptcy estates’ administrative expediency; and

d.              Whether, and to what extent, consolidation economically prejudices any creditors.

Here, the Debtor Subsidiaries and the Homer City Debtors, respectively, possess a substantial interconnectedness.  As a result, the Debtors believe that consolidation for voting and Confirmation promotes the efficiency of the Estates’ administration, which in turn improves creditor recoveries.  The Debtors further believe that creditors are not prejudiced as a result of consolidation for voting and Confirmation purposes since consolidation does not affect the treatment of claims and related distributions.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion with respect to the substantive consolidation proposed under the Plan.

The Debtors reserve all rights with respect to the substantive consolidation proposed under the Plan and any arguments in support or in opposition thereof.

B.                                    Risk Factors that May Affect the Value of Securities to be Issued Under the Plan

1.                                      Debtors Cannot State with Certainty What Recovery Will Be Available to Holders of Allowed Claims in Voting Classes

The Debtors cannot know with certainty, at this time, the number or amount of Claims in Voting Classes that will ultimately be Allowed.  Accordingly, because certain Claims under the Plan will be paid on a Pro Rata basis, the Debtors cannot state with certainty what recoveries will be available to Holders of Allowed Claims in Voting Classes.

2.                                      Actual Amounts of Allowed Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery on Unsecured Claims

The Claims estimates set forth in Article IV.C above, “What will I receive from the Debtors if the Plan is consummated?,” are based on various assumptions.  The actual amounts of Allowed Claims may differ significantly from those estimates should one or more underlying assumptions prove to be incorrect. Such differences may adversely affect the percentage of recovery.

The Grundy County Collector, on behalf of certain Grundy County, Illinois taxing bodies, has asserted Liens (on account of certain Claims against MWG) on the property owned by MWG located at 4200 Pine Bluff Road, Goose Lake Township, Grundy County, Illinois, identified as Grundy County Parcel Information No. 06-07-200-001.  The Claims asserted by the Grundy County Collector are Excluded Tax Liabilities under the Purchase Agreement and, to the extent such Claims are Secured and Allowed, such Claims will be treated as Class B2 Claims against MWG.  The Debtors dispute the Claims and Lien rights asserted by the Grundy County Collector against MWG and, in accordance with Article VI.E.2 of the Plan, no partial distributions shall be made with respect to any Disputed Claim until such Disputed Claim has become an Allowed Claim.  The Debtors, Reorganized EME, the Post-Effective-Date Debtors, the Purchaser Parties, the Acquired Companies, and the Grundy County Collector reserve all rights with respect to the foregoing.

3.                                      Plan Sponsor Agreement May Terminate

The Purchaser Parties, the PoJo Parties, the Committee, and the Supporting Noteholders have agreed to support the Plan; provided however, that certain conditions must be met, including, without limitation, that: (a) the filing and approval of this Disclosure Statement within the time periods specified in the Plan Sponsor Agreement; (b) the Confirmation of the Plan within the time periods specified in the Plan Sponsor Agreement; (c) the closing of the NRG Transaction within the time periods specified in the Plan Sponsor Agreement; and (d) an event giving rise to termination of the Plan Sponsor Agreement has not occurred (which events are set forth in the Plan Sponsor Agreement).

To the extent that the terms or conditions of the Plan Sponsor Agreement are not satisfied, or to the extent events giving rise to termination of the Plan Sponsor Agreement occur, the Plan Sponsor Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituents. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

4.                                      A Liquid Trading Market for the Parent Common Stock and/or New Interests in Reorganized EME May Terminate or May Not Develop

There can be no assurances that liquid trading markets for the New Interests or Parent Common Stock will develop or be maintained, respectively.  The liquidity of any market for the New Interests and Parent Common Stock will depend, among other things, upon the number of holders of New Interests and Parent Common Stock, Reorganized EME’s and NRG’s financial performance, and the market for similar securities, none of which can be determined or predicted.  Therefore, the Debtors cannot provide assurances that an active trading market will develop or continue, or if a market exists, what the liquidity or pricing characteristics of that market will be.

5.                                      Small Number of Holders or Voting Blocks May Control Reorganized EME

Consummation of the Plan may result in a small number of holders owning a significant percentage of the shares of the New Interests.  These holders may, among other things, exercise a controlling influence over Reorganized EME and have the power to elect directors and approve significant transactions.

6.                                      Impact of Interest Rates

Changes in interest rates may affect the fair market value of the Debtors’ assets and/or the distributions to Holders of Claims under the Plan.

C.                                    Disclosure Statement Disclaimer

1.                                      Information Contained Herein Is for Soliciting Votes

The information contained in this Disclosure Statement is for the purposes of soliciting acceptances of the Plan and may not be relied upon for any other purpose.

2.                                      This Disclosure Statement Was Not Approved by the United States Securities and Exchange Commission

This Disclosure Statement was not filed with the United States Securities and Exchange Commission under the Securities Act or applicable state securities laws.  Neither the United States Securities and Exchange Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.                                      Reliance on Exemptions from Registration

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b) and is not necessarily in accordance with federal or state securities laws or other similar laws.

4.                                      No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you.  The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Holder of a Claim should consult his or her own legal counsel and accountant with regard to any legal, tax, and other matters concerning his or her Claim.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

5.                                      No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors, the Committee, and the Supporting Noteholders), nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Purchaser Parties, Holders of Allowed Claims, or any other parties in interest, nor (c) be deemed or construed as a finding of fact or conclusion of law with respect to any matter or controversy, including, without limitation, the matters described in Section V.E hereof, the validity of the Intercompany Notes, or the characterization of the PoJo Leases and Documents.

6.                                      Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement.  The Debtors, the Purchaser Parties, Reorganized EME, or the Post-Effective Date Debtor Subsidiaries, as the case may be, may seek to investigate, file, and prosecute Claims and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

Without limiting this disclaimer, under the Plan the Purchaser will retain the Purchaser Retained Causes of Action, defined as all Causes of Action other than (a) the EIX Litigation Claims and (b) any Avoidance Actions, which Purchaser Retained Causes of Action shall vest in Purchaser or the Post-Effective-Date Debtor Subsidiary, as applicable, and shall be identified in the Plan Supplement.  Notwithstanding anything in the Plan, any Confirmation Order, or the Purchase Agreement to the contrary, all Allowed Claims against any Debtor arising under Section 502(h) of the Bankruptcy Code shall be deemed Excluded Liabilities.

7.                                      No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a Holder of an Allowed Claim or Interest for or against the Plan does not constitute a waiver or release of any Claims, Causes of Action, including Causes of Action against any “insider” as that term is defined in section 101(31) of the Bankruptcy Code, or rights of the Debtors, the Committee, the Supporting Noteholders, or the Purchaser Parties (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim, or recover any preferential, fraudulent, or other voidable transfer of assets, regardless of whether any Claims or Causes of Action, including Causes of Action against any “insider” as that term is defined in section 101(31) of the Bankruptcy Code, of the Debtors or their respective Estates are specifically or generally identified herein.

8.                                      Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

9.                                      Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date.  While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

10.                               No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, these Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision.  You should promptly report unauthorized representations or inducements to the counsel to the Debtors, the United States Trustee, and counsel to the Committee.

D.                                    Liquidation Under Chapter 7

If no plan can be Confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtors’ Liquidation Analysis is described herein and attached hereto as Exhibit E.

E.                                    Potential Plan Objections from EIX

In its Disclosure Statement Objection, EIX stated its intent to object to Confirmation of the Plan on the following bases:

•                  The proposed “EIX Injunction” is illegal and unjustified.

•                  EIX shall control Reorganized EME and shall receive all value under the Plan once distributions under the Plan pay 100 percent of the Allowed Claims against EME.

•                  Intercompany Claims as defined under the Plan must exclude Claims of EIX or its non-EME subsidiaries.

•                  The Plan must preserve the setoff and recoupment rights of EIX and its non-EME subsidiaries.

•                  The Plan must preserve the rights of EIX and its non-EME subsidiaries, and other insureds under joint insurance policies vesting in Reorganized EME.

•                  The retention of jurisdiction under the Plan must be subject to the right of any party to seek withdrawal of the reference of any matter or proceeding.

•                  The assignment of claims by EME subsidiaries to Reorganized EME must be subject to any and all rights, claims, defenses, or other challenges to the validity or amount of any claim being assigned to the same extent as if the claim was not assigned.

•                  The Plan must preserve any subrogation or assignment rights with respect to claims against EME that are paid by a third party.

EIX fully reserves all its rights to object to Confirmation of the Plan, to supplement the objections set forth above or elsewhere in the Disclosure Statement, or to raise any and all additional objections to the Confirmation are and have been fully reserved in all respects.  In addition, EIX intends to take discovery regarding the above objections in connection with Plan Confirmation.  The Debtors, the Committee, and the Supporting Noteholders reserve all of their respective rights in connection with any discovery requests.

The Debtors, the Committee, and the Supporting Noteholders disagree entirely with the foregoing argument and assertions and will address such arguments and assertion in connection with Confirmation of the Plan.

EIX, the Debtors, the Committee, and the Supporting Noteholders reserve all of their respective rights in all respects.

X.                                   SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan.  The procedures and instructions for voting and related deadlines are set forth in the exhibits annexed to the Disclosure Statement Order, which is attached hereto as Exhibit C.

The Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement and in formulating a decision to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.

PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER ATTACHED HERETO FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.                                    Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against a debtor are entitled to vote on a chapter 11 plan.  The table in section IV.C of this Disclosure Statement, which begins on page 4, provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim) under the Plan.  As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims and Interests in Classes A3, A4, A5, B3, C3, C4, and C6 (collectively, the “Voting Classes”).

The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan.  Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims and Interests in Classes A1, A2, A6, A7, A8, B1, B2, B4, B5, B6, C1, C2, or C5.  Additionally, the Disclosure Statement Order provides that certain Holders of Claims in the Voting Classes, such as those Holders whose Claims have been disallowed or are subject to a pending objection, are not entitled to vote to accept or reject the Plan.

B.                                    Voting Record Date

The Voting Record Date is December 16, 2013.  The Voting Record Date is the date on which it will be determined which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the Holder of a Claim.

C.                                    Voting on the Plan

The Voting Deadline is January 29, 2014, at 5:00 p.m. (prevailing Central Time).  In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed and delivered (either by using the return envelope provided, by first class mail, overnight courier, or personal delivery) so that they are actually received on or before the Voting Deadline by the Debtors’ voting and claims agent (the “Voting and Claims Agent”) at the following address:

DELIVERY OF BALLOTS

If by Regular Mail to:

Edison Mission Energy, et al.
c/o GCG
PO Box 9942
Dublin, OH 43017-5942

If by Hand-Delivery or Overnight Courier to:

Edison Mission Energy, et al.
c/o GCG
5151 Blazer Parkway, Suite A
Dublin, Ohio 43017

If you received an envelope addressed to your nominee, please allow enough time when you return your ballot for your nominee to cast your vote on a ballot before the Voting Deadline.

D.                                    Ballots Not Counted

Except as otherwise provided by the Disclosure Statement Order, no ballot will be counted toward Confirmation if, among other things:  (i) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (ii) it was transmitted by facsimile, email or other electronic means; (iii) it was cast by an entity that is not entitled to vote on the Plan; (iv) it was cast for a Claim listed in the Schedules as contingent, unliquidated or disputed for which the applicable bar date has passed and no proof of claim was timely filed; (v) it was cast for a Claim that is subject to an objection pending as of the Voting Record Date (unless temporarily allowed in accordance with the Disclosure Statement Order); (vi) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Voting and Claims Agent), an indenture trustee or the Debtors’ financial or legal advisors instead of the Voting and Claims Agent; (vii) it is unsigned; or (viii) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan.  Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS,

PLEASE CONTACT THE VOTING AND CLAIMS AGENT TOLL-FREE AT (888) 909-0100.

  ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE
NOT IN COMPLIANCE WITH THE SOLICITATION ORDER WILL NOT BE COUNTED.

XI.                              CONFIRMATION OF THE PLAN

A.                                    Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are:  (i) the Plan is accepted by all Impaired Classes of Claims, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the Class; (ii) the Plan is feasible; and (iii) the Plan is in the “best interests” of Holders of Claims.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code.  The Debtors believe that:  (i) the Plan satisfies or will satisfy all of the necessary statutory requirements of chapter 11; (ii) the Debtors have complied or will have complied with all of the necessary requirements of chapter 11; and (iii) the Plan has been proposed in good faith.

B.                                    Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in the class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value that is not less than the amount that the holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit E and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of Perella Weinberg Partners, the Debtors’ investment banker and financial advisor.  As reflected in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 of the Bankruptcy Code of the Debtors’ businesses would result in substantial diminution in the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan.  Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims than would a liquidation under chapter 7 of the Bankruptcy Code.

C.                                    Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan.

Pursuant to the Plan, the Debtors’ operating businesses and Assumed Liabilities will be transferred to the Purchaser in exchange for the Sale Proceeds, which shall be used, along with the other sources of funding for the Plan, to fund the orderly wind down of the Debtors’ estates.  As such, the Debtors believe that the confirmation of the Plan is not likely to be followed by a further financial reorganization and, therefore, is feasible.

D.                                    Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.(9)

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by Holders of at least two-thirds in a dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan.  Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually cast their ballots in favor of acceptance.

(9)         A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

E.                                    Confirmation without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, however, that the plan has been accepted by at least one impaired class.  Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right, in consultation with the Purchaser, the Committee, the Supporting Noteholders, and the PoJo Parties, to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

1.                                      No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan.  The test does not require that the treatment be the same or equivalent, but that treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.  A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.                                      Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class.  As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.  With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank.  The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

XII.                         CERTAIN SECURITIES LAW MATTERS

A.                                    New Equity

As discussed herein, Reorganized EME will distribute New Interests to Holders of Allowed Claims in Class A4 and A5.  The Debtors believe that the New Interests to be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and any applicable state securities laws (“Blue Sky Laws”).

B.                                    Issuance of New Interests Under the Plan; Resale of New Interests

1.                                      Exemptions from Registration Requirements of the Securities Act and State Blue Sky Laws

Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any applicable state Blue Sky Laws) will not apply to the offer or sale of stock, options, warrants or other securities by a debtor if:  (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property.  In reliance upon these exemptions, the offer and sale of the New Interests under the Plan will not be registered under the Securities Act or any applicable state Blue Sky Laws.

To the extent that the issuance of the New Interests is covered by section 1145 of the Bankruptcy Code, the New Interests may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code.  In addition, the New Interests generally may be able to be resold without registration under applicable state Blue Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of those states; however, the availability of those exemptions for any such resale cannot be known unless individual state Blue Sky Laws are examined.

The Plan contemplates the application of section 1145 of the Bankruptcy Code to the New Interests, but at this time, there can be no assurance that the issuance of the New Interests will be exempt from registration pursuant to section 1145 of the Bankruptcy Code and, in turn, whether any Person may freely resell New Interests without registration under the Securities Act, other federal securities laws, or applicable state Blue Sky Laws.  Recipients of the New Interests are advised to consult with their own legal advisors as to the applicability of section 1145 of the Bankruptcy Code to the New Interests and the availability of any exemption from registration under the Securities Act, other federal securities laws, or applicable state Blue Sky Laws.

2.                                      Resale of New Equity by Persons Deemed to be “Underwriters;” Definition of “Underwriter”

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such Claim or Interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act.  In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” any person directly or indirectly controlling or controlled by an issuer, or any person under direct or indirect common control with an issuer, of securities.  As a result, the reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer, director or significant shareholder of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly, with respect to officers and directors, if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Resales of the New Interests by Entities deemed to be “underwriters” (which definition includes “controlling Persons” of an issuer) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act, state Blue Sky Laws, or other applicable law.  Under certain circumstances, holders of New Interests who are deemed to be “underwriters” may be entitled to resell their New Interests pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act.  Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met by the holder of the securities.  The issuer of the New Interests, however, does not intend to file periodic reports under the Securities Act or seek to list the New Interests for trading on a national securities exchange.  Consequently, “current public information” (as such term is defined in Rule 144) regarding the issuer of the New Interests is not expected to be available for purposes of sales of New Interests under Rule 144 by holders who are deemed to be “underwriters.”  Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person” of an issuer) with respect to the New Interests would depend upon various facts and circumstances applicable to that Person.  Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the New Interests and, in turn, whether any Person may freely resell New Interests.  The Debtors recommend that potential recipients of New Interests consult their own counsel concerning their ability to freely trade such securities without compliance with the Securities Act, other federal securities laws, or applicable state Blue Sky Laws.

XIII.                    CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN

The following is a summary of certain United States federal income tax consequences of the Plan to the Debtors and certain Holders of Allowed Claims.  This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations thereunder (“Treasury Regulations”) and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change, with possible retroactive effect.  Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the Internal Revenue Service as to any of the tax consequences of the Plan discussed below.  There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to Holders of Allowed Claims that are not United States persons (as such term is defined in the IRC) or that are otherwise subject to special treatment under United States federal income tax law (including, without limitation, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, employees of any of the Debtors, persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction).  Moreover, this summary does not purport to cover all aspects of United States federal income taxation that may apply to the Debtors, the reorganized Debtors, or Holders of Allowed Claims or Interests based upon their particular circumstances.  Additionally, except as otherwise specified, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under state, local, or foreign tax law.

If a partnership (or other entity treated as a partnership or other pass-through entity for United States federal income tax purposes) is a Holder, the tax treatment of a partner (or other owner) generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of partnerships (or other pass-through entities) that are Holders should consult their respective tax advisors regarding the United States federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE UNITED STATES FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

TREASURY DEPARTMENT CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC.  TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR

A.                                    Certain United States Income Tax Consequences to the Debtors

1.                                      Debtors’ Tax Attributes

At December 31, 2013, the Debtors expect to have under the regulatory regime approximately $3,082 million of federal NOL carryforwards and approximately $306 million of federal tax credit carryforwards (of which, approximately $15 million are AMT credit carryforwards that may be subject to reduction as discussed below in Section A.3). If the NRG Transaction is treated as a taxable sale of assets to the Purchaser (a “Taxable Transaction”), the Debtors expect to realize approximately $470 million of federal gain, which will be offset by the Debtors’ NOLs. As a result, the Debtors’ NOLs would be reduced to approximately $2,612 million.(10) If the NRG Transaction is treated as a tax-free reorganization (a “Reorganization”), the Debtors will not realize any gain and, accordingly, the Debtors’ NOLs would not be reduced as a result of the NRG Transaction.  Based on a corporate federal income tax rate of 35 percent, the value of the Debtors’ projected NOLs before reduction for cancellation of indebtedness income, as discussed below, is approximately $914 million in the case of a Taxable Transaction and $1,079 million in the case of a Reorganization. Thus, the total value of EME’s federal NOL and credit carryforwards at the end of 2013, after reduction as a result of gain recognition in the NRG Transaction, but before any required reduction by excluded cancellation of indebtedness income, is projected to be approximately $1,220 million in the case of a Taxable Transaction and $1,385 million in the case of a Reorganization.

As discussed in Section V.E, as a result of the application of the Tax Sharing Agreements, the EIX Group has utilized more of the Debtors’ federal tax attributes on a regulatory basis than EME has been compensated for. As of the end of 2013, the value of such used but uncompensated attributes is expected to be approximately $123 million. If EME continued as a member of the EIX Group, the Tax Sharing Agreements remained in place, and the NRG Transaction was a Taxable Transaction, EME would be compensated for the $1,220 million of the regulatory attribute carryforwards as well as the $123 million of used but uncompensated attributes for a total of approximately $1,343 million as those attributes would be used by the EIX Group under the terms of the Tax Sharing Agreements. If the NRG Transaction was a Reorganization, no gain would be recognized and the Purchaser would generally succeed to the Debtors’ NOLs and credits, before any reduction by excluded cancellation of indebtedness income, and such NOLs and credits would not be available to the EIX Group.

In addition, at December 31, 2013, the Debtors expect to have uncompensated California Tax Attributes. Due to differences in federal and California income tax rules, the Debtors have higher basis in their assets for California income tax purposes, and, as a result, the NRG Transaction, if treated as a Taxable Transaction, would generate a loss of approximately $900 million, rather than gain for California income tax purposes. Thus, after the NRG Transaction, and taking into account the offset of any federal deduction for California income taxes, the Debtors expect that the value of their uncompensated California Tax Attributes will be approximately $166 million based on a corporate California income tax rate of 8.84 percent. If EME were to continue as a member of the EIX Group, the Tax Sharing Agreements were to remain in place, and the NRG Transaction is treated as a Taxable Transaction, EME would be compensated for these Tax Attributes as they are used by the EIX Group under the terms of the Tax Sharing Agreements.

Under the Purchase Agreement for the NRG Transaction, EME and NRG have agreed to undertake steps such that the NRG Transaction will be considered a Taxable Transaction.  Accordingly, unless EME and NRG subsequently agree to an alternative structure for the NRG Transaction, both EME and NRG intend to report the NRG Transaction as a Taxable Transaction for United States federal income tax purposes (as well as for relevant state and local income tax purposes).  Assuming the NRG Transaction is treated as a Taxable Transaction, the aggregate value of EME’s uncompensated federal and California attributes as of the end of 2013 is expected to be approximately $1,509 million.

(10)  The amount of NOLs may be greater, to the extent NOLs of other EIX Group members are used to offset the gain from the NRG Transaction.

2.                                      Cancellation of Debt Income

In general, absent an exception, a taxpayer will realize and recognize cancellation of indebtedness income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  Under Section 108 of the IRC, a taxpayer is not required to include COD Income in gross income if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that case (the “Bankruptcy Exception”).  Instead, as a consequence of such exclusion, a taxpayer-debtor must reduce its Tax Attributes by the amount of COD Income that it excluded from gross income.  In general, Tax Attributes will be reduced in the following order:  (a) NOLs; (b) most tax credits; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credits.  Alternatively, the taxpayer can elect first to reduce the basis of its depreciable assets pursuant to Section 108(b)(5) of the IRC.

The amount of COD Income to the Debtors is expected to equal approximately the amount of outstanding principal and accrued interest on the EME Senior Notes (through the date when the EME Senior Notes are cancelled) less $2,635 million of proceeds from the NRG Transaction.  If EME receives any payments from EIX in respect of its Tax Attributes following the NRG Transaction and such payments are treated as capital contributions, such payments will reduce, dollar-for-dollar, the amount of COD Income to the Debtors, and accordingly, would preserve an equivalent amount of EME’s Tax Attributes that would otherwise be reduced pursuant to the Bankruptcy Exception. Alternatively, such payments, or a portion thereof, may constitute taxable income to EME or Reorganized EME that, subject to the limitations discussed below, would be offset by and reduce EME’s Tax Attributes. The federal income tax treatment of such payments, if any, is uncertain and Holders are urged to consult their own tax advisors regarding the consequences of such payments, if any, to EME and Reorganized EME.

3.                                      Limitation of Tax Attributes

After giving effect to the reduction in tax attributes pursuant to excluded COD Income described above, Reorganized EME’s ability to use any remaining tax attributes post-emergence may be subject to certain limitations under the IRC.  Generally, if the NRG Transaction is treated as a Taxable Transaction, Reorganized EME will succeed to EME’s Tax Attributes after giving effect to any gain on the sale and reduction pursuant to excluded COD Income.  If, however, the NRG Transaction is structured as a Reorganization, Reorganized EME would not generally succeed to any of EME’s Tax Attributes.

If the NRG Transaction is treated as a Taxable Transaction, following consummation of the Plan, the Debtors anticipate that any remaining Tax Attributes may be subject to limitation under Section 382 of the IRC by reason of the transactions pursuant to the Plan.

Under Section 382 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs and built-in losses (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation.  Under Section 383 of the IRC, a similar limitation applies to pre-change tax credits (the “Pre-Change Tax Credits,” and together with the Pre-Change Losses, the “Pre-Change Tax Attributes”). As discussed in greater detail herein, the Debtors anticipate that the issuance of the New Interests pursuant to the Plan will result in an “ownership change” of EME for these purposes, and that Reorganized EME’s use of its Pre-Change Tax Attributes will be subject to limitation unless an exception to the general rules of Section 382 of the IRC applies.

a.                                      General Section 382 Annual Limitation

This discussion refers to the limitation determined under Section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.”  In general, the annual Section 382 Limitation on the use of Pre-Change Losses in any “post-change year” is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs, currently approximately 3.5 percent).  The Section 382 Limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.  Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits.  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.  As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

The issuance under the Plan of the New Interests, along with the cancellation of existing EME Interests pursuant to the Plan, is expected to cause an ownership change with respect to EME on the Effective Date.  As a result, unless an exception applies, Section 382 of the IRC will apply to limit EME’s use of any remaining Pre-Change Tax Attributes after the Effective Date.  This limitation is independent of, and in addition to, the reduction of Tax Attributes described in the preceding section resulting from the exclusion of COD Income.

b.                                      Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s Pre-Change Tax Attributes are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation, then the debtor’s Pre-Change Tax Attributes effectively are eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”).  When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy.  This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change.  The 382(l)(6) Exception differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre-Change Losses.  However, a debtor corporation to which the 382(l)(6) Exception applies is required to continue its business enterprise for the two-year period following the consummation, otherwise its Pre-Change Tax Attributes will be effectively eliminated in their entirety.

4.                                      Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20 percent rate to the extent such tax exceeds the corporation’s regular United States federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  For example, except for certain AMT NOLs generated in taxable years beginning or ending in 2008 or 2009, which can offset 100 percent of a corporation’s AMT income, generally only 90 percent of a corporation’s taxable income for AMT purposes may be offset by available NOLs (as computed for AMT purposes).

5.                                      Summary Tables of Debtors’ Tax Attributes

The following tables summarize the Tax Attributes of EME estimated as of November 14, 2013, but taking into account the impact of an illustrative NRG Transaction as if it occurred on December 31, 2013 (and excluding, for the avoidance of doubt, the impact of the Restructuring).

The Tax Attributes are subject to ongoing review and material revision by EME, based on a number of factors, including without limitation, changes in facts and law with respect to regulatory, tax, accounting, bankruptcy, litigation, and other legal and financial matters concerning EME and its affiliates.

[Tax Attributes Summary on Following Page]

Federal Net Operating Losses at 12/31/2013

2011 Carryforward	$1,638,955,211
2012 Carryforward	$558,992,535	(11)
2013 Carryforward	$883,775,783	(11)
Illustrative NRG Transaction Gain	$(470,000,000	)(12)
Total Unused Net Operating Loss Carryforwards	$2,611,723,529
Illustrative Value of Net Operating Losses	$914,103,235	(13)

Federal Tax Credits at 12/31/2013

2009 Carryforward	$49,674,769
2010 Carryforward	$60,155,113
2011 Carryforward	$64,336,668
2012 Carryforward	$57,834,797	(11)
2013 Carryforward	$59,075,800	(11)
Alternative Minimum Tax Carryforward	$14,983,117	(14)
Total Tax Credit Carryforwards	$306,060,264

[Tax Attributes Summary continued on following page.]

(11)  Except as otherwise expressly provided, the 2012 and 2013 tax calculations herein represent projections as of August 2013.

(12)  EME’s projected gain on account of the NRG Transaction, as more specifically described in the Debtors’ Motion to Approve (I) Entry Into Plan Sponsor Agreement, (II) Sponsor Protections, and (III) Related Relief [Docket No. 1375], assumes for purposes of this calculation only that EME will receive aggregate cash and stock consideration of $2.635 billion and that EME holds basis of approximately $2.165 billion in the assets to be transferred to NRG.

(13)  The illustrative value of EME’s federal NOLs equals EME’s aggregate net operating loss carryforward balance, net of any gain from the NRG Transaction, multiplied by the current federal corporate income tax rate of 35 percent.

(14)  It is possible that any carryforwards on account of EME’s ATM liability may be reduced as a result of the NRG Transaction if the gain thereon exceeds EME’s current NOLs.  For purposes of the calculations in the Tax Attributes, such a reduction has not been made.

Uncompensated Federal Attributes at 12/31/2013

Estimated Value of Uncompensated Federal Attributes	$123,448,406	(15)

California Net Operating Losses at 12/31/2013

2011 Carryforward	$941,239,061
2012 Carryforward	$350,349,027	(11)
2013 Carryforward	$787,625,000	(11)
Illustrative NRG Transaction Loss	$810,000,000	(16)
Total California NOLs Not Yet Compensated	$2,889,213,088
Federal Benefit Adjustment	$(1,011,224,581	)(17)
Net California NOLs Not Yet Compensated (Adjusted for Federal Benefit)	$1,877,988,507
Estimated Value of California NOLs	$166,014,184	(18)

Summary of Value of Tax Attributes at 12/31/2013 (Pre-COD Income)

Federal NOLs	$914,103,235
Federal Tax Credits	$306,060,264
Used/Uncompensated Federal Attributes	$123,448,406
California NOLs	$166,014,184
Total Available	$1,509,626,089

[Tax Attributes Summary continued on following page.]

(15)  EIX and certain of its subsidiaries have not compensated EME for all of EME’s Tax Attributes pursuant to the Tax Sharing Agreements.  The Tax Sharing Agreements grant priority to the tax attributes of SCE under certain circumstances.

(16)  Due to differences in applicable tax rules and regulations, EME’s basis in its assets under applicable California law is higher than EME’s federal basis in such assets. As a result, the NRG Transaction is expected to produce a loss for California tax purposes and such loss may increase the amount of available NOLs.  The amount shown represents an illustrative loss of $900 million apportioned to California assuming a 90 percent apportionment factor.

(17)  The value of California Tax Attributes is reduced by the  amount of the federal deduction (assuming 35 percent federal corporate income tax rate) that EIX would have claimed for its California corporate franchise tax liability if EME was not a member of the combined group and EME’s attributes were not available to offset income of the group.

(18)  The Tax Attributes include a value of EME’s NOLs under California law determined by multiplying the aggregate NOL carryforward balance (after adjustment for federal tax benefit), including losses from the NRG Transaction, by the current California corporate franchise tax of 8.84 percent.

Estimated Cancellation of Debt Income Under the Plan

Principal Amount of EME Senior Notes	$3,700,000,000
Accrued/Unpaid Interest (as of 12/31/2013)	$426,474,362	(11)
Total Outstanding	$4,126,474,362
NRG Proceeds	$2,635,000,000
COD Income Under the Plan	$1,491,474,362	(19)
Federal Tax Effect of COD Income	$522,016,027
California Tax Effect of COD Income (Adjusted for Federal Benefit)	$85,700,117	(20)

Summary of Value of Tax Attributes at 12/31/2013 (After-COD Income)

Net Value of Tax Attributes After COD Income	$901,909,945

B.                                    Certain United States Income Tax Consequences to Holders of Claims

1.                                      Consequences to Holders of Class A4 and A5 Claims

Pursuant to the Plan and in full and final satisfaction of their Claims, Holders of Allowed Class A4 and A5 Claims will, unless any such Holder agrees to less favorable treatment or any such Allowed Class A4 and A5 Claim is assumed by the Purchaser as part of the NRG Transaction, receive their (a) Pro Rata distribution of the Net Sale Proceeds consisting of Cash and the Purchaser’s stock consideration and (b) Pro Rata distribution of the New Interests.  The United States federal income tax consequences of the Plan to Holders of Allowed Class A4 and A5 Claims will depend, in part, on (a) whether the Claims surrendered constitute “securities” for United States federal income tax purposes, (b) whether the NRG Transaction constitutes a Taxable Transaction or a Reorganization, (c) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years, (d) the manner in which the Holder acquired the Claim, (e) the length of time the Claim has been held, (f) whether the Claim was acquired at a discount, (g) whether the Holder had previously included in income accrued but unpaid interest with respect to the Claim and (h) the method of tax accounting of the Holder.

Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for United States federal income tax purposes.  These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security.  There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an Interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

(19)  The Tax Attributes assume (strictly for illustrative purposes) that all proceeds of the NRG Transaction will be distributed to the holders of the EME Senior Notes.

(20)  The impact of California Tax Effect on COD Income is reduced by the amount of the federal deduction (assuming 35 percent federal corporate income tax rate) that EIX would claim in the future as a result of the reduction in California Tax Attributes and the corresponding increase in California taxable income.

If an Allowed Class A4 or A5 Claim qualifies as a security and the NRG Transaction is a Taxable Transaction, the Holder of such Claim should recognize gain, if any, but not loss, to the extent of the Net Sale Proceeds received by such Holder. The amount of gain, if any, a Holder would recognize, should equal the lesser of the Net Sale Proceeds received and the difference between (1) the sum of the Net Sale Proceeds and the value of the New Interests received and (2) such Holder’s adjusted basis, if any, in such Claim.  The character of such gain as capital gain or ordinary income will be determined by a number of factors including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the Holder held its Claim for more than one year at the time of the exchange. To the extent that a portion of the consideration received by such Holder in satisfaction of such Holder’s Class A4 or A5 Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income (as discussed in greater detail in “Accrued but Untaxed Interest” below).  A Holder’s aggregate tax basis in the New Interests received in satisfaction of the Holder’s Claim against EME that qualifies as a security, apart from amounts allocable to accrued but untaxed interest, generally should equal the Holder’s tax basis in such surrendered Claim, plus any gain recognized, minus the fair market value of any Net Sale Proceeds received. The holding period of any such New Interests received under the Plan, apart from amounts allocable to accrued but untaxed interest, generally should include the holding period of such surrendered Claim. The Holder’s basis in the Purchaser’s stock received by such Holder as part of the Net Sale Proceeds should be the fair market value of such stock on the Effective Date and such Holder’s holding period for such stock received should begin on the day following the Effective Date.(21)

If an Allowed Class A4 or A5 Claim qualifies as a security and the NRG Transaction constitutes a Reorganization, the Holder of such Claim should recognize gain, if any, but not loss, to the extent of Cash received by such Holder. The United States federal income tax consequences to such Holder will be substantially similar to the consequences described above (substituting “Cash” for “Net Sale Proceeds”), that such Holder would have experienced if the NRG Transaction was a Taxable Transaction, except that such Holder’s aggregate tax basis in the New Interests and the Purchaser’s stock received in satisfaction of the Holder’s Claim, apart from amounts allocable to accrued but untaxed interest, generally should equal the Holder’s tax basis in such surrendered Claim, plus any gain recognized, minus the amount of any Cash received, and the holding period considerations discussed above will apply to New Interests as well as the Purchaser’s stock received by such Holder.(22)

If an Allowed Class A4 or A5 Claim does not qualify as a security, regardless of whether the NRG Transaction constitutes a Taxable Transaction or a Reorganization, the Holder of such Class A4 or A5 Claim will be treated as exchanging such Claim for such Holder’s Pro Rata distribution of the Net Sale Proceeds and New Interests in a taxable exchange under section 1001 of the IRC. Accordingly, each Holder of such Claim should recognize gain or loss equal to the difference between (a) the sum of the Cash, the fair market value of the Purchaser’s stock and the fair market value of New Interests received in exchange for the Claim; and (2) such Holder’s adjusted basis, if any, in such Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors discussed above with respect to Class A4 or A5 Claims that constitute securities.  If recognized gain or loss is capital in nature, it generally would be long-term capital gain or loss if the Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations.  To the extent that a portion of the consideration received in exchange for the Claim is allocable to accrued but untaxed interest, the Holder may recognize ordinary income (as discussed in greater detail in “Accrued but Untaxed Interest” below).  A Holder’s tax basis in any New Interests and the Purchaser’s stock received by such Holder should equal the fair market value of such stock as of the date such stock is distributed to the Holder. A Holder’s holding period for the New Interests and the Purchaser’s stock received should begin on the day following the Effective Date.

(21)  The statements made in this paragraph assume that Reorganized EME is treated as a corporation for United States federal income tax purposes.

(22)  The statements made in this paragraph assume that Reorganized EME is treated as a corporation for United States federal income tax purposes.

2.                                      Consequences to Holders of Allowed Class C3 and C4 Claims

Pursuant to the Plan and in full and final satisfaction of their Claims, Holders of Allowed Class C3 and C4 Claims will receive Pro Rata distributions from the Homer City Wind Down Proceeds for the applicable Homer City Debtor.  A Holder of an Allowed Class C3 or C4 Claim will be treated as exchanging such Claim for its distribution of the Homer City Wind Down Proceeds, in a taxable exchange under section 1001 of the IRC.  Holders of such Claims would recognize gain or loss equal to the difference between (a) the fair market value of the Homer City Wind Down Proceeds received in exchange for such Holder’s Claim, and (b) the Holder’s adjusted tax basis in such Claim.  Any such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long term capital gain or loss if the Claims were held for more than one year by the Holder.  To the extent that a portion of any distribution of Homer City Wind Down Proceeds received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income.  See the discussions of accrued but untaxed interest and market discount below.

It is plausible that a Holder receiving the Homer City Wind Down Proceeds could treat the transaction as an “open” transaction for United States federal tax purposes, in which case the recognition of any gain or loss on the transaction might be deferred pending the determination of the amount of the proceeds ultimately received from the Homer City Wind Down Proceeds.  The open transaction doctrine only applies in rare and extraordinary circumstances, the United States federal income tax consequences of an open transaction are uncertain and highly complex, and a Holder should consult with its own tax advisor if it believes open transaction treatment might be appropriate.

3.                                      Accrued but Untaxed Interest

A portion of the consideration received by Holders of Claims may be attributable to accrued interest on such Claims.  Such amount should be taxable to that Holder as interest income if such accrued interest has not been previously included in the Holder’s gross income for United States federal income tax purposes.  Conversely, Holders of Claims may be able to recognize a deductible loss to the extent any accrued interest on the Claims was previously included in the Holder’s gross income but was not paid in full by the Debtors.

If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued interest is unclear.  Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any.  Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan is binding for United States federal income tax purposes, while certain Treasury Regulations generally treat payments as allocated first to any accrued but unpaid interest and then as a payment of principal (which approach could have the effect of requiring the recognition of interest income even if a Holder of Allowed Claims has an overall loss).  The Internal Revenue Service could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan.  Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

4.                                      Market Discount

Under the “market discount” provisions of the IRC, some or all of any gain realized by a Holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim.  In general, a debt instrument is considered to have been acquired with “market discount” if its Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued).

5.                                      Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions or payments under the Plan.  Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28 percent) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the Internal Revenue Service.

The Debtors will withhold all amounts required by law to be withheld from payments made pursuant to the Plan.  The Debtors will comply with all applicable reporting requirements of the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario.  Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: December 18, 2013

Respectfully submitted,

Edison Mission Energy (for itself and all Debtors)

	By:	Pedro J. Pizarro
	Name:	Pedro J. Pizarro
	Title:	President, Edison Mission Energy

EXHIBIT A

Joint Plan of Reorganization

[Included as Exhibit 99.1 to Current Report on Form 8-K]

EXHIBIT B

Executed Purchase Agreement

ASSET PURCHASE AGREEMENT

by and among

EDISON MISSION ENERGY

NRG ENERGY HOLDINGS INC.

and

NRG ENERGY, INC.

October 18, 2013

B-i

5.4	Representations and Warranties Regarding the Acquired Companies	B-24

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		B-26
6.1	Organization and Corporate Power	B-26
6.2	Authorization; No Breach	B-26
6.3	Board and Shareholder Approvals	B-26
6.4	Certain Arrangements	B-26
6.5	Financing; Availability of Funds	B-27
6.6	Investment Experience; Information	B-27
6.7	Adequate Assurance of Future Performance	B-27
6.8	Status of Purchaser	B-27

ARTICLE 7 TERMINATION		B-27
7.1	Termination	B-27
7.2	Effect of Termination	B-30

ARTICLE 8 BANKRUPTCY PROCEDURES		B-31
8.1	Bankruptcy Actions	B-31
8.2	Approval	B-32

ARTICLE 9 ADDITIONAL AGREEMENTS		B-32
9.1	Survival	B-32
9.2	Press Release and Public Announcements	B-33
9.3	Confidentiality	B-33
9.4	Consents	B-34
9.5	Tax Matters	B-35
9.6	Employee Benefits and Employment Matters	B-36
9.7	Directors’ and Officers’ Indemnification	B-40
9.8	Expenses	B-40
9.9	Support Obligations	B-40
9.10	Litigation Support	B-41
9.11	Cancellation of Intercompany Accounts	B-42
9.12	Post-Closing Record Retention and Access	B-42
9.13	Insurance	B-42
9.14	Use of Name and Trademarks	B-43
9.15	Certain Arrangements	B-43
9.16	Parent Guarantee	B-43
9.17	Non-Solicitation and No-Hire	B-43

ARTICLE 10 MISCELLANEOUS		B-44
10.1	Amendment and Waiver	B-44
10.2	Notices	B-44
10.3	Assignment	B-46

B-ii

10.4	Severability	B-46
10.5	Mutual Drafting	B-46
10.6	Captions	B-47
10.7	Complete Agreement	B-47
10.8	Schedules	B-47
10.9	No Additional Representations; Disclaimer	B-47
10.10	Counterparts	B-48
10.11	GOVERNING LAW; CONSENT TO JURISDICTION; ARBITRATION	B-48
10.12	Payments Under Agreement	B-49
10.13	Third-Party Beneficiaries and Obligations	B-49
10.14	Waiver of Bulk Sales Laws	B-50
10.15	WAIVER OF JURY TRIAL	B-50
10.16	Relationship of Parties	B-50
10.17	Specific Performance	B-50
10.18	Usage	B-51

Exhibits

Exhibit A — Bill of Sale

Exhibit B — Assignment and Assumption Agreement

Exhibit C — Governmental Approvals

Exhibit D — PoJo Term Sheet

Exhibit E — PoJo Leases and Documents

Exhibit F — Agreed PoJo Cure Amount

Schedules

Schedule of Partially-Owned Companies

Schedule of Purchased Interests

Schedule of Wholly-Owned Companies

Schedule 1.5 — Excluded Assets

Schedule 1.6 — EME Assumed Liabilities

Schedule 4.4 - Conduct of EME and the Acquired Companies

Schedule 5.2(b) - No Breach

Schedule 5.4(a) - Good Standing

Schedule 5.4(b) - Capitalization

Schedule 5.4(d) - No Conflicts

Schedule 6.2(b) - Purchaser No Breach

Schedule 6.5 - Available Credit Facilities

Schedule 9.6(a) — Eligible Employees

Schedule 9.6(f) - Severance

Schedule 9.9 - Support Obligations

Schedule 9.14 - Edison Marks

Schedule 9.17 - Non-Solicitation and No Hire Employees

B-iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 18, 2013, by and among Edison Mission Energy, a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases, “EME”), NRG Energy, Inc., a Delaware corporation (“Parent”), and NRG Energy Holdings Inc., a Delaware corporation (“Purchaser” and together with Parent, the “Purchaser Parties”).  Purchaser, Parent and EME are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, EME, directly or indirectly through one or more other Persons, owns, licenses and leases assets used in the operation of the Business;

WHEREAS, on December 17, 2012 (the “Petition Date”), EME and the Debtor Subsidiaries filed voluntary petitions for relief (the “Chapter 11 Cases”) under the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, EME owns, directly or indirectly, all of the outstanding equity interests (the “Wholly-Owned Equity Interests”) of the Subsidiaries set forth on the Schedule of Wholly-Owned Companies attached hereto (the “Wholly-Owned Companies”);

WHEREAS, EME owns, directly or indirectly, the equity interests (the “Partially-Owned Equity Interests” and collectively, with the Wholly-Owned Equity Interests, the “Target Equity Interests”) of the Subsidiaries and other Persons set forth on the Schedule of Partially-Owned Companies attached hereto (the “Partially-Owned Companies” and collectively, with the Wholly-Owned Companies, the “Acquired Companies”);

WHEREAS, EME owns the Target Assets;

WHEREAS, EME intends to effect (a) the transfer of the Acquired Companies and the Target Assets to Purchaser (including, such that the assets and liabilities of the Acquired Companies shall, other than the Excluded Assets and Excluded Liabilities or as otherwise provided herein, remain assets and liabilities of the Acquired Companies from and after the Closing) and (b) the assignment and assumption of certain Assumed Liabilities by Purchaser and, where applicable, by the Acquired Companies, by (i) the transfer of the Target Equity Interests of the Acquired Companies listed on the Schedule of Purchased Interests attached hereto (such Target Equity Interests, the “Purchased Interests” and together with the Target Assets, the “Target Holdings”)) and (ii) the transfer of Target Assets to Purchaser, in each case on the terms and subject to the conditions specified herein and in accordance with a plan of reorganization under Chapter 11 of the Bankruptcy Code, containing terms substantially consistent with, and other terms not materially inconsistent with, those set forth on that certain plan term sheet attached as an exhibit to the Plan Sponsor Agreement (the “Plan Term Sheet”) (such plan of reorganization, the “Plan”);

WHEREAS, the Transaction (as defined below) is subject to the authorization of the Bankruptcy Court pursuant to, inter alia, Section 1129 of the Bankruptcy Code and is expected to be consummated on or after the date on which the Plan becomes effective (the “Plan Effective Date”);

WHEREAS, the board of directors of EME has approved this Agreement and the transactions contemplated hereby (including the Transaction (as defined below)) and by the Ancillary Agreements (as defined below) upon the terms and conditions set forth herein and therein;

WHEREAS, the board of directors of each Purchaser Party has approved this Agreement and the transactions contemplated hereby (including the Transaction) and by the Ancillary Agreements upon the terms and conditions set forth herein and therein; and

WHEREAS, the Parties, the official committee of unsecured creditors appointed in the Chapter 11 Cases (the “UCC”) and certain holders of Notes issued by EME (the “Supporting Noteholders”) have agreed to support the transactions contemplated hereby in accordance with the terms of that certain Plan Sponsor Agreement executed contemporaneously herewith and to which this Agreement is attached as an exhibit (the “Plan Sponsor Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE TARGET HOLDINGS

1.1          Purchase and Sale of the Target Holdings.  On the terms and conditions set forth in this Agreement, the Plan and the Confirmation Order, at, and effective as of, the Closing, Purchaser shall (a) purchase from EME, and EME shall sell to Purchaser, all of its right, title and interest in and to the Purchased Interests and the Target Assets, (b) pay to EME the Stock Purchase Price and the Estimated Cash Purchase Price, (c) assume from EME, and EME shall assign to Purchaser, all of the EME Assumed Liabilities, and (d) cause each Debtor Subsidiary that is an Acquired Company to assume all of the Debtor Subsidiary Assumed Liabilities (collectively, the “Transaction”).

1.2          Purchase Price.

(a)           When used herein, (i) the “Adjusted Base Purchase Price” means the result equal to (w) the Base Purchase Price, minus (x) the Permitted Asset Disposal Purchase Price, minus (y) the Excess Loss Amount, plus (z) the Agreed Incremental Tax Attribute Value (if any), (ii) the “Base Purchase Price” means $2,635,000,000 (TWO BILLION SIX HUNDRED THIRTY FIVE MILLION DOLLARS), (iii) the “Cash Purchase Price” means the result equal to (v) the Adjusted Base Purchase Price minus the Stock Purchase Price Numerator, plus (w) the amount (if any) by which Closing Cash exceeds the Cash Target, minus (x) the amount (if any) by which the Cash Target exceeds Closing Cash, plus (y) the amount (if any) by which the Debt Target exceeds Closing Debt, minus (z) the amount (if any) by which Closing Debt exceeds the Debt Target, (iv) the “Stock Purchase Price Numerator” means $350,000,000 (THREE HUNDRED FIFTY MILLION DOLLARS), being the aggregate portion of the Adjusted Base Purchase Price to be paid in Parent Common Stock, and (v) the “Stock Purchase Price” means 12,671,977 (TWELVE MILLION SIX HUNDRED SEVENTY-ONE THOUSAND NINE HUNDRED SEVENTY SEVEN) shares of Parent Common Stock, which number of shares the Parties agree was initially determined by dividing (A) the Stock Purchase Price Numerator, by (B) $27.62, being the volume-weighted average trading price for the Parent Common Stock during the 20 trading days immediately preceding the date of this Agreement and as such number of shares of Parent Common Stock is equitably adjusted after the date hereof to reflect any split, combination, merger, recapitalization, extraordinary dividend or other transaction affecting the Parent Common Stock or the value thereof on or after the date hereof.  For the avoidance of doubt, all obligations of the Purchaser Parties in respect of the PoJo Leases and Documents hereunder are in addition to, and not in full or partial satisfaction of, payment of the Adjusted Base Purchase Price.

(b)           Not later than three (3) Business Days prior to the Closing, EME shall deliver to Purchaser its reasonable and good faith estimate of the amount of Closing Cash (the “Estimated Closing Cash”) and the amount of Closing Debt (the “Estimated Closing Debt”), together with any estimated adjustments to the Cash Target (as so adjusted, the “Estimated Cash Target”), the Debt Target (as so adjusted, the “Estimated Debt Target”) and the Adjusted Base Purchase Price (the “Estimated Adjusted Base Purchase Price”) necessitated in accordance with the definitions thereof and on the basis thereof and other facts known to happen after delivery thereof, EME’s calculation of the Estimated Cash Purchase Price, together with recent bank screen shots, recent statements or other reasonable documentation providing back-up for such Estimated Closing Cash and Estimated Closing Debt calculations.  When used herein, the “Estimated Cash Purchase Price” means the result equal to (i) the Estimated Adjusted Base Purchase Price minus the Stock Purchase Price Numerator, plus (ii) the amount (if any) by which Estimated Closing Cash exceeds the Estimated Cash Target, minus (iii) the amount (if any) by which the Estimated Cash Target exceeds Estimated Closing Cash, plus (iv) the amount (if any) by which the Estimated Debt Target exceeds Estimated Closing Debt, minus (v) the amount (if any) by which Estimated Closing Debt exceeds the Estimated Debt Target.

1.3          True-Up on Estimated Purchase Price.

(a)           On or prior to the 20th Business Day after the Closing, Purchaser shall deliver to EME a statement (the “True-Up Statement”) setting forth its good faith calculation of Closing Cash, Closing Debt, the Cash Target, the Debt Target and the Adjusted Base Purchase Price, together with reasonable back-up therefor and in each case calculated in accordance with the terms of this Agreement, and on the basis thereof, its calculation of the Cash Purchase Price.  During the twenty Business Day period immediately following delivery of the True-Up Statement (the “Review Period”), EME and its Related Persons shall be permitted to review the information utilized by Purchaser in the preparation of the True-Up Statement and otherwise shall be provided with reasonable access during normal business hours to the books, records and employees of Purchaser and its Affiliates (including Transferred Employees) for such purpose and to assist in the review of the True-Up Statement and any Notice of Disagreement, and otherwise in connection with the matters contemplated by this Section 1.3 (including any dispute relating to the True-Up Statement and/or any of the calculations set forth on any of the foregoing).

(b)           The True-Up Statement and the resulting calculation of the Cash Purchase Price therefrom and the components thereof shall become final and binding upon the Parties on the second Business Day following the Review Period unless EME provides written notice of its disagreement (a “Notice of Disagreement”) to Purchaser prior thereto.  Any Notice of Disagreement shall (x) specify the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the True-Up Statement and/or the calculations reflected and/or derived therefrom not being calculated in accordance with this Agreement.  If a timely Notice of Disagreement is received by Purchaser, then the calculation of Cash Purchase Price and the components thereof (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the Parties on the earlier of (1) the date EME and Purchaser resolve in writing any and all differences they have with respect to any and all matters specified in any and all Notice of Disagreements and (2) the date any and all matters properly in dispute are finally resolved in writing by the Bankruptcy Court (with it being understood and agreed that if all such differences are not resolved on or prior to the 10th Business Day after delivery of the Notice of Disagreement (or such later date as agreed between Purchaser and EME), then either Party may petition the Bankruptcy Court for resolution of all such disputes.  When used herein, the “Final Cash Purchase Price” shall mean the Cash Purchase Price, as finally determined in accordance with this Section 1.3(b).

(c)           If the Estimated Cash Purchase Price is less than the Final Cash Purchase Price (such shortfall, the “Shortfall Amount”), Purchaser shall, within five (5) Business Days after the Final Cash Purchase Price becomes final and binding on the Parties under this Section 1.3, deliver the Shortfall Amount to EME, by wire transfer of immediately available funds to the account where the Estimated Cash Purchase Price was sent (or such other bank account as may have been designated in writing by EME).  If the Estimated Cash Purchase Price is greater than the Final Cash Purchase Price (such excess, the “Excess Amount”), EME shall, within five (5) Business Days after the Final Cash Purchase Price becomes final and binding on the Parties under this Section 1.3, deliver the Excess Amount to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser.

1.4          Target Assets.  In addition to the transfer of the Purchased Interests (and thereby EME’s direct and indirect interests in other Acquired Companies and the Acquired Companies’ interests in their respective assets (other than Excluded Assets)), without duplication of its obligations under Section 1.1 of this Agreement, on the terms and subject to the conditions specified in this Agreement, at the Closing, EME shall transfer, convey and assign to Purchaser, and Purchaser shall accept from EME, the transfer, conveyance and assignment of all EME’s right, title and interest in and to all (i) Cash of EME, (ii) other assets of EME (including Available Contracts), used in the operation of the Business, as conducted as of the date hereof, in the ordinary course of business consistent with past practice and (iii) such other of EME’s assets that are identified as, and agreed in writing by the Parties to be, “Target Assets”; provided that, in no event shall the Target Assets include the Excluded Assets.  If at any time after the Closing, EME is in possession of any Target Asset or receives any payment, refund, reimbursement, credit or set-off from any Person in respect of any Target Asset, or otherwise acquires or possesses any rights, entitlements or assets in respect of the Target Assets, such payments, refunds, reimbursements, credits or set-offs as applicable (or any savings therefrom), shall be held by EME in trust for the benefit of Purchaser and, promptly following the receipt thereof, EME shall pay over any such amounts to Purchaser without set-off or deduction of any kind and/or shall, at Purchaser’s cost, execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to Purchaser or its designee, or otherwise vest Purchaser or its designee with title to, such assets, payments, refunds, reimbursements credits or set-offs (or any savings therefrom).

1.5          Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Purchaser is not purchasing any assets of the Homer City Debtors or any of the following assets of EME (collectively, the “Excluded Assets”):

(a)           the Intercompany Accounts;

(b)           any bank accounts of EME and the Homer City Debtors; provided that EME is nevertheless responsible for transferring EME Cash to Purchaser as required in Section 1.4;

(c)           the Rejected Contracts and each other contract or agreement rejected by EME or any Debtor Subsidiary prior to the date hereof;

(d)           the Employee Benefit Plans set forth on Schedule 1.5 (the “Excluded Employee Benefit Plans”) and any assets related to any Excluded Employee Benefit Plan;

(e)           the EIX Litigation Claims;

(f)            all rights under insurance policies and all claims, refunds, adjustments, proceeds and recoveries, and any other rights and benefits, under such policies (other than rights of the Acquired Companies with respect to the Transferred Policies (subject to the rights of EME and Subsidiaries that are not transferred to Purchaser to make claims against such Transferred Policies in accordance with the terms hereof));

(g)           all Retained Books and Records;

(h)           all Claims, refunds, adjustments, proceeds and recoveries, and any other rights of and benefits to, EME and any Acquired Company under or with respect to any Excluded Asset;

(i)            every asset of EME that would constitute a Target Asset (if owned immediately prior to the Closing) to the extent conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in the ordinary course of business, (ii) at the direction of the Bankruptcy Court or (iii) as otherwise permitted by the terms of this Agreement;

(j)            except to the extent otherwise transferred or conveyed to Purchaser pursuant to a Tax Attributes Agreement, if any, all Tax losses, Tax loss carry forwards, Tax credits and rights to receive Tax refunds or credits, Tax refunds and credits from net operating loss carry backs (excluding Tax refunds and credits of the Acquired Companies relating to carry backs from taxable periods, or portions of taxable periods, ending after the Closing Date), or other similar Tax assets, in all cases, with respect to any and all Taxes of EME, any Homer City Debtor or Taxes of the Acquired Companies for taxable periods or portions thereof ending on or before the Closing Date, including interest receivable with respect to any of the foregoing, and all rights to the foregoing under any Tax sharing agreements with EIX or any Non-EME Subsidiary (collectively, the “Tax Attributes”);

(k)           all claims or other rights of, or benefits to, EME and the Debtor Subsidiaries arising out of or relating in any way to the Chapter 11 Cases or any of the transactions contemplated thereby or entered into as a consequence thereof; provided, however, that the Plan shall provide that all Claims and causes of action arising under chapter 5 of the Bankruptcy Code, other than any such Claims and causes of action against any of the EIX Litigation Parties, shall be released as of the Plan Effective Date; provided further, that with the prior written consent of the Parent, which consent shall not be unreasonably withheld, the proponents of the Plan (other than Parent) may identify additional Persons in a schedule to the Plan Supplement that shall not be released of any Liability in relation to such Claims and causes of action.

(l)            any other obligations of or with respect to or associated with EIX Litigation Parties, including, receivables from EIX, shared services, Tax sharing payments and rights under insurance policies of EIX Litigation Parties;

(m)          all shares of capital stock or other equity interests issued by any of the Homer City Debtors;

(n)           all assets of the Homer City Debtors;

(o)           all claims or other rights of, or benefits to, EME arising under this Agreement and the Ancillary Agreements;

(p)           all claims or other rights of, or benefits to, EME, whether arising out of events occurring prior to, on or after the Closing Date, including any rights under or pursuant to all warranties, representations, indemnities, agreements to hold harmless and guarantees made by any Person but, in each of the foregoing cases of this clause (p), only to the extent they relate to either Excluded Liabilities or Excluded Assets;

(q)           all claims or other rights of, or benefits to, EME against or with respect to any director, officer, stockholder or other Related Person of, or any former director, officer, stockholder or other Related Person of, EME (whether or not asserted prior to the Closing Date), including any claims or other rights of, or benefits to, EME against any such Person or any third party for indemnification, contribution, subrogation or reimbursement for expenses advanced or indemnification provided to any director, officer, stockholder or other Related Person of, or any former director, officer, stockholder or other Related Person of, EME;

(r)            all contracts and agreements with EIX Litigation Parties not necessary for the operation of the Business; and

(s)            all other assets set forth on Schedule 1.5.

If at any time after the Closing, Purchaser or any Acquired Company is in possession of any Tax Attribute or Excluded Asset or receives any payment, refund, reimbursement, credit or set-off from any Person in respect of any Tax Attribute or other Excluded Asset, or otherwise acquires or possesses any rights, entitlements or assets in respect of the Tax Attributes or other Excluded Assets, such payments, refunds, reimbursements, credits or set-offs as applicable (or any savings therefrom), shall be held by Purchaser or such Acquired Company, as applicable, in trust for the benefit of EME and, promptly following the receipt thereof, Purchaser or such Acquired Company, as applicable, shall pay over any such amounts to EME without set-off or deduction of any kind and/or shall, at EME’s cost, execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to EME or its designee, or otherwise vest EME or its designee with title to, such assets, payments, refunds, reimbursements credits or set-offs (or any savings therefrom).  If, however, the rights of Purchaser or an Acquired Company to a Tax Attribute or other Excluded Asset subsequently is denied or disallowed, EME promptly will reimburse Purchaser or the Acquired Company for the monetary amount of such denial or disallowance.

1.6          Assumed Liabilities.

(a)           At, and effective as of, the Closing, and on the terms and conditions set forth in this Agreement, the Plan and the Confirmation Order, in addition to the payment of the Stock Purchase Price plus the Estimated Cash Purchase Price by Purchaser in accordance with Section 1.1 and as additional consideration for the Target Holdings, (i) Purchaser shall, and Parent shall cause Purchaser to, irrevocably assume and agree to faithfully pay, perform, discharge and fulfill, and if applicable, comply with, in each case when due or required, all of the EME Assumed Liabilities in accordance with their respective terms and (ii) Purchaser shall cause each Debtor Subsidiary that is an Acquired Company to irrevocably assume and agree to faithfully pay, perform, discharge and fulfill and, if applicable, comply with, in each case when due or required, all of such Debtor Subsidiary’s respective Debtor Subsidiary Assumed Liabilities. Without limiting the foregoing, Purchaser shall, and Parent shall cause Purchaser to, pay, perform and discharge all EME Assumed Rejection Liabilities and all Debtor Subsidiary Assumed Rejection Liabilities on the date on which such liability becomes Allowed.  Each of Parent and Purchaser, on behalf of itself and each of the Acquired Companies, waives all rights of contribution, indemnification, reimbursement, subrogation or other rights against EME and the Homer City Debtors with respect to the Assumed Liabilities.

(b)           When used herein, “EME Assumed Liabilities” means the following Liabilities of EME:

(i)            all trade and vendor accounts payable and accrued liabilities arising from or out of the operation of the Business prior to the Closing (including prior to the Petition Date);

(ii)           all Liabilities of EME under the PoJo Leases and Documents, as modified pursuant to Section 9.4(b) hereof, including any Tax indemnity agreements and guarantees associated therewith and as more fully described in the Support Obligations;

(iii)          all Cure Amounts and other Liabilities with respect to Assumed Contracts, other than the Agreed PoJo Cure Amount;

(iv)          all Liabilities arising from the rejection of the Rejected Contracts (the “EME Assumed Rejection Liabilities”); provided that the “EME Assumed Rejection Liabilities” shall not include the Excluded Rejection Liabilities;

(v)           all Liabilities agreed to be assumed by Purchaser or for which Purchaser has agreed to be, or to cause the Acquired Companies to be responsible, in accordance with this Agreement (including as provided in Article 9 hereof) and the Ancillary Agreements;

(vi)          all Liabilities with respect to the ownership or operation of the Acquired Companies and the Target Assets from and after the Closing;

(vii)         all Liabilities relating to any Legal Proceedings or Claims for which EME is liable relating to a Liability, Legal Proceeding or Claim asserted against any Acquired Company (except to the extent that such Liabilities of such Acquired Company are Excluded Liabilities or to the extent that EME is a primary obligor for such Liability or has Liability as a result of acts separate and apart from what is alleged in the Legal Proceeding or Claim against the Acquired Company);

(viii)        all Liabilities of EME or the Acquired Companies with respect to the Legal Proceedings set forth on Schedule 1.6; and

(ix)          other Liabilities set forth on Schedule 1.6.

(c)           When used herein, “Debtor Subsidiary Assumed Liabilities” means the following Liabilities:

(i)            subject to the discharge, release, and injunction provisions of the Plan, all Liabilities of the Debtor Subsidiaries that are Acquired Companies for Claims that are Allowed; provided that nothing herein shall include any Excluded Liabilities;

(ii)           all Cure Amounts and other Liabilities of the Debtor Subsidiaries that are Acquired Companies with respect to Assumed Contracts, other than the Agreed PoJo Cure Amount;

(iii)          all Liabilities of the Debtor Subsidiaries that are Acquired Companies related to the rejection of the Rejected Contracts (the “Debtor Subsidiary Assumed Rejection Liabilities”); provided that the “Assumed Rejection Liabilities” shall not include the Excluded Rejection Liabilities;

(iv)          all Liabilities of the Debtor Subsidiaries that are Acquired Companies agreed to be assumed by Purchaser or for which Purchaser has agreed to be, or to cause the Debtor Subsidiaries that are Acquired Companies or the Acquired Companies generally, to be responsible, in accordance with this Agreement (including Section 9.6 hereof) and the Ancillary Agreements; and

(v)           all Liabilities of the Debtor Subsidiaries that are Acquired Companies with respect to the ownership or operation of the Acquired Companies and the Target Assets from and after the Closing.

(d)           Without limiting the other provisions of this Agreement, it is acknowledged and agreed that, subject to the terms of any release and injunction with respect to Excluded Liabilities contained in the Plan, as approved by the Confirmation Order, each Acquired Company that is not a Debtor Subsidiary shall, from and after the Closing, pay and remain responsible for the timely discharge and payment of its Liabilities.

1.7          Excluded Liabilities.  Notwithstanding Section 1.6, neither Purchaser nor Parent nor any Acquired Company shall assume or be liable or responsible for, and EME (or, in the case of Section 1.7(i), the Homer City Debtors) shall retain and be responsible for, in accordance with the Plan, the Excluded Liabilities.  Furthermore, neither the Purchaser Parties nor any Acquired Company shall, as provided in the Plan, from and after the Closing, be liable or responsible for the Excluded Liabilities.  When used herein, the “Excluded Liabilities” means the following Liabilities of EME, the Homer City Debtors, and the Wholly-Owned Companies:

(a)           all Liabilities of EME that are not EME Assumed Liabilities;

(b)           all Liabilities under the Notes;

(c)           all Excluded Employee Liabilities or Liabilities under any Replicated Plans (other than the EME Severance Plans and other Employee Benefit Plans for which Purchaser or an Acquired Company is responsible in accordance with Section 9.6);

(d)           all Liabilities for rejection damages arising from the rejection of executory contracts or unexpired leases of EME or any Debtor Subsidiaries on or before the date of this Agreement or any rejection of such agreements after the date of this Agreement without the prior written consent of Purchaser (the “Excluded Rejection Liabilities”);

(e)           all Liabilities asserted by EIX or other intercompany Liabilities to the extent they are not between Acquired Companies, other than Liabilities under ordinary course shared services and other operating arrangements;

(f)            the Agreed PoJo Cure Amount;

(g)           other than the EME Assumed Rejection Liabilities and the Debtor Assumed Rejection Liabilities, all Liabilities arising from or related to the Excluded Assets;

(h)           the Excluded Tax Liabilities;

(i)            all Liabilities of and relating to the Homer City Debtors or the Chapter 11 Cases relating to the Homer City Debtors or relating to or arising from the 1,884 MW Homer City coal-fired generation facility and associated facilities located in Indiana County, Pennsylvania;

(j)            all Liabilities and obligations incurred by the UCC, the Supporting Noteholders, EME or any of its Subsidiaries relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services to the extent performed in furtherance of the Transaction or the Chapter 11 Cases; and

(k)           other Liabilities for which EME has agreed to remain responsible in accordance with this Agreement and the Plan, including professional and administrative fees and expenses for which EME has agreed to be responsible pursuant to the Plan.

1.8          Contribution of Certain Excluded Assets and Excluded Liabilities.  At the Closing, and upon the terms and conditions set forth in this Agreement, the Plan and the Confirmation Order EME shall cause the Wholly-Owned Companies to, transfer, convey and assign to EME, all of their right, title and interest in and to all of the Excluded Assets, to EME, and EME shall accept the transfer, conveyance and assignment from the Wholly-Owned Companies to EME of the Excluded Assets (the “Excluded Assets Contribution”).  EME shall be responsible for all Taxes and other costs associated with the transactions taken pursuant to this Section 1.8.

1.9          The Closing.  Unless this Agreement shall have been terminated prior thereto pursuant to Article 7, the consummation of the Transaction will be effected (the “Closing”) and shall occur at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, at 9:00 a.m. local time on the Plan Effective Date (assuming the satisfaction or waiver by the appropriate Party of all the conditions contained in Article 3 (other than conditions which by their terms or their nature are to be performed or measured as of the Closing Date (provided such conditions are satisfied at the Closing or waived by the applicable Party))) and the Closing shall be effective as of 12:01 a.m. local time on the Closing Date.  The date on which the Closing occurs is sometimes referred to as the “Closing Date”.  Each Party will, and will cause its Affiliates to, at the Closing execute and deliver the agreements, documents, certificates and other deliveries (including the Ancillary Agreements) required hereunder to be executed and/or delivered at the Closing by such Party and/or such Affiliates of such Party or for which such execution and/or delivery is a condition to another Party’s obligations to consummate the Closing.

ARTICLE 2
CLOSING ACTIONS AND DELIVERIES

2.1          EME Deliveries.  At the Closing, EME shall, or, if applicable, shall cause one of its Subsidiaries to, deliver the following documents, consistent with the terms of this Agreement:

(a)           a bill of sale with respect to the Target Assets, duly executed by EME, in the form of Exhibit A attached hereto;

(b)           an assignment and assumption agreement with respect to the EME Assumed Liabilities, duly executed by EME, in the form of Exhibit B attached hereto;

(c)           to the extent any of the Purchased Interests are certificated, the certificates evidencing such Purchased Interests (but in the case of certificates representing Purchased Interests for Viento Funding II, Inc., only if the pledge thereon has been released), together with an assignment separate from certificate or other instrument reasonably acceptable to the Parties as may necessary to cause the assignment or transfer of the Purchased Interests;

(d)           certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent agreed by EME and Purchaser to be necessary to evidence the transfer, conveyance and assignment to Purchaser of EME’s right, title and interest in and to the Target Assets (collectively, the “Additional Conveyance Documents”);

(e)           such assignments of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Purchaser of the Assumed Liabilities (collectively, the “Additional Liabilities Assumption Documents”);

(f)            such bills of sale, assignment and assumption and other conveyance documents as may be determined by the Parties to be necessary to executed to effectuate the Excluded Assets Contribution; and

(g)           an affidavit of non-foreign status from EME that complies with Section 1445 of the Code.

2.2          Purchaser Parties’ Deliveries.  At the Closing, the Purchaser shall (and Parent shall cause Purchaser to) deliver the following items, consistent with the terms of this Agreement:

(a)           an amount equal to the Estimated Cash Purchase Price by wire transfer of immediately available funds into an account to be specified in the Confirmation Order (the “EME Account”);

(b)           the Stock Purchase Price;

(c)           an assignment and assumption agreement with regard to the Assumed Liabilities, duly executed by Purchaser, in the form of Exhibit B attached hereto;

(d)           each of the Additional Conveyance Documents and Additional Liabilities Assumption Documents; and

(e)           such bills of sale, assignment and assumption and other conveyance documents as may be determined by the Parties to be necessary to executed to effectuate the Excluded Assets Contribution.

ARTICLE 3
CONDITIONS TO CLOSING

3.1          Conditions to Parties’ Obligations.  The obligation of the Purchaser Parties, on the one hand, and EME, on the other hand, to consummate the Closing is subject to the satisfaction or, to the extent such waiver is permitted by Law, waiver by the Parties, on or prior to the Closing Date, of the following conditions as of immediately prior to the Closing:

(a)           No Violation of Order.  No Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with jurisdiction over the transactions contemplated by this Agreement which prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement.

(b)           Plan and Confirmation Order.  The Plan shall have become effective pursuant to the Confirmation Order, and such Confirmation Order shall not then be subject to a stay.

(c)           Governmental Approvals.

(i)            The waiting period (and any extension thereof), or any necessary approval, as applicable, related to the transactions contemplated by this Agreement under the HSR Act shall have been received, terminated or shall have expired, as applicable; and

(ii)           any required approval of FERC under Section 203 of the Federal Power Act shall have been obtained; and

(iii)          all other authorizations, consents, Orders or approvals of, or expiration of waiting periods imposed by, any Governmental Authority and set forth on Exhibit C shall have been obtained from the appropriate Governmental Authorities (such approvals set forth in subsections (i) through (iii), collectively, the “Governmental Approvals”); provided that, for the avoidance of doubt, in no event shall the Governmental Approvals include relief or other authorization, consent, Order or approval of IPCB, any other environmental regulatory agency or any other Governmental Authority for variances or waivers with respect to the coal-fired facilities owned by MWG or otherwise with respect to the Target Assets or any assets of any Acquired Companies.

(d)           Effectiveness of Form S-1.  The Form S-1 shall have become effective under the Securities Act and shall not be subject to any actual or threatened Legal Proceeding or Order that limits or suspends such effectiveness.

(e)           No Termination of Agreement.  This Agreement shall not have been terminated in accordance with Section 7.1.

Any condition specified in this Section 3.1 may be waived prior to Closing only by a written instrument signed by EME and Purchaser.

3.2          Conditions to Purchaser Parties’ Obligations.  The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction or waiver by Purchaser of each of the following additional conditions, as of immediately prior to the Closing:

(a)           EME Performance of Covenants.  The covenants and agreements of EME to be performed as of or prior to the Closing shall have, in the aggregate, been performed in all material respects, except to the extent of changes or developments contemplated by the terms of this Agreement.

(b)           Collective Bargaining Agreements.  EME shall not have renewed or extended any Collective Bargaining Agreement other than on terms previously disclosed to Purchaser and/or its legal counsel in writing and otherwise on terms materially consistent with the existing Collective Bargaining Agreements and in no event shall the term of any such renewed or extended Collective Bargaining Agreement expire or terminate after December 31, 2014.

(c)           EME Material Adverse Effect.  Since the date of this Agreement, no EME Material Adverse Effect shall have occurred and be continuing.

(d)           Event of Loss or Taking.  Since the date of this Agreement, (i) no Walnut Creek Loss shall have occurred and be continuing and (ii) no Event of Loss shall have occurred and be continuing that, either individually or in the aggregate, after the application of any insurance proceeds and/or condemnation awards to the extent received, involves aggregate Restoration Costs and Condemnation Value as of the Closing Date in excess of twenty percent (20%) of the Stipulated Transaction Value.

(e)           EME Closing Deliveries.  EME shall have delivered those documents, agreements, instruments and all other deliverables set forth in Section 2.1 above.

(f)            Absence of Leverage Event.  Since the date of this Agreement, neither EME nor any of its Subsidiaries shall have increased the principal amount of its respective Debt, whether recourse or non-recourse, or otherwise materially restructured any of its debt obligations (collectively, a “Leverage Event”) without the express written consent of Purchaser; provided, however, that a Leverage Event may occur without the consent of Purchaser and without failure of this condition to the extent (i) such Debt is an Excluded Liability, (ii) such Debt is MWG Permitted Debt, (iii) capitalization of interest to principal in accordance with the governing documents for such Debt, or (iv) EME reasonably determines in good faith that such Leverage Event is in the best interests of or necessary for the continued ordinary course operation of EME or such Subsidiary.

(g)           Consent of the PoJo Parties.  Since the date of this Agreement, there have been no defaults or events of default under the PoJo Leases and Documents other than those waived under the PoJo Term Sheet and there has been no rejection of the PoJo Leases and Documents.

Any condition specified in this Section 3.2 may be waived prior to Closing only by a written instrument signed by Purchaser.

3.3          Conditions to EME’s Obligations.  The obligation of EME to consummate the Closing is subject to the satisfaction or waiver by EME of each of the following additional conditions as of immediately prior to the Closing:

(a)           Purchaser Parties’ Performance of Covenants.  The covenants and agreements of the Purchaser Parties to be performed as of or prior to the Closing shall have, in the aggregate, been performed in all material respects, except to the extent of changes or developments contemplated by the terms of this Agreement.

(b)           Purchaser Parties’ Closing Deliveries.  The Purchaser Parties shall have delivered those documents, agreements, instruments and all other deliverables set forth in Section 2.2 above.

(c)           Listing of Parent Common Stock.  The Parent Common Stock being issued as the Stock Purchase Price shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Any condition specified in this Section 3.3 may be waived prior to Closing only by a written instrument signed by EME.

3.4          Waiver of Condition; Frustration of Closing Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.  Neither Purchaser or Parent nor EME may rely on the failure of any condition set forth in this Article 3 to be satisfied if such failure was caused by such Party or such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transaction.

3.5          No Other Conditions.  For the avoidance of doubt, except as set forth in Sections 3.1, 3.2 and 3.3 of this Agreement, there are no other conditions precedent to Closing for any Party, including conditions precedent relating to due diligence, environmental contingencies, financing, or Legal Proceedings (including the Chevron Litigation).

ARTICLE 4
COVENANTS

4.1          General.

(a)           Subject to the terms and conditions of this Agreement, except to the extent that a different standard is specified herein (in which case such standard shall apply with respect to the covenant so specified), each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and by the Ancillary Agreements as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Article 3 and approval of the Orders and the Plan contemplated hereby).  Nothing herein shall obligate any Party to take any action to the extent such Party is prohibited from doing so by Law or Order prior to the entry of the PSA Order or the Confirmation Order (as applicable).

(b)           Without limiting the generality of the Purchaser Parties’ obligations under Section 4.1(a), the Purchaser Parties shall (i) all times after the date hereof, maintain sufficient cash on hand and available undrawn commitments under the Available Credit Facilities in order to satisfy, and for the purpose of satisfying, their obligations hereunder when required, and (ii) satisfy on a timely basis all conditions for drawing that are within its control applicable to the Purchaser Parties under the Applicable Credit Facilities.  The Purchaser Parties may not (A) replace or amend any Available Credit Facility if such replacements or amendments, individually or in the aggregate, would prevent, delay or impair the availability of the borrowings thereunder or the consummation of the Transaction when required by this Agreement or (B) terminate or materially reduce commitments under any Available Credit Facility.  Notwithstanding anything in this Section 4.1(b) or elsewhere in this Agreement to the contrary, each of the Purchaser Parties affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser Parties obtain debt or other financing for or related to any of the transactions contemplated by this Agreement.

4.2          Access.  After the date hereof and until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, EME shall (in its reasonable discretion) grant or cause to be granted to Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel and facilities of EME and the other Acquired Companies solely for purposes of transition planning.  In the event that EME elects to provide such access, the Parties shall cooperate so that (a) such access does not unreasonably interfere with the normal operations of EME or any of the Acquired Companies; (b) such access occurs in such a manner as EME reasonably determines to be appropriate to protect the confidentiality of the information sought; (c) all requests for access to EME and/or any of the Acquired Companies are directed to Maria Rigatti and/or Daniel McDevitt (the “EME Designated Contacts”), or such individuals as EME may designate in writing from time to time; (d) such access and disclosure is provided in such a manner and subject to such additional agreements as EME reasonably determines to protect against significant competitive harm to EME and/or any of the Acquired Companies if the transactions contemplated by this Agreement are not consummated, to avoid the breach of any third party agreement by EME or any of the Acquired Companies or to protect against in the loss of attorney-client privilege for any information so disclosed; and (e) neither Purchaser nor its Related Persons is provided access to or receives any information if such access or disclosure is restricted pursuant to and/or prohibited by any applicable Laws or any Governmental Authority (including the HSR Act and other Antitrust Laws, FERC, or Laws regarding employee rights of privacy); provided that if EME reasonably determines that certain information to be provided is commercially sensitive, EME may require that such information be provided pursuant to a mutually acceptable and reasonable “clean team” arrangement (whereby no one who serves on the clean team has been or will be involved in any manner in decision-making competitive to the Business prior to Closing and whereby members of the clean team will be permitted to convey results to their superiors and other parties subject to reasonable constraints on the conveyance of specific marketing, selling or pricing information).  Other than the EME Designated Contacts or as expressly provided in this Section 4.2, Purchaser is not authorized to and shall not (and shall cause its Related Persons not to) contact any officer, director, employee, supplier, lessee, lessor, licensee, licensor, distributor, lender, customer or other material business relation of EME or any of the Acquired Companies regarding this Agreement or the Transaction prior to the Closing without the prior written consent of EME, such consent not to be unreasonably withheld, conditioned, or delayed, and shall not seek any variances or waivers with respect to any Acquired Company from the IPCB or any other Governmental Authority prior to the Closing.  Parent shall, and shall cause Purchaser and Purchaser’s Related Persons and its Related Persons to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, the Purchaser or their respective Related Persons pursuant to this Section 4.2.

4.3          Sales of Excluded Assets; Permitted Asset Disposals; Non-Core Assets.  As a material inducement to EME to execute and deliver this Agreement, it is expressly acknowledged and agreed that EME may, without breach of this Agreement, (a) market the Excluded Assets, the Non-Core Assets and the assets included in Permitted Asset Disposals, for sale, transfer, and conveyance, (b) provide information for third parties with respect thereto, and (c) sell, transfer and/or convey, and otherwise take acts with respect thereto that (but for this Section 4.3 and Section 4.6(e)) would be a breach of this Agreement if not consented to by Purchaser.  In the event that EME executes a definitive agreement for the sale, transfer or conveyance of any Excluded Assets, Non-Core Assets or other assets included in a Permitted Asset Disposal, or to the extent that EME or any Acquired Company is required to sell, transfer or convey any assets as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, such sale, transfer and conveyance shall have the effects provided for in this Agreement, such assets shall no longer be subject to the provisions of this Agreement and any Acquired Company sold, transferred or conveyed shall no longer be an “Acquired Company” for purposes of this Agreement.  All liabilities of EME or any Acquired Company with respect to such Excluded Assets and Non-Core Assets or assets included in a Permitted Asset Disposal transferred to third party buyers and all Liabilities of any Acquired Company transferred to a third party as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, whether by Law, Contract or otherwise, in connection with such transaction shall, pursuant to this Agreement, become “Excluded Liabilities.”  In furtherance of the foregoing, each Party shall cooperate and execute such amendments or waivers to this Agreement and additional filings or amendments to filings with Governmental Authorities as are reasonably requested by the other Parties with respect to such sale, transfer or conveyance.

4.4          Conduct of EME and the Acquired Companies.  Except as otherwise agreed in writing by the Parties or as required with respect to EME or the Debtor Subsidiaries by an Order of the Bankruptcy Court, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed) and, if required, the authorization of the Bankruptcy Court (after notice and a hearing), from the date hereof until the earlier to occur of (x) the Closing or (y) the date this Agreement is terminated in accordance with its terms, EME shall not, and shall cause its Subsidiaries to not, except as required or expressly permitted pursuant to the terms hereof or as set forth on Schedule 4.4:

(a)           materially change the accounting, billing, cash management, inventory, and spare parts practices used by EME and its Subsidiaries (including with respect to the timing and frequency of collection of receivables and payment of payables) from present practices;

(b)           except as provided in Section 4.8 or to the extent that such action in the aggregate would not require payment by Purchaser or any Acquired Company after the Closing in excess of $500,000, (i) make, revoke, or change any Tax election, (ii) amend any Tax return or file a claim for a Tax refund, (iii) settle or compromise any assessment or deficiency of Taxes, (iv) initiate or conclude any Tax administrative or judicial proceeding involving Taxes or (v) change any method of Tax accounting or any Tax policy;

(c)           except (x) as necessary to substantially mirror or replicate any Employee Benefit Plan (other than any “employee benefit pension plan” as defined in Section 3(2) or ERISA) that is intended to be qualified under Section 401(a) of the Code) sponsored and maintained by EIX or any Non-EME Subsidiaries under which EME or any Acquired Company is required to cease participation effective as of January 1, 2014 (collectively, the “Replicated Plans”), (y) to the extent the same would be Excluded Liabilities, or (z) as set forth or permitted under Section 9.6, (i) increase the compensation or other benefits (including the granting of discretionary bonuses) payable or provided to directors, officers or employees other than in the ordinary course consistent with past practice or required under the terms of any Employee Benefit Plan or applicable Law; (ii) enter into, adopt, amend modify (including acceleration of vesting), or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other employee benefit agreement, trust plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, other than in the ordinary course consistent with past practice or required under the terms of any Employee Benefit Plan or applicable law; or (iii) enter into or amend any Collective Bargaining Agreement except as provided in Section 3.2(b);

(d)           except as permitted under Section 4.8, amend or otherwise make any changes to the Organizational Documents;

(e)           materially increase the VaR limits, notional limits or other risk limits;

(f)            waive, release, assign, settle or compromise any material Claims of EME or any of the Acquired Companies against a third party outside the ordinary course of business to the extent such Claim is a Target Asset hereunder or requires material payment by Purchaser or any Acquired Company after the Closing or materially impedes the operation of the Business after the Closing; provided, for the avoidance of doubt that nothing in this Section 4.4(f) shall limit the rights of EME or its Subsidiaries to bring, file, prosecute, waive, release, assign, settle or compromise any of the EIX Litigation Claims or any other Excluded Asset or Non-Core Asset to the extent such Non-Core Asset is sold, transferred or conveyed prior to the Closing Date in accordance with this Agreement and no such consent of Purchaser shall be required if the subject matter of the Claim is a commercially sensitive matter; or

(g)           cause any assets or Liabilities of the Homer City Debtors to be sold, transferred, assigned, conveyed or assumed by EME or any Acquired Company.

4.5          Assumed Contracts and Cure Amounts.

(a)           Not later than twenty (20) Business Days prior to the filing of the Plan Supplement, EME shall assemble and deliver to Purchaser a comprehensive list of all executory contracts, collective bargaining agreements, unexpired leases of real and personal property and other contracts which are assumable and assignable in connection with the Plan to which EME and the Debtor Subsidiaries that are Acquired Companies are party (the “Available Contracts”), together with proposed Cure Amounts (“Proposed Cure Amounts”) related thereto (the “Available Contract List”).

(b)           Contemporaneously with the delivery of the Available Contract List to Purchaser, EME shall provide notice (the “Available Contracts Notice”) to all counterparties to the Available Contracts of (i) the Proposed Cure Amounts (if any), (ii) the identity of the party to which Available Contracts may be assumed and/or assigned, as applicable, (which shall be Purchaser in the case of Available Contracts to which EME is a party and the Acquired Company party thereto in the case of the other Available Contracts), (iii) the procedures for filing objections to the Proposed Cure Amounts, and (iv) the process by which related disputes will be resolved by the Bankruptcy Court.  The Available Contracts Notice shall serve as notice of the potential assumption and/or assignment of the Available Contracts listed therein, along with the potential assignment of such Available Contracts to the assignees listed therein (where applicable), and the Proposed Cure Amounts.  The deadline for non-Debtor counterparties to all Available Contracts to object to the Proposed Cure Amounts shall be on or before the date that is ten (10) Business Days prior to the Plan Confirmation Hearing (the “Cure Amount Objection Deadline”).

(c)           Not later than ten (10) Business Days prior to the deadline for entities entitled to vote on the Plan to submit votes to accept or reject the Plan, Purchaser shall deliver to EME, and EME shall file promptly thereafter, (i) the list of Available Contracts that EME shall seek to assume and assign to Purchaser and that the Debtor Subsidiaries that are Acquired Companies shall seek to assume (the “Assumed Contracts,” and the list related thereto, the “Assumed Contracts List”), in each case as part of the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan) and (ii) the list of Available Contracts that EME and the Debtor Subsidiaries that are Acquired Companies shall seek to reject (the “Rejected Contracts,” and the list related thereto, the “Rejected Contracts List”), as part of the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan).  For the avoidance of doubt, the Assumed Contract List for the Acquired Companies shall include the Non-Rejectable Contracts and shall become incorporated into and shall be, and shall be deemed to be, included within the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan) for all purposes.  Any executory contract or unexpired lease that is not expressly listed on the Assumed Contracts List shall be deemed rejected unless and until the Purchaser Parties amend the Assumed Contracts List consistent with Section 4.5(e).

(d)           In the Plan and Confirmation Order, subject to the Bankruptcy Code, applicable Law and Bankruptcy Court approval, EME and the Debtor Subsidiaries shall seek authorization for:

(i)            EME to assume and assign to Purchaser the Assumed Contracts to which EME is party;

(ii)           the Debtor Subsidiaries that are Acquired Companies to assume the Assumed Contracts to which any Debtor Subsidiary that is an Acquired Company is party; and

(iii)          EME and the Debtor Subsidiaries that are Acquired Companies to reject the Rejected Contracts,

in each case pursuant to and in accordance with Section 365 of the Bankruptcy Code.

(e)           Purchaser shall have the right to amend the Assumed Contracts List at any time prior to the Confirmation Hearing to remove any Available Contract (other than the Non-Rejectable Contracts) from the Assumed Contracts List, and, without limiting the obligations of the Purchaser Parties hereunder and under the Plan with respect to Rejection Liabilities, any Available Contracts so removed shall be Excluded Assets for purposes of this Agreement and shall be included in the Excluded Asset Contribution and the Rejected Contracts List and the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan); provided that Purchaser may not remove any Non-Rejectable Contract from the Assumed Contracts List.  EME shall promptly amend the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan) to reflect the changes made by Purchaser to the Assumed Contracts List in accordance with this Section 4.5(e).

(f)            If any objection to the assumption or assignment of any Assumed Contracts or to any Cure Amount is timely filed, the Bankruptcy Court may hold a hearing with respect to such objection either at (i) the Confirmation Hearing, or (ii) at such other date as the Bankruptcy Court shall designate prior to the Closing Date (unless otherwise agreed by EME and Purchaser).  If any such objection relating to a Cure Amount is not resolved prior to Closing, the Purchaser Parties shall have the right to challenge such objection with the Bankruptcy Court and the Purchaser shall pay the amount as finally resolved by the Bankruptcy Court.

(g)           At or prior to the Closing, to the extent required by applicable Law, each of the Purchaser Parties shall provide adequate assurance of the future performance of each Assumed Contract. Without limiting the generality of the foregoing, on the Plan Effective Date, as adequate assurance of future performance under the PoJo Leases and Documents, unless otherwise agreed by the Purchaser Parties and the PoJo Parties, Purchaser shall deliver to each Owner Lessor a guarantee in substantially the form of the existing guarantee executed by EME in favor of such parties and shall execute a Tax indemnity agreement substantially in the form of the Tax indemnity agreement executed by EME as part of the PoJo Leases and Documents or, in each case, in a form otherwise agreed to by the Purchaser Parties and the PoJo Parties.

(h)           Purchaser shall, and Parent shall cause Purchaser to, on or prior to the assumption and assignment by EME to Purchaser or the assumption by any Acquired Company of any Assumed Contract and in any event not later than the Closing, cure any and all defaults under such Assumed Contract that are required to be cured under the Bankruptcy Code, so that such Contracts may be assumed and assigned by EME to Purchaser or assumed by any other Acquired Company, as applicable, in accordance with the provisions of Section 365 of the Bankruptcy Code; provided that, notwithstanding anything herein to the contrary, EME shall (or shall cause MWG to) pay (and Purchaser shall have no responsibility for payment of) the Agreed PoJo Cure Amount when required in accordance with the Plan.

4.6          Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, EME and its Related Persons shall have the right, directly or indirectly, to (i) solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, including by way of providing access to the directors, officers, employees, agents, properties, books and records of EME and its Subsidiaries and information and (ii) continue, enter into and maintain discussions or negotiations with respect to Acquisition Proposals or other proposals that could lead to Acquisition Proposals, or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.  For purposes of this Agreement, “Solicitation Period End-Date” means 11:59 p.m. (CST) on December 6, 2013.  Purchaser shall not, and shall cause each of Affiliates not to, actively interfere with or prevent the participation of any Person, including any officer or director of EME or any of its Subsidiaries or other Target Companies and any bank, investment bank or other potential provider of debt or equity financing, in the making of any Acquisition Proposal or any negotiations or discussions permitted by this Section 4.6.

(b)           EME shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Related Persons to, promptly after the Solicitation Period End-Date, cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal and cause any physical or virtual data room to no longer be accessible to or by any Person.  From the Solicitation Period End-Date until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, EME and its Subsidiaries shall not, and EME shall use its reasonable best efforts to cause its Related Persons not to, directly or indirectly, (A) initiate, solicit or knowingly encourage, facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or provide any non-public information or data to any Person relating to EME or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of EME or any of its Subsidiaries, (C) except as otherwise provided in Section 4.6(d), enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the Person making any such Acquisition Proposal for the sole purpose of EME’s board of directors and Related Persons informing themselves about the Acquisition Proposal that has been made and the Person that made it or to notify any Person of EME’s obligations under this Section 4.6.

(c)           From and after the date of this Agreement, EME shall provide the Purchaser, as promptly as reasonably practicable, and in no event later than two (2) Business Days after receipt thereof by EME or its Related Persons, a copy of each bona fide written Acquisition Proposal.  Purchaser shall, and shall cause its Related Persons to, keep such Acquisition Proposal (and the terms thereof and identity of the proponent thereof) confidential in accordance with the Confidentiality Agreement.

(d)           Subject to the requirements of Section 4.6(b), prior to the time the Confirmation Order is entered, EME may terminate this Agreement pursuant to Section 7.1(c)(i) and enter into an Alternative Acquisition Agreement if EME receives one or more Acquisition Proposals that is a, or are, binding, written offer(s) capable of acceptance that EME, acting through its board of directors, concludes in good faith, after consultation with its independent financial advisors and outside legal counsel, individually or taken together, constitute(s) a Superior Proposal; provided that, in order to terminate this Agreement to enter into a definitive agreement with respect to such Acquisition Proposal(s) that, individually or in the aggregate, constitute a Superior Proposal:

(i)            EME, acting through its board of directors, must determine in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of EME under applicable Law and EME shall not have breached its obligations under this Section 4.6 in any material respect;

(ii)           EME shall have provided prior written notice to Purchaser, at least five (5) Business Days in advance of such termination (such period, the “Notice Period”), advising Purchaser of the intention to terminate this Agreement pursuant to Section 7.1(c)(i) in favor of one or more of the Acquisition Proposals for which notice had been provided in accordance with Section 4.6(c);

(iii)          during the Notice Period, (i) EME shall have reviewed with Purchaser any changes to the terms and conditions of this Agreement or the Transaction proposed by Purchaser (or as to other proposals made by Purchaser) and with respect to which Purchaser has proposed to give irrevocable binding effect and (ii) not make public disclosure regarding any Acquisition Proposal(s) or seek Bankruptcy Court approval thereof; and

(iv)          the board of directors of EME shall have considered in good faith the changes to this Agreement and the Transaction offered by Purchaser (or other proposals made by Purchaser), and shall have concluded, after consultation with its independent financial advisor(s) and outside legal counsel that the Acquisition Proposal(s) constituting such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals in accordance with the immediately foregoing clause (iii) were to be given effect; provided that, if any material amendment or material revision is made to the Acquisition Proposal(s) that EME, acting through its board of directors, has determined to be a Superior Proposal, EME shall be required to deliver a new written notice to Purchaser with respect to each successive material amendment or material revision and to comply with the requirements of this Section 4.6 with respect to such new written notice, and the Notice Period shall recommence (except that, without limiting or amending the provisions of Section 4.6(b), the Notice Period shall be reduced from five (5) Business Days to two (2) Business Days).

(e)           Nothing contained in this Section 4.6 or otherwise in this Agreement shall be deemed to prohibit or restrict EME, its board of directors or any committee thereof or any of their respective Related Persons from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, (ii) complying with its disclosure obligations if, in the good faith judgment of the board of directors of EME, after consultation with outside legal counsel, failure to disclose would reasonably be expected to be inconsistent with its obligations under applicable Law, (iii) complying with its duties (including duties of candor and other fiduciary duties) to the Bankruptcy Court and to its stakeholders, (iv) waiving any “standstill” or “non-collusion” provision or other provision of any confidentiality agreement to which EME or any of its Subsidiaries is party to the extent that EME determines such waiver would assist in the making of an Acquisition Proposal, or (v) taking any other action otherwise prohibited or restricted by this Section 4.6 with any Person with respect to any of the Non-Core Assets, assets being sold as part of the Permitted Asset Disposals or the Excluded Assets or any assets that EME or any Subsidiary is required to sell, transfer or convey as a result of any Order of a Governmental Authority in connection with the Chevron Litigation.

4.7          HSR; Antitrust Laws; Governmental Approvals; Actions In Connection with Receipt of Certain Governmental Approvals.

(a)           Each Party hereto agrees to use reasonable best efforts to prepare and file, as promptly as reasonably practicable (and in any event within ten (10) Business Days after the date hereof; provided that if the applicable Governmental Authorities are not open on such date, the filings shall be made on the first Business Day such Governmental Authorities are open for business to accept such filings thereafter), all filings (or portion thereof that such Party is responsible for) necessary or desirable to obtain the Governmental Approvals (including filing of a Notification and Report Form pursuant to the HSR Act and making other required filings pursuant to other Antitrust Laws and the filings and applications required by FERC as described on Schedule 5.2(b) (the “FERC Filings”)) and the Purchaser Parties shall bear the cost of all such filing fees.  Each Party shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to or in connection with the HSR Act, the FERC Filings or otherwise in connection with the Governmental Approvals and shall use reasonable best efforts to take and diligently pursue such actions as may be required by Governmental Authorities as a condition to securing the Governmental Approvals as soon as reasonably practicable.  Without limiting the generality of the foregoing, each of EME and Purchaser shall hold separate or divest all such assets of EME or Purchaser, as applicable, and shall take such other actions as may be necessary to obtain the agreement or consent of any Governmental Authority to the Transactions, in each case, on such terms as may be required by such Government Entity, subject to Section 4.7(e) of this Agreement.  The Parties shall work together in good faith to cause the EMRA Approval to be granted prior to Closing, but in the event that the EMRA Approval is not obtained prior to the Closing Date, such interests requiring approval for transfer shall not be transferred at Closing but shall be transferred as soon as practicable upon receipt of the EMRA Approval.

(b)           Subject to all applicable confidentiality requirements and all applicable Laws, the Parties shall, in connection with the efforts referenced in this Section 4.7 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Proceeding initiated by a private party; (ii) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to any applicable U.S. or foreign Governmental Authority (in each case to the extent permitted by such Governmental Authority), and of any communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; (iii) permit the other Parties a reasonable opportunity to review (except with regard to personal-identifying information) any communication before providing it to a Governmental Authority; and (iv) consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any Legal Proceeding with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other Parties the opportunity to have a representative attend and participate in such meetings and conferences; provided, however, that a Party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney client privilege in a form and substance mutually acceptable to the Parties as promptly as practicable.

(c)           If any objections are asserted, concerns are raised, or any suit is instituted (including by a private party) with respect to the transactions contemplated hereby in connection with the approvals referenced in Section 4.7(a), each Party shall use reasonable best efforts to resolve such objections, concerns or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable and shall otherwise use reasonable best efforts to obtain the Governmental Approvals.

(d)           Each Purchaser Party further agrees that, prior to the Closing Date, it and its Affiliates will not enter into any other contract or agreement to acquire or market or control the output of, nor acquire or market or control the output of, electric generation facilities or uncommitted generation capacity, if the proposed acquisition or the ability to market or control output of such additional electric generation facilities or uncommitted generation capacity could reasonably be expected to increase the market power attributable to such Purchaser Party and its Affiliates in a manner materially adverse to approval of the Transaction or which would otherwise prevent or materially interfere with or materially delay the consummation of the Transaction.

(e)           Notwithstanding anything to the contrary contained in this Section 4.7, neither EME nor either Purchaser Party shall be required to sell or hold separate and neither EME nor either Purchaser Party shall (without the consent of the other) sell or hold separate any of its businesses, products and assets to the extent such results in an EME Material Adverse Effect or a material adverse effect on the Parent and its Subsidiaries, taken as a whole.

(f)            In the event that this Agreement is terminated in accordance with Article 7, the Parties shall use reasonable best efforts to withdraw promptly all pending filings with respect to the Governmental Approvals.

4.8          Pre-Closing Reorganizations.  Prior to the Closing Date and upon no less than ten (10) Business Days’ notice to Purchaser regarding the same, EME, any of its Subsidiaries and any of their respective Affiliates may, and may permit any Subsidiary to, make such other organizational and structural changes and enter into such transactions with any other Subsidiary or Affiliate of EME, in each case, as may be reasonably required or desirable to consummate or expedite the transactions contemplated by this Agreement, a Tax Attributes Agreement, if any, or the Plan, or to satisfy the requirements of applicable Law, including conversion or merger of corporations to or with limited liability companies or limited partnerships, transferring assets of the Subsidiaries to newly-formed entities, making particular Tax elections, and/or incorporating new entities and making contributions in exchange for share capital thereof (the “Pre-Closing Reorganizations”); provided that EME and its Subsidiaries (i) shall use reasonable best efforts to minimize Taxes and other Liabilities to the extent payable as a result of any Pre-Closing Reorganizations and (ii) may not implement the Pre-Closing Reorganizations without the prior written consent of Purchaser to the extent that such Pre-Closing Reorganizations will result in Taxes or other Liabilities in excess of $500,000 for which EME is not responsible.  Except as provided in Section 9.5(c), EME shall bear all Taxes and other costs related to the Pre-Closing Reorganizations.

4.9          Casualty Loss.  Except as otherwise provided in this Section 4.9, from the date of this Agreement through the Closing, all risk of loss or damage to the property of EME and the Acquired Companies shall be borne as provided in this Section 4.9.  If during the period from the date of this Agreement through the Closing, any property or asset of EME or any of the Acquired Companies suffers any damage, destruction, or unavailability or unsuitability for the intended purpose by fire, weather conditions, or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this Section 4.9 shall apply:

(a)           If the sum of all Restoration Costs and Condemnation Value, in the aggregate, is less than or equal to ten percent (10%) of the Stipulated Transaction Value, the Event of Loss or Taking shall have no effect on the transactions contemplated hereby (e.g., there shall be no adjustment to the Base Purchase Price or delay in the Closing).

(b)           Without limiting any applicable termination rights of the Parties hereunder, upon the occurrence of any one or more Events of Loss and/or Takings involving aggregate Restoration Costs and Condemnation Value in excess of ten percent (10%) of the Stipulated Transaction Value (a “Major Loss”), EME shall, as soon as is practicable, provide written notice of such Major Loss.  Purchaser shall have, in the case of a Major Loss relating to one or more Events of Loss, the option, exercised by notice to EME, to direct EME to restore, repair or replace, or to direct EME to cause the applicable Acquired Company to restore, repair or replace, the damaged property or assets prior to Closing to a condition reasonably comparable to their prior condition or to exercise its rights under Section 4.9(c).  If Purchaser elects to have such property or assets so restored, repaired or replaced, which election shall be made by notice to EME prior to the Closing Date and as soon as practicable following receipt of notice of the Major Loss, EME will complete or cause to be completed the repair, replacement or restoration of the damaged property or assets prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and EME (including, if necessary, the extension of the Termination Date for a period not to exceed sixty (60) days to allow for the restoration, repair or replacement of such property or assets); provided that EME shall have no responsibility to cause such repair, replacement or restoration unless the costs thereof are covered by insurance or Purchaser.  If Purchaser elects not to cause the restoration, repair or replacement of the property or assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 4.9(c) will apply.

(c)           In the event that Purchaser provides written notice to EME that it has elected not to request the restoration, repair or replacement of a Major Loss, or in the event that EME fails to complete the restoration, repair or replacement within the period of time agreed upon by the Parties pursuant to Section 4.9(b), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then, if the Closing occurs, the Adjusted Base Purchase Price shall be adjusted in accordance with Section 1.2 to provide Purchaser the benefit of any Excess Loss Amount.

4.10                        Registration and Listing of Parent Common Stock.

(a)                                 As promptly as reasonably practicable (but in any event not later than the fifth (5th) Business Day) following the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-1 to be filed with the SEC by Parent in connection with the offering and issuance of Parent Common Stock at the Closing and the distribution of the Parent Common Stock (including the prospectus used in connection therewith and any amendments or supplements to such registration statement and such prospectus, the “Form S-1”).  None of the information provided by Parent or its Subsidiaries (other than, for the avoidance of doubt, the portion thereof based on information supplied by EME for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) for inclusion or incorporation by reference in the Form S-1 will, at the time the Form S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Form S-1 (other than the portion thereof based on information supplied by EME for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder.  Parent shall use reasonable best efforts to cause the SEC to declare the Form S-1 effective under the Securities Act as promptly as reasonably practicable after such filing (and in any event not later than the Plan Effective Date) and shall take such actions as necessary (including by the filing of such amendments or supplements thereto) to keep the Form S-1 effective and compliant with the Securities Act with respect to the disposition of all Parent Common Stock covered by the Form S-1 until at least the thirtieth (30th) day after the Plan Effective Date and shall take such other actions as is necessary to ensure that the Parent Common Stock will be, when issued and for such thirty (30) day period, unrestricted and freely transferable.  Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock at the Closing.

(b)                                 No filing of, or amendment or supplement to, the Form S-1 and no responses to any oral or written request by the SEC with respect to the Form S-1, will be made by Parent, without providing EME (and its Related Persons) a reasonable opportunity to review and comment thereon (and Parent shall consider all such comments in good faith).  Parent will advise EME promptly after it receives oral or written notice of the time when the Form S-1 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, or any oral or written request by the SEC with respect to the Form S-1 or comments thereon or requests by the SEC for additional information, and will promptly provide EME with copies of any written communication from the SEC or any state securities commission and will use reasonable best efforts to promptly respond to any such request or comments by the SEC (subject to this Section 4.10(b)).  If at any time prior to the Effective Time any information relating to Parent or EME, or any of their respective Affiliates, officers or directors, is discovered by Purchaser, Parent or EME which should be set forth in an amendment or supplement to any of the Form S-1, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(c)                                  Parent shall, at all times from and after the date hereof, reserve out of its authorized, but unissued, shares of capital stock a sufficient number of shares of Parent Common Stock for the issuance of the Stock Purchase Price at the Closing.  Parent shall cause all shares of Parent Common Stock when issued to be (i) duly authorized, validly issued, fully paid and non-assessable, (ii) issued free and clear of all Liens and preemptive rights, and (iii) unrestricted and freely transferable, and shall take any actions necessary so that no rights under any rights plan or state takeover Law or similar arrangement or Law shall be triggered by the issuance or distribution of the Parent Common Stock hereunder and in accordance with the Plan.

(d)                                 Parent shall cause the Parent Common Stock being issued as the Stock Purchase Price to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, on the Plan Effective Date.

4.11                        Retained Chapter 5 Causes of Action.

(a)                                 Not later than the date on which a motion seeking approval of the Disclosure Statement is filed with the Bankruptcy Court, EME shall assemble and deliver to Purchaser a comprehensive list of all Persons which EME intends to include in the Plan Supplement as provided in Section 1.5(k).

(b)                                 Purchaser shall notify EME no less than fifteen (15) Business Days prior to the deadline for entities entitled to vote on the Plan to submit votes to accept or reject the Plan if Purchaser does not consent to the inclusion of any Person that would otherwise be identified in the Plan Supplement as provided in Section 1.5(k).

4.12                        Updates on Available Cash.  From time to time after the date hereof, after the reasonable request of the Purchaser, EME shall provide Purchaser with an update on the amount of Cash as of a recent date that is unrestricted cash or cash equivalents of EME and its Wholly-Owned Subsidiaries that is not subject to restrictions on dividend or distribution (whether under Law, Contract or otherwise).  To the extent permitted by Law, the Plan, the Confirmation Order and the terms of Contracts to which EME and its Wholly-Owned Subsidiaries, nothing herein shall limit Purchaser’s right to use, from and after the Closing, such unrestricted cash to the extent included in Closing Cash; provided that nothing herein shall be construed to require that there be a minimum amount of such unrestricted cash included in Closing Cash or to otherwise limit the Purchaser Parties’ representations, warranties, covenants or agreements hereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EME

EME hereby represents and warrants to Purchaser that, as of the date of this Agreement and except in all cases as Deemed Disclosed or as set forth in the Schedules:

5.1                               Organization and Corporate Power.  EME is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  EME is qualified to do business in each jurisdiction in which the failure to so qualify would have an EME Material Adverse Effect.  Subject to any necessary authority from the Bankruptcy Court, EME has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted, and, subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order and the receipt of the Governmental Approvals set forth in Schedule 5.2(b), to enter into this Agreement and consummate the transactions contemplated hereby.

5.2                               Authorization; No Breach.

(a)                                 This Agreement has been duly executed and delivered by EME and, subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, constitutes a valid and binding obligation of EME, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.  Subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, each Ancillary Agreement to which EME or any Subsidiary is a party, when executed and delivered by EME or such Subsidiary, shall have been duly executed and delivered by EME or such Subsidiary, and shall constitute a valid and binding obligation of EME or such Subsidiary, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.

(b)                                 Assuming receipt of the Governmental Approvals set forth on Schedule 5.2(b) and the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, EME’s execution, delivery and performance of this Agreement and EME’s and the other Subsidiary’s execution, delivery and performance of each Ancillary Agreement to which EME and/or any other Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, will not, except as set forth on Schedule 5.2(b):

(i)                                     violate or conflict with any provision of the certificate of organization or incorporation, as applicable, or the bylaws or operating agreements (or equivalent organizational documents) (collectively, the “Organizational Documents”) of EME and/or any Subsidiary;

(ii)                                  violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any material power purchase agreement, material long-term fuel supply agreement, material transportation agreement, material turbine and major equipment service agreement, or project finance credit agreement to which EME and/or Subsidiary is a party;

(iii)                               violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any other Contract to which EME and/or any Subsidiary is a party, other than any violation, breach or default as would not reasonably be expected to have an EME Material Adverse Effect; or

(iv)                              violate any Law or Order applicable to EME and/or any Subsidiary;

except in each case as would be cured, remedied or discharged without any Liability to Purchaser or the Wholly-Owned Companies and the Partially Owned Companies that are Subsidiaries (except as contemplated by the terms of this Agreement), pursuant to the Plan, the PSA Order or the Confirmation Order, and subject to the assumption and rejection process set forth in Section 4.5 with regard to Available Contracts.

5.3                               Board Approvals.  The board of directors of EME, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement and by the Ancillary Agreements, including the Transaction, and has declared the advisability of the Transaction and approved this Agreement and the Ancillary Agreements.  Subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, no approval of the shareholder of EME nor any other corporate approvals are required for EME, and no other corporate proceedings on the part of EME are necessary, to authorize, execute or deliver this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.

5.4                               Representations and Warranties Regarding the Acquired Companies.

(a)                                 Organization; Good Standing; Qualification.  Except as set forth on Schedule 5.4(a), each of the Acquired Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation.  Each of the Acquired Companies is qualified to do business in each jurisdiction in which the failure to so qualify would have an EME Material Adverse Effect.  Subject to any necessary authority from the Bankruptcy Court, each of the Wholly-Owned Companies and the Partially-Owned Companies that are Subsidiaries, and, to the Knowledge of EME, the other Partially-Owned Companies that are not Subsidiaries of EME has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted.

(b)                                 Capitalization.  The Wholly-Owned Equity Interests and the Partially-Owned Equity Interests of Subsidiaries of EME have been, and to the Knowledge of EME, the other Partially-Owned Equity Interests of Persons that are not Subsidiaries of EME have been, validly issued and are fully paid and non-assessable.  All of the Wholly-Owned Equity Interests and the Partially-Owned Equity Interests of Subsidiaries of EME have been, and to the Knowledge of EME, the other Partially-Owned Equity Interests of Persons that are not Subsidiaries of EME have been, duly authorized and were not issued in violation of any preemptive rights.  Except as set forth on Schedule 5.4(b) (to the extent applicable), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or similar rights with respect to the Wholly-Owned Equity Interests or the Partially-Owned Equity Interests of Subsidiaries of EME or, to the Knowledge of EME, the other Partially-Owned Equity Interests of Persons that are not Subsidiaries of EME.

(c)                                  Authorization, etc.                                            Subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, each Ancillary Agreement to which a Partially-Owned Company that is not a Subsidiary of EME is a party, when executed and delivered by such Partially-Owned Company, shall, to the Knowledge of EME, have been duly executed and delivered by such Partially-Owned Company and shall constitute a valid and binding obligation of such Partially-Owned Company, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.

(d)                                 No Conflicts.                         Assuming receipt of the Governmental Approvals set forth on Schedule 5.2(b) and the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, the execution, delivery and performance of this Agreement by any Partially-Owned Company that is not a Subsidiary of EME and such Partially-Owned Company’s  execution, delivery and performance of each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not, to the Knowledge of  EME and except as set forth on Schedule 5.4(d):

(i)                                     violate or conflict with any provision of the Organizational Documents of such Partially-Owned Company;

(i)                                     violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any material power purchase agreement, material long-term fuel supply agreement, material transportation agreement, material turbine and major equipment service agreement or project finance credit agreement to which such Partially-Owned Company is a party;

(ii)                                  violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any other Contract to which such Partially-Owned Company is a party, other than any violation, breach or default as would not reasonably be expected to have an EME Material Adverse Effect; or

(iii)                               violate any Law or Order applicable to any Partially-Owned Company;

except in each case as would be cured, remedied or discharged without any Liability to Purchaser or the Partially Owned Companies that are not Subsidiaries of EME (except as contemplated by the terms of this Agreement), pursuant to the Plan, the PSA Order or the Confirmation Order, and subject to the assumption and rejection process set forth in Section 4.5 with regard to Available Contracts.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

As an inducement to EME to enter into this Agreement, the Purchaser Parties hereby represents and warrants that as of the date of this Agreement and, except as previously disclosed to EME in writing:

6.1                               Organization and Corporate Power.  Each of Purchaser and Parent is a corporation, validly existing and in good standing under the Laws of Delaware and is qualified to do business in each jurisdiction in which the failure to so qualify would have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole.  Each of Purchaser and Parent has all requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby.

6.2                               Authorization; No Breach.

(a)                                 This Agreement has been duly executed and delivered by the Purchaser Parties and constitutes a valid and binding obligation of the Purchaser Parties, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.  Each Ancillary Agreement to which any Purchaser Party is a party, when executed and delivered by such Purchaser Party, shall constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.

(b)                                 Assuming receipt of the Governmental Approvals set forth on Schedule 6.2(b), Purchaser Parties’ execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Purchaser Party is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (i) violate or conflict with any provision of the Organizational Documents of Purchaser or Parent, (ii) violate, result in any material breach of, constitute (with or without due notice or lapse of time or both) a default under any material Contract to which a Purchaser Party is a party, by which it is bound or to which any of its properties or assets is subject, other than any violation, breach or default as would not reasonably be expected to have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole; or (iii) violate any Law or any Order applicable to such Purchaser Party.

6.3                               Board and Shareholder Approvals.  The board of directors of Parent and Purchaser, by resolutions duly adopted, has approved the transactions contemplated by this Agreement and by the Ancillary Agreements, including the Transaction, has unanimously declared the advisability of the Transaction and approved this Agreement and the Ancillary Agreements.  No approval of the shareholders of the Parent nor any other corporate approvals are required for the Purchaser Parties, and no other corporate proceedings on the part of the Purchaser Parties are necessary, to authorize, execute or deliver this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.

6.4                               Certain Arrangements.  As of the date hereof, other than the Plan Sponsor Agreement, the Restructuring Support Agreement dated October 2, 2013 and the associated term sheets (which is being superseded and terminated in its entirety by the Plan Sponsor Agreement), any non-disclosure agreements with the parties to the Plan Sponsor Agreement (which are being superseded and terminated in their entirety by the Plan Sponsor Agreement), and Parent’s arrangements with Barclay’s and Deutsche Bank in connection with this Transaction, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between a Purchaser Party or any of its Affiliates or any of its or their Related Persons, on the one hand, and any member of the management of EME or any of the Acquired Companies or the board or directors of EME, any holder of equity or debt securities of EME or the Acquired Companies, or any lender or creditor of EME or the Acquired Companies, on the other hand, (a) relating in any way to the acquisition of the Target Holdings or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of EME to entertain, negotiate or participate in any Acquisition Proposal.

6.5                               Financing; Availability of Funds.  On the date hereof, Parent, on a consolidated basis, has, and at all times after the date hereof will have (and will cause Purchaser to have at Closing) sufficient cash on hand and available undrawn commitments under the credit facilities to which Parent is party listed on Schedule 6.5 (the “Available Credit Facilities”) in order to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder (including the payment of all amounts hereunder when required) and no such undrawn commitments under the Available Credit Facilities are scheduled to terminate before the Termination Date.  True and correct copies of the Available Credit Facilities have been made available to EME.  Drawdowns under the Available Credit Facilities are not subject to any conditions other than as set forth in the Available Credit Facilities and, as of the date hereof, Parent reasonably believes that all conditions to drawdown under the Available Credit Facilities, to the extent within Parent’s or its Affiliates’ control, will be satisfied when required in order to allow the Purchaser Parties to satisfy their obligations when required hereunder. Immediately after giving effect to the transactions contemplated hereby, each of the Purchaser Parties will be able to pay its and, cause the Acquired Companies’ to pay their, debts as they become due and the fair saleable value of the assets of the Purchaser Parties and the Acquired Companies, taken as a whole, will exceed the liabilities (including contingent liabilities) of the Purchaser Parties and the Acquired Companies, taken as a whole.  Immediately after giving effect to the transactions contemplated hereby, each of the Purchaser Parties will have adequate capital to carry on its businesses.

6.6                               Investment Experience; Information.  Purchaser is an “accredited investor” within the meaning of the Securities Act and acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Target Assets and the Acquired Companies on the terms contemplated hereby.

6.7                               Adequate Assurance of Future Performance.  Purchaser has provided and/or Parent will cause Purchaser to be able to provide, at or prior to the Closing Date, adequate assurance of its future performance under each Assumed Contract to the parties thereto (other than EME or its Affiliates, as applicable) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code.

6.8                               Status of Purchaser.  100% of the issued and outstanding capital stock of Purchaser is (and at Closing will be) owned by NRG Acquisition Holdings Inc., a Delaware corporation and 100% of the issued and outstanding capital stock of NRG Acquisition Holdings Inc. is (and at Closing will be) owned by Parent.  Parent is not in control of Purchaser for purposes of Section 368 of the Code.

ARTICLE 7
TERMINATION

7.1                               Termination.  Notwithstanding anything to the contrary contained herein, except for a termination pursuant to Section 7.1(a)(i), this Agreement may be terminated only by written notice to the other Parties when permitted in this Article 7.  As part of any such termination notice, the terminating Party shall specify the provision pursuant to which the Agreement is being terminated.

(a)                                 Mutual Termination Right.  This Agreement may be terminated at any time prior to Closing as follows:

(i)                                     by mutual written consent of each of EME, on the one hand, and the Purchaser Parties, on the other hand;

(ii)                                  by the Purchaser Parties or EME:

(1)                                 on or after April 1, 2014, unless prior to such termination, the Confirmation Order has been entered by the Bankruptcy Court;

(2)                                 on or after the first (1st) Business Day following the date on which the Bankruptcy Court enters an order denying the confirmation of the Plan;

(3)                                 on or after the first (1st) Business Day following the Termination Date;

(4)                                 if any Governmental Authority shall (x) enter a Final Order denying, or otherwise deny in any final and non-appealable manner, any Governmental Approval or (y) enter a Final Order enjoining or declaring illegal the consummation of the transactions contemplated hereby;

(5)                                 on any date after the Bankruptcy Court, upon motion thereof in accordance with Section 9.4(b) hereof, (i) makes a determination that the Cure Amounts under the PoJo Leases and Documents is greater than the Agreed PoJo Cure Amount, (ii) fails to approve the modifications to the PoJo Leases and Documents set forth in Section 9.4(b) or alternative terms agreed to in writing by the Parties, or (iii) fails to grant any other relief necessary to effectuate the terms and conditions with respect to the PoJo Leases and Documents contemplated hereby or alternative terms and conditions agreed to in writing by the Parties;

(6)                                 upon termination of the Plan Support Agreement pursuant to Section 21 thereof; or

(7)                                 on any date after one of the conditions precedent to either Party’s obligations under Article 3 shall have become impossible of fulfillment unless, prior to such termination the Party or Parties entitled to waive the applicable condition precedent has or have, as applicable, irrevocably waived such condition in writing.

Notwithstanding the foregoing, no right of termination shall be available to any Party pursuant to Section 7.1(a)(ii) if the right to terminate arises from such Party’s material breach of this Agreement.

(b)                                 Termination by the Purchaser Parties.  This Agreement may be terminated by the Purchaser Parties prior to Closing as follows:

(i)                                     after the date hereof, unless prior to such termination, EME has filed a motion seeking entry of the PSA Order and seeking an expedited hearing on such motion to occur on or before October 25, 2013;

(ii)                                  on or after November 8, 2013, unless prior to such termination, the PSA Order has been entered by the Bankruptcy Court;

(iii)                               on or after November 16, 2013, unless prior to such termination, EME has filed the Plan, the Disclosure Statement and a motion seeking entry of the Confirmation Order and the Disclosure Statement Order;

(iv)                              on or after December 20, 2013, unless prior to such termination, the Bankruptcy Court has entered the Disclosure Statement Order;

(v)                                 after such date as the Bankruptcy Court approves a plan of reorganization for EME and the Debtor Subsidiaries that does not provide for approval of the Transaction;

(vi)                              after such date as EME or any Subsidiary has entered into one or more definitive agreements or sought Bankruptcy Court approval to sell, convey or otherwise transfer any asset(s) for consideration in excess of $25,000,000 individually or $50,000,000 in the aggregate outside of the ordinary course of business and other than as part of a Permitted Asset Disposal or the sale of an Excluded Asset or Non-Core Asset or the sale, transfer or conveyance of any assets by EME or any Subsidiary as a result of any Order of a Governmental Authority in connection with the Chevron Litigation;

(vii)                           after such date as the Bankruptcy Court has entered an Order authorizing the rejection of the PoJo Leases and Documents; and

(viii)                        if there has been one or more violations or breaches by EME of any covenant or agreement of EME contained in this Agreement and (a) such violation or breach has not been waived by the Purchaser Parties and (b) such violation or breach is not capable of being cured (and the Parties acknowledge and agree that failure to consummate the Transaction when required shall not be deemed not capable of being cured) or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date and (y) 20 Business Days after written notice of such violation or breach from Purchaser to EME; provided that the right of termination pursuant to this Section 7.1(b)(ix) shall not be available to the Purchaser Parties (x) unless the Purchaser Parties have delivered written notice to EME of such breach or violation within 15 calendar days of the later of (A) its alleged occurrence or (B) the date on which the Purchaser Parties become aware thereof (and, in which case, the alleged breach or violation shall be deemed waived) or (y) at any time that the Purchaser Parties have violated or is in breach of any covenant or agreement hereunder if such breach has prevented satisfaction of any of EME’s conditions to Closing hereunder and has not been waived by EME or, if capable of being cured, has not been cured by the Purchaser Parties.

Notwithstanding the foregoing, no right of termination shall be available to Purchaser pursuant to clauses (ii), (iii) or (iv) of this Section 7.1(b) if the right to terminate arises from Purchaser’s material breach of this Agreement.

(c)                                  Termination by EME.  This Agreement may be terminated by EME at any time before Closing:

(i)                                     at any time prior to entry of the Confirmation Order, if EME, acting through its board of directors, determines that there is a Superior Proposal (as long as EME is not then in breach of its obligations under Section 4.6); or

(ii)                                  if there has been one or more violations or breaches by the Purchaser Parties of any covenant or agreement of the Purchaser Parties contained in this Agreement and (a) such violation or breach has not been waived by EME and (b) such violation or breach is not capable of being cured (and the Parties acknowledge and agree that failure to consummate the Transaction when required shall not be deemed not capable of being cured) or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date and (y) 20 Business Days after written notice of such violation or breach from EME to the Purchaser Parties; provided that the right of termination pursuant to this Section 7.1(c)(ii) shall not be available to EME (x) unless it has delivered written notice to the Purchaser Parties of such breach or violation within 15 calendar days of the later of its alleged occurrence or the date EME becomes aware thereof (and, in which case, the alleged breach or violation shall be deemed waived) or (y) at any time that EME has violated or is in breach of any covenant or agreement hereunder if such breach has prevented satisfaction of any of Purchaser’s conditions to Closing hereunder and has not been waived by the Purchaser Parties or, if capable of cure, has not been cured by EME.

7.2                               Effect of Termination.

(a)                                 Effect of Termination.  If this Agreement is validly terminated pursuant to Section 7.1, then this Agreement shall be null and void and have no further legal effect (except for this Section 7.2, Section 4.7(f), Section 9.3, Section 9.8, Section 9.17 and Article 10 (each, a “Surviving Provision”), each of which shall survive termination), and none of Purchaser, Parent, EME, or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement; provided that no such termination shall affect or limit any rights or remedies of (i) the Purchaser Parties against EME for the Break-Up and Expense Reimbursement as and when provided in Section 7.2(b), (ii) EME against the Purchaser Parties for Losses suffered from any breach by the Purchaser Parties arising prior to such termination or (iii) the Purchaser Parties or EME for breach of a Surviving Provision after termination.  Notwithstanding anything to the contrary contained herein, if the Bankruptcy Court denies EME’s motion for entry of the PSA Order, this Agreement shall automatically terminate and be of no further force or effect without liability to any Party hereto.

(b)                                 Break-Up Fee; Expense Reimbursement.  If, and only if, this Agreement is terminated by the Purchaser Parties pursuant to Section 7.1(a)(ii)(6), Section 7.1(b)(v), Section 7.1(b)(vi), or Section 7.1(b)(viii) or EME pursuant to Section 7.1(a)(ii)(1), Section 7.1(a)(ii)(6) or Section 7.1(c)(i) then EME shall pay to Purchaser, as and when required by this Section 7.2(b), by wire transfer of immediately available funds, a cash fee equal to the sum of (x) $65,000,000 (the “Break-Up Fee”), plus (y) an amount equal to Purchaser’s reasonable, documented out-of-pocket expenses (other than fees to the extent triggered, in whole or in part, as a result of payment of the Break-Up Fee) incurred prior to the termination of this Agreement (the “Expense Reimbursement”), with such Break-Up Fee and Expense Reimbursement to be paid upon the closing of a transaction (including an alternative plan of reorganization) involving a material portion of the assets of EME and the Acquired Companies and such Break-Up Fee and Expense Reimbursement shall constitute an administrative expense of EME in the Chapter 11 Cases.  EME acknowledges that the Break-Up Fee and Expense Reimbursement are in consideration of the real and substantial benefits conferred by Purchaser upon the bankruptcy estates of EME and the Debtor Subsidiaries by providing a minimum floor upon which EME and its Debtor Subsidiaries and their creditors were able to rely, and in consideration of the time, expense and risks associated with serving as such a purchaser, including legal fees and expenses and other expenses related to the negotiation and preparation of this Agreement and of all related transactional documentation.  EME and the Purchaser Parties agree and stipulate that the Purchaser Parties have provided a mutual benefit to the estates of EME and the Debtor Subsidiaries by increasing the likelihood that the best possible price for the Target Holdings shall be received and that the Break-Up Fee and Expense Reimbursement are reasonable and appropriate in light of the size and nature of the proposed sale transactions and comparable transactions, the commitments that have been made and the efforts that have and shall be expended by the Purchaser Parties and were necessary to induce the Purchaser Parties to pursue the transactions contemplated hereby under the terms of this Agreement.  The Parties acknowledge and agree that the Break-Up Fee and Expense Reimbursement constitute liquidated damages and not a penalty and are the sole and exclusive remedy of the Purchaser Parties and their Affiliates for monetary damages against EME or any Related Person under this Agreement or otherwise related to the Transaction.  Without limiting its rights against EME under Section 10.17 of this Agreement, the Purchaser Parties shall not, and shall cause each of its Affiliates not to, bring any claim, right or cause of action for monetary damages against or seek any other remedy from, EME or any of its Related Persons (other than for payment of the Break-Up Fee and Expense Reimbursement when payable hereunder), whether at equity or in Law, for breach of contract, in tort or otherwise, in connection with the transactions contemplated hereby, and any claim, right or cause of action for monetary damages (other than for payment Break-Up Fee and Expense Reimbursement when due and payable hereunder) by the Purchaser Parties or any other Person against EME or any of its Related Persons is expressly waived and disclaimed by EME.

(c)                                  Acknowledgments.  Each of the Parties acknowledge that the covenants and agreements in this Section 7.2 are an integral part of the transactions contemplated hereby and without such covenants and agreements, neither Party would have entered into this Agreement.

ARTICLE 8
BANKRUPTCY PROCEDURES

8.1                               Bankruptcy Actions.

(a)                                 EME shall use reasonable best efforts to obtain entry by the Bankruptcy Court of (i) an Order approving entry by EME into the Plan Sponsor Agreement and this Agreement providing that: (1) EME’s obligations under this Agreement and the Ancillary Agreements in respect of the Break-Up Fee and Expense Reimbursement shall survive confirmation of any chapter 11 plan in the Chapter 11 Cases; and (2) EME shall not be permitted to amend, modify, reject or otherwise terminate its obligations in respect of the Break-Up Fee and Expense Reimbursement under this Agreement (such Order, the “PSA Order”) on an expedited basis and (ii) if the PSA Order has been entered, an Order, acceptable to Parent in its reasonable discretion, confirming the Plan (such Order, the “Confirmation Order”).  EME shall (A) file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the PSA Order and (B) serve such pleadings on all parties known to EME to be potentially entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and related rules, and shall diligently pursue the obtaining of such orders.

(b)                                 Subject to entry of the PSA Order, EME shall (i) use reasonable best efforts to obtain an order (the “Disclosure Statement Order”) approving the disclosure statement related to the Plan (the “Disclosure Statement”) (which Disclosure Statement and Disclosure Statement Order may not contain any provisions which are inconsistent in any material respect with this Agreement), (ii) commence solicitation on the Plan, and (iii) subject to the provisions of Section 4.6 and use reasonable best efforts to (A) facilitate the solicitation, confirmation and consummation of the Plan and the transactions contemplated hereby and by the Ancillary Agreements, (B) obtain the Confirmation Order and (C) consummate the Plan.

(c)                                  Each Purchaser Party shall promptly take all actions as are reasonably requested by EME to assist in obtaining the Bankruptcy Court’s entry of the PSA Order and, as applicable, the Plan, the Disclosure Statement, the Confirmation Order, the Disclosure Statement Order or any other Order reasonably necessary in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements as promptly as practicable, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making such Purchaser’s Party’s employees and representatives available to testify before the Bankruptcy Court for the purposes of, among other things providing necessary assurances of performance by the Purchaser Parties under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy the liabilities and obligations of the Acquired Companies following the Closing.  In the event that the entry of the PSA Order or, as applicable, the Plan, the Disclosure Statement, the Confirmation Order, the Disclosure Statement Order or any other Order reasonably necessary in connection with the transactions contemplated by this Agreement is appealed, EME shall use its reasonable best efforts to defend against such appeal and the Purchaser Parties shall use their best efforts to cooperate with EME in such appeal.

8.2                               Approval.  Notwithstanding anything in this Agreement to the contrary, each Purchaser Party acknowledges and agrees that no obligations of EME hereunder shall be enforceable against EME or the Debtor Subsidiaries or any of their respective Related Persons until the entry of the PSA Order.  EME’s obligations under this Agreement and the Ancillary Agreements and in connection with the transactions contemplated hereby and thereby are subject to entry of and, to the extent entered, the Orders of the Bankruptcy Court in the Chapter 11 Cases (including entry of the PSA Order, the Disclosure Statement Order and the Confirmation Order).  Nothing in this Agreement shall require EME or its Related Persons to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1                               Survival.

(a)                                 The representations and warranties and covenants and agreements set forth in this Agreement, any Ancillary Agreement or in any certificate, agreement or other document delivered in connection with this Agreement to the extent contemplating or requiring performance prior to the Closing, shall terminate effective as of immediately prior to the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or equity) may be brought after the Closing, and each covenant and agreement of EME and Purchaser to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach or non-performance of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or equity) may be brought after the Closing.  Any covenant or agreement of any Party in this Agreement that requires performance at or after the Closing shall survive the Closing until the expiration of the statute of limitations for breach of contract with respect to such covenant or agreement and nothing in this Agreement shall be deemed to limit any rights or remedies of any person for breach of any such covenant or agreement (with it being understood that nothing herein shall limit or affect Purchaser’s or any of its Affiliates’ liability for the failure to pay the Stock Purchase Price or Cash Purchase Price or other amounts when required hereunder, assume the Assumed Liabilities or pay other amounts as required under this Agreement).  Each Party waives the right to seek rescission of the Transactions or to have the Transactions contemplated hereby rescinded.

(b)                                 Each Purchaser Party (on its behalf and on behalf of its Related Persons) acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against EME, any Homer City Debtor or their respective Affiliates or their respective Related Persons relating to the operation of EME or its Subsidiaries or the Business or relating to the subject matter of this Agreement, the Ancillary Agreements and the Schedules and the transactions contemplated hereby and thereby, whether arising under or based upon any Law or Order (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law or other Law), except to the extent provided herein with respect to Excluded Liabilities, are hereby waived.  Furthermore, without limiting the generality of this Section 9.1, no claim shall be brought or maintained by or on behalf of Parent, Purchaser or any of their respective Affiliates or their or their respective Related Persons against EME, any Homer City Debtor or any of their Affiliates or their respective Related Persons, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of EME or any other Person set forth or contained in this Agreement, the Ancillary Agreements, any certificate, agreement or other documents delivered hereunder, the subject matter of this Agreement, the Business, the ownership, operation, management, use or control of the businesses of EME, its Affiliates or any of the Subsidiaries, any of their assets, any of the transactions contemplated hereby or any actions or omissions at or prior to the Closing, except in the case of fraud.

(c)                                  Furthermore, without limiting the generality of this Section 9.1, each Purchaser Party hereby waives, on behalf of itself and its Affiliates and its or their Related Persons (including, after the Closing, the Acquired Companies), any right, whether arising at Law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from EME and the Homer City Debtors and each of their Affiliates and their respective Related Persons, and hereby releases each such Person from any claim, demand or liability, with respect to any environmental, health, or safety matter (including any matter arising under any Law).

9.2                               Press Release and Public Announcements.  Except as contemplated by this Agreement, no Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other Parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court.  If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing Party shall (to the extent practicable) give the non-disclosing Party prior notice of, and a reasonable opportunity to comment on, the proposed disclosure.  The Parties acknowledge that EME will file this Agreement with the Bankruptcy Court in connection with obtaining the PSA Order.  Notwithstanding anything to the contrary contained herein, nothing contained herein or in any Ancillary Agreement shall prevent, or otherwise limit, EME or the Acquired Companies from communicating with customers, vendors and other third-party business relations in connection with the Chapter 11 Cases and in furtherance of the transactions contemplated hereby and by the Ancillary Agreements.

9.3                               Confidentiality.  Each Party acknowledges that certain information provided to such Party or its Related Persons in connection with the Transaction is subject to the terms of the Confidentiality Agreement, dated as of September 30, 2013, by and between Parent and EME (as amended from time to time in accordance with its terms, the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference.  Insofar as the Confidentiality Agreement may have limited either Party from disclosing or using the terms of this Agreement or the discussions between the Parties in respect thereof, each Party acknowledges and agrees that the Confidentiality Agreement is waived to allow disclosure of such terms and discussions for the matters described in Section 9.2 and other matters contemplated by this Agreement.

9.4                               Consents.

(a)                                 The Purchaser Parties acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which EME and/or its Subsidiaries are party (including the Permits and the Assigned Contracts) and such consents have not been obtained and may not be obtained.  EME shall, and shall cause its Subsidiaries to, cooperate as reasonably requested by the Purchaser Parties in Purchaser Parties’ efforts to obtain such consents; provided that (i) no such cooperation shall require EME or any other Person to expend any money, grant any concession or institute any Legal Proceeding, and (ii) receipt of any consent shall not be a condition to Closing for the Purchaser Parties and nor shall the Purchaser Parties be entitled to delay the Closing while awaiting any consent.  The Purchaser Parties agree that neither EME (nor any assignee of its rights hereunder) nor any of its Affiliates nor any of their respective Related Persons shall have any liability whatsoever to Purchaser, Parent and/or any of their respective Subsidiaries or their respective Affiliates or their or their respective Related Persons (and neither Purchaser or Parent nor any of their respective Subsidiaries nor their respective Affiliates nor their respective Related Persons shall be entitled to assert any claims against EME (nor any assignee of its rights hereunder) or its Affiliates or its or their Related Persons) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right any such contract, lease, license or other agreement as a result thereof.

(b)                                 On the date hereof, Parent and various PoJo Parties have executed the agreements attached hereto as Exhibit D (the “PoJo Term Sheet”) setting forth certain agreements regarding, and modifications and amendments to, the PoJo Leases and Documents (the “PoJo Lease Modifications”) and providing for the other matters set forth in the PoJo Term Sheet.  Each of the Purchaser Parties and EME hereby agree to satisfy such provisions of the PoJo Term Sheet and other provisions of this Agreement with respect to the PoJo Leases and Documents as are within their respective control and covenant and agree to use, and to cause their respective Subsidiaries to use, reasonable best efforts to negotiate, execute and deliver such amendments and other modifications to the PoJo Leases and Documents as may be reasonably necessary to implement the PoJo Lease Modifications, in each case as promptly as practicable after the date hereof.  Each party shall seek the approval of each other PoJo Party as necessary to implement the PoJo Lease Modifications and satisfy the other provisions hereof with respect to the PoJo Leases and Documents and shall seek to obtain such approvals of the Bankruptcy Court as may be reasonably necessary such that no Party will have a termination right pursuant to Section 7.1(a)(ii)(5) of this Agreement and that the conditions set forth in Article 3 hereof regarding the PoJo Leases and Documents are satisfied.

(c)                                  EME has informed the Purchaser that it has pledged the Purchased Interests in Viento Funding II, Inc. (the “Viento Shares”) to support certain borrowings of Viento II Funding, Inc. (the “Viento Holdco Debt”).  Prior to Closing, EME shall use reasonable best efforts to deliver to the Purchaser a pay-off letter in customary form from the agent with respect to the Viento Holdco Debt.  Purchaser shall have the right, but not the obligation, to repay the Viento Holdco Debt or cause the Viento Holdco Debt to be repaid promptly at or after Closing and EME shall cooperate to cause the delivery of the certificate representing the Viento Shares promptly after repayment of the Viento Holdco Debt on the terms and subject to the conditions of the pay-off letter; provided that, without limiting the adjustment for Closing Debt provided in Article 1 of this Agreement, there shall be no purchase price adjustment or obligation of EME to repay the Viento Holdco Debt or cause the Viento Holdco Debt to be repaid at or prior to the Closing.

9.5                               Tax Matters.

(a)                                 Tax-Sharing Agreements. Any Tax-sharing and similar agreements between EME (or any of its Affiliates) and any of the Acquired Companies shall be terminated prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b)                                 Returns for Periods Through the Closing Date. EME shall include the income of the Business on EME’s consolidated federal and state Income Tax Returns for all periods through the end of the Closing Date and pay any federal or state Income Taxes attributable to such income. Purchaser shall reimburse EME for any Taxes attributable to such income, and shall otherwise be responsible for Taxes, that are not Excluded Tax Liabilities.  Purchaser and the Acquired Companies shall furnish Tax information reasonably requested by EME for inclusion in EME’s federal and state consolidated Income Tax Return for the period that includes the Closing Date in accordance with the Acquired Companies’ past custom and practice. The income of the Business shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Business as of the end of the Closing Date.

(c)                                  Taxable Sale of Assets. Except to the extent otherwise agreed to pursuant to any Tax Attributes Agreement, the transfer of the Target Holdings is, subject to the remaining provisions of this Section 9.5(c), intended to be treated for all federal and state Income Tax purposes as the taxable sale of the Target Assets, the assets of each of the Wholly-Owned Companies, and EME’s direct or indirect share of the assets of each of the Partially-Owned Companies (the “Asset Sale Treatment”), and EME intends to retain all of the existing Tax Attributes that constitute Excluded Assets. In order to accomplish this, EME will, use its commercially reasonable efforts to seek any third party consent required under any material Contract to which it is party and, subject to receipt of such third party consent, (i) convert (including by merger, if necessary) each of the Wholly-Owned Companies to a limited liability company disregarded as an entity separate from its owner or a limited partnership that is not separately taxed, (ii) take such other actions within its control to cause each Partially-Owned Company that is treated as a partnership for tax purposes, and each Wholly-Owned Company that is converted to a limited partnership under clause (i), to have in place an election under Section 754 of the Code, and (iii) undertake any other transactions contemplated pursuant Section 4.8 of this Agreement that may help to achieve the results contemplated by the immediately foregoing sentence, in each case insofar as relates to Acquired Companies organized under the Laws of a jurisdiction other than the United States or a Subsidiary of a Person organized under the Laws of a jurisdiction other than the United States, to the extent practicable and commercially reasonable; provided that in no event shall EME be required to take any action if such action would result in Taxes, fees and costs being paid by EME or, prior to the Closing, any Acquired Company in excess of $500,000 unless the Purchaser agrees to pay and be responsible for such excess Taxes, fees and costs; provided that EME shall be responsible for payment of such excess Taxes, fees or costs to the extent (A) the amount of such excess Taxes, fees or costs were triggered because of other Pre-Closing Reorganizations or (B) on or prior to the 10th Business Day referred to in Section 4.8, the Purchaser delivers written notice to EME objecting to all or any portion of the Pre-Closing Reorganizations related to the Asset Sale Treatment (in which case, EME may to the extent permitted by the last sentence of Section 4.8, but shall not be required to, implement the portion so objected to as long it is responsible for and pays all Taxes, fees other costs related to the conversion of the Wholly-Owned Companies or the Asset Sale Treatment with respect to the portion so objected to).  Notwithstanding the foregoing, EME shall not be required to take any action that would it cause it or any Acquired Company to breach any material Contract to which it is a party unless the Purchaser has agreed to be responsible for any resulting Liabilities arising therefrom.  Except to the extent otherwise agreed to pursuant to any Tax Attributes Agreement, the Purchaser Parties (1) covenant that Purchaser will not be controlled by Parent for purposes of Section 368 of the Code on the Closing Date and will not become controlled by Purchaser during the two-year period following the Closing Date, (2) agree that the Stock Purchase Price and Estimated Cash Purchase and other cash consideration owing to EME hereunder shall be contributed by Parent, to NRG Acquisition Holdings Inc. and then by NRG Acquisition Holdings Inc. to Purchaser and then paid by Purchaser to EME, (3) agree that the Target Holdings are being purchased directly by Purchaser and are not being transferred to Purchaser on behalf of any other party, and (4) agree to report the purchase of the Target Assets by Purchaser as a taxable asset purchase for all federal and state Income Tax purposes.

(d)                                 Indemnification for Post-Closing Transactions.  The Purchaser Parties agree to indemnify EME for any additional Tax owed by EME (including Tax owed by EME due to this indemnification payment) resulting from any transaction engaged in by the Acquired Companies not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of Target Equity Interests.

9.6                               Employee Benefits and Employment Matters.

(a)                                 Schedule 9.6(a) identifies, as of the date hereof, each Eligible Employee, on a no-name basis, including job title, personnel area, work location, and company name.  Prior to the Closing Date, EME shall provide Parent with an updated Schedule 9.6(a) as changes to the list occur from time to time, but no more than seven (7) Business Days following the change. Parent shall evaluate its personnel needs and shall consider offering employment (but shall not be required to offer employment) to Eligible Employees on a case by case basis.  Not less than fifteen (15) Business Days prior to the anticipated Closing Date, Parent shall provide to EME a list of Eligible Employees (the “Selected Employees”) to whom, after entry of the Disclosure Statement Order, Purchaser or one of Parent’s Affiliates shall offer employment, which offers of employment shall be contingent upon and effective as of the Closing Date.  All offers of employment by Parent or by an Affiliate of Parent to Selected Employees shall be subject to successful completion of Parent’s or its Affiliate’s drug screening, testing and background check requirements or other reasonable procedures and receipt from EME of a completed Form I-9 proving eligibility for employment in the United States on the Closing Date (the “Purchaser Employment Conditions”).  Selected Employees offered employment shall have not less than seven (7) Business Days to accept or reject the offer in writing with the seventh (7th) Business Day of such period to occur prior to the Closing Date.  Each Selected Employee who accepts Parent’s or Parent’s Affiliate’s offer of employment and who satisfies the Purchaser Employment Conditions shall, effective as of the Closing Date, commence employment with Parent or Parent’s Affiliate’s on terms and conditions substantially comparable in the aggregate to those terms and conditions of similarly situated employees of Parent or Parent’s Affiliate.  Any Eligible Employee who is not offered employment by Parent or Parent’s Affiliate prior to the Closing Date, who does not accept such offer of employment, or who is not hired due to the failure to satisfy the Purchaser Employment Conditions is hereinafter referred to as an “Excluded Employee.” Nothing in this Agreement shall require or be construed or interpreted as requiring Parent, the Acquired Companies or any of their Affiliates to continue the employment of any of the Eligible Employees following the Closing Date or prevent Parent, Purchaser, the Acquired Companies or any of their Affiliates from changing the terms and conditions of employment of any Transferred Employees following the Closing Date. All employment offers made by Parent or any of its Affiliates to any Selected Employee shall be contingent on the Closing.  In the event that this Agreement is terminated or the Closing does not occur, all such employment offers shall be null and void.

(b)                                 Except as provided in Section 9.6(f) of this Agreement, EME shall be solely responsible for any severance, change in control payments or parachute payments owed to Business Employees (including any Excluded Employees) which are payable solely as a result of the consummation of the Transaction pursuant to the terms of any agreements, plans or programs entered into or sponsored by EME or any of its Subsidiaries prior to the Closing with any such Business Employees.

(c)                                  With respect to such Transferred Employees who are covered by a Collective Bargaining Agreement (collectively, “Union Employees”), Parent shall (or cause its Affiliates to, as appropriate) otherwise assume and thereafter be bound by and comply with each Collective Bargaining Agreement presently applying to the Union Employees, and such employees shall be credited with their period of service with EME and the other Acquired Companies and their respective predecessors for all purposes of the Collective Bargaining Agreements.

(d)                                 During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Benefit Period”), Parent shall, or shall cause any Acquired Company or an Affiliate to provide each Transferred Employee who continues to be employed with the Parent, an Acquired Company or an Affiliate with (A) base salaries and wage rates and cash bonus opportunities on a comparable basis and (B) benefit plans, programs and arrangements (other than equity based compensation, retiree medical and defined benefit plans) which are substantially similar in the aggregate to those provided by Parent or its Affiliates to its similarly situated employees during the Benefit Period; provided, however, that the Parties agree that Parent shall or shall cause an Acquired Company or one of its Affiliates to provide each Union Employee with compensation and benefits (including vacation benefits) in accordance with the terms of any Collective Bargaining Agreement.

(e)                                  Except as otherwise provided in this Section 9.6 or otherwise specifically assumed in this Agreement, neither Parent, Purchaser nor any Affiliate of Parent or Purchaser shall assume any Employee Benefit Plan or any other plan, program or arrangement of EME or any Affiliate of EME (other than the Acquired Companies) that provides any compensation or benefits to current or former employees or current or former independent contractors or consultants of EME or any Affiliate of EME (other than the Acquired Companies).  None of Parent, Purchaser, any Affiliate of Parent or Purchaser nor any Acquired Company shall be responsible with respect to any Excluded Employee Liabilities nor shall have any responsibility for, and EME shall retain all responsibility related to, any and all employment or employee benefit-related matters, obligations, liabilities or commitments of EME (other than (x) any such obligations, liabilities or commitments of EME as the Purchaser Parties have expressly agreed to assume hereunder and (y) for the avoidance of doubt, any such obligations, liabilities, and commitments of the Acquired Companies other than Excluded Employee Liabilities).

(f)                                   Other than with respect to an Eligible Employee listed in Schedule 9.6(f), (i) if any Transferred Employee that is not a Union Employee (x) is terminated without Cause (as defined in the EME Severance Plan) at any time after the date hereof and ending on the one (1) year period following the Closing Date or (y) resigns his employment at any time after accepting the Offered Terms and prior to the one (1) year anniversary of the Closing Date because Purchaser or one of its Related Persons imposes, proposes or attempts to make adverse changes to the Offered Terms or (ii) with respect to any Excluded Employee who is involuntarily terminated by EME or any Affiliate of EME on or after the Closing Date (regardless of whether such Excluded Employee (A) was not offered employment pursuant to Section 9.6(a), (B) rejects an offer of employment from Parent or Parent’s Affiliate; provided, however, that an Eligible Employee that rejects an offer of employment that contains substantially similar terms as such Eligible Employee’s current employment terms (including principal location of employment not further than 50 miles from such Eligible Employee’s principal place of employment as of the Closing Date and substantially similar base salary and wages) (the “Offered Terms”), shall not be included under this clause (B), or (C) fails to satisfy the Purchaser Employment Conditions and thus does not become a Transferred Employee), Parent shall, or shall cause one of its Affiliates to, pay severance compensation to such employee that is at least as much as the maximum cash severance and other compensation such employee would have received under the EME Severance Plan based on such employee’s (1) base salary immediately prior to the date hereof or, if greater, such employee’s base salary as of the date of termination and (2) aggregate service (taking service recognized under severance programs of EME and the Acquired Companies or any of their Affiliates and post-Closing service with Parent and such Acquired Companies into account)) as of the date of termination, and such other amount as may be required under applicable Law.

(g)                                  Parent agrees that from and after the Closing Date, Parent will, or will cause one of the Acquired Companies to, grant to all Transferred Employees credit for any service with EME and the Acquired Companies (or any of their Affiliates) and its predecessors earned prior to the Closing Date for purposes of (A) eligibility and vesting and (B) post-Closing paid time off accrual and determination of severance amounts under any benefit plan, program or arrangement established or maintained by Parent, Purchaser, the Acquired Companies or their respective Affiliates for the benefit of the Transferred Employees (the “Purchaser Plans”).  In addition, Parent hereby agrees that Parent, Purchaser, the Acquired Companies and their respective Affiliates shall use commercially reasonable efforts to (x) waive for Transferred Employees who are not Union Employees all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Purchaser Plans that are Employee Welfare Benefit Plans; provided that, in the case of life insurance benefits, evidence of insurability requirements shall only be waived with respect to the same level of coverage the Transferred Employees had in effect immediately prior to the Closing date, and (y) shall cause any deductibles, co-insurance and out-of-pocket covered expenses incurred on or before the Closing Date by any Transferred Employee or Acquired Company Employee (or dependent or beneficiary thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any Purchaser Plan that is an Employee Welfare Benefit Plan.  Prior to the Closing, EME and the Acquired Companies shall cause the Transferred Employees to provide all cooperation reasonably necessary for Parent to satisfy its obligations under this Section 9.6(g).  Notwithstanding anything to the contrary in the foregoing, with respect to the issues set forth in this subsection (g), Transferred Employees who are Union Employees shall be treated in accordance with the terms of their applicable Collective Bargaining Agreement.

(h)                                 Parent shall recognize and credit each Transferred Employee with up to a maximum of 40 hours for any vacation time accrued but not yet used prior to the Closing Date (the “Days Off Accrual”); provided, however, that the Parties agree that on or immediately preceding the Closing Date, EME or any applicable Affiliate shall pay out  all amounts of accrued but unused vacation for each Transferred Employee in an amount equal to the greater of, (i) the amount required to the paid out as required by Law or applicable Collective Bargaining Agreement or (ii) the amount necessary to reduce each such Transferred Employee’s accrued but unused vacation balance to 40 hours (collectively, the “Paid Vacation Liability”); provided further that to the extent the terms of any Collective Bargaining Agreement and this Section 9.6(h) are inconsistent, the terms of the Collective Bargaining Agreement shall dictate how accrued vacation is treated with respect to the Union Employees.  As of the Closing Date or as soon as administratively practical following the Closing Date, the Parent shall reimburse EME, in cash, for all Paid Vacation Liabilities.  The respective Transferred Employees shall be entitled to either use the Days Off Accrual on terms substantially similar to those in effect under the applicable Collective Bargaining Agreement or paid time off policy of Parent or, consistent with such applicable Collective Bargaining Agreement or paid time off policy, receive payment in respect of such Days Off Accrual upon the Transferred Employee’s termination of employment with Parent or such Acquired Company.

(i)                                     Except as provided in Sections 9.6(j) and (k), effective as of the date of this Agreement through the Closing Date, EME shall not establish or adopt any employee benefit plan intended to be qualified under Section 401(a) of the Code without obtaining prior written authorization from Parent.

(j)                                    The Parties agree that between the date hereof and December 31, 2013, EME shall establish and adopt a “defined contribution plan” (as such term is defined in Section 3(34) of ERISA) which is intended to be qualified under Section 401(a) of the Code (the “EME 401(k) Plan”), which shall be similar to the Edison 401(k) Savings Plan (the “EIX 401(k) Plan”); provided, however, that any modifications to the EME 401(k) Plan that are different from the terms of the EIX 401(k) Plan shall be limited to such changes as would not result in a material increase in cost or Liability to the Acquired Companies.  As soon as is reasonably practicable following January 1, 2014, EIX (or its applicable Affiliate) shall cause the trustee of the EIX 401(k) Plan to transfer account balances related to the Business Employees (including any outstanding loans) from the EIX 401(k) Plan to the EME 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code.  Effective as of the Closing Date, EME shall assign to Parent or one of its Affiliates and Parent or one of its Affiliates shall assume from EME, sponsorship of the EME 401(k) Plan.  Parent (or its Affiliate that sponsors the EME 401(k) Plan) may amend the EME 401(k) Plan at any time following the Closing Date (which may include merging such plan into a defined contribution plan maintained by Parent or one of its Affiliates), subject to any applicable requirements under the Collective Bargaining Agreement.

(k)                                 To the extent MWG is required to cease participation under the Edison International Retirement Plan for Bargaining Unit Employees of Midwest Generation, LLC (the “EIX Midwest Gen Plan”) as of December 31, 2013 (or such later date that occurs prior to the Closing Date, as applicable, the “Termination Date”),  as soon as practicable following the execution of this Agreement, and notwithstanding any provision herein to the contrary, the Parties shall commence, and shall cooperate in connection with, the drafting of a separate plan document and related contracts thereto that shall be substantially similar to the EIX Midwest Gen Plan (the “Mirror Pension Plan”) to be sponsored by MWG and for which MWG shall remain responsible at and immediately after the Closing to provide certain benefits to Transferred Employees employed by Midwest Generation, LLC who are represented by Local 15 of the International Brotherhood of Electrical Workers (the “Midwest Gen Union Employees”) as required under the terms of the Collective Bargaining Agreement.  All Liabilities associated with the Mirror Pension Plan shall be Debtor Subsidiary Assumed Liabilities.  Subject to this Section 9.6(k), the Mirror Pension Plan shall be effective as of the Termination Date and provide benefits that are substantially identical to the benefits provided as of Termination Date to the Midwest Gen Union Employees under the EIX Midwest Gen Plan as required under of the Collective Bargaining Agreement, it being understood that in no event shall the Mirror Pension Plan be construed to provide any duplication of benefits with respect to any accrued benefits or other obligations otherwise required to be provided to the Midwest Gen Union Employees under the EIX Midwest Gen Plan. In furtherance of the foregoing, the benefits to be provided under the Mirror Pension Plan shall be determined based on such Midwest Gen Union Employee’s (i) total credited service (A) as determined under the EIX Midwest Gen Plan and (B) with the Purchaser Parties, less (ii) the benefit such Midwest Gen Union Employee is entitled to receive under the terms of the EIX Midwest Gen Plan then in effect  and based on such employee’s credited service under the EIX Midwest Gen Plan as of the Closing Date.

(l)                                     EME and Parent acknowledge and agree that all provisions contained in this Section 9.6(l) are included for the sole benefit of EME, Parent and Purchaser, and that nothing contained herein, express or implied, is intended to (i) confer upon any Person (including any Business Employee) any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) constitute an amendment to or any other modification of any employee benefit plan, program or agreement of any kind or (iii) create any third party beneficiary or other rights in any other Person, including any Business Employees (or representatives thereof), former Business Employees, any participant in any benefit plan or any dependent or beneficiary thereof.  Nothing in this Agreement shall be interpreted as limiting the power of Parent, Purchaser, any Acquired Company or any of their Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy.

9.7                               Directors’ and Officers’ Indemnification.  Following the Closing until the six (6) year anniversary thereof, Parent shall (a) cause the Acquired Companies not to amend, repeal or otherwise modify the Acquired Companies’ constitutive documents as in effect at the Closing, in any manner that would adversely affect the rights thereunder of individuals who are or were directors or officers of the Acquired Companies and (b) cause the Acquired Companies to honor and pay, the indemnification, advancement of expenses and exculpation provisions of each of the Acquired Companies’ constitutive documents as in effect at the Closing, in any manner; provided, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.  Parent shall not cancel or otherwise reduce coverage under any “tail” insurance policies purchased by the Acquired Companies prior to the Closing; provided that no payments shall be required of the Acquired Companies or the Purchaser Parties with respect to such policies after the Closing.

9.8                               Expenses.  Except as otherwise provided herein, each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal, accounting, banking, consulting and advisory fees, whether or not the transactions contemplated hereby are consummated, the performance of their respective obligations hereunder or otherwise required by applicable Law.  EME shall bear fees and expenses of its Related Persons and on behalf of the Supporting Noteholders and the UCC and otherwise in accordance with the Plan.

9.9                               Support Obligations.

(a)                                 The Purchaser Parties recognize that EME has provided credit support to and/or on behalf of the Acquired Companies and the Business and may have to (but shall not be obligated to) provide other credit support in connection with the transactions contemplated by this Agreement (collectively, the “Support Obligations”).  Effective on the Closing Date, Purchaser shall either (i) cause EME to receive a full and unconditional release of each of the Support Obligations set forth on Schedule 9.9 or otherwise provided after the date of this Agreement (the “Closing Support Obligations”) or (ii) fully cash collateralize or provide a letter of credit for each of the Closing Support Obligations which is not released at the Closing for the benefit of EME; provided that Purchaser shall not have any obligations in respect of a Closing Support Obligation to the extent the credit support was included in the calculation of Closing Cash.  As promptly as practicable after the Closing Date, Purchaser shall use reasonable best efforts to effect the full and unconditional release of EME from all Closing Support Obligations which are cash collateralized or supported with a letter of credit instead of released at the Closing, as well as any other Support Obligations which remain outstanding (the “Remaining Support Obligations”).  EME shall, and shall cause the Acquired Subsidiaries to, cooperate as reasonably requested by the Purchaser Parties in Purchaser Parties’ efforts to obtain such releases from the Support Obligations; provided that (a) no such cooperation shall require EME or any other Person to expend any money, grant any concession or institute any Legal Proceeding, and (b) receipt of any release shall not be a condition to Closing for the Purchaser Parties and nor shall the Purchaser Parties be entitled to delay the Closing while awaiting any release.

(b)                                 Purchaser and EME shall use their reasonable best efforts to cause the beneficiary or beneficiaries of the Remaining Support Obligations to terminate and redeliver to EME as soon as practicable, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Remaining Support Obligations, as well as to redeliver to EME and its Affiliates or lenders, as applicable, any cash collateral in respect of the Remaining Support Obligations which was originally provided by EME and such Affiliates or lenders, and to take such other actions as may be required to terminate such Remaining Support Obligations.

(c)                                  For so long as the Remaining Support Obligations are outstanding, Purchaser shall indemnify, defend and hold harmless EME from and against any and all Losses incurred by any such indemnified Persons in connection with the Remaining Support Obligations.

(d)                                 It is acknowledged and agreed that, among other things, the Closing Support Obligations include the EME guarantee and Tax indemnity agreements provided in connection with the PoJo Leases and Documents and that Purchaser shall take such actions such that, at the Closing, it shall execute and deliver to the appropriate counterparties thereto, a Tax indemnity agreement and guarantee in substantially the form executed by EME, or as otherwise agreed by the PoJo Parties, and take such other actions and execute such other agreements as necessary to cause EME to be released from all Support Obligations with respect to the PoJo Leases and Documents.  At the Closing, Parent shall provide an irrevocable and unconditional guarantee of all payments and performance of all obligations of Purchaser with respect to such guarantee and Tax indemnity agreement for the benefit of the PoJo Parties.

(e)                                  Notwithstanding anything in this Agreement to the contrary, during the period from the date of the PSA Order until the Closing Date, Purchaser shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 9.9; provided that (i) Purchaser shall give EME prior written notice before making any such contact, (ii) EME shall have the right to have one of its representatives present on the telephone line or in person, as applicable, during any such contact or discussion, and (iii) Purchaser shall cause such representatives to comply with all procedures and protocols regarding such contacts and discussions that may be reasonably established by EME and delivered to Purchaser in writing.

9.10                        Litigation Support.

(a)                                 In the event and for so long as any Party or any of its Affiliates or any of its or their Related Persons actively is contesting or defending against any Legal Proceeding in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving EME, any Homer City Debtor, any Acquired Company or the Business (other than, for the avoidance of doubt, litigation between the Parties with respect to this Agreement or the Transaction), the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

(b)                                 Without limiting the generality of Section 9.10(a), the Parties agree that the EIX Litigation will be prosecuted and controlled by EME (as reorganized pursuant to the Plan).  Purchaser shall not (i) seek any term, or the implementation of any term in any manner, that requires the approval, consent or cooperation of any EIX Litigation Party, or gives any EIX Litigation Party a veto right, such that any EIX Litigation Party could demand the settlement or reduction in value of the EIX Litigation; or (ii) take any other action that would undermine the conduct of the EIX Litigation by EME.  To the extent that any Acquired Company is a necessary party for purposes of the successful pursuit of the EIX Litigation by EME, Purchaser will require such Acquired Company to reasonably cooperate with reorganized EME, as applicable, as necessary or desirable for such successful pursuit; provided, however, that reorganized EME shall reimburse such Acquired Company for the reasonable out of pocket costs it incurs in connection with such cooperation.

9.11                        Cancellation of Intercompany Accounts.  EME and Purchaser agree that, as provided in the Plan, (a) EME shall be released of all obligations and Liabilities in respect of the MWG Intercompany Notes as of the Closing and (b) all intercompany payables and Liabilities between EME or any of the Homer City Debtors, on the one hand, and an Acquired Company, on the other hand (such intercompany payables and Liabilities, the “Intercompany Accounts”) shall be settled, cancelled or rendered unenforceable at or prior to the Closing in accordance with the Plan.  For the avoidance of doubt, no EIX Litigation Claims shall be impacted through cancellation of the Intercompany Accounts.

9.12                        Post-Closing Record Retention and Access.  Each of Purchaser and EME shall keep and preserve in an organized and retrievable manner, at the headquarters for the Business or any other location at which a portion of the Business is conducted and any such books or records are stored (in the case of Purchaser) and at the headquarters of EME (in the case of EME) the books and records in its possession for seven (7) years from the Closing Date.  Upon expiration of such period for any specific books and records pertaining to the Business, each Party shall notify the other of its request to make copies of or take possession of such books and records and shall be provided reasonable opportunity to do so at the requesting Party’s sole cost.  While such books and records remain in existence, each Party shall allow the other Parties, their representatives, attorneys and accountants, at the requesting Party’s expense, access to the books and records upon reasonable request and advance notice and during normal business hours, subject to the Confidentiality Agreement.  Without limiting the generality of the foregoing, from and after the Closing, each Party shall provide the other Parties and their Affiliates and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials relating to periods prior to the Closing Date (a) in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), or in each case pro formas thereof) and financial statements for periods ending on or prior to the Closing Date, (b) in connection with the management and handling of any Legal Proceeding, whether such Legal Proceeding is a matter with respect to which indemnification may be sought hereunder, and (c) to comply with the rules and regulations of the Internal Revenue Service, the SEC or any other Governmental Authority; provided that nothing herein shall require any Party or their Affiliates to provide access to or disclose any information if such access or disclosure would be in violation of applicable Laws or regulations of any Governmental Authority.  The obligations of the respective Parties with respect to such records shall include maintaining, for at least the retention period specified above, computer systems permitting access (subject to applicable Laws or regulations of any Governmental Authority) to any of such records which are stored in electronic form in a fashion which is not less efficient than current access methods.

9.13                        Insurance.  From and after the Closing, Purchaser shall, to the extent commercially practicable, assist EME and the Homer City Debtors in submitting all general liability and casualty loss claims or other claims against or relating to EME, the Homer City Debtors and/or any of their Affiliates that are not Acquired Companies for which insurance coverage is then available to any such Persons under any insurance policies owned by or transferred to any of the Acquired Companies prior to the Closing (collectively, the “Transferred Policies”) for coverage under the Transferred Policies to the extent such claims relate to events occurring prior to the Closing (subject to deductibles, self-insured retentions and policy limits of such Transferred Policies) (each such claim, a “Covered EME Claim”); provided that “Covered EME Claims” shall also include claims of Acquired Companies under Transferred Policies to the extent relating to Excluded Liabilities.  After the Closing, Purchaser shall, or shall cause its Affiliates to, permit EME and its Affiliates to submit such Covered EME Claims for processing in accordance with the Transferred Policies to the same extent as such Persons were entitled prior to the Closing.  It is understood and agreed that EME shall be responsible for satisfying any deductibles, self-insured retentions and other retained amounts on insurance coverage with respect to such Covered EME Claims made by EME.  Purchaser and its Subsidiaries shall provide EME and its Affiliates with reasonable cooperation regarding the processing of any Covered EME Claim.  Purchaser shall provide EME with sixty (60) days’ prior written notice of cancellation of any Transferred Policy (other than an expiration in accordance with its terms).

9.14                        Use of Name and Trademarks. As soon as practicable after the Closing Date, but in no event more than sixty (60) days thereafter, the name of each Acquired Company that includes the name “Edison” shall be changed to names that do not include “Edison” or the other names, marks or logos set forth on Schedule 9.14, whether alone or in combination with any other words, phrases or designs or any derivatives, abbreviations, acronyms or other formatives based on or including any of the foregoing or any marks or logos confusingly similar thereto (collectively, the “Edison Marks”) and Purchaser shall not use the Edison Marks (including in any domain names or in any signage or rolling stock).  The Parties shall discuss in good faith mechanisms such that use of the Edison Marks will cease at or prior to Closing or, failing that, a date sooner than the prescribed above.

9.15                        Certain Arrangements.  From the date hereof and until the entry of the Confirmation Order, unless EME otherwise agrees in writing and except as may be required by the terms of this Agreement and other than the Plan Sponsor Agreement and Parent’s arrangements with Barclay’s and Deutsche Bank in connection with this Transaction, neither Parent or Purchaser nor their respective Affiliates or any of their or their Affiliates’ respective Related Persons shall enter into any Contract, undertaking, commitment, agreement or obligation, whether written or oral, with any member of the management of EME, the Homer City Debtors or any of the Acquired Companies or the board or directors of EME (except as provided in Section 9.6), any holder of equity or debt securities of EME or the Acquired Companies, or any lender or creditor of EME or the Acquired Companies (a) relating in any way to the acquisition of the Target Holdings or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of EME to entertain, negotiate or consummate any Acquisition Proposal.

9.16                        Parent Guarantee.  Parent hereby agrees to cause Purchaser to comply with and perform each and every of its covenants and agreements hereunder.  Without limiting the generality of the foregoing, Parent agrees to cause Purchaser to pay the Estimated Cash Purchase Price, the Stock Purchase Price and other amounts required to be paid by Purchaser hereunder, in each case when required hereunder.  Parent agrees that such guarantee is a guarantee of payment and performance, and not of collection, and that EME and each Homer City Debtor are entitled to enforce this Agreement and may proceed directly against Parent, whether or not it has instituted a Legal Proceeding against the Purchaser and whether or not such Legal Proceeding has been resolved.  Purchaser covenants and agrees that, from and after the Closing, it shall cause each of its post-Closing Subsidiaries and the Acquired Companies to comply with each of the terms of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby to which it is party or subject.

9.17                        Non-Solicitation and No-Hire.  From the date hereof until the earlier of (a) the first anniversary of the date hereof and (b) the Closing Date, each Purchaser Party will not, and will cause each of its Subsidiaries not to, directly or indirectly, solicit for employment or engagement or employ or engage any individual who is now or was during the six months prior to such proposed solicitation, hire or engagement, engaged or employed by EME, any Homer City Debtor and any Acquired Company, without obtaining the prior written consent of EME; provided that, the restrictions in this Section 9.17 shall continue to apply after the Closing Date with respect to the employees listed on Schedule 9.17. Notwithstanding the foregoing, nothing herein shall restrict or preclude any Purchaser Party’s or its Subsidiaries’ right to make generalized searches for employees by use of advertisements in any medium or to engage firms to conduct such searches, so long as such search firms do not target or focus on EME or the Acquired Companies, or to employ or engage any individual who (i) is not or was not a management-level employee or key employee of EME, any Homer City Debtor and/or any Acquired Company, and (ii) either (a) with whom neither Purchaser Party nor any of its Subsidiaries (nor any Related Persons on their behalf) had substantive contact, directly or indirectly, or who were specifically identified to such Purchaser Parties or any of their Subsidiaries or any of their respective Related Persons during the period of its investigation of EME and evaluation of the Transaction, or (b) approached the Purchaser Party or its Subsidiary.  Notwithstanding anything to the contrary contained herein, from and after the date the Disclosure Statement Order is entered, nothing in this Section 9.17 shall prohibit Parent, Purchaser or any of their respective Affiliates from taking any action permitted by Section 9.6 hereof.

ARTICLE 10
MISCELLANEOUS

10.1                        Amendment and Waiver.  This Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or, except as provided in Section 7.1, waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the Party against whom enforcement is sought.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, is not deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

10.2                        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of international standing (with charges prepaid), on the first Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by facsimile, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient Party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient Party, on the date of such transmission or is transmitted on a day that is not a Business Day.  All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

Notices to EME:	Edison Mission Energy 3 MacArthur Place, Suite 100 Santa Ana, California 92707 Attention: President Telephone: (714) 513-8000 Facsimile: (949) 225-7700

with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: James H.M. Sprayregen, P.C. David R. Seligman, P.C. Telephone: 312-861-2000 Facsimile: 312-861-2200

with a copy (which shall not constitute notice) to counsel for the UCC at:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Ira S. Dizengoff and Arik Preis

Fax:  (212) 872-1002

and

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Attn: James R. Savin

Fax:  (202) 887-4288

with a copy (which shall not constitute notice) to counsel for the Supporting Noteholders at:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attn.: Keith H. Wofford Fax: 212.596.9090 and

Ropes & Gray LLP 800 Boylston Street Boston, Massachusetts 02199 Attn.: Stephen Moeller-Sally Fax: 617.951.7050

Notices to Purchaser Parties:	NRG Energy, Inc. 211 Carnegie Center Princeton, NJ 08540-6213 Attention: Brian Curci Telephone: 609.524.5171 Facsimile: 609.524.4501

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

1299 Pennsylvania Avenue, NW

Washington, DC 20004-2400

Attention: Elaine M. Walsh

Telephone: 202.639.1141

Facsimile: 202.585.1042

-and-

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: C. Luckey McDowell

Telephone: 214.953.6571

Facsimile: 214.661.4571

10.3                        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of Law) by a Party without the prior written consent of the other Parties.  For all purposes hereof, a transfer, sale or disposition of a majority of the voting capital stock or other voting interests of a Party (whether by contract or otherwise) shall be deemed an assignment hereunder.  No assignment, even if consented to, of any obligations hereunder shall relieve the Purchaser Parties of any of their respective obligations under this Agreement, including their obligation to pay the Cash Purchase Price and the Stock Purchase Price and assume the Assumed Liabilities.

10.4                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

10.5                        Mutual Drafting.  This Agreement is the result of the joint efforts of EME and Purchaser, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

10.6                        Captions.  The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Schedules had been used in this Agreement.

10.7                        Complete Agreement.  The Confidentiality Agreement, this Agreement and the Ancillary Agreements contain the complete agreement between the Parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with regard to such transactions.  No such prior understandings, agreements or representations, including any earlier drafts of this Agreement, shall affect in any way the meaning or interpretation of this Agreement.  The Schedules and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

10.8                        Schedules.  The disclosures in the Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not constitute, representations or warranties.  Notwithstanding anything to the contrary contained in this Agreement or in the Schedules, each Section of the Schedules shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on its face (including with respect to a particular representation and warranty that may not make a reference to the Schedules).  The inclusion of information in the Schedules shall not be construed as or constitute an admission or agreement that such information is material to EME, its Subsidiaries or the Business or that such information constitutes a violation of applicable Laws or a breach of any Contract.  In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or would or would not cause, or be expected to cause, a Material Adverse Effect, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement.

10.9                        No Additional Representations; Disclaimer.

(a)                                 Each Party acknowledges and agrees that none of the other Parties hereto, nor any Person acting on behalf of any Party hereto or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such Party or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedules.  Purchaser further agrees that none of EME nor any of its Affiliates or representatives will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to Purchaser or its Affiliates or representatives in connection with the Transactions.

(b)                                 Each Party acknowledges and agrees that except for the representations and warranties expressly set forth in Article 5 and Article 6, the Transaction is being consummated AS IS, WHERE IS AND WITH ALL FAULTS AND WITHOUT ANY WARRANTIES OF MERCHANTABILITY, QUALITY, CONDITION, USAGE, SUITABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.  Each Party acknowledges and agrees that it is consummating the Transaction without any representation or warranty, express or implied, by the other Parties hereto or any of their Affiliates or representatives, except for the representations and warranties expressly set forth in Article 5 and Article 6 hereof.

(c)                                  Purchaser acknowledges and agrees that (i) it has not relied on any representation, warranty, covenant or agreement of EME or its respective Related Persons, other than the express representations, warranties, covenants and agreements of EME set forth in Article 5, (ii) Purchaser has made its own investigation of the Target Holdings and Assumed Liabilities and, based on such investigation and its own conclusions derived from such investigation, has elected to proceed with the transactions contemplated hereby and (iii) no material or information provided by or communications made by (or on behalf of) EME or its Affiliates or their respective Related Persons will create any representation or warranty of any kind, whether express or implied, with respect to the Target Holdings and the title thereto, the operation of the Target Holdings, the Assumed Liabilities, the Business or the prospects (financial and otherwise), risks and other incidents of the Business.

10.10                 Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

10.11                 GOVERNING LAW; CONSENT TO JURISDICTION; ARBITRATION.  THIS AGREEMENT AND EACH ANCILLARY AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION, ACTIONS, CONTROVERSIES OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO OR THERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN AND THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, AND WITHOUT THE REQUIREMENT TO ESTABLISH COMMERCIAL NEXUS IN A DELAWARE COUNTY), EXCEPT TO THE EXTENT THAT THE LAWS OF SUCH STATE ARE SUPERSEDED BY THE BANKRUPTCY CODE.  FOR SO LONG AS EME IS OR MAY BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND EACH ANCILLARY AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION, ACTIONS, CONTROVERSIES OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO OR THERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN AND THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE), AND CONSENT TO THE EXCLUSIVE JURISDICTION OF, THE BANKRUPTCY COURT. ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS SHALL BE SUBMITTED TO THE BANKRUPTCY COURT (UNLESS THE ANCILLARY AGREEMENTS SPECIFY TO THE CONTRARY) AS LONG AS EME IS OR MAY BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT.  IN THAT CONTEXT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF EME AND PURCHASER BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY: (1) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION SHALL BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT; (2) CONSENTS THAT ANY SUCH ACTION MAY AND SHALL BE BROUGHT IN SUCH COURT AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT SUCH ACTION WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (3) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE EFFECTED BY MAILING A COPY OF SUCH PROCESS BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH SERVICE AGENT (AS DEFINED BELOW) ON BEHALF OF PURCHASER AT SERVICE AGENT’S ADDRESS PROVIDED BELOW; AND (4) AGREES THAT NOTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY (i) TO THE EXTENT THE BANKRUPTCY COURT REFUSES TO HEAR ANY CASE, ACTION OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND/OR AFTER EME IS NO LONGER SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT OR IF THE BANKRUPTCY COURT OTHERWISE PERMITS, THEN (ii) SUCH CASE OR DISPUTE SHALL THEN BE FINALLY SETTLED BY BINDING ARBITRATION IN CHICAGO, ILLINOIS UNDER THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH THE SAID RULES IN CHICAGO, ILLINOIS; PROVIDED, HOWEVER, THAT THIS PARAGRAPH SHALL NOT PRECLUDE ANY CLAIM FOR SPECIFIC PERFORMANCE OR OTHER INJUNCTIVE RELIEF FROM BEING ASSERTED IN ANY COURT OF COMPETENT JURISDICTION IF THE CONDITIONS IN CLAUSE (i) OF THIS PARAGRAPH ARE OTHERWISE SATISFIED.

10.12                 Payments Under Agreement.  Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and without discount, rebate or reduction and subject to no counterclaim or offset on the dates specified herein (with time being of the essence).

10.13                 Third-Party Beneficiaries and Obligations.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.  Each of the Supporting Noteholders, the PoJo Parties and the UCC are intended third party beneficiaries of this Agreement and have the right to enforce the terms of this Agreement against the Parties; provided that the rights under this sentence shall terminate and be of no further force or effect automatically upon termination of the Plan Support Agreement for any reason.  Except as expressly set forth herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than (a) the provisions of this Agreement which are specifically for the benefit of the Related Persons of EME and the Homer City Debtors, each of which is an express third-party beneficiary of each such provision, entitled to enforce such provision in accordance with its terms and (b) current and former officers, directors and employees are express third-party beneficiaries of Section 9.7, entitled to enforce the terms thereof in accordance with their terms.

10.14                 Waiver of Bulk Sales Laws.  Each of the Parties acknowledges and agrees that neither EME nor any of its Subsidiaries will comply with, and hereby waives compliance by EME and its Subsidiaries with, any “bulk sales,” “bulk transfer” or similar Law relating to the transactions contemplated hereby.

10.15                 WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A JURY TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.16                 Relationship of Parties.  Except as specifically provided herein, none of the Parties will act or represent or hold itself out as having authority to act as an agent or partner of the other Parties or in any way bind or commit the other Parties to any obligations or agreement.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.  The Parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

10.17                 Specific Performance.  Each Party acknowledges and agrees that irreparable damage for which damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement (including the taking of such actions as are required of such Party hereunder to consummate and cause the consummation of the Transaction) were not performed by such Party in accordance with their specific terms or were otherwise breached by any Party.  It is accordingly agreed that each Party shall be entitled (in addition to any other remedy that may be available to it, whether at Law or in equity, including monetary damages, except as limited by this Agreement) to seek and obtain (a) an Order of specific performance or other equitable relief to enforce the observance and performance of such covenant or obligation, and (b) an injunction or other equitable relief restraining such breach or threatened breach, in each case without proof of damages or otherwise; provided that, without limiting the termination rights of each Party pursuant to Section 7.1, prior to termination of this Agreement, EME shall seek specific performance, injunctive relief or other equitable relief prior to seeking monetary damages from the Purchaser Parties.  The Parties further agree that the provisions of Section 7.2 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and that the rights granted under this Section 10.17 are an integral part of this Agreement and that the Parties would not have executed and delivered this Agreement without the provisions of this Section 10.17 and the rights granted to such Party hereunder.  Each Party further agrees that neither party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.17.  Each Party agrees that it waives the defense that there is an adequate remedy at Law, or that any award of specific performance, injunctive relief or other equitable relief is not an appropriate remedy for any reason at Law or in equity, with respect to any claim pursued pursuant to this Section 10.17.  After valid termination of this Agreement, the right of specific performance provided for in Section 10.17 shall only be available with respect to the Surviving Provisions.

10.18                 Usage.

(a)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)                                 Words denoting any gender shall include all genders.  Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(c)                                  A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)                                 All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)                                  All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(f)                                   Any reference to any agreement or contract referenced herein or in the Schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

(g)                                  The phrase “to the extent” means “the degree by which” and not “if.”

(h)                                 The definitions on Annex I are incorporated into this Agreement as if fully set forth at length herein and all references to a “Section” in such Annex I are references to such Section of this Agreement.

*  *  *  *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EDISON MISSION ENERGY

/s/ Pedro Pizarro
By: Pedro Pizarro
Its: President

Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NRG ENERGY, INC.

/s/ Christopher S. Sotos
By: Christopher S. Sotos
Its: SVP — Strategy and M&A

NRG ENERGY HOLDINGS INC.

/s/ Christopher S. Sotos
By: Christopher S. Sotos
Its: Vice President

Asset Purchase Agreement

ANNEX 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Acceptable Appraiser” means an independent third-party appraiser mutually agreed by both Parties or, if such agreement is not reached within 10 Business Days after demand therefor by either Party, by the Bankruptcy Court upon petition of either Party.

“Accounting Principles” means (i) in the case of Closing Cash, the accounting principles, methodologies, practices, estimation techniques, assumptions, policies and other principles used in the calculation of the various components of Cash in the preparation of the consolidated balance sheet for EME and its Subsidiaries included with EME’s Form 10Q for the fiscal quarter ended March 31, 2013 and (ii) in the case of Closing Debt, the accounting principles, methodologies, practices, estimation techniques, assumptions, policies and other principles used in the calculation of the various components of Debt in the preparation of the July monthly operating report for EME and its Subsidiaries filed with the Bankruptcy Court; provided that such monthly report is, with respect to the components of Debt, prepared consistent with GAAP.

“Acquired Companies” shall have the meaning set forth in the Recitals.

“Acquired Company Employee” means any individual who is employed by an Acquired Company as of the Closing Date.

“Acquisition Proposal” means, other than with respect to any assets proposed to be included as part of any Permitted Asset Disposal, any Non-Core Assets, any Excluded Assets or any assets that EME or any Acquired Company is required to sell, transfer or convey as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, any bona fide proposal or offer relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer (including a self-tender offer), recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, share exchange, business combination or similar transaction involving EME (or any Acquired Company or Acquired Companies), (b) the acquisition of outstanding shares of any class of capital stock of EME, (c) the acquisition, outside of the ordinary course of business, of assets of EME (or any Acquired Company or Acquired Companies),  including, for this purpose, the outstanding assets and equity interests of the Acquired Companies, or (d) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Transactions, and in each case other than the transactions contemplated by this Agreement.

“Additional Conveyance Documents” shall have the meaning set forth in Section 2.1.

“Additional Liabilities Assumption Documents” shall have the meaning set forth in Section 2.1.

“Adjusted Base Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.

“Agreed Incremental Tax Attribute Value” shall have the meaning set forth in a Tax Attributes Agreement, if any.

“Agreed PoJo Cure Amount” means (i) the sum of all amounts due under the Facility Leases, including, without limitation, all accrued and unpaid (x) Basic Lease Rent due and payable on any Rent Payment Date occurring prior to the Plan Effective Date (including interest on any overdue principal and overdue interest at the Overdue Rate) and (y) Supplemental Lease Rent minus (ii) the sum of all payments made in respect of Rent pursuant to any forbearance, extension, or other agreement with any of the PoJo Parties including the “Initial Payment” made under the Forbearance Agreement by and among the PoJo Parties dated December 16, 2012.  Capitalized terms used in this definition but not otherwise defined herein shall have the meanings set forth in the PoJo Leases and Documents.  For the avoidance of doubt, the Parties agree that the Agreed PoJo Cure-Amount is reflected on, and will be calculated as set forth on, Exhibit F.

“Agreement” shall have the meaning set forth in the Preamble.

“Allowed” means (i) a Claim or interest that is (a) listed in the bankruptcy schedules filed in the Chapter 11 Cases as of the Plan Effective Date as not disputed, not contingent, and not unliquidated, or (b) evidenced by a valid proof of claim, filed by the applicable bar date and no longer subject to EME or any Debtor Subsidiary or Purchaser Parties’ rights to file an objection to such proof of claim, or (ii) a Claim that is expressly allowed pursuant to the Plan or any stipulation approved by or as otherwise set forth in a Final Order of the Bankruptcy Court.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 4.6(a).

“Ancillary Agreements” means the Plan, the PSA Order, and the Confirmation Order, the agreements among the Parties contemplated thereby, and any other agreement to be entered into by the Parties or their Affiliates in connection with the transactions contemplated hereby or thereby on or after the date hereof.

“Antitrust Law” means, collectively, the HSR Act, title 15 of the United States Code §§ 1-7, as amended (the Sherman Act), Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended (the Clayton Act), the Federal Trade Commission Act (15 U.S.C.§ 41 et seq.), as amended, the Anti-Monopoly Law and its implementing regulations, and the rules and regulations promulgated thereunder, and any other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, as such of the foregoing are enacted and in effect as of the date hereof, including any International Competition Laws.

“Asset Sale Treatment” shall have the meaning set forth in Section 9.5(c).

“Assumed Contract” shall have the meaning set forth in Section 4.5(c).

“Assumed Contracts List” shall have the meaning set forth in Section 4.5(c).

“Assumed Liabilities” means the EME Assumed Liabilities and the Debtor Subsidiary Assumed Liabilities.

“Assumed Rejection Liabilities” shall have the meaning set forth in Section 1.6(c).

“Available Contract List” shall have the meaning set forth in Section 4.5(a).

“Available Contracts” shall have the meaning set forth in Section 4.5(a).

“Available Contracts Notice” shall have the meaning set forth in Section 4.5(b).

“Available Credit Facilities” shall have the meaning set forth in Section 6.5.

“Available Proceeds” means insurance proceeds or condemnation awards paid to EME and/or an Acquired Company in respect of a Casualty or Condemnation Loss and, after the Closing, Purchaser and/or an Acquired Company that, as of the Closing Date, has not yet been spent on repairs or restoration or otherwise reinvested in operating assets.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois or such other court having jurisdiction over the Chapter 11 Cases originally administered in the United States Bankruptcy Court of the Northern District of Illinois.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Base Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Basic Lease Rent” shall have the meaning given to such term in the PoJo Leases and Operative Documents.

“Benefit Period” shall have the meaning set forth in Section 9.6(d).

“Break-Up Fee” shall have the meaning set forth in Section 7.2(b).

“Business” means the power generation business, including wind, gas, and coal, and energy marketing and trading business of EME and its Subsidiaries.

“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banks located in Chicago, Illinois are closed for business as a result of federal, state or local holiday.

“Business Employee” means any current or former employee of EME or any Acquired Company (including, for the avoidance of doubt, any individual who (i) is not actively at work by reason of illness, paid time off, short-term disability, long-term disability, workers’ compensation or other leave of absence or (ii) is, or is expected to become, an employee of EME or any Acquired Company) or who is otherwise set forth on Schedule A-1.

“Cash” means the sum, without duplication, of (i) the aggregate amount of cash and cash equivalents, restricted cash and cash equivalents, and margin and collateral deposits of EME and the Acquired Companies to the extent the same would be included on a consolidated balance sheet for EME prepared using the Accounting Principles and (ii) to the extent not included in (i), the aggregate amount of cash and cash equivalents, restricted cash and cash equivalents and margin and collateral deposits of any Partially-Owned Company multiplied by the percentage of outstanding equity interests of such Partially-Owned Company owned (before giving effect to the transactions contemplated hereby), directly or indirectly, by EME; provided that, for purposes of clause (ii) foregoing, to the extent that there is more than one class of equity, the portion that would be received by EME or any of its Subsidiaries if such aggregate amount was distributed at the time of determination in complete liquidation, dissolution or winding up of such Partially-Owned Company.

“Cash Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Cash Target” means the amount equal to (a) $1,063,000,000, minus (b) the aggregate amount paid by EME or any of its Subsidiaries in respect of Basic Lease Rent due and payable on or after January 2, 2014, plus (c) the Available Proceeds received in respect of a Casualty or Condemnation Loss, plus (d) the proceeds received in the event that EME or any Acquired Company is required to sell, transfer or convey assets as a result of any Order of a Governmental Authority in connection with the Chevron Litigation.

“Casualty or Condemnation Loss” means an Event of Loss or a Taking.

“Chapter 11 Cases” shall have the meaning set forth in the Recitals.

“Chevron Litigation” means the adversary proceeding styled Chevron Kern River Co. v. Southern Sierra Energy Co., No. 12-01954 (JPC) (Bankr. N.D. Ill.), the appeal styled Chevron Kern River Co. v. Southern Sierra Energy Co., No. 13-00848 (CRN) (N.D. Ill.), together with any related appeals, and any other contested matter or dispute arising in connection with the Chapter 11 Cases (including litigation stemming from Debtors’ motion to assume gas partnership agreements) between or among:  Southern Sierra Energy Company, Western Sierra Energy Company, any of the other Debtors, or any of the Non-Debtor Subsidiaries, on one hand; and Chevron Corporation or any Affiliated thereof, on the other.

“Claims” means all claims, defenses, cross claims, counter claims, debts, suits, remedies, liabilities, demands, rights, obligations, damages, expenses, rights to refunds, reimbursement, recovery, indemnification or contribution, attorneys’ or other professionals’ fees and causes of action whatsoever, whether based on or sounding in or alleging (in whole or in part) tort, contract, negligence, gross negligence, strict liability, bad faith, contribution, subrogation, respondeat superior, violations of federal or state securities Laws, breach of fiduciary duty, any other legal theory or otherwise, whether individual, class, direct or derivative in nature, liquidated or unliquidated, fixed or contingent, whether at Law or in equity, whether based on federal, state or foreign law or right of action, foreseen or unforeseen, mature or not mature, known or unknown, disputed or undisputed, accrued or not accrued, contingent or absolute (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off.

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Cash” means the excess of (i) amount of Cash as of 12:00 a.m. on the Closing Date, minus (ii) the amount of Cash specifically associated with the Non-Core Assets as of such time, but specifically excludes any Cash received by EME or any of the Acquired Companies with respect to the sale, transfer or conveyance of any such Non-Core Assets after the date hereof and prior to such time.  For the avoidance of doubt, the amount of Cash specifically associated with the Non-Core Projects at March 31, 2013 was approximately $5,100,000 and it is intended that clause (ii) of this definition would be calculated in a manner consistent therewith.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Closing Debt” means the aggregate amount of Debt as of 12:00 a.m. on the Closing Date.

“Closing Support Obligations” shall have the meaning set forth in Section 9.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means a collective bargaining agreement or similar agreement covering any Acquired Company Employee, as may be amended from time to time.

“Condemnation Value” means the value (as determined by an Acceptable Appraiser) of the property subject to a Taking, less any condemnation award received by EME or any of an Acquired Company.

“Confidentiality Agreement” shall mean that certain confidentiality agreement dated September 30, 2013 between EME and Purchaser.

“Confirmation Hearing” means a hearing in front of the Bankruptcy Court seeking approval of the Confirmation Order.

“Confirmation Order” shall have the meaning set forth in Section 8.1(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, other than Real Property Leases.

“Covered EME Claim” shall have the meaning set forth in Section 9.13.

“Cure Amount Objection Deadline” shall have the meaning set forth in Section 4.5(b).

“Cure Amounts” means, with respect to any Available Contract, the amount of cash necessary to pay in full and otherwise satisfy in full all amounts and other consideration that pursuant to Sections 365 and 1123 of the Bankruptcy Code shall be required to cure any defaults on the part of EME or the Acquired Companies pursuant to such Available Contract as a prerequisite to the assignment and assumption of such Available Contract pursuant to Sections 365 and 1123 of the Bankruptcy Code, as such amount is finally determined pursuant to Section 4.5.

“Days Off Accrual” shall have the meaning set forth in Section 9.6(h).

“Debt” means the aggregate principal amount of debt for borrowed money of EME’s Subsidiaries to the extent the same would be included on a consolidated balance sheet for EME prepared using the Accounting Principles; provided that “Debt” shall not include (a) any debt for borrowed money or other liability of MWG and its Subsidiaries (including any MWG Permitted Debt), (b) any “intercompany” indebtedness (including any debt for borrowed money owed by any Acquired Company to any other Acquired Company) or (c) any Excluded Liabilities.

“Debt Target” means $1,545,000,000, minus any Debt transferred or being transferred (including through the sale of a Person holding such Debt) in connection with the sale, conveyance or transfer of any Permitted Asset Disposal, or the sale, conveyance or transfer of any Non-Core Asset minus in the event that EME or any Acquired Company is required to sell, transfer or convey assets as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, any Debt transferred or being transferred (including through the sale of a Person holding such Debt) in connection with the sale, transfer or conveyance of such asset, and minus the Debt amortization specifically with respect to any Non-Core Assets after the date of this Agreement and prior to 12:00 a.m. on the Closing Date.

“Debtor Subsidiaries” means Camino Energy Company, Chestnut Ridge Energy Company, Edison Mission Energy Fuel Services, LLC, Edison Mission Finance Co., Edison Mission Fuel Resources, Inc., Edison Mission Fuel Transportation, Inc., Edison Mission Holdings Co., EME Homer City Generation L.P., Edison Mission Midwest Holdings Co., Homer City Property Holdings, Inc., Mission Energy Westside, Inc., Midwest Finance Corp., Midwest Generation EME, LLC, MWG, Midwest Generation Procurement Services, LLC, Midwest Peaker Holdings, Inc., San Joaquin Energy Company, Southern Sierra Energy Company, Western Sierra Energy Company and each other Acquired Company that files as a debtor in the Chapter 11 Cases.

“Debtor Subsidiary Assumed Liabilities” shall have the meaning set forth in Section 1.6(c).

“Debtor Subsidiary Assumed Rejection Liabilities” shall have the meaning set forth in Section 1.6(c).

“Deemed Disclosed” means (i) the document or information was disclosed in a filing made by or on behalf of EME or any of its Subsidiaries in the Chapter 11 Cases prior to the date hereof or (ii) the document or information was included in an EME SEC Report.

“Disclosure Statement” shall have the meaning set forth in Section 8.1(b).

“Disclosure Statement Order” shall have the meaning set forth in Section 8.1(b).

“Edison Marks” shall have the meaning set forth in Section 9.14.

“EIX” means Edison International, Inc., a California corporation.

“EIX 401(k) Plan” shall have the meaning set forth in Section 9.6(j).

“EIX Litigation Claims” means that term as defined in the Plan Term Sheet.

“EIX Litigation Parties” means that term as defined in the Plan Term Sheet.

“EIX Midwest Gen Plan” shall have the meaning set forth in Section 9.6(j).

“Eligible Employees” means (i) current employees of EME (other than, for the avoidance of doubt, Acquired Company Employees) (including, for the avoidance of doubt, any individual who (A) is not actively at work by reason of illness, paid time off, short-term disability or other leave of absence or (B) is, or is expected to become, an employee of EME), or (ii) any employee who is otherwise listed on Schedule A-2.

“EME” shall have the meaning set forth in the Preamble.

“EME 401(k) Plan” shall have the meaning set forth in Section 9.6(j).

“EME Account” shall have the meaning set forth in Section 2.2(a).

“EME Assumed Liabilities” shall have the meaning set forth in Section 1.6(b).

“EME Assumed Rejection Liabilities” shall have the meaning set forth in Section 1.6(b).

“EME Designated Contacts” shall have the meaning set forth in Section 4.2.

“EME Material Adverse Effect” means a material adverse effect upon the business, assets, properties, results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided that none of the following, either alone or taken together with other changes or effects, shall constitute or be taken into account in determining whether there has been an EME Material Adverse Effect: (i) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Business is operated, (ii) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) changes in, or effects arising from or relating to, financial, banking, securities or commodities markets (including (V) any change in commodity prices (including, without limitation, the price of natural gas, coal and/or electricity), (W) any disruption of any of the foregoing markets, (X) any change in currency exchange rates, (Y) any decline or rise in the price of any security, commodity, contract or index and (Z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby, (iv) changes in, or effects arising from or relating to changes in, GAAP, (v) changes in, or effects arising from or relating to changes in, Laws, Orders, or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Authority, (vi) changes in, or effects arising from or relating to, the taking of any action expressly contemplated by this Agreement, the announcement of this Agreement, or the Transaction, (vii) any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the date hereof (including any matter set forth in the EME SEC Reports), (viii) changes or effects that generally affect the electric power industry, electric power markets and/or electric power transmission and/or distribution, (ix) any failure, in and of itself, to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives), (x) any adverse change in or effect on the Business that is cured by or on behalf of any member of the Acquired Companies before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7, (xi) any adverse change in or effect on the Business that is caused by any delay in consummating the Closing as a result of any violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement or Purchaser’s removal of any Available Contract from the Assumed Contract List, (xii) any changes or effects caused by or relating to the identity of Purchaser, (xiii) any changes or effects caused by or relating to the Chapter 11 Cases (including loss of credit and other third-party business relations matters), (xiv) a Major Loss, (xv) a Walnut Creek Loss, (xvi) the Chevron Litigation or an Order or determination in connection therewith, (xvii) the loss of the services of any employee(s), whether as a result of a strike, work stoppage or otherwise, (xviii) changes in or effects relating to Excluded Assets, Excluded Liabilities or Non-Core Assets, or (xix) the absence of any variances or waivers with respect to any Acquired Company from the IPCB; provided that, with respect to clauses (i), (iii) through (v) and (viii), such effects may be considered in determining whether there has been an EME Material Adverse Effect to the extent such effects have a disproportionate effect on the Business, taken as a whole, as compared to other Persons engaged in the same industry (or, in the case of clause (v), other Persons engaged in the same industry in the same jurisdiction(s) where such Laws, Orders, or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Authority have effect).  For the avoidance of doubt, the condition set forth in Section 3.2(d) shall not be deemed an acknowledgment, admission or other concession on the part of (a) EME that a loss in excess of 20% of the Stipulated Transaction Value constitutes an EME Material Adverse Effect, or (b) Purchaser Parties that a loss less than or equal to 20% of the Stipulated Transaction Value does not constitute an EME Material Adverse Effect, and such provision shall have no effect on the interpretation of this definition.

“EME SEC Reports” means each report, filing and document made by EME or any of its Subsidiaries on or after December 17, 2012 and prior to the date hereof, as amended prior to the date hereof.

“EME Severance Plans” shall mean the EME Severance Pay Plan and EME Exeuctive Severance Pay Plan which shall be drafted and adopted by EME  between the date hereof and the Closing Date to mirror, respectively, the “Edison International Involuntary Severance Plan” and  “Edison International 2008 Executive Severance Plan” as in effect immediately prior to the date hereof; provided, however, for the avoidance of doubt, that in no event shall the EME Severance Plans provide cash based severance or other compensation in excess of such benefits provided under the Edison International Involuntary Severance Plan and Edison International 2008 Executive Severance Plan, respectively.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other material employee benefit plan, program or arrangement that is sponsored or maintained or contributed to by EME or any Acquired Companies or any ERISA Affiliate as of the Closing Date on behalf of any current or former employees of EME or any Acquired Company.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“EMRA Approval” means any necessary approval from the Republic of Turkey Energy Market Regulatory Authority or any other Governmental Authority to transfer the interests in Doga Enerji Uretim Sanayi ve Ticaret L.S., Doga Isi Satis Hizmetleri ve Ticaret L.S., and Doga Isletme ve Bakim Ticaret L.S.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the members of the Acquired Companies for purposes of Code § 414.

“Estimated Adjusted Base Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Estimated Cash Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Estimated Cash Target” shall have the meaning set forth in Section 1.2(b).

“Estimated Closing Cash” shall have the meaning set forth in Section 1.2(b).

“Estimated Closing Debt” shall have the meaning set forth in Section 1.2(b).

“Estimated Debt Target” shall have the meaning set forth in Section 1.2(b).

“Event of Loss” shall have the meaning set forth in Section 4.9.

“Excess Amount” shall have the meaning set forth in Section 1.3(c).

“Excess Loss Amount” means the lesser of (a) 10% of the Stipulated Transaction Value and (b) the amount by which (x) the total remaining costs (as determined by an Acceptable Appraiser) as of the Closing Date of repairing or restoring the facilities that suffered a Casualty or Condemnation Loss to a condition reasonably comparable to their condition prior to such Casualty or Condemnation Loss after giving effect to any Available Proceeds, exceeds (y) the amount equal to 10% of the Stipulated Transaction Value.

“Excluded Assets” shall have the meaning set forth in Section 1.5.

“Excluded Assets Contribution” shall have the meaning set forth in Section 1.8(a).

“Excluded Employee” shall have the meaning set forth in Section 9.6(a).

“Excluded Employee Benefit Plans” shall have the meaning set forth in Section 1.5.

“Excluded Employee Liabilities” means any Liabilities (i) of EME or any Debtor Subsidiary (x) under the Corporate Short-Term Incentive Plan and Edison Mission Energy 2013-2014 Long Term Incentive Plan, or any other post-petition bonus or incentive plans of the Debtor Entities or (y) for any change in control, retention or similar payments arising from the Transaction or severance obligations arising from a termination of employment prior to the Closing Date, in each case under applicable employment agreements or employee programs of the Debtor Entities, EME or any of their Affiliates, (ii) of EME or any Subsidiary to employees, former employees, retirees and retiree eligible employees (including any beneficiaries or dependents thereof) of EME and its Subsidiaries under any applicable pension, PBOP (post-retirement benefits other than pension), non-qualified, or any other benefit plans providing post-retirement benefits other than the EME 401(k) Plan and the Mirror Pension Plan (including claims arising under a theory of control group liability under Title IV of ERISA), and (iii) of EME or any Subsidiary thereof payable on termination to such Business Employees of EME and the Acquired Companies set forth on Schedule 9.6(f).

“Excluded Liabilities” shall have the meaning set forth in Section 1.7.

“Excluded Rejection Liabilities” shall have the meaning set forth in Section 1.7(d).

“Excluded Tax Liabilities” means (i) any and all Taxes owing to any Governmental Authority, in each case which are imposed on, or are attributable to the operations, assets, revenues, sales, payroll or income of, (a) except to the extent attributable to the Business for taxable periods, or portions of taxable periods, beginning after the Closing Date, EME or its Affiliates (other than the Acquired Companies) for any Taxable period, or (b) any Acquired Company with respect to any Taxable period, or a portion of a Taxable period (including quarterly estimated Tax periods) ending on or prior to the Closing Date, but excluding those Taxes (other than those specified in the following clause (ii)) that are not due and payable until after the Closing Date if such Taxes may be paid after the Closing Date without interest or penalty, (ii) without limiting any rights of EME pursuant to Section 9.5(c) or  Section 9.5(d), (a) any Income Taxes payable by EME or any Acquired Company as a result of the Transaction or in respect of any cancellation of indebtedness income recognized in connection with the consummation of any of the transactions set forth in the Plan, and (b) any and all Taxes related to transactions undertaken pursuant to Section 1.8 or Section 4.8, or to the conversion of the Wholly Owned Companies to limited liability companies hereunder or (iii) any liability in respect of Taxes described in the preceding clauses (i) and (ii) as a result of the application of U.S. Treasury Regulation § 1.1502-6 or any comparable provision of state, local or foreign Law, as a transferee or successor.

“Expense Reimbursement” shall have the meaning set forth in Section 7.2(b).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Filings” shall have the meaning set forth in Section 4.7(a).

“Final Cash Purchase Price” shall have the meaning set forth in Section 1.3(b).

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has not been reversed, stayed, modified, or amended, as to which the time to appeal or seek certiorari has expired or been waived by the Debtors (as defined in the Plan) and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors reserve the right to waive any appeal period related to the Purchase and Sale Agreement or the transactions contemplated thereby with the consent of Purchaser.

“Form S-1” shall have the meaning set forth in Section 4.10(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” shall have the meaning set forth in Section 3.1(c)(iii).

“Governmental Authority” means any U.S. or foreign, federal, state, regional or local government, governmental agency, committee of governmental agencies, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction.

“Homer City Debtors” means Chestnut Ridge Energy Company, Edison Mission Energy Services, Inc., Edison Mission Finance Co., Edison Mission Holdings Co., EME Homer City Generation L.P., Homer City Property Holdings, Inc., and Mission Energy Westside, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IPCB” means the Illinois Pollution Control Board.

“Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on or measured by income, net worth or receipts including any franchise Taxes measured by or based upon income or receipts.

“Intercompany Accounts” shall have the meaning set forth in Section 9.11.

“Joliet Owner Lessors” means Nesbitt Asset Recovery Series J-1 and Joliet Trust II.

“Joliet Parties” means, collectively, MWG, the Joliet Owner Lessors, Wilmington Trust Company (as Owner Trustee), Nesbitt Asset Recovery LLC, Series J-1 (as Owner Participant), Joliet Generation II, LLC (as Owner Participant), The Bank of New York Mellon (as the successor Lease Indenture Trustee), and The Bank of New York Mellon, as the successor Pass Through Trustee.

“Knowledge of EME” means, and shall be limited to, the actual knowledge of the individuals set forth on Schedule A-3.

“Law” means any United States or foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement of any Governmental Authority, as each of the foregoing is enacted and in effect as of the date hereof.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Leverage Event” shall have the meaning set forth in Section 3.2(f).

“Liabilities” means, as to any Person, all indebtedness, claims of any kind or nature, including contingent or unliquidated claims, interests, commitments, responsibilities and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records, including Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, or other security interest, claim, community or other marital property interest, equitable interest, option, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.  For the avoidance of doubt, “Lien” shall not be deemed to include any license of intellectual property.

“Losses” means actual direct, out-of-pocket losses, liabilities, damages or expenses (including reasonable legal fees).  “Losses” shall not include any consequential, punitive, special, incidental and indirect damages, and special or indirect losses, including business interruption, loss of future revenue, profits or income, diminution in value, loss of business reputation or opportunity or any damages based on a multiple, except to the extent in each case payable to third parties.

“Major Loss” shall have the meaning set forth in Section 4.9(b).

“Midwest Gen Union Employees” shall have the meaning set forth in Section 9.6(k).

“Mirror Pension Plan” shall have the meaning set forth in Section 9.6(k).

“MWG” means Midwest Generation, LLC, a Delaware limited liability company.

“MWG Intercompany Notes” means the intercompany notes, dated August 24, 2000, issued by EME in favor of MWG, as the same has been or may be amended or modified from time to time.

“MWG Permitted Debt” means any indebtedness under any certain postpetition intercompany loan made by EME, as lender, to MWG, as borrower, to satisfy any funding requirements of MWG through the Plan Effective Date.

“Non-Core Assets” means (i) American Bituminous, an approximately 80 MW waste coal facility in Grant Town, West Virginia, (ii) Big Sky, an approximately 240 MW wind powered-generating facility in Ohio, Illinois, (iii) Crawford Station, a 72-acre site at 3501 South Pulaski Road, Chicago, Illinois, (iv) Fisk Station, a 43-acre site at 1111 West Cermak Road, Chicago, Illinois (excluding the oil-fired generation facility and related property), and (v) Sampson’s Canal, a canal near the Fisk Station located at 2251 and 2401 South Loomis Street, Chicago, Illinois.

“Non-Debtor Subsidiaries” means each of those Subsidiaries of EME that is not a Debtor Subsidiary.

“Non-EME Subsidiaries” means the Subsidiaries of EIX (other than EME and its Subsidiaries).

“Non-Income Tax” means any Tax that is not an Income Tax.

“Non-Rejectable Contracts” means the Collective Bargaining Agreements, the PoJo Leases and Documents, the EME 401(k) Plan, and the Mirror Pension Plan.

“Notes” means (i) $500 million principal amount of 7.50% Senior Notes due June 15, 2013 issued by EME; (ii) $500 million principal amount of 7.75% Senior Notes due June 15, 2016 issued by EME; (iii) $1.2 billion principal amount of 7.00% Senior Notes due May 15, 2017 issued by EME; (iv) $800 million principal amount of 7.20% Senior Notes due May 15, 2019 issued by EME; and (v) $700 million principal amount of 7.625% Senior Notes due May 15, 2027 issued by EME.

“Notice of Disagreement” shall have the meaning set forth in Section 1.3(b).

“Notice Period” shall have the meaning set forth in Section 4.6(d).

“Offered Terms” shall have the meaning set forth in Section 9.6(f).

“Order” means any order, judgment, determination or decree of any court or Governmental Authority.

“Organizational Documents” shall have the meaning set forth in Section 5.2(b).

“Owner Lessor” means, collectively, the Powerton Owners Lessors and the Joliet Owner Lessors.

“Paid Vacation Liabilities” shall have the meaning set forth in Section 9.6(h).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” means common stock of Parent, par value $0.01 per share.

“Partially-Owned Companies” shall have the meaning set forth in the Recitals.

“Partially-Owned Equity Interests” shall have the meaning set forth in the Recitals.

“Party and/or “Parties” shall have the meaning set forth in the Preamble.

“Permits” means permits, registrations, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Permitted Asset Disposal” means the sale, transfer or conveyance of any assets of EME or any Subsidiary thereof for which the proceeds received by EME are not in excess of $25,000,000 individually or $50,000,000 in the aggregate (other than sales, transfers or conveyances of Non-Core Assets, Excluded Assets, sales of assets in the ordinary course of business consistent with past practices and any assets that EME or any Subsidiary is required to sell, transfer or convey as a result of any Order of a Governmental Authority in connection with the Chevron Litigation).

“Permitted Asset Disposal Purchase Price” means the aggregate proceeds (net of Taxes and expenses payable and other Liabilities to be discharged by EME or any of the Acquired Companies) received by EME or any Subsidiary thereof from a Permitted Asset Disposal.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Petition Date” shall have the meaning set forth in the Recitals.

“Plan” shall have the meaning set forth in the Recitals.

“Plan Effective Date” shall have the meaning set forth in the Recitals.

“Plan Sponsor Agreement” shall have the meaning set forth in the Recitals.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be filed not later than ten days prior to the deadline to vote to accept or reject the Plan.

“Plan Term Sheet” shall have the meaning set forth in the Recitals.

“PoJo Lease Modifications” shall have the meaning set forth in Section 9.4(b).

“PoJo Leases and Documents” means the leases, agreements and documents listed on Exhibit E attached hereto.

“PoJo Parties” means the Powerton Parties, the Joliet Parties and each other Person that the Parties mutually agree are necessary in order to effectuate the transactions contemplated hereby with respect to the PoJo Leases and Documents.

“PoJo Restructuring Fees” has the meaning given to such term in the PoJo Term Sheet.

“PoJo Term Sheet” shall have the meaning set forth in Section 9.4(b).

“Powerton Parties” means, collectively, MWG, the Powerton Owner Lessors, Wilmington Trust Company (as Owner Trustee), Nesbitt Asset Recovery LLC, Series P-1 (as Owner Participant), Powerton Generation II, LLC (as Owner Participant), The Bank of New York Mellon (as the successor Lease Indenture Trustee), and The Bank of New York Mellon, as the successor Pass Through Trustee.

“Powerton Owner Lessors” means Nesbitt Asset Recovery Series P-1 and Powerton Trust II.

“Pre-Closing Reorganization” shall have the meaning set forth in Section 4.8.

“Proposed Cure Amounts” shall have the meaning set forth in Section 4.5(a).

“PSA Order” shall have the meaning set forth in Section 8.1(a).

“Purchased Interests” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Employment Conditions” shall have the meaning set forth in Section 9.6(a).

“Purchaser Parties” shall have the meaning set forth in the Preamble.

“Purchaser Plans” shall have the meaning set forth in Section 9.6(f).

“Rejected Contracts” shall have the meaning set forth in Section 4.5(c).

“Rejected Contracts List” shall have the meaning set forth in Section 4.5(c).

“Rejection Liabilities” means collectively, the EME Assumed Rejection Liabilities and the Debtor Subsidiary Assumed Rejection Liabilities.

“Related Persons” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, agents, professionals, financial advisors, restructuring advisors, attorneys, accountants, investment bankers, financing source, or representatives of (i) any such Person and (ii) of any Affiliate of such Person; provided that “Related Persons” of EME shall not include (w) EIX,  (x) any Non-EIX Subsidiary, (y) any EIX Litigation Party or (z) any Person that would otherwise (but for this proviso) be a Related Person of EME to the extent of its relationship with EIX, any Non-EME Subsidiary or any EIX Litigation Party.

“Remaining Support Obligations” shall have the meaning set forth in Section 9.9(a).

“Remedies Exceptions” means the application of bankruptcy, moratorium and other Laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

“Replicated Plans” shall have the meaning set forth in Section 4.4(c).

“Restoration Costs” means the aggregate costs (as determined by an Acceptable Appraiser) to restore, repair or replace property or assets subject to an Event of Loss to a condition reasonably comparable to their prior condition, less any insurance proceeds received by EME or any of the Acquired Companies in connection with such Event or Events of Loss; provided that any insurance proceeds received in connection with an Event or Events of Loss are either used to restore, repair or replace such property or assets subject to an Event or Events of Loss or made available to Purchaser.

“Retained Books and Records” means (a) all corporate seals, minute books, charter documents, corporate stock record books, original Tax and financial records and such other files, books and records to the extent they relate exclusively to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of EME, any Homer City Debtor or any Acquired Company not transferred, (b) all books, files and records if the disclosure thereof would (i) violate any legal constraints or obligations regarding the confidentiality thereof, (ii) waive any attorney client, work product or other legal privilege, (iii) disclose information about EME or any Homer City Debtor or that are unrelated to the Business or (iv) disclose information about pertaining to project evaluation, price curves or projections or other economic predictive models, or (c) all books and records prepared in connection with the evaluation of bids relating to any Acquisition Proposal.

“Review Period” shall have the meaning set forth in Section 1.3(a).

“SEC” shall mean the United State Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selected Employees” shall have the meaning set forth in Section 9.6(a).

“Schedules” means the Schedules delivered by EME to Purchaser on the date hereof.

“Shortfall Amount” shall have the meaning set forth in Section 1.3(c).

“Solicitation Period End-Date” shall have the meaning set forth in Section 4.6(a).

“Stipulated Transaction Value” means $3,600,000,000.

“Stock Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Stock Purchase Price Numerator” shall have the meaning set forth in Section 1.2(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; provided that when the term “Subsidiary” is used herein with respect to EME, it shall not include the Homer City Debtors.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means one or more bona fide written Acquisition Proposal(s) that is not executed in violation of Section 4.6 and that the board of directors of EME has concluded, in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, and taking into consideration all relevant factors including, among other things, all of the terms, conditions, financial, regulatory and other aspects of such Acquisition Proposal(s) and this Agreement (in each case taking into account any changes to this Agreement or the transactions contemplated hereby (or any other proposals) made or proposed in writing by Purchaser prior to the time of determination), the assets and the liabilities proposed to be purchased and assumed or excluded (and any value proposed to be paid by a proponent of an Acquisition Proposal in respect of any assets proposed to be included as part of any Permitted Asset Disposal, any Non-Core Assets or any Excluded Assets), the identity and financial wherewithal of such third party(ies) making the Acquisition Proposal(s), and any applicable breakup fee and expense reimbursement provisions, (a) is or are reasonably likely to be consummated in accordance with its or their terms and (b) if consummated, is or are better for EME and its stakeholders than the transactions contemplated by this Agreement.

“Support Obligations” shall have the meaning set forth in Section 9.9(a).

“Supporting Noteholders” shall have the meaning set forth in the Recitals.

“Surviving Provisions” shall have the meaning set forth in Section 7.2(a).

“Taking” shall have the meaning set forth in Section 4.9.

“Target Assets” shall have the meaning set forth in Section 1.4.

“Target Equity Interests” shall have the meaning set forth in the Recitals.

“Target Holdings” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, property, customs duties, franchise, social security, unemployment, withholding, disability, sales, use, transfer, value added, alternative or add on minimum or other tax of any kind, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing, (b) any liability for payment of amounts described in clause (a) payable by reason of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision under Law, as a result of successor or transferee liability, or being a member of an Affiliated Group for any period, or otherwise through operation of Law, and (c) any liability for payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement or any practice, policy or arrangement of indemnifying or to indemnify any other Person for taxes.

“Tax Attributes” shall have the meaning set forth in Section 1.5.

“Tax Attributes Agreement” means any agreement that may, in each Parties’ sole discretion, be entered into between EME and Purchaser whereby (a) EME agrees to deliver incremental tax attributes (including any Tax Attributes that are Excluded Assets) in addition to what would be available to Purchaser following the Asset Sale, and (b) Purchaser agrees to compensate EME for such incremental tax attributes.

“Tax Return” means any return, declaration, election, report, claim for refund, or information return or statement relating to Taxes.

“Termination Date” shall mean July 31, 2014; provided that if the Form S-1 has not been declared effective as of July 31, 2014, EME may by prior written notice to the Purchaser Parties elect to make the “Termination Date” be October 31, 2014.

“Transaction” shall have the meaning set forth in Section 1.1.

“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, recordation, documentary, stamp, duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, as levied by any Taxing authority in connection with the Transaction (in each case, after giving effect to the Confirmation Order), including any real property transfer Taxes imposed by any Governmental Authority, including all treble damages, penalties, interest, costs and fees (including attorney’s fees); provided, however, that for the avoidance of doubt, the term Transfer Taxes shall not include any Income Taxes.

“Transferred Employee” means (i) each Eligible Employee who accepts Purchaser’s offer employment as set forth in Section 9.6(a) and (ii) each Acquired Company Employee.

“Transferred Policies” shall have the meaning set forth in Section 9.13.

“True-Up Statement” shall have the meaning set forth in Section 1.3(a).

“UCC” shall have the meaning set forth in the Recitals.

“Union Employees” shall have the meaning set forth in Section 9.6(b).

“Viento Holdco Debt” shall have the meaning set forth in Section 9.5(c).

“Viento Shares” shall have the meaning set forth in Section 9.5(c).

“Walnut Creek Loss” means any of the following: (i) the actual loss of all or substantially all of the approximately 479 MW gas-fired generating facility at the Walnut Creek Station; (ii) the destruction of all or substantially all of the Walnut Creek Station such that there remains no substantial remnant thereof which a prudent owner, desiring to restore the Walnut Creek Station to its original condition, would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Walnut Creek Station irretrievably beyond repair; (iv) the destruction of all or substantially all of the Walnut Creek Station such that the cost of repair would equal or exceed the cost of replacement; (v) the destruction of all or substantially all of the Walnut Creek Station such that the insured may claim a “total loss” under any insurance policy covering the Walnut Creek Station upon abandoning the Walnut Creek Station to the insurance underwriters therefor; or (vi) an Event of Loss or Taking of all or a substantial portion of the real property at the Walnut Creek Station, provided that such Event of Loss or Taking is material to the operation of the Walnut Creek Station.

“Walnut Creek Station” means Walnut Creek Energy Park in the City of Industry, California.

“Wholly-Owned Companies” shall have the meaning set forth in the Recitals.

“Wholly-Owned Equity Interests” shall have the meaning set forth in the Recitals.

EXHIBIT C

Signed Disclosure Statement Order

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

)
In re:	)	Chapter 11
)
EDISON MISSION ENERGY, et al.,(1))		Case No. 12-49219 (JPC)
)
Debtors.	)	(Jointly Administered)
)

ORDER APPROVING (A) THE ADEQUACY OF THE
DISCLOSURE STATEMENT, (B) SOLICITATION AND NOTICE
PROCEDURES WITH RESPECT TO CONFIRMATION OF THE
DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION, (C) THE
FORM OF BALLOTS AND NOTICES IN CONNECTION THEREWITH,
AND (D) THE SCHEDULING OF CERTAIN DATES WITH RESPECT THERETO

Upon the motion (the “Motion”) of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for the entry of an order (the “Order”) approving:  (a) the adequacy of the Disclosure Statement, (b) solicitation and notice procedures with respect to confirmation of the Plan, (c) the forms of Ballots and notices in connection therewith, and (d) the scheduling of certain dates with respect thereto; all as more fully set forth in the Motion; and the Court having found that the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and the Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and the Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and the Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and the Court having found that the Debtors provided appropriate notice of the Motion and the opportunity for a hearing on the Motion under the circumstances; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the “Hearing”); and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

(1)         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include:  Edison Mission Energy (1807); Camino Energy Company (2601); Chestnut Ridge Energy Company (6590); Edison Mission Energy Fuel Services, LLC (4630); Edison Mission Finance Co. (9202); Edison Mission Fuel Resources, Inc. (3014); Edison Mission Fuel Transportation, Inc. (3012); Edison Mission Holdings Co. (6940); Edison Mission Midwest Holdings Co. (6553); EME Homer City Generation L.P. (6938); Homer City Property Holdings, Inc. (1685); Midwest Finance Corp. (9350); Midwest Generation EME, LLC (1760); Midwest Generation, LLC (8558); Midwest Generation Procurement Services, LLC (2634); Midwest Peaker Holdings, Inc. (5282); Mission Energy Westside, Inc. (0657); San Joaquin Energy Company (1346); Southern Sierra Energy Company (6754); and Western Sierra Energy Company (1447).  The location of parent Debtor Edison Mission Energy’s corporate headquarters and the Debtors’ service address is:  3 MacArthur Place, Suite 100, Santa Ana, California 92707.

1.             The Motion is granted as set forth herein.  All capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Motion.

2.             The Debtors have provided adequate notice of the time fixed for filing objections and the hearing to consider approval of the Disclosure Statement in accordance with Bankruptcy Rules 2002 and 3017.

3.             The Disclosure Statement is approved pursuant to section 1125(a)(1) of the Bankruptcy Code and Bankruptcy Rule 3017(b) as containing adequate information (as defined by section 1125(a) of the Bankruptcy Code).  To the extent not withdrawn, settled, or otherwise resolved, any objections to the approval of the Disclosure Statement are overruled.

4.             The Debtors, in consultation with the Committee, the Supporting Noteholders, and (solely with respect to any document, schedule, or exhibit that affects the rights of the PoJo Parties) the PoJo Parties, are authorized to make non-substantive or immaterial changes to the Disclosure Statement, the Plan, the Solicitation Package, and related documents without further order of the Court, including changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and related documents (including the appendices thereto).

5.             Pursuant to Bankruptcy Rule 3018(a), December 16, 2013, shall be the Voting Record Date for determining:  (a) Holders of Claims that are entitled to vote on the Plan; and (b) whether Claims have been properly transferred, including pursuant to Bankruptcy Rule 3001(e), such that the assignee may vote on the Plan.

6.             The Solicitation Procedures, substantially in the form attached hereto as Exhibit 1 and incorporated by reference herein, are approved in their entirety.

7.             The Confirmation Hearing Notice, substantially in the form attached hereto as Exhibit 2, complies with the requirements of Bankruptcy Rules 2002(b), 2002(d), and 3017(d), and is approved.

8.             The Debtors’ letter to the Voting Classes, substantially in the form attached hereto as Exhibit 3, is approved.

9.             The procedures for distributing the Solicitation Packages as set forth in the Motion satisfy the requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  The Debtors shall distribute or cause the Solicitation Packages to be distributed to all Entities entitled to vote to accept or reject the Plan on or before December 27, 2013 (the “Solicitation Date”).

10.          The Ballots (including the voting instructions), substantially in the form attached hereto as Exhibit 4, are approved.

11.          The Voting Deadline shall be on January 29, 2014, at 5:00 p.m., (prevailing Central Time), unless otherwise extended by the Debtors.  All votes to accept or reject the Plan must be cast by using the appropriate Ballot.  All Ballots must be properly executed, completed, and delivered according to their applicable voting instructions by:  (a) first class mail, in the return envelope provided with each Ballot; (b) overnight delivery; or (c) personal delivery, so that the Ballots are actually received by the Notice, Claims, and Solicitation Agent no later than the Voting Deadline at the return address set forth in the applicable Ballot.

12.          On a date no fewer than twenty-eight (28) calendar days prior to the Plan Objection Deadline, the Debtors shall (a) send the Confirmation Hearing Notice to be provided to all known Holders of Claims and Interests as set forth in the Motion and (b) publish the Confirmation Hearing Notice (in a format modified for publication) in the New York Times (National Edition).  The Debtors are also authorized to publish the Confirmation Hearing Notice in such trade or other publications (if any) as the Debtors may choose in consultation with the Committee and the Supporting Noteholders.

13.          The Non-Voting Status Notice for Unimpaired Classes, substantially in the form attached hereto as Exhibit 5, is approved.

14.          The Non-Voting Status Notice for the Deemed Rejecting Classes, substantially in the form attached hereto as Exhibit 6, is approved.

15.          The Debtors shall cause the Non-Voting Status for Unimpaired Classes and the Non-Voting Status Notice for the Deemed Rejecting Classes to be served as set forth in the Motion.

16.          The Disclosure Statement, the Plan, the Confirmation Hearing Notice, the Ballots, the Non-Voting Status Notice for the Unimpaired Classes, and the Non-Voting Status Notice for the Deemed Rejecting Classes provide all parties in interest with sufficient notice regarding the settlement, release, exculpation, and injunction provisions contained in the Plan in compliance with Bankruptcy Rule 3016(c).

17.          The Debtors shall not be required to solicit votes from the following:  (a) Holders of Unclassified Claims; (b) Holders of Claims or Interests in the Unimpaired Classes; and (c) Holders of Claims or Interests in the Deemed Rejecting Classes.  In lieu of distributing a Solicitation Package to such Holders of Claims or Interests, the Debtors shall cause (a) the Confirmation Hearing Notice, and (b) the Non-Voting Status Notice for Unimpaired Classes or the Non-Voting Status Notice for the Deemed Rejecting Classes, as applicable, to be served on such Holders of Claims and Interests; provided that Holders of Claims and Interests in the Deemed Rejecting Classes shall also receive the Disclosure Statement (together with the Plan attached as Exhibit A thereto).

18.          Claim No. 1555 (the “Grundy County Claim”) shall be Allowed as a Secured Claim in the liquidated amount of $1,945,000 provisionally solely for voting purposes only and shall be deemed to reject the Plan; provided that the Debtors shall be required to demonstrate at Confirmation that either (a) that the Grundy County Claim is Unimpaired or (b) that the Plan satisfies the standard for confirmation under section 1129(b)(2)(A) of the Bankruptcy Code.  The Debtors, Reorganized EME, the Post-Effective-Date Debtors, the Acquired Companies, the Purchaser Parties, and the Grundy County Collector reserve all rights with respect to the impairment, classification, treatment, priority, and Allowance of the Grundy County Claim for all purposes, including Confirmation, and all positions as to Confirmation shall be reserved.

19.          The Debtors shall be excused from mailing Solicitation Packages to those Holders to whom the Debtors caused a notice regarding the Disclosure Statement Hearing to be mailed and received a notice from the United States Postal Service or other carrier that such notice was undeliverable unless such Entity provides the Debtors, through the Notice, Claims, and Solicitation Agent, an accurate address not less than ten (10) calendar days prior to the Solicitation Date.  If an Entity has changed its mailing address after the Petition Date, the burden is on such Entity, not the Debtors, to advise the Debtors and the Notice, Claims, and Solicitation Agent of the new address.

20.          The Debtors shall mail to counterparties to the Debtors’ Executory Contracts and Unexpired Leases as soon as reasonably practicable after the entry of this Order (a) the Contract and Lease Counterparties Notice, substantially in the form attached hereto as Exhibit 7, notifying them of the forthcoming assumption or rejection of their Executory Contract or Unexpired Lease, and (b) the Confirmation Hearing Notice.  Counterparties to Executory Contracts and Unexpired Leases shall be given fourteen (14) days from the Contract and Lease Counterparties Notice to serve and file an objection to the Debtors’ proposed Cure Cost and the potential assumption or rejection of their respective Executory Contract or Unexpired Lease in accordance with the procedures set forth in the Contract and Lease Counterparties Notice.

21.          The Disputed Claim Notice, substantially in the form attached hereto as Exhibit 8, is approved.

22.          The Plan Objection Deadline shall be January 29, 2014, at 5:00 p.m. (prevailing Central Time).

23.          Any objections to the Plan must be filed by the Plan Objection Deadline and must:  (a) be in writing; (b) conform to the Bankruptcy Rules and the Local Bankruptcy Rules; (c) state the name and address of the objecting party and (if not contingent, disputed, or unliquidated) the amount and nature of the Claim or Interest; (d) state with particularity the basis and nature of any objection to the Plan; (e) propose a modification to the Plan that would resolve such objection (if applicable); and (f) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received by each of the notice parties identified in the Confirmation Hearing Notice by the Plan Objection Deadline.

24.          The Litigation Schedule, as set forth below, is approved.

Event	Date

Prior Participating Party Confirmation Issues Discovery Service Deadline • Deadline for any Prior Participating Party to serve discovery related to Confirmation Issues.	January 8, 2014

Deadline for Debtors to Respond to Prior Participating Party Confirmation Discovery

•      Deadline for any recipients of Prior Participating Party discovery to respond to discovery served by any Prior Participating Party related to Confirmation Issues.

January 20, 2014

Prior Participating Party Fact and Expert Witness Disclosure Deadline

•      Deadline for any Prior Participating Party to disclose anticipated fact and expert witness lists related to Confirmation Issues.  EIX reserves its rights to proffer rebuttal expert testimony if necessary, and the Debtors, the Committee, and the Noteholder Group reserve their rights to object to such testimony.

January 27, 2014

Prior Participating Party Expert Report Deadline

•      Deadline for any Prior Participating Party to file expert reports related to Confirmation Issues.  EIX reserves its rights to proffer rebuttal expert testimony if necessary, and the Debtors, the Committee, and the Noteholder Group reserve their rights to object to such testimony.

January 27, 2014

General Non-Debtor Confirmation Issues Discovery Service and Fact and Expert Witness Disclosure Deadline

•      Deadline for any non-Debtor party that is not a Prior Participating Party to serve discovery related to Confirmation Issues.

•      Deadline for any non-Debtor party that is not a Prior Participating Party to identify any fact or expert witnesses and to serve expert reports.

January 29, 2014

Plan Objection Deadline • Deadline to serve and file any objection to the Confirmation of the Plan (i.e., Confirmation Issues).	January 29, 2014, at 5:00 p.m. prevailing Central Time

Event	Date

Debtor, Committee, and Noteholder Group Fact and Expert Witness Disclosure Deadline

•      Deadline for the Debtors, the Committee, and the Noteholder Group to disclose anticipated fact and expert witness lists related to Confirmation Issues.

February 3, 2014

Debtor, Committee, and Noteholder Group Confirmation Discovery Service Deadline • Deadline for the Debtors, the Committee, and the Noteholder Group to serve discovery related to Confirmation Issues.	February 5, 2014

Deadline for Non-Debtors to Respond to Confirmation Discovery • Deadline for all non-Debtor parties to respond to discovery served by the Debtors related to Confirmation Issues.	February 10, 2014

Debtor, Committee, and Noteholder Group Expert Report Deadline • Deadline for the Debtors, the Committee, and the Noteholder Group to file expert reports related to Confirmation Issues.	February 10, 2014

Pretrial Motion Deadline • Deadline for all parties to file pretrial motions in respect of Confirmation Issues.	February 12, 2014, or a date that is at least three (3) Business Days before the Confirmation Hearing

Deadline to File Confirmation Brief

•      Deadline for the Debtors to file their memorandum of law in support of Confirmation of the Plan and in response to objections raising Confirmation Issues.

•      Deadline for the Committee and the Noteholder Group to file any pleadings in support of Confirmation of the Plan and in response to objections raising Confirmation Issues.

February 12, 2014, or a date that is at least three (3) Business Days before the Confirmation Hearing

Discovery Close • Discovery closes in respect of Confirmation Issues.	February 14, 2014, or a date that is at least one (1) Business Day before the Confirmation Hearing

Confirmation Hearing • Potential hearing date for any unresolved objections to Confirmation of the Plan.	February 19, 2014, at 10:30 a.m. prevailing Central Time, or the soonest available date thereafter

For purposes of this paragraph only, “Prior Participating Party” means any non-Debtor party that has filed a notice of appearance in any of these chapter 11 cases.

25.          The Confirmation Hearing shall be held on February 19, 2014, at [      ] a/p.m. (prevailing Central Time), which hearing may be continued from time to time by the Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Court and served on:  (a) all entities that have filed a request for service of filings in the chapter 11 cases pursuant to Bankruptcy Rule 2002; and (b) each of the notice parties identified in the Confirmation Hearing Notice.

26.          All time periods in this Order shall be calculated in accordance with Bankruptcy Rule 9006.

27.          The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion.

28.          The terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

29.          The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated:	December 18, 2013	/s/ Jacqueline P. Cox
	Chicago, Illinois	Jacqueline P. Cox United States Bankruptcy Judge

EXHIBIT D

Consolidated Financial Statements

The following consolidated financial statements and combined notes to consolidated financial statements are excerpted from Edison Mission Energy, Quarterly Report (Form 10-Q) (Nov. 8, 2013) (the “Form 10-Q”).  Capitalized terms used in this exhibit have the meanings ascribed to them in the Form 10-Q.  Additional descriptions and summaries are available in the Disclosure Statement, the Form 10-Q, and the Debtors’ other filings with the Securities and Exchange Commission.

[Remainder of page intentionally left blank.]

EDISON MISSION ENERGY AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Revenues	$385	$340	$1,007	$1,007
Operating Expenses
Fuel	151	187	433	458
Plant operations	89	105	296	389
Plant operating leases	19	19	56	56
Depreciation and amortization	71	66	209	202
Asset impairments and other charges	462	1	462	5
Administrative and general	24	33	92	114
Total operating expenses	816	411	1,548	1,224
Operating loss	(431)	(71)	(541)	(217)
Other Income (Expense)
Equity in income from unconsolidated affiliates	31	25	43	42
Dividend income	6	1	6	12
Interest expense, net	(26)	(82)	(64)	(252)
Loss on early extinguishment of debt	(3)	—	(3)	—
Other income, net	3	1	3	1
Total other income (expense)	11	(55)	(15)	(197)
Loss from continuing operations before reorganization items and income taxes	(420)	(126)	(556)	(414)
Reorganization items, net	24	7	99	9
Provision (benefit) for income taxes	3	(47)	(25)	(204)
Loss From Continuing Operations	(447)	(86)	(630)	(219)
Income (Loss) from Operations of Discontinued Subsidiaries, net of tax (Note 14)	(1)	(76)	16	(129)
Net Loss	(448)	(162)	(614)	(348)
Net Income Attributable to Noncontrolling Interests (Note 3)	(7)	(5)	(21)	(12)
Net Loss Attributable to Edison Mission Energy Common Shareholder	$(455)	$(167)	$(635)	$(360)
Amounts Attributable to Edison Mission Energy Common Shareholder
Loss from continuing operations, net of tax	$(454)	$(91)	$(651)	$(231)
Income (loss) from discontinued operations, net of tax	(1)	(76)	16	(129)
Net Loss Attributable to Edison Mission Energy Common Shareholder	$(455)	$(167)	$(635)	$(360)

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Loss	$(448)	$(162)	$(614)	$(348)
Other comprehensive income (loss), net of tax
Pension and postretirement benefits other than pensions:
Unamortized prior service cost on terminated plan, net of tax	—	—	(2)	—
Net gain adjustment, net of tax	—	—	—	1
Amortization of net loss and prior service adjustment included in expense, net of tax	1	2	3	3
Unrealized gains (losses) on derivatives qualified as cash flow hedges
Unrealized holding gains (losses) arising during the period, net of income tax expense (benefit) of $(1) and $(11) for the three months and $13 and $(13) for the nine months ended September 30, 2013 and 2012, respectively	(4)	(16)	23	(19)
Reclassification adjustments included in net loss, net of income tax expense (benefit) of $(1) and $(1) for the three months and $(2) and $12 for the nine months ended September 30, 2013 and 2012, respectively	3	1	5	(19)
Other comprehensive income (loss), net of tax	—	(13)	29	(34)
Comprehensive Loss	(448)	(175)	(585)	(382)
Comprehensive Income Attributable to Noncontrolling Interests	(7)	(5)	(21)	(12)
Comprehensive Loss Attributable to Edison Mission Energy Common Shareholder	$(455)	$(180)	$(606)	$(394)

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(in millions, unaudited)

	September 30, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$1,138	$888
Accounts receivable—trade	81	73
Receivables from affiliates	6	8
Inventory	121	175
Derivative assets	35	53
Restricted cash and cash equivalents	15	11
Margin and collateral deposits	85	61
Prepaid expenses and other	44	54
Total current assets	1,525	1,323
Investments in Unconsolidated Affiliates	543	534
Property, Plant and Equipment, less accumulated depreciation of $1,275 and $1,431 at respective dates	3,934	4,516
Other Assets
Deferred financing costs	35	44
Long-term derivative assets	21	37
Restricted deposits	103	102
Rent payments in excess of levelized rent expense under plant operating leases	799	836
Other long-term assets	94	128
Total other assets	1,052	1,147
Total Assets	$7,054	$7,520

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts, unaudited)

	September 30, 2013	December 31, 2012
Liabilities and Shareholder’s Equity
Current Liabilities
Accounts payable	$26	$29
Payables to affiliates	32	34
Accrued liabilities and other	83	67
Interest payable	7	1
Current portion of long-term debt	90	307
Short-term debt	—	382
Total current liabilities	238	820
Liabilities subject to compromise	3,979	3,959
Long-term debt net of current portion	1,433	749
Deferred taxes and tax credits, net (Note 7)	53	81
Deferred revenues	513	533
Long-term derivative liabilities	69	118
Other long-term liabilities	510	528
Total Liabilities	6,795	6,788
Commitments and Contingencies (Notes 5, 6, 9 and 10)
Equity
Common stock, par value $0.01 per share (10,000 shares authorized; 100 shares issued and outstanding at each date)	64	64
Additional paid-in capital	1,137	1,095
Retained deficit	(1,225)	(577)
Accumulated other comprehensive loss	(109)	(138)
Total Edison Mission Energy common shareholder’s equity	(133)	444
Noncontrolling Interests	392	288
Total Equity	259	732
Total Liabilities and Equity	$7,054	$7,520

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions, unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(614)	$(348)
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Non-cash reorganization items, net	45	—
Equity in income from unconsolidated affiliates	(43)	(42)
Distributions from unconsolidated affiliates	26	15
Mark to market on interest rate swaps	(6)	—
Depreciation and amortization	225	219
Deferred taxes and tax credits	(13)	(215)
Asset impairments and other charges	462	5
Loss on early extinguishment of debt	3	—
Proceeds from US Treasury Grants	—	44
Changes in operating assets and liabilities:
Increase in margin and collateral deposits	(24)	(38)
Increase in receivables	(6)	(38)
Decrease (increase) in inventory	54	(2)
Decrease (increase) in prepaid expenses and other	5	(16)
Increase in restricted cash and cash equivalents	(5)	(2)
Decrease (increase) in rent payments in excess of levelized rent expense	37	(95)
Increase in payables, other current liabilities and liabilities subject to compromise	30	35
Decrease (increase) in derivative assets and liabilities, net	35	(9)
Decrease (increase) in other operating—assets	2	(3)
Decrease in other operating—liabilities	(42)	(45)
Operating cash flows from continuing operations	171	(535)
Operating cash flows from discontinued operations, net	(2)	(5)
Net cash provided by (used in) operating activities	169	(540)
Cash Flows From Financing Activities
Cash contributions from noncontrolling interests	94	242
Borrowings under short-term debt	—	21
Borrowings under long-term debt	171	154
Payments on debt	(92)	(31)
Cash contribution from EIX related to the tax-allocation agreements	6	—
Cash dividends to noncontrolling interests	(11)	(14)
Payments to affiliates related to stock-based awards	(13)	(14)
Excess tax benefits related to stock-based exercises	2	3
Financing costs	(6)	(7)
Net cash provided by financing activities from continuing operations	151	354
Cash Flows From Investing Activities
Capital expenditures	(91)	(266)
Proceeds from sale of assets	4	1
Proceeds from return of capital and loan repayments from unconsolidated affiliates	11	7
Proceeds from settlement of insurance claims	2	1
Cash settlement with turbine manufacturer	5	—
Investments in and loans to unconsolidated affiliates	(3)	—
Increase in restricted deposits and restricted cash and cash equivalents	—	(76)
Investments in other assets	—	(9)
Investing cash flows from continuing operations	(72)	(342)
Investing cash flows from discontinued operations, net	—	(19)
Net cash used in investing activities	(72)	(361)
Net increase (decrease) in cash and cash equivalents from continuing operations	250	(523)
Cash and cash equivalents at beginning of period from continuing operations	888	1,221
Cash and cash equivalents at end of period from continuing operations	1,138	698
Net decrease in cash and cash equivalents from discontinued operations	(2)	(24)
Cash and cash equivalents at beginning of period from discontinued operations	2	79
Cash and cash equivalents at end of period from discontinued operations	$—	$55

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Revenues from Marketing Affiliate	$232	$253	$614	$699
Operating Expenses
Fuel	146	183	413	443
Plant operations	49	73	190	302
Depreciation and amortization	32	32	95	96
Asset impairments and other charges	465	1	465	5
Administrative and general	3	3	14	13
Total operating expenses	695	292	1,177	859
Operating loss	(463)	(39)	(563)	(160)
Other Income (Expense)
Interest and other income	—	28	—	83
Interest expense	(4)	(8)	(17)	(25)
Total other income (expense)	(4)	20	(17)	58
Loss before reorganization items and income taxes	(467)	(19)	(580)	(102)
Reorganization items, net	5	—	39	—
Benefit for income taxes	(1)	(7)	—	(39)
Net Loss	$(471)	$(12)	$(619)	$(63)

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Loss	$(471)	$(12)	$(619)	$(63)
Other comprehensive income (loss), net of tax
Valuation allowance on deferred tax asset	—	(11)	—	(11)
Pension and postretirement benefits other than pensions
Amortization of net loss and prior service adjustment included in expense, net of tax	1	1	2	2
Unrealized gains (losses) on derivatives qualified as cash flow hedges
Unrealized holding gains (losses) arising during the period, net of income tax expense (benefit) of $0 and $(5) for the three months and $(1) and $3 for the nine months ended September 30, 2013 and 2012, respectively	1	(10)	(1)	2
Reclassification adjustments included in net loss, net of income tax expense (benefit) of $(2) and $1 for the three months and $(2) and $13 for the nine months ended September 30, 2013 and 2012, respectively	1	—	2	(19)
Other comprehensive income (loss), net of tax	3	(20)	3	(26)
Comprehensive Loss	$(468)	$(32)	$(616)	$(89)

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEETS

(in millions, except unit amounts, unaudited)

	September 30, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$120	$95
Due from affiliates, net (Note 1)	38	40
Inventory	102	165
Interest receivable from affiliate, net (Note 1)	—	—
Derivative assets	1	2
Other current assets	20	20
Total current assets	281	322
Property, Plant and Equipment, less accumulated depreciation of $992 and $1,260 at respective dates	1,542	2,078
Notes receivable from affiliate, net (Note 1)	—	—
Other long-term assets	10	28
Total Assets	$1,833	$2,428
Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$6	$10
Accrued liabilities	29	18
Due to affiliates	4	3
Interest payable	6	1
Derivative liabilities	2	3
Current portion of lease financings	—	6
Total current liabilities	47	41
Liabilities subject to compromise	542	529
Deferred taxes, net (Note 7)	—	—
Benefit plans and other long-term liabilities	194	192
Total Liabilities	783	762
Commitments and Contingencies (Notes 6, 9 and 10)
Member’s Equity
Membership interests, no par value (100 units authorized, issued and outstanding at each date)	—	—
Additional paid-in capital	3,405	3,405
Retained deficit	(2,308)	(1,689)
Accumulated other comprehensive loss	(47)	(50)
Total Member’s Equity	1,050	1,666
Total Liabilities and Member’s Equity	$1,833	$2,428

The accompanying notes are an integral part of these consolidated financial statements.

MIDWEST GENERATION, LLC AND SUBSIDIARIES

(Debtor-in-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions, unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(619)	$(63)
Adjustments to reconcile loss to net cash provided by operating activities:
Non-cash reorganization items, net	27	—
Depreciation and amortization	95	96
Deferred taxes and tax credits	(2)	(29)
Asset impairments and other charges	465	5
Changes in operating assets and liabilities:
Decrease in due to/from affiliates, net	3	70
Decrease (increase) in inventory	63	(2)
Increase in other current assets	(3)	(5)
Increase (decrease) in accounts payable, other current liabilities and liabilities subject to compromise	3	(9)
Increase (decrease) in interest payable	5	(12)
Decrease in derivative assets and liabilities, net	2	5
Increase in other operating - liabilities	7	1
Net cash provided by operating activities	46	57
Cash Flows From Financing Activities
Repayments of lease financing	(6)	(116)
Net cash used in financing activities	(6)	(116)
Cash Flows From Investing Activities
Capital expenditures	(17)	(24)
Proceeds from sale of assets	1	—
Proceeds from settlement of insurance claims	—	1
Decrease (increase) in restricted deposits and restricted cash and cash equivalents	1	(1)
Repayment of loan from affiliate	—	12
Net cash used in investing activities	(15)	(12)
Net increase (decrease) in cash and cash equivalents	25	(71)
Cash and cash equivalents at beginning of period	95	213
Cash and cash equivalents at end of period	$120	$142

The accompanying notes are an integral part of these consolidated financial statements.

EDISON MISSION ENERGY AND SUBSIDIARIES

MIDWEST GENERATION, LLC AND SUBSIDIARIES

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (EME and Midwest Generation, except as noted)

Chapter 11 Cases

In order to preserve liquidity, on December 17, 2012, EME and 16 of its wholly owned subsidiaries, Camino Energy Company, Chestnut Ridge Energy Company, Edison Mission Energy Fuel Services, LLC, Edison Mission Fuel Resources, Inc., Edison Mission Fuel Transportation, Inc., Edison Mission Holdings Co., Edison Mission Midwest Holdings Co., Midwest Finance Corp., Midwest Generation EME, LLC, Midwest Generation, Midwest Generation Procurement Services, LLC, Midwest Peaker Holdings, Inc., Mission Energy Westside, Inc., San Joaquin Energy Company, Southern Sierra Energy Company, and Western Sierra Energy Company (the Initial Debtors) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. On May 2, 2013, 3 additional EME subsidiaries, EME Homer City Generation L.P. (Homer City), Homer City Property Holdings Inc., and Edison Mission Finance Company (collectively, the Homer City Debtors) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Initial Debtors’ chapter 11 cases and the Homer City Debtors’ chapter 11 cases (collectively, the Chapter 11 Cases) are being jointly administered under case No. 12-49219 (JPC). The Initial Debtors and the Homer City Debtors are collectively referred to as the Debtor Entities.

The Debtor Entities remain in possession of their property and continue their business operations uninterrupted as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Other than the Debtor Entities, none of EME’s other direct or indirect subsidiaries is a debtor in the Chapter 11 Cases. The filing of the Chapter 11 Cases automatically stayed most actions against the Debtor Entities, including actions to enforce the payment of EME’s $3.7 billion of unsecured senior notes and Midwest Generation’s obligations related to leases of the Powerton Station and Units 7 and 8 of the Joliet Station (the Powerton and Joliet Sale Leaseback). Absent an order from the Bankruptcy Court, substantially all of the Debtor Entities’ pre-petition liabilities are subject to settlement under a reorganization plan.

The factors that caused EME and Midwest Generation to seek relief under Chapter 11, including low realized energy and capacity prices, high fuel costs and low generation, combined with capital requirements associated with retrofitting the Midwest Generation plants to comply with governmental regulations continue to exist. As a result of these factors and based on further analysis of its capital allocation strategy, EME and Midwest Generation recorded an impairment charge of $464 million related to its Will County Station. However, this impairment does not constitute a decision on further operations of this station, including capital investments necessary to comply with state and federal environmental regulations. For additional information, see Note 13—Impairment of Long-Lived Assets.

The Bankruptcy Court established June 17, 2013 and October 29, 2013 as the bar date for filing proofs of claim against the Initial Debtors and Homer City Debtors estates, respectively. The differences between amounts recorded by the Debtor Entities and the proofs of claims filed by creditors are investigated and resolved through the claims resolution process. This process may take considerable time to complete. The resolution of such claims could result in material adjustments to EME or Midwest Generation’s financial statements. For additional discussion, see Note 15—Restructuring Activities—Claims.

On December 16, 2012, EME, Edison International (EIX), and certain of EME’s senior unsecured noteholders entered into a Transaction Support Agreement (the Support Agreement) pursuant to which EME, EIX and the signing noteholders (the Noteholders) agreed to support approval of certain transactions by the Bankruptcy Court. On July 25, 2013, 98.02% of the Noteholders terminated the Support Agreement, stating that, among other things, certain Required Consenting Noteholder Termination Events under Section 8 of the Support Agreement had occurred.

The filing of the Chapter 11 Cases constitutes an event of default under the Powerton and Joliet Sale Leaseback and under instruments governing the Senior Lease Obligation Bonds issued to finance these leases. EME, Midwest Generation, the owner-lessors, and certain of the holders of the pass-through certificates of Midwest Generation’s lessor debt (the Certificate Holders) have been engaged in ongoing discussions regarding the ultimate disposition of the leases. In June 2013, EME and Midwest Generation agreed, among other things, to make monthly rental payments of $3.75 million beginning in July 2013 and to pay certain professional fees for the owner-lessors and Certificate Holders in exchange for an extension of the deadline to assume or reject the Powerton and Joliet leases and the agreement of the Certificate Holders to forbear and to direct the lease indenture trustee and pass-through trustee to forbear from seeking payment of any administrative claim for rent under the Powerton and Joliet leases (except the monthly partial rental payments of $3.75 million under the agreement) before the earlier of the effective date of a chapter 11 plan for Midwest Generation or a sale of substantially all of the assets of Midwest Generation. The parties filed a motion detailing the terms of this agreement and the Bankruptcy Court approved the extension of the statutory deadline by which the Debtor Entities must assume or reject the Powerton and Joliet leases until December 31, 2013.

The Chapter 11 Cases could also potentially give rise to counterparty rights and remedies under other documents. For additional information, see Note 5—Debt and Credit Agreements and Note 9—Commitments and Contingencies—Lease Commitments—Powerton and Joliet Sale Leaseback.

On October 18, 2013, EME and its debtor subsidiaries, including Midwest Generation, entered into various agreements that, upon completion, would ultimately implement a reorganization of the Debtor Entities through a sale of substantially all of EME’s assets, including its equity interests in substantially all of its debtor and non-debtor subsidiaries, to a wholly owned subsidiary of NRG Energy Inc., upon Bankruptcy Court confirmation and consummation of a plan of reorganization (the NRG Sale). Midwest Generation is included in the equity interests to be sold. For additional information, see Note 15—Restructuring Activities—NRG Sale.

The accompanying consolidated financial statements have been prepared assuming that EME and Midwest Generation will continue as going concerns. Financial statements prepared on this basis assume the realization of assets and the satisfaction of liabilities in the normal course of business for the 12-month period following the date of the financial statements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary if EME and Midwest Generation were unable to continue as going concerns.

Basis of Presentation

There are no material updates to EME’s and Midwest Generation’s significant accounting policies since the filing of EME’s and Midwest Generation’s combined annual report on Form 10-K for the year ended December 31, 2012, with the exception of new accounting principles adopted as discussed below in “—New Accounting Guidance.” This quarterly report should be read in conjunction with the financial statements and notes included in EME’s and Midwest Generation’s combined annual report on Form 10-K for the year ended December 31, 2012.

In the opinion of management, all adjustments, consisting of recurring accruals, have been made that are necessary to fairly state the consolidated financial position and results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (GAAP) for the periods covered by this quarterly report on Form 10-Q. The results of operations for the three- and nine-month periods ended September 30, 2013 are not necessarily indicative of the operating results for the full year. Except as indicated, amounts reflected in the notes to the consolidated financial statements relate to continuing operations of EME and Midwest Generation. Certain prior period amounts have been reclassified to conform to the current year financial statement presentation pertaining to discontinued operations.  In December 2012, EME reclassified costs previously presented as professional fees related to potential reorganization to reorganization items, net to reflect the proper classification of costs that were directly associated with the Chapter 11 Cases but were incurred prior to the December 17, 2012 petition date. Accordingly, EME’s consolidated statements of operations for the three and nine months ended September 30, 2012 were revised to reflect $7 million and $9 million, respectively, of professional fees related to potential reorganization as reorganization items, net. Management believes the reclassification does not have a material impact on the prior year financial statements as it has no impact on loss from continuing operations or net loss.

Cash Equivalents

Cash equivalents included money market funds totaling $948 million and $615 million for EME and $103 million and $75 million for Midwest Generation at September 30, 2013 and December 31, 2012, respectively. The carrying value of cash equivalents equals the fair value as all investments have original maturities of less than three months.

Inventory

Inventory consisted of the following:

	EME		Midwest Generation
(in millions)	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Coal, fuel oil and other raw materials	$60	$123	$57	$119
Spare parts, materials and supplies	61	52	45	46
Total inventory	$121	$175	$102	$165

Notes Receivable from EME (Midwest Generation only)

Notes receivable from EME on Midwest Generation’s consolidated balance sheets consisted of the following:

	September 30, 2013			December 31, 2012
(in millions)	Carrying Value	Valuation Allowance	Net	Carrying Value	Valuation Allowance	Net
Current portion of notes receivable from affiliate	$19	$(19)	$—	$12	$(12)	$—
Interest receivable from affiliate	55	(55)	—	55	(55)	—
Notes receivable from affiliate	1,304	(1,304)	—	1,311	(1,311)	—
Total	$1,378	$(1,378)	$—	$1,378	$(1,378)	$—

At December 31, 2012, Midwest Generation recorded a $1.4 billion charge, equal to the full carrying amount of the loan and accrued interest, and ceased accruing interest income associated with the intercompany loan. EME did not make the scheduled principal and interest payment of $61 million due on both January 2, 2013 and July 2, 2013. As a result, interest income from affiliate, included in interest and other income on Midwest Generation’s consolidated statements of operations, was none and $28 million during the three months ended September 30, 2013 and 2012, respectively, and none and $83 million during the nine months ended September 30, 2013 and 2012, respectively. Upon completion of the NRG Sale, this loan and accrued interest would be canceled. For additional information, see Note 15—Restructuring Activities—NRG Sale.

New Accounting Guidance

Accounting Guidance Adopted in 2013

Offsetting Assets and Liabilities

In December 2011 and December 2012, the Financial Accounting Standards Board (FASB) issued accounting standards updates modifying the disclosure requirements about the nature of an entity’s rights of offsetting assets and liabilities in the consolidated balance sheet under master netting agreements and related arrangements associated with financial and derivative instruments. The guidance requires increased disclosure of the gross and net recognized assets and liabilities, collateral positions, and narrative descriptions of setoff rights. EME and Midwest Generation adopted this guidance effective January 1, 2013.

Presentation of Items Reclassified out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued an accounting standards update which requires disclosure related to items reclassified out of accumulated other comprehensive income (AOCI). The guidance requires entities to present separately, for each component of other comprehensive income (OCI), current period reclassifications and the remainder of the current-period OCI. In addition, for certain current period reclassifications, an entity is required to disclose the effect of the item reclassified out of AOCI on the respective line item of net income. EME adopted this guidance effective January 1, 2013.

Accounting Guidance Not Yet Adopted

Joint and Several Liabilities

In February 2013, the FASB issued an accounting standard update which modifies the requirements for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The guidance requires companies to measure these obligations as the sum of the amount the company has agreed with co-obligors to pay and any additional amount it expects to pay on behalf of one or more co-obligors. This guidance is effective for fiscal years beginning after December 31, 2013. EME and Midwest Generation do not expect this guidance to have a material impact on results of operations.

Presentation of Unrecognized Tax Benefits

In July 2013, the FASB issued an accounting standard update which clarifies that a liability for an unrecognized tax benefit should be presented as a reduction of a deferred tax asset when settlement of the liability with the taxing authority results in the reduction of a net operating loss or tax credit carryforward. The requirement to record a non-cash settlement in a net manner does not affect EME and Midwest Generation’s analysis of the realization of deferred tax assets. This guidance is effective for fiscal years beginning after December 31, 2013. EME and Midwest Generation do not expect this guidance to have a material impact on results of operations.

Note 2. Consolidated Statements of Changes in Equity (EME only)

EME’s changes in equity for the nine months ended September 30, 2013 consisted of the following:

	Edison Mission Energy Shareholder’s Equity
(in millions)	Common Stock	Additional Paid-in Capital	Retained Deficit	AOCI	Non- controlling Interests	Total Equity
Balance at December 31, 2012	$64	$1,095	$(577)	$(138)	$288	$732
Net income (loss)	—	—	(635)	—	21	(614)
OCI, net of tax	—	—	—	29	—	29
Payments to EIX for stock purchases related to stock-based compensation	—	—	(13)	—	—	(13)
Cash contribution from EIX(1)	—	6	—	—	—	6
Non-cash contribution from EIX(1)	—	32	—	—	—	32
Excess tax benefits related to stock option exercises	—	2	—	—	—	2
Other stock transactions, net	—	2	—	—	—	2
Contributions from noncontrolling interests(2)	—	—	—	—	94	94
Distributions to noncontrolling interests	—	—	—	—	(11)	(11)
Balance at September 30, 2013	$64	$1,137	$(1,225)	$(109)	$392	$259

(1)         During 2013, EME received contributions from EIX related to the tax-allocation agreements. For further information, see Note 7—Income Taxes—EME—Effective Tax Rate.

(2)         Funds contributed by third-party investors to Capistrano Wind Partners. For further information, see Note 3—Variable Interest Entities—Projects or Entities that are Consolidated—Capistrano Wind Partners.

EME’s changes in equity for the nine months ended September 30, 2012 consisted of the following:

	Edison Mission Energy Shareholder’s Equity
(in millions)	Common Stock	Additional Paid-in Capital	Retained Earnings	AOCI	Non- controlling Interests	Total Equity
Balance at December 31, 2011	$64	$1,327	$365	$(94)	$2	$1,664
Net income (loss)	—	—	(360)	—	12	(348)
OCI, net of tax	—	—	—	(34)	—	(34)
Payments to EIX for stock purchases related to stock-based compensation	—	—	(14)	—	—	(14)
Excess tax benefits related to stock option exercises	—	3	—	—	—	3
Other stock transactions, net	—	4	—	—	—	4
Contributions from noncontrolling interests(1)	—	—	—	—	242	242
Distributions to noncontrolling interests	—	—	—	—	(14)	(14)
Transfers of assets to Capistrano Wind Partners(2)	—	(21)	—	—	—	(21)
Balance at September 30, 2012	$64	$1,313	$(9)	$(128)	$242	$1,482

(1)         Funds contributed by third-party investors to Capistrano Wind Partners. For further information, see Note 3—Variable Interest Entities—Projects or Entities that are Consolidated—Capistrano Wind Partners.

(2)         Additional paid in capital was reduced by $21 million due to a new tax basis in the assets transferred to Capistrano Wind Partners.

Note 3. Variable Interest Entities (EME only)

Projects or Entities that are Consolidated

At September 30, 2013 and December 31, 2012, EME consolidated 16 and 15 projects, respectively, that have noncontrolling interests held by others. These projects have a total generating capacity of 958 megawatts (MW) and 878 MW, respectively. The increase in the number of projects consolidated is due to the sale of Edison Mission Wind Inc.’s (Edison Mission Wind) indirect equity interest in the Broken Bow I wind project (80 MW in Nebraska) to Capistrano Wind Partners for $112 million. Edison Mission Wind is a wholly owned subsidiary of EME. Outside investors provided $94 million of the funding. In determining that EME was the primary beneficiary of the projects that are consolidated, key factors considered were EME’s ability to direct commercial and operating activities and EME’s obligation to absorb losses of the variable interest entities.

EME’s summarized financial information for consolidated projects consisted of the following:

(in millions)	September 30, 2013	December 31, 2012
Current assets	$84	$74
Net property, plant and equipment	1,205	1,117
Other long-term assets	108	90
Total assets	$1,397	$1,281
Current liabilities	$39	$50
Long-term debt net of current portion	227	186
Deferred revenues	153	156
Long-term derivative liabilities	14	23
Other long-term liabilities	47	40
Total liabilities	$480	$455
Noncontrolling interests	$392	$288

Assets serving as collateral for the debt obligations had a carrying value of $623 million and $497 million at September 30, 2013 and December 31, 2012, respectively, and primarily consist of property, plant and equipment. The debt obligations are nonrecourse to EME. For further discussion, see Note 5—Debt and Credit Agreements.

Capistrano Wind Partners

In addition to the Broken Bow I transaction discussed above, in February 2012, Edison Mission Wind sold its indirect equity interests in the Cedro Hill wind project (150 MW in Texas), the Mountain Wind Power I wind project (61 MW in Wyoming), and the Mountain Wind Power II wind project (80 MW in Wyoming) to Capistrano Wind Partners for $346 million. Outside investors provided $238 million of the funding and Mission Energy Holding Company (MEHC) made a $4 million preferred investment. In December 2012, Edison Mission Wind sold its indirect equity interest in the Crofton Bluffs wind project (40 MW in Nebraska) to Capistrano Wind Partners for $58 million. Outside investors provided $46 million of the funding.

Through their ownership of Capistrano Wind Holdings, an indirect subsidiary of EME, Edison Mission Wind and EME’s parent company, MEHC, own 100% of the Class A equity interests in Capistrano Wind Partners, and the Class B preferred equity interests are held by outside investors. In the event that Edison Mission Wind is no longer included in the consolidated income tax returns of EIX, MEHC’s equity interest converts to common stock such that Capistrano Wind Holdings would remain included in the EIX consolidated tax group. The closing of the NRG Sale would trigger the provisions to increase MEHC’s holding of Capistrano Wind Holdings’ common stock. For additional information, see Note 7—Income Taxes and Note 15—Restructuring Activities—NRG Sale.

Under the terms of the formation documents, preferred equity interests receive 100% of the cash available for distribution up to a scheduled amount to target a certain return and thereafter cash distributions are shared. Cash available for distribution includes 90% of the tax benefits realized by MEHC and contributed to Capistrano Wind Partners.

Edison Mission Wind retains indirect beneficial ownership of the common equity in the projects, net of MEHC’s preferred investment, and retains responsibilities for managing the operations of Capistrano Wind Holdings and its projects. Accordingly, EME will continue to consolidate these projects. The $378 million contributed by the third-party investors and the $4 million preferred investment made by MEHC are reflected in noncontrolling interests on EME’s consolidated balance sheet at September 30, 2013. The transactions between Edison Mission Wind and Capistrano Wind Partners were accounted for as a transfer among entities under common control and, therefore, resulted in no change in the book basis of the transferred assets. However, the transaction did trigger a taxable gain and new tax basis in the assets with a corresponding adjustment to deferred taxes and a reduction to equity.

Note 4. Fair Value Measurements (EME, Midwest Generation)

Recurring Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Fair value of an asset or liability considers assumptions that market participants would use in pricing the asset or liability, including assumptions about nonperformance risk, which was not material as of September 30, 2013 and December 31, 2012 for both EME and Midwest Generation.

Valuation Techniques Used to Determine Fair Value

Assets and liabilities are categorized into a three-level fair value hierarchy based on valuation inputs used to determine fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The fair value of transfers in and out of each level is determined at the end of each reporting period.

Level 1

The fair value of Level 1 assets and liabilities is determined using unadjusted quoted prices in active markets that are available at the measurement date for identical assets and liabilities. This level includes exchange-traded derivatives and money market funds.

Level 2

The fair value of Level 2 assets and liabilities is determined using the income approach by obtaining quoted prices for similar assets and liabilities in active markets and inputs that are observable, either directly or indirectly, for substantially the full term of the instrument. This level includes over-the-counter derivatives and interest rate swaps.

Over-the-counter derivative contracts are valued using standard pricing models to determine the net present value of estimated future cash flows. Inputs to the pricing models include forward published or posted clearing prices from exchanges (New York Mercantile Exchange and Intercontinental Exchange) for similar instruments and discount rates. A primary price source that best represents trade activity for each market is used to develop observable forward market prices in determining the fair value of these positions. Broker quotes, prices from exchanges, or comparison to executed trades are used to validate and corroborate the primary price source. These price quotations reflect mid-market prices (average of bid and ask) and are obtained from sources believed to provide the most liquid market for the commodity.

Level 3

The fair value of Level 3 assets and liabilities is determined using the income approach through various models and techniques that require significant unobservable inputs. This level includes over-the-counter options and derivative contracts that trade infrequently, such as congestion revenue rights and long-term power agreements.

Assumptions are made in order to value derivative contracts in which observable inputs are not available. Changes in fair value are based on changes to forward market prices, including extrapolation of short-term observable inputs into forecasted prices for illiquid forward periods. In circumstances where fair value cannot be verified with observable market transactions, it is possible that a different valuation model could produce a materially different estimate of fair value. Modeling methodologies, inputs, and techniques are reviewed and assessed as markets continue to develop and more pricing information becomes available. The fair value is adjusted when it is concluded that a change in inputs or techniques would result in a new valuation that better reflects the fair value of those derivative contracts.

EME

The following table sets forth EME’s assets and liabilities that were accounted for at fair value by level within the fair value hierarchy:

	September 30, 2013
(in millions)	Level 1	Level 2	Level 3	Netting and Collateral(1)	Total
Assets at Fair Value
Money market funds(2)	$948	$—	$—	$—	$948
Derivative contracts
Electricity	—	35	26	(7)	54
Natural gas	3	—	—	(3)	—
Interest rate	—	2	—	—	2
Total assets	$951	$37	$26	$(10)	$1,004
Liabilities at Fair Value
Derivative contracts
Electricity	$—	$1	$5	$(6)	$—
Interest rate	—	69	—	—	69
Total liabilities	$—	$70	$5	$(6)	$69

	December 31, 2012
(in millions)	Level 1	Level 2	Level 3	Netting and Collateral(1)	Total
Assets at Fair Value
Money market funds(2)	$615	$—	$—	$—	$615
Derivative contracts
Electricity	—	41	52	(3)	90
Total assets	$615	$41	$52	$(3)	$705
Liabilities at Fair Value
Derivative contracts
Electricity	$—	$6	$1	$(7)	$—
Natural gas	3	—	—	(3)	—
Interest rate	—	118	—	—	118
Total liabilities	$3	$124	$1	$(10)	$118

(1)         Represents cash collateral and the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level is included in that level.

(2)         Money market funds are included in cash and cash equivalents on EME’s consolidated balance sheets.

Level 3 Valuation Process

The process of determining fair value of commodity derivative contracts is the responsibility of the risk department, which reports to the chief financial officer. This department obtains observable and unobservable inputs through broker quotes, exchanges, and internal valuation techniques and uses both standard and proprietary models to determine fair value. Each reporting period, the risk and key finance departments collaborate to determine the appropriate fair value methodologies and classifications for each derivative. Inputs are validated for reasonableness by comparison against prior prices, other broker quotes, and volatility fluctuation thresholds. Inputs used and valuations are reviewed period-over-period and compared with market conditions to determine reasonableness.

The following table sets forth the valuation techniques and significant unobservable inputs used to determine fair value for EME’s Level 3 assets and liabilities:

	September 30, 2013
	Fair Value (in millions)			Significant		Weighted
	Assets	Liabilities	Valuation Techniques	Unobservable Input	Range	Average
Electricity
Congestion contracts	$42	$17	Latest auction pricing	Congestion prices	$(34.77) - $18.70	$0.10
Power contracts	3	7	Discounted cash flows	Power prices	$30.43 - $58.65	$37.41
Netting	(19)	(19)
Total	$26	$5

	December 31, 2012
	Fair Value
	(in millions)			Significant		Weighted
	Assets	Liabilities	Valuation Techniques	Unobservable Input	Range	Average
Electricity
Congestion contracts	$71	$20	Latest auction pricing	Congestion prices	$(8.93) - $18.03	$0.19
Power contracts	2	2	Discounted cash flows	Power prices	$22.54 - $48.85	$39.62
Netting	(21)	(21)
Total	$52	$1

Level 3 Fair Value Sensitivity

For congestion contracts, generally, an increase (decrease) in congestion prices in the last auction relative to the contract price will increase (decrease) fair value. For power contracts, generally, an increase (decrease) in long-term forward power prices at illiquid locations relative to the contract price will increase (decrease) fair value.

The following table sets forth a summary of changes in the fair value of EME’s Level 3 net derivative assets and liabilities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012
Fair value of net assets at beginning of period	$26	$41	$51	$83
Total realized/unrealized gains (losses)
Included in earnings(1)	5	12	(14)	20
Included in AOCI(2)	—	(1)	—	1
Purchases	8	8	27	27
Settlements	(18)	(29)	(43)	(49)
Transfers out of Level 3	—	—	—	(51)
Fair value of net assets at end of period	$21	$31	$21	$31
Change during the period in unrealized gains (losses) related to assets and liabilities held at end of period(1)	$(1)	$(7)	$(18)	$—

(1)         Reported in operating revenues on EME’s consolidated statements of operations.

(2)         Included in reclassification adjustments in EME’s consolidated statement of OCI.

There were no transfers between levels during the nine months ended September 30, 2013 and no transfers between Level 1 and Level 2 during the nine months ended September 30, 2012. Significant transfers out of Level 3 into Level 2 occurred in the first quarter of 2012 due to significant observable inputs becoming available as the transactions neared maturity.

Fair Value of Long-term Debt

The carrying amounts and fair values of EME’s long-term debt were as follows:

	September 30, 2013		December 31, 2012
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt, including current portion	$1,523	$1,520	$1,056	$1,057

In assessing the fair value of EME’s long-term debt, EME primarily uses quoted market prices, except for floating-rate debt for which the carrying amounts were considered a reasonable estimate of fair value. The fair value of EME’s long-term debt is classified as Level 2.

The carrying amount of short-term debt at December 31, 2012 approximates fair value.

Midwest Generation

The following table sets forth Midwest Generation’s assets and liabilities that were accounted for at fair value by level within the fair value hierarchy:

	September 30, 2013
(in millions)	Level 1	Level 2	Netting(1)	Total
Assets at Fair Value
Money market funds(2)	$103	$—	$—	$103
Derivative contracts
Electricity	—	1	—	1
Total assets	$103	$1	$—	$104
Liabilities at Fair Value
Derivative contracts
Electricity	$—	$2	$—	$2
Total liabilities	$—	$2	$—	$2

	December 31, 2012
(in millions)	Level 1	Level 2	Netting(1)	Total
Assets at Fair Value
Money market funds(2)	$75	$—	$—	$75
Derivative contracts
Electricity	—	2	—	2
Total assets	$75	$2	$—	$77
Liabilities at Fair Value
Derivative contracts
Electricity	$—	$3	$—	$3
Total liabilities	$—	$3	$—	$3

Represents the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level is included in that level.

Money market funds are included in cash and cash equivalents on Midwest Generation’s consolidated balance sheets.

Midwest Generation does not have any Level 3 assets and liabilities. There were no transfers between levels during the nine months ended September 30, 2013 and 2012.

Note 5. Debt and Credit Agreements (EME only)

Debt

Debt with recourse to EME totaled $3.7 billion and is classified as part of liabilities subject to compromise (LSTC) as of September 30, 2013 and December 31, 2012. Nonrecourse debt, as summarized below, is debt whereby lenders rely on specific project assets to repay such obligations. The following table summarizes long-term debt (rates and terms as of September 30, 2013), excluding LSTC:

(in millions)	Current Rate(1)	Effective Interest Rate(2)	Maturity Date	September 30, 2013	December 31, 2012
Walnut Creek Energy Term Loan	2.50% LIBOR+2.25%	5.46%	May 2023	$425	$330
WCEP Holdings, LLC Term Loan	4.32% LIBOR+4.00%	7.63%	May 2023	53	52
Big Sky Wind, LLC Vendor financing loan	3.94% LIBOR+3.50%	3.94%	October 2014	228	222
High Lonesome Mesa, LLC Bonds	6.85% Fixed	6.85%	November 2017	66	69
American Bituminous Power Partners, L.P.(3) Bonds	0.08% Floating	0.08%	October 2017	46	46
Viento Funding II, Inc. Term Loan	3.18% LIBOR+2.75%	5.62%	July 2023	202	191
Tapestry Wind, LLC Term Loan	2.75% LIBOR+2.50%	4.51%	December 2021	204	210
Cedro Hill Wind, LLC Term Loan	3.25% LIBOR+3.00%	6.89%	December 2025	119	125
Laredo Ridge Term Loan	3.00% LIBOR+2.75%	5.90%	March 2026	70	71
Crofton Bluffs Wind, LLC Term Loan(4)	3.12% LIBOR+2.88%	3.60%	December 2027	26	27
Broken Bow Wind, LLC Term Loan(4)	3.12% LIBOR+2.88%	3.64%	December 2027	51	52
Others	Various	Various	Various	33	43
Total debt				$1,523	$1,438
Less: Short-term debt				—	382
Total long-term debt				1,523	1,056
Less: Current maturities of long-term debt				90	307
Long-term debt, net of current portion				$1,433	$749

(1)         London Interbank Offered Rate (LIBOR).

(2)         The effective rate at which interest expense is reflected in the financial statements after the consideration of the current rate of debt and any amounts subject to interest rate swaps. For further discussion, see Note 6—Derivative Instruments and Hedging Activities—Interest Rate Risk Management.

(3)         Principal payments are due annually through October 1, 2017. Interest rates are reset weekly based on current bond yields for similar securities. On October 1, 2013, American Bituminous Power Partners, L.P. (Ambit) made the required annual principal payment to bondholders by drawing on its line of credit. Ambit was unable to fully reimburse the draw down which is a potential event of default. However, Ambit and various counterparties, including the line of credit issuer, executed an agreement effective October 1, 2013 to waive any event of default.

(4)         The interest rate swaps for this obligation will expire in December 2013 and forward starting rate swaps will become effective. For additional information, see Note 6—Derivative Instruments and Hedging Activities.

Chapter 11 Cases

The filing of the Chapter 11 Cases constitutes an event of default under various financing documents. In addition to the instruments discussed below, the Chapter 11 Cases could also potentially give rise to counterparty rights and remedies under other documents.

Senior Notes

The filing of the Chapter 11 Cases constitutes an event of default under EME’s senior notes and, as a result, the principal and interest due under these debt instruments are immediately due and payable. The creditors are stayed from taking any action as a result of the default under Section 362 of the Bankruptcy Code and the obligations related to the senior notes are recorded as part of LSTC. For additional information, see Note 15—Restructuring Activities.

Viento II Financing

In July 2013, EME completed, through its subsidiary, Viento Funding II, Inc., an amendment of its Viento II Financing, a nonrecourse financing of its interests in the Wildorado, San Juan Mesa and Elkhorn Ridge wind projects. The amendment increased the financing amount to $238 million, which included a $202 million 10-year partially amortizing term loan, a $27 million 7-year letter of credit facility, and a $9 million 7-year working capital facility. Interest under the term loan accrues at LIBOR plus 2.75% initially with the rate increasing 0.25% on every fourth anniversary. EME reaffirmed the pledge of its interest in Viento Funding II, Inc. in connection with the amendment but is not a borrower or a guarantor. The amendment cured any possible event of default, and therefore the Viento Funding II debt was classified as a long-term liability on the consolidated balance sheets.

Viento Funding II terminated $78 million amortizing notional amount 3.415% interest rate swap agreements and entered into several tranches of new interest rate swap agreements to hedge the majority of exposure to fluctuations in interest rates. As a result of the termination, EME wrote off $4 million of unamortized deferred financing costs as a loss on early extinguishment of debt in the consolidated statements of operations. For additional information, see Note 6—Derivative Instruments and Hedging-Interest Rate Risk Management.

High Lonesome Financing

The filing of the Chapter 11 Cases constitutes an event of default under the documents governing the issuance of the Series 2010A and 2010B Bonds (the Bonds). In July 2013, the applicable bondholders granted a permanent waiver of default, subject to EME assuming the state production tax credit agreement in the Chapter 11 Cases. Pursuant to assumption and rejection procedures previously approved by the Bankruptcy Court, EME assumed the agreement effective as of July 15, 2013. As of September 30, 2013, there were $41 million and $25 million outstanding under the Series 2010A and Series 2010B Bonds, respectively, and $7 million of outstanding letters of credit.

Credit Facilities and Letters of Credit

At September 30, 2013, letters of credit under EME’s and its subsidiaries’ credit facilities aggregated $169 million and were scheduled to expire as follows: $2 million in 2013, $57 million in 2014, $17 million in 2017, $9 million in 2018, $27 million in 2020, $18 million in 2021, $13 million in 2022 and $26 million in 2023.

Standby letters of credit include $22 million issued in connection with the power purchase agreement with Southern California Edison Company (SCE), an affiliate of EME, under the Walnut Creek credit facility. At September 30, 2013, EME had $22 million of cash collateral supporting its standby letters of credit, including cash collateral under Edison Mission Wind’s $75 million letter of credit facility which was completed in April 2013 and expires on April 30, 2016. Letter of credit facilities for Mountain Wind Power, LLC and Mountain Wind Power II, LLC of $10 million and $16 million, respectively, were both completed in September 2013 and expire in September 2020. In October 2013, the letter of credit facility agreement between EME and DNB Bank was terminated. There was no outstanding balance under this agreement on September 30, 2013. Certain letters of credit are subject to automatic annual renewal provisions.

Big Sky Turbine Financing

In October 2009, EME’s subsidiary, Big Sky Wind, LLC (Big Sky), entered into turbine financing arrangements with the turbine manufacturer Suzlon Wind Energy Corporation (Suzlon) for wind turbine purchase obligations related to the 240 MW Big Sky wind project. The loan associated with the financing arrangements has a five-year final maturity. However, the satisfaction of certain criteria, including project performance and absence of serial defects, may trigger earlier repayment. In September 2012, Suzlon sued Big Sky in New York federal court seeking a declaratory judgment that the early repayment provisions had been satisfied and that Big Sky should be required to repay the loan in full in February 2013. Big Sky answered Suzlon’s complaint, denied the allegations and counterclaimed. The counterclaim alleged that certain serial defects existing in the turbine equipment supplied by Suzlon precluded application of the early repayment provisions. The litigation is pending in New York federal court. The Big Sky loan is secured by a leasehold mortgage on the project’s real property assets, a pledge of all other collateral of the Big Sky wind project, as well as a cash reserve account into which one-third of distributable cash flow, if any, of the Big Sky wind project is to be deposited on a monthly basis. The loan is also secured by pledges of Big Sky’s direct and indirect ownership interests in the project, but is nonrecourse to EME. For further details regarding consolidated assets pledged as security for debt obligations, see Note 3—Variable Interest Entities.

As of September 30, 2013, $228 million was outstanding under the vendor financing loan at an effective interest rate of 3.94%. EME has been in discussions with Suzlon regarding a potential sale of EME’s interest in the Big Sky wind project in exchange for forgiveness of debt and other consideration. These discussions are ongoing and EME has not made any decisions with respect to a potential sale. As a result, Big Sky’s long-lived assets, consisting of property, plant and equipment and deferred revenue, were evaluated for impairment under the Held for Use model of Accounting Standards Codification 360 Property, Plant, and Equipment (ASC 360). The probability weighted future undiscounted cash flows associated with this asset group exceeded its carrying value at September 30, 2013 and consequently no impairment has been recognized. If EME and Suzlon do agree upon a sale transaction under terms similar to those currently under discussion, EME would record a material loss. If EME and Suzlon do not agree upon a sale transaction, Big Sky will need to arrange alternative financing, if available, to repay the loan at maturity or reach agreement with the lender to extend the maturity date of the loan. EME does not intend to make an investment in the project and is under no obligation to do so. If a restructuring of the loan or a sale effort is unsuccessful, Suzlon may foreclose on the project resulting in a write-off of the entire investment in the project. At September 30, 2013, EME’s investment in the Big Sky wind project consisted of assets of $451 million and liabilities of $369 million.

Walnut Creek

Walnut Creek, a 479 MW gas-fired peaker plant, achieved commercial operation during the second quarter 2013, and accordingly, EME completed, through two wholly owned subsidiaries, Walnut Creek Energy and WCEP Holdings, LLC, the conversion of its nonrecourse financings from construction loans to 10-year amortizing term loans. Walnut Creek started earning revenues under its long-term purchase power agreement in June 2013.

Note 6. Derivative Instruments and Hedging Activities (EME, Midwest Generation)

EME and Midwest Generation use derivative instruments to reduce their exposure to market risks that arise from price fluctuations of electricity, capacity, fuel, emission allowances, transmission rights, and interest rates. The derivative financial instruments vary in duration, ranging from a few days to several years, depending upon the instrument. To the extent that EME and Midwest Generation do not use derivative instruments to hedge these market risks, the unhedged portions will be subject to the risks and benefits of spot market price movements.

Risk management positions may be designated as cash flow hedges or economic hedges, which are derivatives that are not designated as cash flow hedges. Economic hedges are accounted for at fair value on EME’s and Midwest Generation’s consolidated balance sheets as derivative assets or liabilities with offsetting changes recorded on the consolidated statements of operations. For derivative instruments that qualify for hedge accounting treatment, the fair value is recognized on EME’s and Midwest Generation’s consolidated balance sheets as derivative assets or liabilities with offsetting changes in fair value, to the extent effective, recognized in AOCI until reclassified into earnings when the related forecasted transaction occurs. The portion of a cash flow hedge that does not offset the change in the fair value of the transaction being hedged, which is commonly referred to as the ineffective portion, is immediately recognized in earnings. The results of derivative activities are recorded in cash flows from operating activities on the consolidated statements of cash flows.

Derivative instruments that are utilized by EME for trading purposes are measured at fair value and included on the consolidated balance sheets as derivative assets or liabilities, with offsetting changes recognized in operating revenues on the consolidated statements of operations.

Where EME’s and Midwest Generation’s derivative instruments are subject to a master netting agreement or contain collateral deposit requirements and the criteria of authoritative guidance are met, EME presents its derivative assets and liabilities on a net basis on its consolidated balance sheets. EME’s and Midwest Generation’s master netting agreements allow for the right of offset for contracts with physical settlement. They do not allow for cross commodity settlement unless all positions are liquidated.

Since EME’s and Midwest Generation’s credit ratings are below investment grade, EME and its subsidiaries have provided collateral in the form of cash and letters of credit for the benefit of derivative counterparties and brokers. The amount of margin and collateral deposits generally varies based on changes in fair value of the related positions. Future changes in power prices could expose EME and Midwest Generation to additional collateral postings.

EME’s and Midwest Generation’s approach to trading and risk management depends, in part, on the ability to use clearing brokers to enter into market transactions. As a result of their financial position, EME and Midwest Generation have limited access to enter into such transactions and have been subject to increased initial collateral and margin requirements. There is no assurance that EME and Midwest Generation will continue to be able to utilize clearing brokers. If EME and Midwest Generation become unable to utilize clearing brokers, they may seek to execute bilateral transactions with third parties which could be unavailable on commercially reasonable terms or at all.

Notional Volumes of Derivative Instruments

The following table summarizes notional volumes of derivatives used for hedging and trading activities:

				September 30, 2013
				Cash Flow Hedges			Economic Hedges				Trading Activities
Commodity	Instrument	Classification	Unit of Measure	Midwest Generation	Other EME Subsidiaries	EME	Midwest Generation	Other EME Subsidiaries	EME		Other EME Subsidiaries
Electricity	Forwards/ Futures	Sales, net	GWh(1)	908	—	908	—	13	13	(2)	—
Electricity	Forwards/ Futures	Purchases, net	GWh	—	—	—	—	—	—		734
Electricity	Congestion	Purchases, net	GWh	—	—	—	—	112	112	(4)	266,795	(4)
Natural gas	Forwards/ Futures	Sales, net	bcf(1)	—	—	—	—	—	—		13.4
Fuel oil	Forwards/Futures	Sales, net	barrels	—	—	—	—	—	—		40,000
Weather	Forwards/ Futures	Purchases, net	CDD(1)	—	—	—	—	—	—		15,000

				December 31, 2012
				Cash Flow Hedges			Economic Hedges				Trading Activities
Commodity	Instrument	Classification	Unit of Measure	Midwest Generation	Other EME Subsidiaries	EME	Midwest Generation	Other EME Subsidiaries	EME		Other EME Subsidiaries
Electricity	Forwards/Futures	Sales, net	GWh	3,615	—	3,615	1	47	48	(2)	—
Electricity	Forwards/Futures	Purchases, net	GWh	—	—	—	—	—	—		492
Electricity	Capacity	Purchases, net	GW-Day(1)	—	—	—	—	—	—		60	(3)
Electricity	Congestion	Purchases, net	GWh	—	—	—	—	263	263	(4)	268,529	(4)
Natural gas	Forwards/Futures	Sales, net	bcf(1)	—	—	—	—	—	—		9.9

(1)        gigawatt-hours (GWh); gigawatts-day (GW-Day); billion cubic feet (bcf); cooling degree day (CDD).

(2)        These positions adjust financial and physical positions, or day-ahead and real-time positions to reduce costs or increase gross margin. The net sales positions of these categories are primarily related to hedge transactions that are not designated as cash flow hedges.

(3)        Hedge transactions for capacity result from bilateral trades. Capacity sold in the PJM Interconnection, LLC Reliability Pricing Model (PJM RPM) auction is not accounted for as a derivative.

(4)        Congestion contracts include financial transmission rights, transmission congestion contracts, or congestion revenue rights. These positions are similar to a swap, where the buyer is entitled to receive a stream of revenues (or charges) based on the hourly day-ahead price differences between two locations.

EME

Interest Rate Risk Management

EME mitigates the risk of interest rate fluctuations for a number of its project financings by arranging for fixed rate financing or variable rate financing with interest rate swaps, interest rate options, or other hedging mechanisms.

Through July 2013, as a result of the Chapter 11 Cases and the short-term forbearance agreements that had been executed with the lenders and the EME subsidiary borrowers, EME could no longer conclude it was probable that the future interest payments associated with the Viento II Financing would occur. Accordingly, the cash flow hedges associated with these interest rate swaps were prospectively discontinued. Unrealized gains of $1 million and $6 million during the three and nine months ended September 30, 2013, respectively, were recorded in interest expense on the consolidated statements of operations from changes in the fair value of interest rate swaps. In conjunction with the amendment of the Viento II Financing in July 2013, EME entered into new interest rate swaps and re-designated the existing interest rate swaps as cash flow hedges. Interest rate swap termination fees of $6 million were recorded as reduction to derivative liabilities on the consolidated balance sheets. For additional information, see Note 5—Debt and Credit Agreements.

The following table summarizes EME’s interest rate swaps:

				Notional Value (in millions)
	Effective Date	Expiration Date	Fixed Swap Rate Paid	September 30, 2013	December 31, 2012
Project Financing
Viento Funding II	June 2009	June 2016	3.18%	$55	$65
Viento Funding II	March 2011	December 2020	3.42%	30	108
Viento Funding II	July 2013	July 2023	3.03%	96	—
Cedro Hill	December 2010	December 2025	4.29%	107	112
Laredo Ridge	March 2011	March 2026	3.46%	63	64
Tapestry	December 2011	December 2021	2.21%	184	189
Broken Bow	December 2012	December 2013	0.83%	46	47
Crofton Bluffs	December 2012	December 2013	0.78%	24	24
Walnut Creek Energy(1)	November 2011	May 2013	0.81%	—	181
Walnut Creek Energy(1)	June 2013	May 2023	3.54%	383	—
WCEP Holdings(1)	July 2011	May 2013	0.79%	—	26
WCEP Holdings(1)	June 2013	May 2023	4.00%	48	—
Forward Starting Swaps
Broken Bow	December 2013	December 2027	2.96%	45	45
Crofton Bluffs	December 2013	December 2027	2.75%	23	23
Tapestry	December 2021	December 2029	3.57%	60	60
Viento Funding II	July 2023	June 2028	4.99%	65	—

(1)         During the second quarter of 2013, the existing interest rate swaps for the Walnut Creek Project expired and, in conjunction with the conversion to term loans, the forward starting swaps became effective.

Summary of Derivative Instruments

The following table summarizes EME’s derivative instruments, including amounts offset by collateral and under master netting agreements:

	September 30, 2013
	Short Term			Long Term
(in millions)	Gross	Netting and Collateral	Subtotal	Gross	Netting and Collateral	Subtotal	Net
Assets
Electricity contracts	$96	$(61)	$35	$36	$(17)	$19	$54
Natural gas contracts	30	(30)	—	4	(4)	—	—
Coal contracts	1	(1)	—	—	—	—	—
Total derivatives subject to a master netting agreement	127	(92)	35	40	(21)	19	54
Total derivatives not subject to a master netting agreement(1)	—	—	—	2	—	2	2
Total assets	$127	$(92)	$35	$42	$(21)	$21	$56
Liabilities
Electricity contracts	$60	$(60)	$—	$17	$(17)	$—	$—
Natural gas contracts	26	(26)	—	5	(5)	—	—
Coal contracts	1	(1)	—	—	—	—	—
Total derivatives subject to a master netting agreement	$87	$(87)	$—	$22	$(22)	$—	$—
Total derivatives not subject to a master netting agreement(1)	—	—	—	69	—	69	69
Total liabilities	$87	$(87)	$—	$91	$(22)	$69	$69

(1)                     EME’s interest rate swaps are not subject to master netting agreements and do not require EME to post collateral.

	December 31, 2012
	Short Term			Long Term
(in millions)	Gross	Netting and Collateral	Subtotal	Gross	Netting and Collateral	Subtotal	Net
Assets
Electricity contracts	$120	$(67)	$53	$52	$(15)	$37	$90
Natural gas contracts	33	(33)	—	1	(1)	—	—
Coal contracts	2	(2)	—	—	—	—	—
Total assets	$155	$(102)	$53	$53	$(16)	$37	$90
Liabilities
Electricity contracts	$71	$(71)	$—	$15	$(15)	$—	$—
Natural gas contracts	36	(36)	—	1	(1)	—	—
Coal contracts	2	(2)	—	—	—	—	—
Total derivatives subject to a master netting agreement	$109	$(109)	$—	$16	$(16)	$—	$—
Total derivatives not subject to a master netting agreement(1)	—	—	—	118	—	118	118
Total liabilities	$109	$(109)	$—	$134	$(16)	$118	$118

(1)                     EME’s interest rate swaps are not subject to master netting agreements and do not require EME to post collateral.

EME’s subsidiaries have posted $85 million and $61 million cash margin in the aggregate with various counterparties at September 30, 2013 and December 31, 2012, respectively, to support hedging and trading activities. The cash margin posted is required by counterparties as an initial collateral deposit and cannot be offset against the fair value of open contracts except in the event of default. EME’s exposure is composed of $42 million and $44 million of net accounts receivable at September 30, 2013 and December 31, 2012, respectively. For positions subject to a master netting agreement, EME is in a net asset position, and in the event of default, cash collateral would be returned to EME. EME did not have any collateral received from counterparties as of September 30, 2013 and December 31, 2012.

Income Statement Impact of Derivative Instruments

The following table provides the cash flow hedge activity as part of EME’s AOCI:

	Nine Months Ended September 30,
	2013		2012
(in millions)	Commodity Contracts	Interest Rate Contracts	Commodity Contracts	Interest Rate Contracts
Beginning of period derivative gains (losses)	$(1)	$(118)	$35	$(90)
Effective portion of changes in fair value	(2)	38	3	(35)
Reclassification to operating revenues	3	—	(31)	—
Reclassification to interest expense	—	4	—	—
End of period derivative gains (losses)(1)	$—	$(76)	$7	$(125)

(1)         Unrealized derivative gains (losses) are before income taxes. Amounts recorded in AOCI include commodity and interest rate contracts. For additional information, see Note 11—Accumulated Other Comprehensive Loss.

EME recorded net gains (losses) of none and $(2) million during the third quarter of 2013 and 2012, respectively, and $(1) million and none during the nine months ended September 30, 2013 and 2012, respectively, in operating revenues on the consolidated statements of operations representing the amount of cash flow hedge ineffectiveness. EME also reclassified $4 million of unrealized losses in AOCI to interest expense on the consolidated statements of operations in the nine months ended September 30, 2013 due to the discontinuation of the Viento II interest rate swaps.

The effect of realized and unrealized gains from derivative instruments used for economic hedging and trading purposes on the consolidated statements of operations is presented below:

		Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	Income Statement Location	2013	2012	2013	2012
Economic hedges	Operating revenues	$(4)	$8	$(6)	$25
	Fuel	—	3	—	2
Trading activities	Operating revenues	24	22	66	72

Midwest Generation

Summary of Derivative Instruments

The following table summarizes Midwest Generation’s commodity short-term derivative instruments for non-trading purposes, including amounts offset by collateral and under master netting agreements:

	September 30, 2013			December 31, 2012
(in millions)	Gross	Netting and Collateral	Net	Gross	Netting and Collateral	Net
Assets
Electricity contracts	$5	$(4)	$1	$12	$(10)	$2
Liabilities
Electricity contracts	$6	$(4)	$2	$13	$(10)	$3

Midwest Generation does not have any long-term derivative assets and liabilities at September 30, 2013 and December 31, 2012.

Income Statement Impact of Derivative Instruments

The following table provides the cash flow hedge activity as part of Midwest Generation’s AOCI:

	Nine Months Ended September 30,
(in millions)	2013	2012
Beginning of period derivative gains (losses)	$(2)	$34
Effective portion of changes in fair value	(2)	5
Reclassification to operating revenues	4	(32)
End of period derivative gains (losses)(1)	$—	$7

Unrealized derivative gains (losses) are before income taxes. Amounts recorded in AOCI include commodity contracts. For additional information, see Note 11—Accumulated Other Comprehensive Loss.

Midwest Generation recorded net gains (losses) of none and $(2) million during the third quarter of 2013 and 2012, respectively, and $(1) million and none during the nine months ended September 30, 2013 and 2012, respectively, in operating revenues on the consolidated statements of operations representing the amount of cash flow hedge ineffectiveness.

The effect of realized and unrealized gains from derivative instruments used for non-trading purposes on the consolidated statements of operations is presented below:

		Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	Income Statement Location	2013	2012	2013	2012
Economic hedges	Operating revenues	$(4)	$8	$(6)	$24
	Fuel	—	3	—	2

Note 7. Income Taxes (EME, Midwest Generation)

EME

Effective Tax Rate

The table below provides a reconciliation of income tax benefit computed at the federal statutory income tax rate to the income tax provision (benefit):

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012
Loss from continuing operations before income taxes	$(444)	$(133)	$(655)	$(423)
Benefit for income taxes at federal statutory rate of 35%	$(155)	$(47)	$(229)	$(148)
Increase (decrease) in income tax from
State tax - net of federal benefit	(19)	14	(34)	(4)
Change in valuation allowance	193	—	298	—
Production tax credits, net	(15)	(12)	(57)	(48)
Taxes on income allocated to noncontrolling interests	(1)	(1)	(7)	(5)
Other	—	(1)	4	1
Total provision (benefit) for income taxes from continuing operations	$3	$(47)	$(25)	$(204)
Effective tax rate	*	35%	4%	48%

*            Not meaningful.

Estimated state income tax benefits allocated from EIX for the three and nine months ended September 30, 2013 and 2012 were $(1) million and none, respectively, and $2 million and $7 million, respectively. The benefit for state taxes was lower in 2012 due to an adjustment in state apportionment factors.

EME’s right to receive payments under the tax-allocation agreements and the timing and amount of those payments are dependent on the inclusion of EME in the consolidated income tax returns of EIX and other factors, including the amount of consolidated taxable income and net operating loss carryforwards of EIX, and other tax items of EME and other subsidiaries of EIX. In November 2012, EIX modified the tax-allocation agreements to provide for termination of EME’s participation on December 31, 2013. Termination does not relieve any party of any obligations with respect to any tax year beginning prior to the year of termination. During the third quarter of 2013, EIX filed its federal consolidated tax return for the year 2012. In connection with EIX’s finalization of the tax return, EME recorded a non-cash contribution from EIX of$32 million related to tax benefits which EME had previously believed would be used in EIX consolidated tax return on a statutory basis but would not be paid under the tax-allocation agreements. In addition, during the first nine months of 2013, EME received a net tax-allocation payment from EIX of approximately $7 million of which $6 million was treated as an equity contribution as it was a partial payment for tax benefits previously recorded as non-cash distributions. In total, EME recorded contributions from EIX related to the tax-allocation agreements of $38 million during 2013.

Without objectively verifiable evidence supporting the taxable income forecast of the EIX consolidated tax group during 2013, EME is not currently able to determine whether it is more likely than not that future tax-sharing payments will occur. EME’s deferred tax asset valuation allowance increased to $742 million at September 30, 2013 from $444 million at December 31, 2012 partially due to $167 million related to an asset impairment charge on the Will County Station recorded during the third quarter of 2013. For additional information, see Note 13—Impairment of Long-Lived Assets.

Tax Dispute

The Internal Revenue Service examination phase of tax years 2003 through 2006, which included a proposed adjustment related to EME, was completed in the fourth quarter of 2010. The proposed adjustment increases the taxable gain on the 2004 sale of EME’s international assets, which if sustained, would result in a federal tax payment of approximately $205 million, including approximately $57 million of interest and $42 million in penalties through September 30, 2013. EME disagrees with the proposed adjustment and filed a protest with the Internal Revenue Service in the first quarter of 2011. The appeals process to date has not resulted in a change in the proposed adjustment by the Internal Revenue Service. EME continues to seek resolution through the appeals process and has requested technical advice from the Internal Revenue Service National Office.

Midwest Generation

Effective Tax Rate

The table below provides a reconciliation of income tax benefit computed at the federal statutory income tax rate to the income tax benefit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012
Loss before income taxes	$(472)	$(19)	$(619)	$(102)
Benefit for income taxes at federal statutory rate of 35%	$(166)	$(7)	$(217)	$(36)
Increase (decrease) in income tax from
State tax, net of federal benefit	(20)	(1)	(28)	(5)
Change in valuation allowance	183	—	243	—
Other	2	1	2	2
Total benefit for income taxes	$(1)	$(7)	$—	$(39)
Effective tax rate	*	37%	*	38%

*     Not meaningful.

As a result of the recently recognized losses and the indications of expected future losses, Midwest Generation increased its deferred tax valuation allowance to $776 million at September 30, 2013 from $533 million at December 31, 2012. At December 31, 2012, $106 million of tax benefits that would have been collected by Midwest Generation in a hypothetical tax return prepared on a separate return basis but was not collectible under Midwest Generation’s tax-allocation agreement were accounted for as non-cash distributions to Midwest Generation’s parent. Midwest Generation’s tax-allocation agreement only permits the use of net operating losses to offset future taxable income and does not include the right to receive payments.

Note 8. Compensation and Benefit Plans (EME and Midwest Generation, except as noted)

Pension Plans and Postretirement Benefits Other than Pensions

Pension Plans

During the nine months ended September 30, 2013, EME and Midwest Generation made contributions of $8 million and $4 million, respectively, and during the remainder of 2013, expect to make additional contributions of $3 million and $3 million, respectively.

The following were components of pension expense:

	Three Months Ended September 30,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Service cost	$3	$1	$4	$3	$1	$4
Interest cost	2	1	3	2	1	3
Expected return on plan assets	(3)	(1)	(4)	(2)	(1)	(3)
Net amortization	1	—	1	1	1	2
Total expense	$3	$1	$4	$4	$2	$6

(1)                                 Excludes Homer City.

	Nine Months Ended September 30,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Service cost	$9	$2	$11	$10	$2	$12
Interest cost	6	3	9	6	3	9
Expected return on plan assets	(8)	(2)	(10)	(7)	(2)	(9)
Net amortization	2	2	4	2	3	5
Total expense	$9	$5	$14	$11	$6	$17

(1)                                 Excludes Homer City.

Postretirement Benefits Other Than Pensions

The following were components of postretirement benefits expense:

	Three Months Ended September 30,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Service cost	$0.4	$0.2	$0.6	$0.3	$0.4	$0.7
Interest cost	0.6	0.4	1.0	0.7	0.4	1.1
Net amortization	0.4	(0.2)	0.2	0.5	(0.2)	0.3
Total expense	$1.4	$0.4	$1.8	$1.5	$0.6	$2.1

(1)                                 Excludes Homer City.

	Nine Months Ended September 30,
	2013			2012
(in millions)	Midwest Generation	Other EME Subsidiaries(1)	EME	Midwest Generation	Other EME Subsidiaries(1)	EME
Service cost	$1.0	$0.8	$1.8	$1.1	$0.8	$1.9
Interest cost	1.8	1.2	3.0	2.1	1.2	3.3
Net amortization	1.2	(0.4)	0.8	1.3	(0.3)	1.0
Total expense	$4.0	$1.6	$5.6	$4.5	$1.7	$6.2

(1)                                 Excludes Homer City.

Effective May 1, 2013, Homer City terminated further access and company subsidy of postretirement medical, dental, vision and life insurance coverage. For further discussion, see Note 14—Discontinued Operations.

Transfer of Certain Postretirement Benefits to EIX (EME only)

During 2012, EME transferred the executive deferred compensation and executive postretirement benefit liabilities related to active employees to EIX. EME agreed to fund changes to the projected benefit obligation of the executive postretirement benefits and the employer portion of the executive deferred compensation plan through EME’s emergence from bankruptcy. During the nine months ended September 30, 2013, EME funded $3 million in connection with this agreement.

Note 9. Commitments and Contingencies (EME and Midwest Generation, except as noted)

Lease Commitments

Powerton and Joliet Sale Leaseback

Covenants in the Powerton and Joliet Sale Leaseback documents include restrictions on the ability of EME and Midwest Generation to, among other things, incur debt, create liens on their property, merge or consolidate, sell assets, make investments, engage in transactions with affiliates, make distributions, make capital expenditures, enter into agreements restricting their ability to make distributions, engage in other lines of business, enter into swap agreements, or engage in transactions for any speculative purpose.

The filing of the Chapter 11 Cases constitutes an event of default under the Powerton and Joliet Sale Leaseback and under instruments governing the Senior Lease Obligation Bonds issued to finance these leases. Prior to the filing of the Chapter 11 Cases, EME and Midwest Generation had entered into a forbearance agreement with the owner-lessors, the owner-lessors’ equity owners, and the Certificate Holders. Under the terms of the forbearance agreement, Midwest Generation did not make the scheduled lease payment of $76 million on January 2, 2013, but on February 15, 2013, did pay the ratable portion of the rent due under the leases attributable to the period between December 17, 2012 and January 2, 2013 of $7 million. This forbearance agreement has expired. In June 2013, EME and Midwest Generation agreed, among other things, to make monthly rental payments of $3.75 million beginning in July 2013, in lieu of the scheduled $76 million lease payment due on July 2, 2013. In addition, the Bankruptcy Court approved the extension of the statutory deadline by which the Debtor Entities must assume or reject the Powerton and Joliet leases until December 31, 2013. Upon completion of the NRG Sale, Midwest Generation would assume the Powerton and Joliet leases.  EME would retain all liabilities with respect to the payment of the cure amount as set forth in the Asset Purchase Agreement (the Powerton and Joliet Cure Amount).  The cure amount would have been approximately $150 million at September 30, 2013. For additional information, see Note 15—Restructuring Activities—NRG Sale.

Each lease sets forth a termination value payable upon certain circumstances, which generally declines over time. A default under the terms of the Powerton and Joliet leases could result in foreclosure and a loss by Midwest Generation of its lease interest in the plant. In addition, under certain circumstances, a default would trigger obligations under EME’s guarantee of such leases. These events could have an adverse effect on EME’s and Midwest Generation’s results of operations and financial position.

Operating Lease Commitments

At September 30, 2013, Midwest Generation had future minimum operating lease payments totaling approximately $4 million, which consists of $1 million for the remainder of 2013, $1 million for 2014, $1 million for 2015, and $1 million for 2016. Future minimum operating lease commitments decreased from December 31, 2012 primarily due to amended contracts and the rejection of executory contracts in connection with the Chapter 11 Cases.

Other Commitments

Fuel Supply Contracts

At September 30, 2013, Midwest Generation had commitments to purchase coal from third-party suppliers at fixed prices, subject to adjustment clauses. These commitments under existing agreements are estimated to aggregate $336 million, which consists of: $186 million for the remainder of 2013 and $150 million for 2014. Midwest Generation has the right to reject these fuel supply contracts in connection with the Chapter 11 Cases.

Capital Commitments

At September 30, 2013, Midwest Generation had firm commitments to spend approximately $8 million during the remainder of 2013 and $1 million for 2014 for capital expenditures.

Other Contractual Obligations

At September 30, 2013, Midwest Generation had contractual commitments for the purchase of materials used in the operation of environmental controls equipment. These commitments are estimated to aggregate $19 million, which consists of $4 million for the remainder of 2013 and $15 million for 2014.

At September 30, 2013, EME’s other subsidiaries had contractual commitments primarily related to turbine operations and maintenance agreements. These commitments are estimated to aggregate $88 million, which consists of $5 million for the remainder of 2013, $31 million for 2014, $27 million for 2015, $17 million for 2016, $7 million for 2017, and $1 million thereafter.

Guarantees and Indemnities

EME and certain of its subsidiaries have various financial and performance guarantees and indemnity agreements which are issued in the normal course of business. The contracts discussed below include performance guarantees.

Environmental Indemnities Related to the Midwest Generation Plants

In connection with the acquisition of the Midwest Generation plants, EME and Midwest Generation agreed to indemnify Commonwealth Edison Company (Commonwealth Edison) with respect to specified environmental liabilities before and after December 15, 1999, the date of sale. The indemnification obligations are reduced by any insurance proceeds and tax benefits related to such indemnified claims and are subject to a requirement that Commonwealth Edison takes all reasonable steps to mitigate losses related to any such indemnification claim. Also, in connection with the Powerton and Joliet Sale Leaseback, EME agreed to indemnify the owner-lessors for specified environmental liabilities. These indemnities are not limited in term or amount. Due to the nature of the obligations under these indemnities, a maximum potential liability cannot be determined. Commonwealth Edison has advised EME that Commonwealth Edison believes it is entitled to indemnification for all liabilities, costs, and expenses that it may be required to bear as a result of the litigation discussed below under “—Contingencies—Midwest Generation New Source Review and Other Litigation,” and one of the Powerton-Joliet owner-lessors has made a similar request for indemnification. Except as discussed below, EME and Midwest Generation have not recorded a liability related to these environmental indemnities.

Midwest Generation entered into a supplemental agreement with Commonwealth Edison and Exelon Generation Company LLC on February 20, 2003 to resolve a dispute regarding interpretation of Midwest Generation’s reimbursement obligation for asbestos claims under the environmental indemnities set forth in the Asset Sale Agreement. Under this supplemental agreement, Midwest Generation agreed to reimburse Commonwealth Edison and Exelon Generation for 50% of specific asbestos claims pending as of February 2003 and related expenses less recovery of insurance costs and agreed to a sharing arrangement for liabilities and expenses associated with future asbestos-related claims as specified in the agreement. The obligations under this agreement are not subject to a maximum liability. The supplemental agreement had an initial five-year term with an automatic renewal provision for subsequent one-year terms (subject to the right of either party to terminate); pursuant to the automatic renewal provision, the supplemental agreement has been extended until February 2014. There were approximately 276 cases for which Midwest Generation was potentially liable that had not been settled and dismissed at September 30, 2013. Midwest Generation had $53 million recorded in LSTC at September 30, 2013 related to this contractual indemnity. For discussion of LSTC, see Note 15—Restructuring Activities.

Indemnities Related to the Homer City Plant (EME only)

In connection with the 1999 acquisition of the Homer City plant from New York State Electric & Gas Corporation (NYSEG) and Pennsylvania Electric Company (Penelec) (the sellers), Homer City agreed to indemnify the sellers with respect to specified environmental liabilities before and after the date of sale. EME guaranteed this indemnity obligation of Homer City. In connection with Homer City’s divestiture of assets to an affiliate of General Electric Capital Corporation (GECC) on December 14, 2012, EME re-affirmed its guaranty to NYSEG and Penelec. Also in connection with the recent asset transfer to the GECC affiliate, all operative documents with respect to Homer City’s sale leaseback (including all EME indemnities in favor of the former owner-lessors) were terminated. In connection with the transfer, the GECC affiliate did not assume (and Homer City retained) liabilities for monetary fines and penalties for violations of environmental laws or environmental permits prior to the closing date. EME has not recorded a liability related to this indemnity. For discussion of the New Source Review lawsuit filed against Homer City, see “—Contingencies—Homer City New Source Review and Other Litigation.”

Indemnities Provided under Asset Sale and Sale Leaseback Agreements

The asset sale agreements for the sale of EME’s international assets contain indemnities from EME to the purchasers, including indemnification for taxes imposed with respect to operations of the assets prior to the sale and for pre-closing environmental liabilities. Not all indemnities under the asset sale agreements have specific expiration dates. At September 30, 2013, EME had $20 million recorded in LSTC related to these matters. For discussion of LSTC, see Note 15—Restructuring Activities.

In connection with the Powerton and Joliet Sale Leaseback and, previously, a sale leaseback transaction related to the Collins Station in Illinois, EME, Midwest Generation, and another wholly owned subsidiary of EME entered into tax indemnity agreements. Under certain of these tax indemnity agreements, Midwest Generation, as the lessee in the Powerton and Joliet Sale Leaseback, agreed to indemnify the respective owner-lessors for specified adverse tax consequences that could result from certain situations set forth in each tax indemnity agreement, including specified defaults under the respective leases. Although the Collins Station lease terminated in April 2004, Midwest Generation’s indemnities in favor of its former lease equity investors are still in effect. EME provided similar indemnities in the Powerton and Joliet Sale Leaseback. The potential indemnity obligations under these tax indemnity agreements could be significant. Due to the nature of these potential obligations, EME and Midwest Generation cannot determine a range of estimated obligations which would be triggered by a valid claim from the owner-lessors. EME and Midwest Generation have not recorded a liability for these matters.

Other Indemnities

EME and Midwest Generation provide other indemnifications through contracts entered into in the normal course of business. These include, among other things, indemnities for specified environmental liabilities and for income taxes with respect to assets sold. EME’s and Midwest Generation’s obligations under these agreements may or may not be limited in terms of time and/or amount, and in some instances, EME and Midwest Generation may have recourse against third parties. EME and Midwest Generation cannot determine a range of estimates and have not recorded a liability related to these indemnities.

Contingencies

In addition to the matters disclosed in these notes, EME and Midwest Generation are involved in other legal, tax, and regulatory proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. EME and Midwest Generation believe the outcome of these other proceedings, individually and in the aggregate, will not materially affect their results of operations or liquidity.

Midwest Generation New Source Review and Other Litigation

In August 2009, the United States Environmental Protection Agency (US EPA) and the State of Illinois filed a complaint in the United States District Court for the Northern District of Illinois alleging that Midwest Generation or Commonwealth Edison performed repair or replacement projects at six Illinois coal-fired electric generating stations in violation of the Prevention of Significant Deterioration (PSD) requirements and of the New Source Performance Standards of the Clean Air Act (CAA), including alleged requirements to obtain a construction permit and to install controls sufficient to meet best available control technology (BACT) emission rates. The US EPA also alleged that Midwest Generation and Commonwealth Edison violated certain operating permit requirements under Title V of the CAA. Finally, the US EPA alleged violations of certain opacity and particulate matter standards at the Midwest Generation plants. In addition to seeking penalties ranging from $25,000 to $37,500 per violation per day, the complaint called for an injunction ordering Midwest Generation to install controls sufficient to meet BACT emission rates at all units subject to the complaint and other remedies. The remedies sought by the plaintiffs in the lawsuit could go well beyond the requirements of the Combined Pollutant Standard (CPS). Several Chicago-based environmental action groups intervened in the case.

Nine of the ten PSD claims raised in the complaint have been dismissed, along with claims related to alleged violations of Title V of the CAA, to the extent based on the dismissed PSD claims, and all claims asserted against Commonwealth Edison and EME. The dismissals were affirmed by the Seventh Circuit Court of Appeals in July 2013. The court denied a motion to dismiss a claim by the Chicago-based environmental action groups for civil penalties in the remaining PSD claim but noted that the plaintiffs will be required to convince the court that the statute of limitations should be equitably tolled. The court did not address other counts in the complaint that allege violations of opacity and particulate matter limitations under the Illinois State Implementation Plan and Title V of the CAA. In February 2012, certain of the environmental action groups that had intervened in the case entered into an agreement with Midwest Generation to dismiss without prejudice all of their opacity claims as to all defendants. The agreed upon motion to dismiss was approved by the court on March 26, 2012.

In January 2012, two complaints were filed against Midwest Generation in Illinois state court by residents living near the Crawford and Fisk Stations on behalf of themselves and all others similarly situated, each asserting claims of nuisance, negligence, trespass, and strict liability. The plaintiffs seek to have their suits certified as a class action and request injunctive relief, as well as compensatory and punitive damages. The complaints are similar to two complaints previously filed in the United States District Court for the Northern District of Illinois, which were dismissed in October 2011 for lack of federal jurisdiction. Midwest Generation’s motions to dismiss the cases were denied in August 2012, following which the plaintiffs filed amended complaints alleging substantially similar claims and requesting similar relief. Midwest Generation has filed motions to dismiss the amended complaints, and these complaints are stayed as a result of the Chapter 11 Cases.

In October 2012, Midwest Generation and the Illinois Environmental Protection Agency entered into Compliance Commitment Agreements outlining specified environmental remediation measures and groundwater monitoring activities to be undertaken at its Powerton, Joliet, Crawford, Will County, and Waukegan generating stations. Midwest Generation has submitted certification to the Illinois Environmental Protection Agency that all compliance measures have been successfully completed. Also in October 2012, several environmental groups filed a complaint before the Illinois Pollution Control Board against Midwest Generation, alleging violations of the Illinois groundwater standards through the operation of coal ash disposal ponds at its Powerton, Joliet, Waukegan, and Will County generating stations. The complaint requests the imposition of civil penalties, injunctive relief, and remediation. The matter is currently stayed as a result of the Chapter 11 Cases, although that stay was lifted in part in April 2013 so that the proceedings could continue for the sole purpose of adjudicating Midwest Generation’s motion to dismiss the complaint. On October 3, 2013, the Pollution Control Board denied Midwest Generation’s motion to dismiss the complaint.

In December 2012, the Sierra Club filed a complaint before the Illinois Pollution Control Board against Midwest Generation, alleging violations of sulfur dioxide (SO2) emissions standards at its Powerton, Joliet, Waukegan, and Will County generating stations. The complaint is based on alleged violations of the US EPA National Ambient Air Quality Standards (NAAQS) regulations for 1-hour SO2, which have not yet been incorporated into any specific state implementation plan in Illinois. The complaint requests the imposition of civil penalties, injunctive relief, and the imposition of further reductions on SO2 emissions to offset past emissions. The complaint is currently stayed as a result of the Chapter 11 Cases. On October 16, 2013, the Bankruptcy Court heard argument on the Sierra Club’s motion to lift the automatic stay. The court took the matter under advisement.

Adverse decisions in these cases could involve penalties, remedial actions, and damages that could have a material impact on the financial condition and results of operations of Midwest Generation and EME. EME cannot predict the outcome of these matters or estimate the impact on the Midwest Generation plants, or EME’s and Midwest Generation’s results of operations, financial position, or cash flows. EME and Midwest Generation have not recorded a liability for these matters.

Homer City New Source Review and Other Litigation (EME only)

In January 2011, the US EPA filed a complaint in the United States District Court for the Western District of Pennsylvania against Homer City, the sale leaseback owner participants of the Homer City plant, and two prior owners of the Homer City plant. The complaint alleged violations of the PSD and Title V provisions of the CAA as a result of projects in the 1990s performed by prior owners without PSD permits and the subsequent failure to incorporate emissions limitations that meet BACT into the station’s Title V operating permit. In addition to seeking penalties ranging from $32,500 to $37,500 per violation per day, the complaint called for an injunction ordering Homer City to install controls sufficient to meet BACT emission rates at all units subject to the complaint and for other remedies. The PADEP, the State of New York, and the State of New Jersey intervened in the lawsuit. In October 2011, all of the claims in the US EPA’s lawsuit were dismissed with prejudice. The dismissal was affirmed by the United States Court of Appeals for the Third Circuit in August 2013.

Adverse decisions in this case could involve penalties, remedial actions, and damages. EME cannot predict the outcome of these matters or estimate the impact on its results of operations, financial position, or cash flows. EME has not recorded a liability for these matters.

Environmental Remediation

Legislative and regulatory activities by federal, state, and local authorities in the United States relating to energy and the environment impose numerous restrictions and requirements with respect to the operation of EME’s existing facilities, including the Midwest Generation plants, and affect the timing, cost, location, design, construction, and operation of new facilities by EME’s subsidiaries, as well as the cost of mitigating the environmental impacts of past operations.

With respect to potential liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) or similar laws for the investigation and remediation of contaminated property, EME and Midwest Generation accrue a liability to the extent the costs are probable and can be reasonably estimated. Midwest Generation had accrued a probable amount of approximately $8 million at September 30, 2013 for estimated environmental investigation and remediation costs for two stations at the Midwest Generation plants. This estimate is based upon the number of sites, the scope of work, and the estimated costs for investigation and/or remediation where such expenditures could be reasonably estimated. EME and Midwest Generation also have identified sites for which a reasonable estimate cannot be made. Future estimated costs may vary based on changes in regulations or requirements of federal, state or local governmental agencies, changes in technology, and actual costs of disposal. In addition, future remediation costs will be affected by the nature and extent of contamination discovered at the sites that require remediation. Given the prior history of the operations at its facilities, EME and Midwest Generation cannot be certain that the existence or extent of all contamination at its sites has been fully identified.

Chevron Adversary Proceeding (EME only)

In December 2012, Chevron Kern River Company and Chevron Sycamore Cogeneration Company filed a complaint against Southern Sierra Energy Company and Western Sierra Energy in the Chapter 11 Cases. The plaintiffs and defendants are partners in the Kern River and Sycamore projects. The complaint alleged that the filing of the Chapter 11 Cases constituted a default under the partnership agreements related to those projects, entitling the defendants to expel the plaintiffs from the partnerships and pay for their interests at a price based on the net book value of the partnerships, and sought a declaratory judgment, injunctive relief, and relief from the automatic stay in support of those alleged remedies. In January 2013, the Bankruptcy Court denied the plaintiffs’ request for relief from the automatic stay and a preliminary injunction. The plaintiffs filed a notice of appeal, and the defendants moved to stay proceedings until the plaintiffs’ appeal was decided. In September 2013, the U.S. District Court issued an order denying the plaintiffs’ request for leave to appeal the denial of the preliminary injunction, and permitting their appeal from denial of the motion for relief from the automatic stay.

Note 10. Environmental Developments (EME, Midwest Generation)

Midwest Generation Environmental Compliance Plans and Costs

On April 4, 2013, Midwest Generation was granted a variance, subject to various conditions, by the Illinois Pollution Control Board from the CPS system-wide annual SO2 emission rate in 2015 and 2016 and an extension of the Waukegan Unit 8 unit specific retrofit requirements from December 31, 2014 until May 31, 2015. Among the conditions of the variance, the Illinois Pollution Control Board accelerated the unit specific retrofit requirements of Powerton Unit 6 to December 31, 2014 and required the retrofitting of Waukegan Unit 7 by December 31, 2014. Midwest Generation has accepted the variance. As a result of the variance, it is more likely that Midwest Generation will install environmental controls at Waukegan Unit 7, which had been impaired from an accounting perspective during the fourth quarter of 2011. If Midwest Generation ultimately decides to install environmental controls at Waukegan Unit 7, less of Midwest Generation’s available liquidity will be available to install environmental controls at other units. The likelihood of installation of environmental controls at each station is a key judgment used in developing probability weighted undiscounted cash flows for the purposes of impairment testing under ASC 360. For information on the impairment charge relating to the Will County Station, see Note 13—Impairment of Long-Lived Assets. Decreases in the expected likelihood of installing environmental controls or other decreases in expected future cash flows at Midwest Generation’s remaining plants could result in additional impairment charges.

The following table summarizes Midwest Generation’s carrying value for the Midwest Generation plants:

(in millions)	September 30, 2013
Joliet Station(1)	$674
Powerton Station	802
Fleet assets	66
Property, Plant and Equipment, net	$1,542

(1)         The Joliet Station is composed of Units 6, 7, and 8.

Greenhouse Gas Regulation

In September 2013, the US EPA issued proposed regulations governing greenhouse gas (GHG) emissions from new electric generating stations. The US EPA intends to issue proposed GHG emission standards for reconstructed and existing electric generating stations in June 2014 and to promulgate such standards in June 2015. States would be required to submit their implementation plans responding to such guidelines to the US EPA one year after the regulations are promulgated.

Greenhouse Gas Litigation

In April 2013, the United States Court of Appeals for the Fifth Circuit dismissed, as to EME and three wholly owned EME subsidiaries, the plaintiffs’ appeal of the Mississippi federal district court’s dismissal of a lawsuit filed in March 2012 against a large number of defendants (including EME and the three subsidiaries). The plaintiffs had alleged that defendants’ activities resulted in emissions of substantial quantities of GHG that have contributed to climate change and sea level rise, which in turn were alleged to have increased the destructive force of Hurricane Katrina.

In May 2013, the United States Supreme Court declined to review the dismissal by the United States Court of Appeals for the Ninth Circuit of a case brought against EME’s parent company, EIX, and other defendants, by the Alaskan Native Village of Kivalina.

Cross-State Air Pollution Rule

The U.S. Supreme Court has agreed to review the United States Court of Appeals for the District of Columbia Circuit’s August 2012 decision, which vacated the US EPA’s Cross-State Air Pollution Rule and directed the US EPA to continue administering the Clean Air Interstate Rule pending the promulgation of a valid replacement.

Water Quality

Regulations under the Clean Water Act that would affect cooling water intake structures at generating facilities, previously expected to be finalized by June 2013, are now expected in November 2013.

In June 2013, the US EPA proposed changes to the Steam Electric Guideline Regulation which sets discharge limits for various operations which discharge to waters of the United States. EME is reviewing the proposed rule and intends to provide comments. The rule is scheduled for issuance by May 2014.

Note 11. Accumulated Other Comprehensive Loss (EME, Midwest Generation)

EME

EME’s AOCI, net of tax and including discontinued operations, consisted of:

(in millions)	Unrealized Gains and Losses on Cash Flow Hedges	Unrecognized Loss and Prior Service Adjustments, Net(1)	Valuation Allowance on Deferred Tax Asset	AOCI
Balance at December 31, 2012	$(76)	$(56)	$(6)	$(138)
OCI before reclassifications	23	(2)	—	21
Amount reclassified from AOCI	5	3	—	8
Balance at September 30, 2013(2)	$(48)	$(55)	$(6)	$(109)

(1)         For further detail, see Note 8—Compensation and Benefit Plans.

(2)         EME and Midwest Generation both expect to reclassify unrealized losses on cash flow hedges into earnings in the next 12 months. For further explanation, see “—Unrealized Losses on Cash Flow Hedges.”

The after-tax amounts recorded in AOCI at September 30, 2013 and December 31, 2012 for commodity contracts were losses of none and $1 million, respectively, and for interest rate contracts were losses of $48 million and $75 million, respectively. EME’s significant items reclassified out of AOCI and the effect on the statement of operations consisted of:

(in millions)	Three Months Ended September 30,	Nine Months Ended September 30,	Affected Line Item in the Statement of Operations
Unrealized gains and losses on cash flow hedges
Electricity commodity hedges	$(5)	$(4)	Operating revenues
Interest rate contracts	(6)	(4)	Interest expense
Tax benefit	4	3	Benefit for income taxes
Total, net	$(7)	$(5)	Net loss
Amortization of retirement benefit items
Unamortized prior service cost on terminated plan	$—	$(2)	Plant operations and administrative and general(1)
Actuarial losses	(2)	(3)	Plant operations and administrative and general(1)
Tax benefit	1	2	Benefit for income taxes
Total, net	$(1)	$(3)	Net loss

(1)         For the three and nine months ended September 30, 2013, $1 million and $3 million were reclassified from AOCI to plant operations, respectively, and $1 million and $2 million from AOCI to administrative and general expenses, respectively.

Midwest Generation

Midwest Generation’s AOCI, net of tax, consisted of:

(in millions)	Unrealized Gains and Losses on Cash Flow Hedges	Unrecognized Loss and Prior Service Adjustments, Net(1)	Valuation Allowance on Deferred Tax Asset	AOCI
Balance at December 31, 2012	$(1)	$(37)	$(12)	$(50)
OCI before reclassifications	(1)	—	—	(1)
Amount reclassified from AOCI	2	2	—	4
Balance at September 30, 2013	$—	$(35)	$(12)	$(47)

(1)         For further detail, see Note 8—Compensation and Benefit Plans.

Midwest Generation’s significant items reclassified out of AOCI and the effect on the statement of operations consisted of:

(in millions)	Three Months Ended September 30,	Nine Months Ended September 30,	Affected Line Item in the Statement of Operations
Unrealized gains and losses on cash flow hedges
Electricity commodity hedges	$(5)	$(4)	Operating revenues
Tax benefit	2	2	Benefit for income taxes
Total, net	$(3)	$(2)	Net loss
Amortization of retirement benefit items
Prior services costs	$—	$(1)	Plant operations
Actuarial losses	(1)	(2)	Plant operations
Tax benefit	—	1	Benefit for income taxes
Total, net	$(1)	$(2)	Net loss

Unrealized Losses on Cash Flow Hedges (EME, Midwest Generation)

At September 30, 2013, unrealized losses on cash flow hedges, net of tax, consisted of futures and forward electricity contracts that qualify for hedge accounting. These losses arise because current forecasts of future electricity prices are higher than the contract prices. Unrealized losses on cash flow hedges that are expected to be reclassified into earnings during the next 12 months are immaterial as volumes have declined and the maximum period over which commodity cash flow hedges are designated is December 31, 2013. Management expects that reclassification of net unrealized losses will decrease energy revenues recognized at market prices.

Note 12. Supplemental Cash Flows Information (EME, Midwest Generation)

EME

Supplemental cash flows information for EME, including discontinued operations, consisted of the following:

	Nine Months Ended September 30,
(in millions)	2013	2012
Cash paid (received)
Interest (net of amount capitalized)(1)	$38	$156
Income taxes	(12)	168
Cash payments under plant operating leases	18	199
Non-cash contribution from EIX(2)	32	—
Non-cash activities from vendor financing	$7	$8

(1)         Interest paid by EME for September 30, 2013 and 2012 was $45 million and $178 million, respectively. Interest capitalized by EME for September 30, 2013 and 2012 was $7 million and $22 million, respectively.

(2)         During 2013, the non-cash contribution from EIX relates to the tax-allocation agreements. For further information, see Note 7—Income Taxes—EME—Effective Tax Rate.

EME’s accrued capital expenditures at September 30, 2013 and 2012 were $3 million and $17 million, respectively. Accrued capital expenditures will be included as an investing activity in the consolidated statements of cash flows in the period paid.

Midwest Generation

Supplemental cash flows information for Midwest Generation consisted of the following:

	Nine Months Ended September 30,
(in millions)	2013	2012
Cash paid
Interest	$13	$36

Midwest Generation’s accrued capital expenditures at both September 30, 2013 and 2012 were $3 million and $2 million, respectively. Accrued capital expenditures will be included as an investing activity on the consolidated statements of cash flows in the period paid.

Note 13. Impairment of Long-Lived Assets (EME, Midwest Generation)

In connection with the preparation of its financial statements in the third quarter of 2013, Midwest Generation concluded, based on continued low realized energy and capacity prices, high fuel costs and low generation and further analysis of its capital allocation strategy, that indicators of potential impairment existed for its Will County Station and an impairment evaluation was performed.

The long-lived asset group that was subject to the impairment evaluation was determined to include the property, plant and equipment of the station. Management updated the probability weighted future undiscounted cash flows expected to be received at the Will County Station and concluded that such amounts did not recover its carrying amount. Forecasted commodity prices and plant dispatch levels are the most significant input into the cash flow estimates. However, as part of these alternative cash flow scenarios, management considered a shortened estimated useful life of the station if environmental improvements were not made.

To measure the amount of the impairment loss, management used the market approach which considers sales of similar facilities and numerous recent decisions by other power generators to shut down similar coal plants rather than install additional equipment corroborated by the income approach which considers discounted cash flows. This resulted in an impairment charge related to the Will County Station of $464 million. The estimated fair value of zero for the Will County Station was determined using both observable inputs and unobservable inputs, which are Level 3 inputs as defined by accounting guidance for fair value measurements. These inputs included a range of zero to $169 per kilowatt hour of recent transactions for scrubbed coal plants in similar markets.

Note 14. Discontinued Operations (EME only)

In September 2012, Homer City, a wholly owned indirect subsidiary of EME, and Homer City Generation, L.P., an affiliate of GECC, entered into the Homer City Master Transaction Agreement (MTA) for the divestiture by Homer City of substantially all of its remaining assets and certain specified liabilities. Accordingly, in the third quarter of 2012, Homer City met the definition of a discontinued operation and was classified separately on EME’s consolidated financial statements. In December 2012, the transaction closed and Homer City Generation, L.P. assumed control of Homer City. On May 2, 2013, the Homer City Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. For further discussion, see Note 15—Restructuring Activities and Note 16—Condensed Combined Debtors’ Financial Information.

Effective May 1, 2013, Homer City withdrew from the benefit plan that provided postretirement medical, dental, vision, and life insurance coverage to certain Homer City retirees, effectively terminating access and company subsidy for these programs. Employees who were eligible for the plan continued to receive coverage for these benefits up to June 30, 2013. As a result of the withdrawal from the plan, EME recorded a pre-tax gain of approximately $30 million in income (loss) from operations of discontinued subsidiaries on the consolidated statements of operations.

Summarized results of discontinued operations are:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2013	2012	2013	2012
Total operating revenues	$—	$121	$—	$303
Total operating expenses	—	(138)	29	(385)
Asset impairments and other charges	—	(113)	—	(134)
Other income (expense)	(1)	5	—	7
Income (loss) before income taxes	(1)	(125)	29	(209)
Provision (benefit) for income taxes	—	(49)	13	(80)
Income (loss) from operations of discontinued subsidiaries	$(1)	$(76)	$16	$(129)

The assets and liabilities associated with the discontinued operations are segregated on the consolidated balance sheets are:

(in millions)	September 30, 2013	December 31, 2012
Cash and cash equivalents	$—	$2
Other current assets	—	7
Carrying value adjustment	—	(9)
Assets of discontinued operations	$—	$—

Note 15. Restructuring Activities (EME, Midwest Generation)

LSTC

EME’s LSTC are summarized below:

(in millions)	September 30, 2013	December 31, 2012
Senior notes, net	$3,700	$3,700
Accounts payable and accrued liabilities	52	32
Interest payable	154	154
Other	73	73
Total liabilities subject to compromise	$3,979	$3,959

In connection with the filing of the Chapter 11 Cases, EME classified both its $3.7 billion unsecured senior notes and $154 million of accrued interest related to the unsecured senior notes as LSTC and ceased accruing interest expense. The accrued interest reclassified to LSTC primarily relates to $97 million and $38 million of interest payments that were due on November 15 and December 17, 2012, respectively, that EME did not make. Unpaid contractual interest for the three and nine months ended September 30, 2013 was $70 million and $211 million, respectively.

Midwest Generation’s LSTC are summarized below:

(in millions)	September 30, 2013	December 31, 2012
Lease financing	$434	$434
Accounts payable and accrued liabilities	42	29
Interest payable	13	13
Other	53	53
Total liabilities subject to compromise	$542	$529

In connection with the filing of the Chapter 11 Cases, Midwest Generation classified $13 million of accrued interest due on the Powerton and Joliet Sale Leaseback as LSTC but did not cease accruing interest expense. Upon closing of the NRG Sale, approximately $32 million of LSTC will be transferred from Midwest Generation to EME. For further discussion, see Note 9—Commitments and Contingencies—Lease Commitments.

Claims

The Bankruptcy Court established June 17, 2013 and October 29, 2013 as the bar date for filing proofs of claim against the Initial Debtors and Homer City Debtors estates, respectively.

As of the date of this filing, EME and Midwest Generation have received 1,996 and 333  proofs of claim, respectively. New and amended claims may be filed in the future, including claims amended to assign value to claims originally filed with no value. EME and Midwest Generation are in the process of reconciling such claims to the amounts listed in LSTC. LSTC have been recorded based on the expected probable claim, which is subject to judgment and could change as new information develops during the reconciliation process. Differences in liability amounts estimated and claims filed by creditors have been and will continue to be investigated and resolved, including the filing of objections with the Bankruptcy Court as appropriate. Through this process, EME and Midwest Generation may identify that additional liabilities need to be recorded as LSTC and the Bankruptcy Court may determine that liabilities currently estimated as part of LSTC are without merit. The claims resolution process may take considerable time to complete. The resolution of such claims could result in material adjustments to EME or Midwest Generation’s financial statements. Determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.

Reorganization Items

Reorganization items represent the direct and incremental costs of bankruptcy, such as professional fees, LSTC claim adjustments, and losses related to terminated contracts that are probable and can be estimated. Professional fees primarily relate to legal and other consultants working directly on the bankruptcy filing.

EME’s and Midwest Generation’s significant items in reorganization charges consisted of:

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
(in millions)	Midwest Generation	Other EME Subsidiaries	EME	Midwest Generation	Other EME Subsidiaries	EME
Provision for allowable claims	$—	$—	$—	$19	$—	$19
Professional fees	5	19	24	20	60	80
Reorganization items, net	$5	$19	$24	$39	$60	$99

EME incurred professional fees included in reorganization items, net of $7 million and $9 million for the three and nine months ended September 30, 2012, respectively.

Cost Reduction Activities

EME eliminated approximately 150 positions in its regional and corporate offices and generating stations in April 2013, including 120 positions at Midwest Generation. EME recorded charges of approximately $7 million, and Midwest Generation recorded its share of these charges, a total of $5 million, in administrative and general expense on their respective consolidated statements of operations in the second quarter of 2013.

NRG Sale

On October 18, 2013, EME, Midwest Generation, and certain other Debtor Entities entered into a Plan Sponsor Agreement (the PSA) with NRG Energy, Inc. (NRG), NRG Holdings Inc., the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases, the counterparties to the Powerton and Joliet Sale Leaseback and certain of EME’s noteholders that are signatories to the PSA, that provides for the parties to support and pursue confirmation by the Bankruptcy Court of a chapter 11 plan (the Plan), that will implement a reorganization of the Debtor Entities through a sale of substantially all of the assets of EME to NRG pursuant to an Asset Purchase Agreement (the Acquisition Agreement). The PSA contains representations, warranties and covenants of the parties to support and pursue confirmation of the Plan.

The Acquisition Agreement between EME, NRG and NRG Energy Holdings Inc. (the Purchaser), a wholly owned subsidiary of NRG,  provides for the sale of substantially all of EME’s assets, including the outstanding equity interests in certain of EME’s direct subsidiaries (and thereby such subsidiaries’ assets and liabilities), EME’s cash and cash equivalents and EME’s interest in substantially all of the other assets used in the operation of EME’s and its subsidiaries’ businesses (the Acquired Assets) to the Purchaser upon Bankruptcy Court confirmation and consummation of the Plan. Upon closing, the Purchaser will assume substantially all of the liabilities related to the Acquired Assets, including, among other things, (i) all liabilities of EME under the Powerton and Joliet leases, other than the Powerton and Joliet Cure Amount; (ii) all trade and vendor accounts payable and accrued liabilities arising from the operation of the Debtor Entities’ businesses prior to the date of the closing of the transaction; and (iii) all cure amounts and other liabilities of the Debtor Entities other than the Homer City Debtors and certain agreed-upon excluded liabilities.

In particular, with respect to the Powerton and Joliet leases, at the closing of the transaction, NRG would (i) replace the existing EME guarantees with NRG guarantees; (ii) replace EME as a party to the tax indemnity agreements relating to the Powerton and Joliet leases; and (iii) covenant to make a capital investment in the Powerton and Joliet Stations, provided that NRG will not be obligated to make capital investments in excess of $350 million.

In consideration of the foregoing, at the closing of the transaction, EME would retain all liabilities with respect to the payment of the Powerton and Joliet Cure Amount and would be responsible for bearing the costs of such cure payment for all amounts due under the lease before January 2, 2014. In addition, the intercompany note issued by EME for the benefit of Midwest Generation, would be canceled, Midwest Generation would assume the Powerton and Joliet leases and the other operative documents related thereto, as modified by mutual agreement of the parties, and all monetary defaults under each lease would be cured at closing.

The Acquired Assets do not include, among other things, (i) the Homer City Debtors, (ii) potential litigation claims of EME against its parent, EIX or (iii) various tax attributes of EME, including tax losses, tax loss carryforwards, tax credits and tax refunds. Pursuant to the Acquisition Agreement, the total purchase price to be paid by the Purchaser for the Acquired Assets is $2.635 billion, subject to certain adjustments provided in the Acquisition Agreement, as well as the assumption of certain indebtedness of EME’s subsidiaries and other liabilities. The Acquisition Agreement provides for $350 million of the total purchase price to be paid in the form of 12,671,977 newly issued shares of NRG’s common stock to be registered with the Securities and Exchange Commission on a Form S-1 Registration Statement (the Registration Statement) and the remainder to be paid in cash.

The Plan generally provides for each of EME’s unsecured creditors to receive a pro rata portion of the NRG stock and cash consideration to be paid by the Purchaser to EME under the Acquisition Agreement (less certain distributions to be paid to other creditors of EME).

The Acquisition Agreement contains various closing conditions including, among other things, (i) the confirmation of a Plan of Reorganization and the entry of a Confirmation Order by the Bankruptcy Court; (ii) receipt of applicable government approvals, including FERC approval and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iii) the declaration of effectiveness of the Registration Statement for, and the approval for listing on the New York Stock Exchange of, the common stock to be issued as a portion of the purchase price.  The Acquisition Agreement contains certain representations and warranties made by EME, NRG and the Purchaser. There are also various pre-closing and post-closing covenants binding on the parties.

Under the Acquisition Agreement, EME is permitted to solicit other competing acquisition proposals through December 6, 2013 and EME has agreed not to solicit or encourage competing acquisition proposals after this date.

The Acquisition Agreement provides specific termination rights to each party, which include a right to terminate if certain milestone dates are not met, for material breaches of the Acquisition Agreement not cured within a specified period or if EME enters into or seeks approval of a superior proposal. EME may terminate the deal to enter into a superior proposal at any time prior to entry of a Confirmation Order.  Under specified circumstances, NRG will be entitled to receive a cash fee of $65 million, and expense reimbursement of all reasonable and documented out-of-pocket expenses, if the Acquisition Agreement is terminated.

Note 16. Condensed Combined Debtors’ Financial Information (EME only)

The financial statements below represent the condensed combined financial statements of the Debtor Entities. Subsidiaries of EME that are not Debtor Entities are accounted for as non-consolidated subsidiaries in these financial statements. Therefore, their net income is included as “Equity in income of non-Debtor Entities, net of tax” in the Debtor Entities’ Statement of Operations and their net assets are included as “Investment in non-debtor entities” in the Debtor Entities’ Statement of Financial Position.

Intercompany transactions among the Debtor Entities have been eliminated in the condensed combined financial statements of the Debtor Entities contained here.

Debtor Entities’ Condensed Combined Statement of Operations

(in millions)	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Operating revenues	$234	$620
Operating expenses	(719)	(1,256)
Other income	26	45
Reorganization items, net	(24)	(99)
Provision for income taxes	(4)	(110)
Income from Operations of Discontinued Subsidiaries, net of tax	—	19
Net loss attributable to Debtor Entities	$(487)	$(781)
Equity in income of non-Debtor Entities, net of tax	32	146
Net loss	$(455)	$(635)

Debtor Entities’ Condensed Combined Statement of Comprehensive Loss

(in millions)	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2013
Net loss	$(455)	$(635)
Other comprehensive loss, net of tax	—	29
Comprehensive Loss	$(455)	$(606)

Debtor Entities’ Condensed Combined Statement of Financial Position

(in millions)	September 30, 2013	December 31, 2012
Total current assets	$836	$638
Investments in unconsolidated affiliates	171	152
Property, Plant and Equipment, less accumulated depreciation of $894 and $845 at respective dates	911	1,428
Investment in non-Debtor Entities	2,057	2,019
Total other assets	886	974
Total assets	$4,861	$5,211

(in millions)	September 30, 2013	December 31, 2012
Total current liabilities	$240	$94
Liabilities subject to compromise	3,979	3,959
Deferred taxes	123	131
Other long-term liabilities	259	295
Total liabilities	$4,601	$4,479
Total equity	260	732
Total liabilities and equity	$4,861	$5,211

Debtor Entities’ Condensed Combined Statement of Cash Flows

(in millions)	Nine Months Ended September 30, 2013
Operating cash flows from continuing operations	$20
Operating cash flows from discontinued operations, net	(2)
Net cash provided by operating activities	18
Net cash provided by financing activities	218
Net cash provided by investing activities	14
Net increase in cash and cash equivalents from continuing operations	252
Cash and cash equivalents at beginning of period from continuing operations	425
Cash and cash equivalents at end of period from continuing operations	677
Net decrease in cash and cash equivalents from discontinued operations	(2)
Cash and cash equivalents at beginning of period from discontinued operations	2
Cash and cash equivalents at end of period from discontinued operations	—
Cash paid for reorganization items, net	$54

EXHIBIT E

LIQUIDATION ANALYSIS

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a claim or an equity interest in the class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value that is not less than the amount that the holder would receive or retain if the debtors liquidated under chapter 7.

Set forth below is a summary liquidation analysis (the “Liquidation Analysis”) for the Debtors assuming a hypothetical liquidation under chapter 7 of the Bankruptcy Code.  Under chapter 7, the Debtors’ assets would be liquidated under the direction of a Bankruptcy Court-appointed trustee.

The hypothetical chapter 7 liquidation used for the Liquidation Analysis assumes that a chapter 7 trustee would consummate a forced, whole-company, going-concern sale of the Debtors’ businesses under a structure similar to that of the NRG Transaction.  This is by its very nature a speculative assumption and likely represents the best-case scenario of any chapter 7 liquidation, and even in such a best-case scenario, as compared to the NRG Transaction, sale proceeds would be less and costs and delay would be greater, thereby reducing recoveries to Holders of Claims and Interests relative to their recoveries under the Plan.  Accordingly, under the Plan, the Debtors believe that all Holders of Claims and Interests will receive or retain property of value greater than the amounts that such Holders would receive or retain if the Debtors liquidated under chapter 7, and the Plan satisfies the “best interests” test of section 1129(a)(7) of the Bankruptcy Code.

I.                                        Assumptions Underlying the Liquidation Analysis

For purposes of the Liquidation Analysis, the Debtors considered many factors and made certain assumptions.  Those assumptions that the Debtors consider significant are described below.

A.                              General Assumptions

The Debtors considered the following assumptions that would apply in any hypothetical chapter 7 liquidation of the Debtors’ Estates, including a hypothetical, best-case chapter 7 liquidation.

1.                                      Conversion and Consolidation for Administrative Purposes

Each of the Chapter 11 Cases is converted to chapter 7 in 2014 and consolidated for administrative purposes during the chapter 7 cases.  The total administrative costs of the Debtors’ chapter 7 cases, including professional (including attorneys, investment bankers, financial advisors, accountants, consultants, appraisers, experts) and trustee fees, commissions, wages and benefits, severance, retention payments, and overhead operating and maintenance costs, likely would be substantially higher if one or more Debtors were liquidated in a separately administered chapter 7 case.

2.                                      Appointment of Chapter 7 Trustee

One chapter 7 trustee (the “Trustee”) is appointed to liquidate and wind down the Estates.  The selection of a separate chapter 7 trustee for one or more of the Estates likely would result in substantially higher administrative expenses associated with the chapter 7 cases from a large duplication of effort by each trustee and his or her professionals.  In addition, the selection of separate chapter 7 trustees likely would give rise to complicated, expensive, and time-consuming disputes regarding certain inter-Estate issues.

3.                                      Chapter 7 Trustee Professionals

The Trustee would retain professionals (attorneys, investment bankers, financial advisors, accountants, consultants, appraisers, experts, etc.) to assist in the liquidation and wind down of the Estates.  Although the Trustee may retain certain of the Debtors’ professionals for discrete projects, the Liquidation Analysis assumes that the Trustee’s primary investment banking, legal, accounting, consulting, and forensic support would be provided by new professionals, because most (if not all) of the Debtors’ current professionals likely would hold Claims in the chapter 7 cases and therefore could be incapable of satisfying applicable disinterestedness requirements for continued retention by the Trustee or the Estates.

4.                                      Timing and Delay

Given the complexity of the Chapter 11 Cases and the underlying businesses, assets, and Claims, the Trustee and any newly-retained professionals likely would require time to become familiar with the Debtors, their businesses, the applicable assets, the Claims asserted in the Chapter 11 Cases, and related matters before they begin liquidating assets or reconciling Claims.  In addition, marketing and selling the Debtors’ assets to a new purchaser or multiple purchasers would take significantly longer than closing the NRG Transaction on the timing contemplated under the Plan.  During the chapter 7 cases, the Debtors would incur substantial administrative costs above those necessary to confirm and consummate the Plan.

5.                                      Chapter 7 Trustee Fees

Trustee fees necessary to facilitate the sale of the Debtors’ businesses likely would be approximately one percent (1%) of available liquidation proceeds.  These fees would be used for developing marketing materials and facilitating the solicitation process for the parties, in addition to general administrative expenses, such as Trustee’s compensation.  Pursuant to section 326(a) of the Bankruptcy Code, the Trustee could be entitled to fees of up to three percent (3%) of any distributions (including distributions to creditors and other parties in interest, such as professionals) exceeding $1 million.

B.                              Hypothetical, Best-Case Scenario Chapter 7 Liquidation Assumptions

As noted above, in a hypothetical, chapter 7 liquidation, the Liquidation Analysis assumes that the Debtors’ chapter 11 cases are converted to chapter 7 cases likely because the NRG Transaction would have failed to close.  Thus, the Liquidation Analysis assumes that the Trustee, after being appointed, would conduct due diligence and incur significant “ramp up” costs, fees, and expenses, and then implement a “forced sale” of each of the Debtors’ businesses as a going concern, within the first three to six months of the Trustee’s appointment.  The Debtors considered the following assumptions that would apply in a hypothetical liquidation.

1.                                      Whole-Company, Going-Concern Sale

The Liquidation Analysis assumes that the Trustee will maximize the Debtors’ value through a whole-company sale substantially identical in structure to the NRG Transaction—including a purchaser’s acquisition of the equity interests in, and 100 percent recovery for claims against, the Debtor Subsidiaries—during a short, three- to six-month window.  If the Trustee disposed of each of the Debtors’ businesses or assets individually, proceeds could be less than in a whole-company sale, and the delay and costs of marketing, negotiating, and consummating the individual sales would reduce the value available for creditor recoveries.  In addition, liquidating each of the Debtors’ businesses in multiple sales of separate business units or divisions could require the Trustee to set aside sale proceeds and engage in extensive forensic activities and other third party and inter-debtor claims liquidation and reconciliation to make distributions on a debtor-by-debtor basis, potentially giving rise to complicated inter-Estate issues and litigation.

Thus, the Liquidation Analysis assumes that the Trustee will attempt to maximize recoveries for creditors by continuing to operate the Debtors’ businesses as a going concern during the chapter 7 cases to the extent practical.  If the Trustee discontinued operations at one or more of the Debtors and pursued sales of those Debtors’ individual assets, proceeds would be less than the consideration possible under a going concern sale.

2.                                      Assumption and Cure of PoJo Leases and Documents

The Liquidation Analysis assumes that any sale of the Debtors’ businesses would contemplate an assumption and cure of the PoJo Leases and Documents, to be followed by continued operations at MWG or a wind-down of the operations post sale.

Notwithstanding that the Liquidation Analysis assumes the assumption and cure of the PoJo Leases and Documents, it is reasonable to believe or otherwise assume that a chapter 7 liquidation would result in rejection of the PoJo Leases and Documents.  Absent a purchaser’s assumption of the PoJo Leases and Documents or access to debtor-in-possession financing (which would not be available in a chapter 7 liquidation), MWG would lack liquidity to continue to satisfy rent obligations under the PoJo Leases for the remaining terms of the PoJo Leases.  If the PoJo Leases and Documents were rejected, such rejection would give rise to rejection damages claims that would significantly increase Claims against MWG, create complicated inter-Estate issues (including material disputes and litigation regarding the $1.367 billion of Intercompany Notes issued by EME to MWG), and potentially require separate administration of the chapter 7 cases.

3.                                      Satisfaction of MWG’s Environmental Capital Expenditure Requirements

The Liquidation Analysis assumes that the purchaser in a best-case chapter 7 liquidation sale would satisfy MWG’s environmental capital expenditure requirements necessary to continue MWG’s operations.  Without funds sufficient to satisfy MWG’s environmental compliance obligations, the Trustee may not be able to operate MWG long enough to conduct an orderly liquidation and maximize its value, and thus may be forced to liquidate MWG’s assets immediately.  In such a scenario, the amount of liquidation proceeds realized would be materially less than those assumed in the Liquidation Analysis.

4.                                      Purchase Price

The Liquidation Analysis assumes that, even in a best-case scenario, the actual transaction value the Debtors obtained after a thorough, arm’s length, forced-sale marketing process over the course of three to six months would need to be discounted by approximately 25 percent to 35 percent of the NRG Transaction to reflect the forced-sale and expedited nature of a chapter 7 liquidation, resulting in significant discounts to the gross proceeds available for distribution to the Debtors’ creditors.  This reduction is consistent with discounts applied in other hypothetical chapter 7 liquidation analyses regarding large chapter 11 debtors, given a shorter due diligence period and therefore potentially higher assumed risks, potentially negative perceptions involved in liquidation sales, and the “bargain hunting” mentality of liquidation sales.(1)

5.                                      Cash From Operations

The Liquidation Analysis assumes that the Trustee will continue to fund the Debtors’ operations during the liquidation process using cash generated from business operations.  If cash flows are not sufficient to fund ongoing operations at one or more Debtors, the Trustee may not have sufficient funds to operate long enough to conduct an orderly liquidation and maximize value, and thus may be forced to liquidate assets immediately.  In such a scenario, the amount of liquidation proceeds realized would be materially lower than those assumed in the Liquidation Analysis.  This assumption is particularly significant for MWG.  MWG’s operations produced an adjusted operating loss of $253 million in 2012 and, as discussed above, given its obligations under the PoJo Leases and Documents and capital expenditure requirements, MWG’s cash flows would not be sufficient to fund its operations, together with capital expenditures and lease obligations, during an extended liquidation process.

The Liquidation Analysis assumes that conversion to chapter 7 would not impair the Debtors’ ability to generate cash from operations.  The Debtors believe that the conversion to a chapter 7 liquidation and the resulting pendency of sales of the operating subsidiaries would adversely impact management and employee morale and compensation costs, customer willingness to retain existing service contracts in force or to enter into new contracts and vendor willingness to provide goods and services and extend trade credit.  In such a scenario, the Debtors’ operating results would be materially lower than those assumed in the Liquidation Analysis.

(1)         See, e.g., Third Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, In re NRG Energy, Inc., No. 03-13024 (PCB) (Bankr. S.D.N.Y. October 10, 2003) at Ex. B (“The Low recovery scenario assumes that the sales of assets occur in an accelerated process and that there would be time restrictions placed on the liquidation process thereby preventing the Debtors from realizing the same value that would be received in an orderly sale process.  A top level discount of 35% is assumed for the Low recovery scenario. . . . [N]et proceeds realized would range between 65% and 75% of the estimated enterprise value”); Disclosure Statement to Accompany Prepackaged Joint Chapter 11 Plan of Reorganization for Subsidiary Debtors, Aliante Debtors, and Green Valley Ranch Gaming, LLC (Dated March 22, 2011), In re Station Casinos, Inc., No. 09-52477 (GWZ) (Bankr. D. Nev. Mar. 22, 2011) at Ex. B (applying 25- to 35-percent discount and citing liquidation analyses in other cases).

6.                                      Retention of Necessary Personnel

The Liquidation Analysis assumes that directors, officers, and employees necessary to continue the Debtors’ operations and consummate a whole-company, going concern transaction would remain employed with the Debtors.  If such directors, officers and employees were to terminate their employment with the Debtors, there can be no assurance that the Trustee would have the necessary information, resources, or support to operate the Debtors’ businesses or to close a whole-company, going concern transaction in chapter 7.

II.                                   Consummation of the Plan Will Provide a Greater Return to Holders of Claims than Would Any Liquidation Under Chapter 7 of the Bankruptcy Code.

As reflected in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 of the Bankruptcy Code of the Debtors’ businesses would result in substantial diminution in the value to be realized by Holders of Claims as compared to distributions contemplated under the Plan.  Even under a best-case scenario with a purchaser willing to consummate a whole-company, going concern transaction of the Debtors on substantially the same terms of the NRG Transaction, the reduced purchase price, costs, and delay of a chapter 7 liquidation would diminish the proceeds to the Estates.  Consequently, the Debtors and their management believe that Consummation of the Plan will provide a substantially greater return to Holders of Claims than would any liquidation under chapter 7 of the Bankruptcy Code.

III.                              Notes to Liquidation Analysis

The Debtors prepared the Liquidation Analysis with the assistance of Perella Weinberg Partners and J.P. Morgan Securities LLC, the Debtors’ investment bankers and financial advisors.  THE LIQUIDATION ANALYSIS HAS BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DOES NOT REPRESENT ASSUMPTIONS OR COMPARISONS THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE.  NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR FOR ANY PURPOSE.  The assumptions used in developing the Liquidation Analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a chapter 7 trustee.  Accordingly, there can be no assurances that the values assumed in the Liquidation Analysis would be realized if the Debtors were actually liquidated.  In addition, any liquidation would take place in the future, at which time circumstances may exist which cannot presently be predicted.

The Debtors recognize that there are potential alternatives that could occur in a hypothetical chapter 7 liquidation not presented in the Liquidation Analysis, including alternatives that would give rise to reduced and delayed creditor recoveries, inter-Estate issues, and significant litigation costs.  THE DEBTORS RESERVE THE RIGHT TO SUPPLEMENT OR MODIFY THE LIQUIDATION ANALYSIS, INCLUDING BY CHANGING THE ASSUMPTIONS AND ANALYSIS SET FORTH HEREIN.

EME Hypothetical Liquidation Analysis

	Hypothetical	Hypothetical
	Low	High
	Value	Value

Gross Proceeds from Chapter 7 Liquidation	$1,600	$2,100
Less: Fees and Expenses (from below)	(32)	(42)
Net Estimated Liquidation Proceeds	$1,568	$2,058

EME Calculation of Fees and Expenses

Chapter 7 Trustee Fees and Expenses	$16	$21
Chapter 7 Professional Fees and Expenses	16	21
Total Liquidation Costs	$32	$42

Net Estimated Liquidation Proceeds	$1,568	$2,058

EME Distribution Analysis

Class	Claim/Interest	Anticipated Recovery Under the Plan	Anticipated Recovery Under Hypothetical High-Value Liquidation	Anticipated Recovery Under Hypothetical Low-Value Liquidation
A1	Other Priority Claims against EME	100%	100%	100%
A2	Secured Claims against EME	100%	100%	100%
A3	General Unsecured Claims against EME (Assumed Liabilities)	100%	100%	100%
A4	General Unsecured Claims against EME (Not Assumed Liabilities)(2)	57.9% – 100%	46.8%	27.5%
A5	Joint-Liability General Unsecured Claims against EME(2)	57.9% – 100%	46.8%	27.5%
A6	Intercompany Claims against EME	0%	0%	0%
A7	Subordinated Claims against EME	0%	0%	0%
A8	EME Interests	0%	0%	0%
B1	Other Priority Claims against Debtor Subsidiaries	100%	100%	100%

(2)         The Liquidation Analysis disregards any potential material recovery on account of the EIX Investigation Claims.

Class	Claim/Interest	Anticipated Recovery Under the Plan	Anticipated Recovery Under Hypothetical High-Value Liquidation		Anticipated Recovery Under Hypothetical Low-Value Liquidation
B2	Secured Claims against Debtor Subsidiaries	100%	100%		100%
B3	General Unsecured Claims against Debtor Subsidiaries	100%	100%	(3)	100%	(3)
B4	Intercompany Claims against Debtor Subsidiaries	0%	0%		0%
B5	Subordinated Claims against Debtor Subsidiaries	0%	0%		0%
B6	Intercompany Interests in Debtor Subsidiaries	100%	100%		100%
C1	Other Priority Claims against Homer City Debtors	100%	100%		100%
C2	Secured Claims against Homer City Debtors	100%	100%		100%
C3	General Unsecured Claims against Homer City Debtors	0% – 1%	0% – 1%	(4)	0% – 1%	(4)
C4	Intercompany Claims against Homer City Debtors	0% – 1%	0% – 1%	(4)	0% – 1%	(4)
C5	Subordinated Claims against Homer City Debtors	0%	0%		0%
C6	Intercompany Interests in Homer City Debtors	0%	0%		0%

(3)         The Liquidation Analysis assumes that a hypothetical liquidation would treat Assumed Liabilities in the same manner as Assumed Liabilities are treated under the Plan.  To the extent the Assumed Liabilities are not assumed or treated in the same manner as set forth in the Plan, recoveries to Holders of General Unsecured Claims against Debtor Subsidiaries likely would be materially reduced.

(4)         The Liquidation Analysis assumes an additional $500,000 of incremental Professional fees allocated to the Homer City Debtors, including the Debtors’ estimate of litigation costs.  Accordingly, assets or the proceeds thereof available for distributions to creditors, and recoveries to Holders of General Unsecured Claims and Intercompany Claims against Homer City Debtors would be reduced.

EXHIBIT F

Creditors’ Committee Letter of Support

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

OF EDISON MISSION ENERGY, ET AL.

December 18, 2013

To All Unsecured Creditors of Edison Mission Energy, et al., Case No. 11-49219 (JPC):

The Official Committee of Unsecured Creditors (the “Creditors’ Committee”)(1) of Edison Mission Energy (“EME”) and certain of its affiliated debtors and debtors-in-possession (collectively, the “Debtors”), as the court-appointed fiduciary representing the interests of unsecured creditors in the Debtors’ chapter 11 cases, urges all of the Debtors’ unsecured creditors to vote in favor of the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization [Docket No. 1720] (as amended from time to time, the “Plan”) because the Creditors’ Committee believes that the restructuring and the distributions to unsecured creditors contemplated by the Plan represents the best possible outcome for unsecured creditors under the circumstances.  The Plan provides for, among other things, a sale (the “NRG Transaction”) of substantially all of EME’s assets to NRG Energy, Inc. (“NRG”), a Fortune 500 company and the largest competitive power generation company in the United States.

On December 17, 2012, the Debtors filed for bankruptcy protection.  On January 7, 2013, the Office of the United States Trustee for the Northern District of Illinois appointed the Creditors’ Committee to represent the interests of unsecured creditors in the Debtors’ chapter 11 cases.  The Creditors’ Committee, with Bankruptcy Court approval, employed Akin Gump Strauss Hauer & Feld LLP as its lead legal counsel, Perkins Coie LLP as co-counsel, Blackstone Advisory Partners, L.P. as its investment banker and financial advisor, and FTI Consulting, Inc. as its financial advisor.  Since the Creditors’ Committee’s appointment, it has participated actively in the Debtors’ chapter 11 cases.  Among other things, the Creditors’ Committee has consulted with the Debtors and other constituencies regarding the administration of the Debtors’ chapter 11 cases and was intimately involved in the negotiations with the Debtors, NRG and other parties-in-interest with respect to the NRG Transaction.  The Creditors’ Committee is a party to a Bankruptcy Court approved Plan Sponsor Agreement, dated as of October 18, 2013, by which the Creditors’ Committee has agreed to support the Plan and the terms of the NRG Transaction subject to the terms set forth in the Plan Sponsor Agreement.

The Creditors’ Committee encourages you to read the Plan and Disclosure Statement.  Among other things, the Disclosure Statement describes in detail (1) events leading to the Debtors’ filing for bankruptcy; (2) events that occurred during the course of these chapter 11 cases, including the Debtors’ reorganization efforts; (3) the terms of the Plan, including the anticipated distributions that will be made to unsecured creditors; and (4) instructions for voting on the Plan.

The Creditors’ Committee believes that the proposed Plan maximizes value for unsecured creditors and represents the best available restructuring alternative for the Debtors.  Accordingly, the Creditors’ Committee urges each unsecured creditor to complete and return a ballot voting in favor of the Plan.

THE CREDITORS’ COMMITTEE’S RECOMMENDATION THAT YOU VOTE FOR THE PLAN SHOULD NOT SERVE AS A SUBSTITUTE FOR YOUR OWN CAREFUL READING AND CONSIDERATION OF THE DISCLOSURE STATEMENT, PLAN AND RELATED DOCUMENTS DISSEMINATED BY THE DEBTORS AND CONSULTATION WITH YOUR OWN COUNSEL OR OTHER PROFESSIONAL ADVISORS.

If you have any questions regarding the foregoing, please contact Ira Dizengoff at (212) 872-1096 (idizengoff@akingump.com), James Savin at (202) 887-4417 (jsavin@akingump.com) or Arik Preis at (212) 872-7418 (apreis@akingump.com).

Very truly yours,

OFFICIAL COMMITTEE
OF UNSECURED CREDITORS
OF EDISON MISSION ENERGY, et al.

(1)           The Creditors’ Committee is composed of the following entities:  (a) Wells Fargo Bank, N.A., as Trustee; (b) Exelon Corp., as successor in interest to Commonwealth Edison Company; (c) Clennon Electric; (d) The Bank of New York Mellon, as Trustee; (e) International Brotherhood of Boilermakers Local One; (f) Nesbitt Asset Recovery, LLC; (g) Peabody Coalsales, LLC; (h) Geo. J. Beemsterboer, Inc.; and (i) Rowell Chemical Corp.

F-1